UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Apollo Commercial Real Estate Finance, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION. DATED MARCH 9, 2026

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2026

To the Stockholders of Apollo Commercial Real Estate Finance, Inc.:

A special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (“ARI,” the “Company,” “we,” “our” or “us”), will be held at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, Midtown Conference Center, 535 Madison Avenue, 10th Floor, New York, New York 10022, on [●], 2026, at [●]:00 a.m., Eastern Time, to consider and vote on the following matters:

1.

a proposal to approve the sale of our commercial real estate loan portfolio to Athene Holding Ltd. (“Athene”) pursuant to the terms and subject to the conditions set forth in an asset purchase and sale agreement (as amended, modified or supplemented from time to time, the “Purchase Agreement”), dated January 27, 2026, by and between ARI and Athene, and the other transactions contemplated by the Purchase Agreement (collectively, the “Asset Sale”), as more fully described in the accompanying proxy statement (the “Asset Sale Proposal”);

2.

a proposal to approve, subject to approval of the Asset Sale Proposal, the issuance of shares of our common stock, par value $0.01 per share (“Common Stock”), in lieu of cash, to ARI’s manager, ACREFI Management, LLC (our “Manager”), pursuant to the terms and subject to the conditions set forth in an amended and restated management agreement by and among ARI, ACREFI Operating, LLC, a subsidiary of ARI (“Operating LLC”), and our Manager (as amended, modified or supplemented from time to time, the “A&R Management Agreement”) to be entered into in connection with the closing of the Asset Sale (the “Common Stock Issuance Proposal”); and

3.

a proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, from time to time, to a later date or dates, even if a quorum is present, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Asset Sale Proposal (the “Adjournment Proposal”).

We do not expect to transact any other business at the Special Meeting. The close of business on [●], 2026 has been fixed by our board of directors as the record date (the “Record Date”) for the determination of the stockholders entitled to notice of, and to vote at, the Special Meeting.

Approval of the Asset Sale Proposal requires the affirmative vote of the stockholders entitled to cast a majority of all the votes entitled to be cast on such proposal. Approval of the Common Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast on such proposal. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on such proposal.

YOUR VOTE IS IMPORTANT

We hope that all of our stockholders who can do so will attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting, please authorize a proxy to vote your shares of Common Stock (“Shares”) as promptly as possible. If you are a registered holder of Shares, you may vote your Shares in person at the Special Meeting or by proxy. In order to authorize a proxy, please complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or, if the option is available to you, call the toll-free telephone number listed on your proxy card or use the internet as described in the instructions on the enclosed proxy card. Authorizing a proxy to vote your Shares will ensure that your vote is counted at the Special Meeting if you do not attend in person. If you hold your Shares in “street name” through your bank, broker or other nominee, only your bank, broker or other nominee is entitled to vote your Shares, and the vote cannot be cast unless you provide instructions to your bank, broker or other nominee on how to vote. In this regard, you should consult the voting instruction card provided by your bank, broker or other nominee. Alternatively, you may obtain a legal proxy from your bank, broker or other nominee and vote your Shares in person at the Special Meeting, a process that may take several days. You should follow the directions provided by your bank, broker or other nominee regarding how to instruct your bank, broker or other nominee to vote your Shares. You may revoke your proxy at any time before it is exercised at the Special Meeting.

Your proxy is being solicited by our board of directors. Our board of directors, acting upon the unanimous recommendation of the special committee of our board of directors (the “Special Committee”), has determined that the Asset Sale is advisable and in the best interests of ARI and approved the Asset Sale and the Purchase Agreement. Our board of directors, acting upon the unanimous recommendation of the Special Committee, recommends that the holders of Common Stock vote “FOR” the Asset Sale Proposal, “FOR” the Common Stock Issuance Proposal, and “FOR” the Adjournment Proposal.

The obligations of ARI and Athene to complete the Asset Sale are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement contains detailed information about ARI, the Special Meeting, the Purchase Agreement, the Asset Sale Proposal, the Common Stock Issuance Proposal and the Adjournment Proposal. A copy of the Purchase Agreement is attached as Annex A to the accompanying proxy statement and incorporated therein by reference. We urge you to, and you should, read the entire proxy statement carefully, including the Purchase Agreement and the other annexes and the documents referred to or incorporated by reference in the accompanying proxy statement. You may obtain additional information about ARI from documents we have filed with the U.S. Securities and Exchange Commission, which are publicly available through the SEC’s website, www.sec.gov.

If you have any questions concerning any of the proposals, the Asset Sale, the Purchase Agreement, the Special Meeting, or the proxy statement, or would like additional copies of the proxy statement or need help voting your Shares, please contact Okapi Partners LLC, our proxy solicitor: (855) 208-8903.

Sincerely,
/s/ Anastasia Mironova
Anastasia Mironova
Chief Financial Officer, Treasurer and Secretary

New York, New York

[●], 2026

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be held on [●], 2026. The proxy statement is available at https://www.okapivote.com/ARI and www.sec.gov. Websites throughout the proxy statement are provided for reference only. Websites referred to herein are not incorporated by reference into the proxy statement.

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the Asset Sale, passed upon the merits of the Purchase Agreement or the Asset Sale or determined if the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●], 2026 and, together with the Notice of Special Meeting of Stockholders and the related proxy card, are first being mailed to the holders of Common Stock on or about [●], 2026.

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2026

This proxy statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the board of directors (our “board of directors”) of Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (“ARI,” the “Company,” “we,” “our” or “us”), for use at ARI’s special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) to be held at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), Midtown Conference Center, 535 Madison Avenue, 10th Floor, New York, New York 10022 on [●], 2026, at [●]:00 a.m., Eastern Time, or at any postponements or adjournments thereof, for the following purposes:

1.

to consider and vote on a proposal to approve the sale of our commercial real estate loan portfolio to Athene Holding Ltd. (“Athene”) pursuant to the terms and subject to the conditions set forth in an asset purchase and sale agreement (as amended, modified or supplemented from time to time, the “Purchase Agreement”), dated January 27, 2026, by and between ARI and Athene, and the other transactions contemplated by the Purchase Agreement (collectively, the “Asset Sale”), as more fully described in this proxy statement (the “Asset Sale Proposal”);

2.

to consider and vote on a proposal to approve, subject to approval of the Asset Sale Proposal, the issuance of shares of our common stock, par value $0.01 per share (“Common Stock”), in lieu of cash, to ARI’s manager, ACREFI Management, LLC (our “Manager”), pursuant to the terms and subject to the conditions set forth in an amended and restated management agreement by and among ARI, ACREFI Operating, LLC, a subsidiary of ARI (“Operating LLC”), and our Manager (as amended, modified or supplemented from time to time, the “A&R Management Agreement”) to be entered into in connection with the closing of the Asset Sale (the “Common Stock Issuance Proposal”); and

3.

to consider and vote on a proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, from time to time, to a later date or dates, even if a quorum is present, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Asset Sale Proposal (the “Adjournment Proposal”).

The close of business on [●], 2026 has been fixed by our board of directors as the record date (the “Record Date”) for the determination of the stockholders entitled to notice of, and to vote at, the Special Meeting.

If you are a registered holder of shares of Common Stock (“Shares”) at the close of business on the Record Date, you may vote your Shares in person at the Special Meeting or by proxy. In order to authorize a proxy, please complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or, if the option is available to you, call the toll-free telephone number listed on your proxy card or use the internet as described in the instructions on the enclosed proxy card. Authorizing a proxy to vote your Shares will ensure that your vote is counted at the Special Meeting if you do not attend in person.

If you hold your Shares in “street name” through your bank, broker or other nominee, only your bank, broker or other nominee is entitled to vote your Shares, and the vote cannot be cast unless you provide instructions to your bank, broker or other nominee on how to vote. In this regard, you should consult the voting instruction card provided by your bank, broker or other nominee. Alternatively, you may obtain a legal proxy from your bank, broker or other nominee and vote your Shares in person at the Special Meeting, a process that may take several days. You should follow the directions provided by your bank, broker or other nominee regarding how to instruct your bank, broker or other nominee to vote your Shares.

Shares represented by properly submitted proxies received by us prior to the Special Meeting will be voted according to the instructions specified on such proxies. Any stockholder of record submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Special Meeting by (i) delivering prior to the

Special Meeting a written notice of revocation to our Secretary at Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 42nd Floor, New York, New York 10019, (ii) submitting a later dated proxy or (iii) voting at the Special Meeting. Attending the Special Meeting will not automatically revoke a stockholder’s previously submitted proxy unless such stockholder votes in person at the Special Meeting. If a proxy is properly authorized without specifying any voting instructions and not revoked prior to the Special Meeting, the Shares represented by such proxy will be voted “FOR” the Asset Sale Proposal, “FOR” the Common Stock Issuance Proposal and “FOR” the Adjournment Proposal.

VOTING SECURITIES AND RECORD DATE

Stockholders will be entitled to cast one vote for each Share held of record at the close of business on the Record Date with respect to (i) the Asset Sale Proposal, (ii) the Common Stock Issuance Proposal, and (iii) the Adjournment Proposal.

The presence, in person or by proxy, at the Special Meeting of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Special Meeting will constitute a quorum. Abstentions are included in the determination of the number of holders of Common Stock present at the Special Meeting for the purpose of determining whether a quorum is present. The disposition of business scheduled to come before the Special Meeting, assuming a quorum is present, will require the following affirmative votes: (i) for the Asset Sale Proposal, the stockholders entitled to cast a majority of all the votes entitled to be cast on such proposal, (ii) for the Common Stock Issuance Proposal, a majority of the votes cast on such proposal, and (iii) for the Adjournment Proposal, a majority of the votes cast on such proposal.

Our board of directors, acting upon the unanimous recommendation of the special committee of our board of directors (the “Special Committee”), recommends that the holders of Common Stock vote “FOR” the Asset Sale Proposal, “FOR” the Common Stock Issuance Proposal, and “FOR” the Adjournment Proposal.

The Asset Sale cannot be completed unless the holders of Common Stock approve the Asset Sale Proposal. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Special Meeting in person, please submit a proxy to vote your Shares as promptly as possible so that you may be represented and have your votes cast at the Special Meeting. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you fail to return your proxy or to attend the Special Meeting in person, you will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” approval of the Asset Sale Proposal, but, assuming that a quorum is present, will have no effect on the Common Stock Issuance Proposal or on the Adjournment Proposal. Similarly, if you hold your Shares in “street name” and fail to instruct your bank, broker or other nominee how to vote your Shares, your Shares will not be counted for purposes of determining whether a quorum is present and will have the same effect as a vote “AGAINST” approval of the Asset Sale Proposal, but, assuming that a quorum is present, will have no effect on the Common Stock Issuance Proposal or on the Adjournment Proposal.

Our board of directors knows of no other matters that may properly be brought before the Special Meeting.

At the close of business on the Record Date, we had [●] Shares issued and outstanding.

This proxy statement provides a detailed description of the Purchase Agreement, the Special Meeting, the Asset Sale Proposal, the Common Stock Issuance Proposal and the Adjournment Proposal, and provides specific information concerning the Special Meeting. We urge you to read this proxy statement, including any documents incorporated herein by reference, and the annexes carefully and in their entirety. If you have any questions concerning any of the proposals, the Asset Sale, the Purchase Agreement, the Special Meeting, or the proxy statement, would like additional copies of the proxy statement or need help voting your Shares, please contact Okapi Partners LLC, our proxy solicitor: (855) 208-8903.

By Order of the Board of Directors,
/s/ Michael E. Salvati
Michael E. Salvati
Chair of the Board of Directors

- i -

SUMMARY

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the Purchase Agreement, the Asset Sale, and the other matters being considered at the Special Meeting to which this proxy statement relates. We urge you to read carefully the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you.

Information about the Parties to the Asset Sale (see page 35)

ARI

Apollo Commercial Real Estate Finance, Inc. is a Maryland corporation that was incorporated in 2009 and that has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. ARI generally is not subject to U.S. federal income taxes on its net taxable income to the extent that it annually distributes its net taxable income to stockholders and properly maintains its qualification as a REIT. ARI also operates its business in a manner intended to allow it to remain excluded from registration as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). ARI primarily originates, acquires, invests in and manages performing first mortgage loans, subordinate financings, commercial mortgage-backed securities and other commercial real estate-related debt investments.

ARI is externally managed and advised by our Manager, an indirect subsidiary of Apollo Global Management, Inc. (“AGM,” and together with its subsidiaries, “Apollo”), a high-growth, global alternative asset manager. Our Manager is led by an experienced team of senior real estate professionals who have significant experience in underwriting and structuring commercial real estate financing transactions. ARI benefits from Apollo’s global infrastructure and operating platform, through which ARI is able to source, evaluate and manage ARI’s assets. ARI does not have any employees; all of its officers are employees of Apollo.

As of December 31, 2025, ARI held a diversified portfolio comprised of approximately $8.7 billion of commercial mortgage loans and $62.2 million of subordinate loans and other lending assets. As of December 31, 2025, ARI had financed this portfolio with $6.3 billion of secured debt arrangements, $746.3 million senior secured term loans and $500.0 million of 4.625% Senior Secured Notes due 2029. Additionally, as of December 31, 2025, ARI held $842.9 million of real estate assets and $425.8 million of related financing obligations.

ARI’s principal offices are located at 9 West 57th Street, 42nd Floor, New York, New York 10019, telephone: (212) 515-3200. Our website is www.apollocref.com.

Athene

Athene Holding Ltd. is a Delaware corporation and a subsidiary of AGM. Athene is a leading financial services company that specializes in issuing, reinsuring and acquiring retirement savings products designed for the increasing number of individuals and institutions seeking to fund retirement needs. Athene generates spread income by combining its two core competencies of (i) sourcing long-term, persistent liabilities and (ii) using the global scale and reach of Apollo’s asset management business to actively source or originate assets with its preferred risk and return characteristics. Athene’s steady and significant base of earnings generates capital that it opportunistically invests across its business to source attractively priced liabilities and capitalize on opportunities.

Athene’s principal offices are located at 7700 Mills Civic Pkwy, West Des Moines, Iowa 50266, telephone: (515) 342-4678.

General Description of the Asset Sale (see page 36)

ARI has entered into the Purchase Agreement with Athene which provides, among other things, that Athene will purchase from ARI, and ARI will sell to Athene, the Loans (as defined in “Purchase Agreement—Purchase and Sale of the Assets”), other than two loans with a combined total principal balance of $146 million as of December 31, 2025 currently held by ARI, which are expected to be repaid prior to the closing of the Asset Sale.

The parties’ respective obligations to consummate the Asset Sale are subject to the satisfaction or waiver of the conditions set forth in the Purchase Agreement, including the approval of the Purchase Agreement and the Asset Sale by the affirmative vote of the stockholders entitled to cast a majority of all the votes entitled to be cast on the Asset Sale Proposal at the Special Meeting.

Consideration for the Asset Sale (see page 36)

The total purchase price paid by Athene for the Loans will be calculated based on 99.7% of the total commitment amount of each Loan as of the closing of the Asset Sale, subject to certain adjustments as provided in the Purchase Agreement, and will be paid entirely in cash (such amount, the “Consideration”).

Information About the Special Meeting (see page 31)

Date, Time, Place and Purpose of the Special Meeting

The Special Meeting is being held at the offices of Fried Frank, Midtown Conference Center, 535 Madison Avenue, 10th Floor, New York, New York 10022 on [●], 2026, at [●]:00 a.m., Eastern Time. The purpose of the Special Meeting is to consider and vote on:

1.	the Asset Sale Proposal;

2.	the Common Stock Issuance Proposal; and

3.	the Adjournment Proposal.

Record Date; Who Can Vote at the Special Meeting

All of the holders of Common Stock of record at the close of business on [●], 2026, the Record Date, are entitled to receive notice of, attend and vote at the Special Meeting, or any adjournment or postponement thereof. Each Share entitles the holder thereof to cast one vote on each matter that comes before stockholders for a vote at the meeting. At the close of business on the Record Date, there were [●] Shares issued and outstanding, held by approximately [●] holders of record and representing [●] votes.

Vote Required for Approval; Quorum

Approval of the Asset Sale Proposal requires the affirmative vote of the stockholders entitled to cast a majority of all the votes entitled to be cast on such proposal. Approval of the Common Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast on such proposal. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on such proposal.

The presence, in person or by proxy, at the Special Meeting of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Special Meeting shall constitute a quorum. Abstentions, if any, are included in the determination of the number of holders of Common Stock present at the Special Meeting for the purpose of determining whether a quorum is present. Failure of a quorum to be present at the Special Meeting will necessitate an adjournment or postponement of the Special Meeting and may subject ARI to additional expense. If the adjournment or postponement is to a date more than 120 days after the original record date for the Special Meeting, or if, after the adjournment, a new record date otherwise is fixed for the adjourned or postponed meeting, a notice of the adjourned or postponed meeting will be given to each stockholder of record entitled to vote at the adjourned or postponed meeting. At the close of business on the Record Date, there were [●] Shares outstanding representing [●] votes. Accordingly, holders of Shares representing at least [●] votes must be present or represented by proxy at the Special Meeting to constitute a quorum.

How to Vote

If you are a registered holder of Shares at the close of business on the Record Date, you may vote your Shares in person at the Special Meeting or by proxy. In order to authorize a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or, if the option is available to you, call the toll-free telephone number listed on your proxy card or use the internet as described in the instructions on the enclosed proxy card. Authorizing a proxy to vote your Shares will ensure that your vote is counted at the Special Meeting if you do not attend in person.

If you hold your Shares in “street name” through your bank, broker or other nominee, only your bank, broker or other nominee is entitled to vote your Shares, and the vote cannot be cast unless you provide instructions to your bank, broker or other nominee on how to vote. In this regard, you should consult the voting instruction card provided by your bank, broker or other nominee. Alternatively, you may obtain a legal proxy from your bank, broker or other nominee and vote your Shares in person at the Special Meeting, a process that may take several days. You should follow the directions provided by your bank, broker or other nominee regarding how to instruct your bank, broker or other nominee to vote your Shares.

Effect of failures to vote, abstentions and broker non-votes

If you fail to vote, it will have the same effect as voting “AGAINST” the Asset Sale Proposal but will have no effect on the Common Stock Issuance Proposal or the Adjournment Proposal, assuming a quorum is present. Abstentions are included in the determination of the number of holders of Common Stock present at the Special Meeting for the purpose of determining whether a quorum is present. Abstentions will have the same effect as votes cast “AGAINST” the Asset Sale Proposal but will have no effect on the Common Stock Issuance Proposal or the Adjournment Proposal, assuming a quorum is present. Broker non-votes are shares held in “street name” by banks, brokers and other nominees that are present or represented by proxy at the Special Meeting, but with respect to which the bank, broker or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such bank, broker or other nominee does not have discretionary voting power on such proposal. Because, under the New York Stock Exchange (the “NYSE”) rules, banks, brokers and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of Shares held in “street name” does not give voting instructions to the bank, broker or other nominee, then we do not anticipate that those shares will be counted as present in person or by proxy at the Special Meeting. As a result, it is expected that there will not be any broker non-votes in connection with any of the three proposals described in this proxy statement. The failure to issue voting instructions to your bank, broker or other nominee will have no effect on the outcome of the Common Stock Issuance Proposal or the Adjournment Proposal, assuming that a quorum exists. However, the vote to approve the Asset Sale Proposal is based on the total number of Shares outstanding and entitled to vote at the close of business on the Record Date, not just the shares that are counted as present in person or by proxy at the Special Meeting. As a result, if you fail to issue voting instructions to your bank, broker or other nominee, it will have the same effect as a vote “AGAINST” the Asset Sale Proposal.

Solicitation of Proxies

We will pay the cost of soliciting proxies from the holders of Common Stock. Our directors and executive officers may solicit proxies on our behalf in person or by telephone, facsimile or other means, but will not receive any additional compensation for doing so. We have engaged Okapi Partners LLC to assist us in the solicitation of proxies. We have agreed to pay Okapi Partners LLC a fee not expected to exceed $41,500 plus reasonable expenses for these services, which includes the payment of certain fees and expenses for its services to solicit proxies.

Adjournment

Failure of a quorum to be present at the Special Meeting will necessitate an adjournment or postponement of the Special Meeting and may subject ARI to additional expense. If the adjournment or postponement is to a date more than 120 days after the original record date for the Special Meeting, or if, after the adjournment or postponement, a new record date otherwise is fixed for the adjourned or postponed meeting, a notice of the adjourned or postponed meeting will be given to each stockholder of record entitled to vote at the adjourned or postponed meeting.

Recommendation of the Special Committee and Our Board of Directors and Reasons for the Asset Sale (see page 52)

After deliberation and careful consideration, on January 26, 2026, the Special Committee unanimously determined (i) that the Purchase Agreement, the other transaction agreements and the transactions contemplated thereby (including the Asset Sale) are advisable and in the best interests of ARI, (ii) to recommend that our board of directors authorize and approve the execution and delivery of the Purchase Agreement and other transaction documents, and (iii) to recommend that our board of directors submit the Asset Sale Proposal to a vote of the holders of Common Stock. In evaluating the Asset Sale and arriving at its recommendation, the Special Committee consulted with its legal and financial advisors and considered various factors, including information it requested and received from members of ARI management.

After careful consideration, based upon, among other considerations, the unanimous recommendation of the Special Committee, on January 27, 2026, all of the members of our board of directors other than Stuart Rothstein and Katherine Newman (each of whom recused themselves from our board of directors’ vote relating to the Asset Sale) determined (i) that the Purchase Agreement, the other transaction agreements and the transactions contemplated thereby (including the Asset Sale) are advisable and in the best interests of ARI, (ii) to authorize and approve the execution of the Purchase Agreement and other transaction documents, (iii) to submit the Asset Sale Proposal to a vote of the holders of Common Stock, and (iv) to recommend that the holders of Common Stock approve the Asset Sale.

In arriving at each determination, the Special Committee and our board of directors evaluated a significant amount of information and considered a number of factors. For a discussion of these factors, refer to “1. Asset Sale Proposal—Reasons for the Asset Sale and Recommendation of our Board of Directors” beginning on page 52.

Interests of Certain Persons in Matters to be Acted Upon (see pages 66 and 85)

When considering the recommendation of our board of directors that you vote to approve the proposals, you should be aware that certain of our executive officers and directors have interests in the Asset Sale and related transactions that are different from, or in addition to, your interests as a holder of Common Stock. Our board of directors and the Special Committee were aware of and considered these interests, among other matters, in evaluating and overseeing the negotiation of the Purchase Agreement and other transaction documents, in approving the Purchase Agreement and other transaction documents and the Asset Sale, and in recommending that the proposals be approved by the holders of Common Stock. These interests may present certain of our executive officers and directors with actual or potential conflicts of interest. As described in more detail below, these interests include, without limitation, for one or more of our directors and executive officers:

•	certain relationships among certain of our executive officers and directors, including members of the Special Committee, and ARI, Apollo, our Manager and Athene;

•	the equity interests owned by certain of our executive officers and directors, including members of the Special Committee, in AGM and Apollo-affiliated entities;

•	the fees paid to the members of the Special Committee; and

•	our management agreement, including the fees paid pursuant to it.

Mr. Rothstein and Ms. Newman each recused themselves from our board of directors’ vote relating to the Asset Sale and the A&R Management Agreement.

For additional information on the interests of our directors and executive officers in the proposals, refer to “1. Asset Sale Proposal—Interests of Certain Persons in Matters to be Acted Upon” beginning on page 66 and “2. Common Stock Issuance Proposal—Interests of Certain Persons in Matters to be Acted Upon” beginning on page 85.

Opinion of the Special Committee’s Financial Advisor (see page 57)

In connection with the Asset Sale, BofA Securities, Inc. (“BofA Securities”), the Special Committee’s financial advisor, delivered to the Special Committee a written opinion, dated January 27, 2026, as to the fairness, from a financial point of view and as of the date of the opinion, of the Consideration to be received by ARI in the Asset Sale. The full text of the written opinion, dated January 27, 2026, of BofA Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this proxy statement and is incorporated by reference herein in its entirety. BofA Securities provided its opinion to the Special Committee (in its capacity as such) for the benefit and use of the Special Committee in connection with and for purposes of its evaluation of the Consideration from a financial point of view. BofA Securities’ opinion did not address any other terms, aspects or implications of the Asset Sale, including, without limitation, the form or structure of the Asset Sale, any related transaction or any other agreement, arrangement or understanding entered into in connection with or related to the Asset Sale or otherwise, and no opinion or view was expressed as to the relative merits of the Asset Sale in comparison to other strategies or transactions that might be available to ARI or in which ARI might engage or as to the underlying business decision of ARI to proceed with or effect the Asset Sale. BofA Securities’ opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the Asset Sale Proposal or any related matter.

Use of Proceeds and Future Operations (see page 65)

Following repayment of our financing facilities and other indebtedness and transaction expenses, we expect to have approximately $1.4 billion of net cash and approximately $1.7 billion of common stockholders’ equity, which equates to approximately $12.05 per Share. We will retain all of the net equity interest in the real estate properties we hold, which totaled $464.3 million as of December 31, 2025.

We, and not our stockholders, will receive the proceeds from the Asset Sale. Our management team, in consultation with our board of directors, will spend the remainder of the year evaluating a range of commercial real estate–related strategies designed to reposition ARI. In assessing potential new asset strategies, we will leverage Apollo’s broader investment platform and origination capabilities. We also will consider strategic mergers and acquisitions opportunities. If a new asset strategy or a strategic transaction is not announced by year-end, our Manager intends to recommend that our board of directors explore all available strategic opportunities or other alternatives, which may include dissolution.

The Purchase Agreement (see page 70)

On January 27, 2026, ARI entered into the Purchase Agreement providing for the sale by ARI to Athene of ARI’s commercial real estate loan portfolio (other than two loans with a combined total principal balance of $146 million as of December 31, 2025 currently held by ARI, which are expected to be repaid prior to the closing of the Asset Sale) pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, which sale constitutes a sale of substantially all of ARI’s assets. A copy of the Purchase Agreement is attached to this proxy statement as Annex A and is incorporated by reference herein.

Refer to “Purchase Agreement” beginning on page 70 for more information on the Purchase Agreement.

Conditions to Closing of the Asset Sale (See page 79)

The Asset Sale cannot be consummated unless and until a number of customary conditions have been satisfied or waived, where legally permissible. These conditions include, among others:

•	approval of the transactions contemplated by the Purchase Agreement by the affirmative vote of the stockholders entitled to cast a majority of all the votes entitled to be cast on such proposal;

•	the absence of any law, order or injunction by any governmental entity of competent jurisdiction or other legal restraint preventing, prohibiting or making illegal the consummation of the Asset Sale;

•	accuracy of each party’s representations and warranties in the Purchase Agreement (subject to materiality standards);

•	performance by each party in all material respects of all obligations required to be performed or complied with by such party under the Purchase Agreement;

•	no material adverse effect with respect to ARI shall have occurred;

•

receipt by each party of all items and documentation that the other party is required to provide at closing under the Purchase Agreement, including certain closing and transfer documents with respect to Assets (as defined below) that collectively represent at least 85% of the aggregate purchase price; and

•	entry by ARI, our Manager and Operating LLC into the A&R Management Agreement in accordance with the terms set forth between the parties.

No assurance can be given as to when or if all the conditions to the closing of the Asset Sale will be satisfied or waived or that the Asset Sale will occur.

For more information regarding the conditions to the consummation of the Asset Sale and a complete list of such conditions, refer to “Purchase Agreement—Conditions to Closing” beginning on page 79.

Go-Shop Period; No-Shop Period; Change in Recommendations (See page 75)

From the date of the Purchase Agreement until 11:59 p.m. (Eastern Time) on February 21, 2026, which period we refer to as the “go-shop period,” ARI and its subsidiaries and their respective representatives had the right to:

•

initiate, solicit, facilitate and encourage any inquiry or the making of any proposals or offers relating to certain acquisition proposals, including by way of providing access to non-public information regarding ARI and its subsidiaries to any person or entity and its representatives, its affiliates and its prospective equity and debt financing sources pursuant to an acceptable confidentiality agreement with such person or entity, as long as ARI promptly made available to Athene the same non-public information if such information was not previously made available to Athene; and

•

engage or enter into, continue or otherwise participate in any discussions or negotiations with any person or entity and their representatives, their affiliates and their prospective equity and debt financing sources with respect to certain acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any such acquisition proposals.

Although confidentiality agreements were negotiated with multiple interested parties and executed with two of the interested parties to allow due diligence and review of non-public information regarding ARI during the “go-shop” period, neither of the parties that executed a confidentiality agreement ultimately submitted a proposal with respect to a possible alternative transaction involving ARI.

Upon the expiration of the “go-shop” period, ARI and its subsidiaries and their respective representatives were required to (i) immediately cease any solicitation activity with respect to any acquisition proposals or any discussions or negotiations with any person or entity (other than an Excluded Party (as defined in “Purchase Agreement—Covenants—Acquisition Proposals; Go-Shop Period” beginning on page 75)) regarding any acquisition proposals, and (ii) request that each person or entity (other than an Excluded Party for so long as such person or entity is an Excluded Party) promptly return to ARI or its representatives or destroy any non-public information previously furnished to such person or entity by ARI or its representatives.

As promptly as reasonably practicable, and in any event within one business day following the end of the go-shop period, ARI was required to provide Athene with a written list identifying each Excluded Party, if any. ARI did not identify any person or entity that would be deemed an Excluded Party for purposes of the Purchase Agreement.

From 12:00 a.m. (Eastern Time) on February 22, 2026 until the earlier of the closing of the Asset Sale and the termination of the Purchase Agreement in accordance with its terms, ARI is prohibited from furnishing non-public information, engage in discussions or negotiations, or otherwise initiating or soliciting the making of proposals or offers with respect to an Acquisition Proposal (as defined in “Purchase Agreement-Covenants—Acquisition Proposals; Go-Shop Period” beginning on page 75), in each case, subject to certain limited exceptions necessary to comply with the duties of our board of directors. Prior to receiving approval by the holders of Common Stock of the Asset Sale, in the event that ARI receives a bona fide written Acquisition Proposal not resulting from a violation of the Purchase Agreement, ARI may:

•	contact such person making the Acquisition Proposal solely to clarify the terms and conditions thereof,

•

subject to first entering into an acceptable confidentiality agreement, provide non-public information and data concerning ARI and its subsidiaries to such person, their representatives, and potential financing sources; provided that ARI provides Athene with a copy of all such non-public information and data provided to a third party; and

•

engage or participate in discussions and negotiations with any such person, if our board of directors (or any committee thereof) has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in “Purchase Agreement—Covenants-Acquisition Proposals; Go-Shop Period” beginning on page 75).

The Purchase Agreement provides that our board of directors may not withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify), in any manner adverse to Athene, our board of directors’ recommendation that the holders of Common Stock approve the Asset Sale, or approve, authorize, adopt or recommend or otherwise declare advisable, or propose publicly to approve, authorize, adopt or recommend or otherwise declare advisable, any Acquisition Proposal or fail to include our board of directors’ recommendation in this proxy statement. Furthermore, our board of directors may not take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal.

Notwithstanding the above, subject to certain procedural requirements and limitations as provided for in the Purchase Agreement and described under “Purchase Agreement—Covenants—Acquisition Proposals; Go-Shop Period” beginning on page 75, if ARI receives an Acquisition Proposal which did not result from a violation of the Purchase Agreement or in response to an intervening event, our board of directors may effect a change of recommendation under certain circumstances.

For more information regarding the limitations on ARI and our board of directors considering other competing proposals and our board of directors’ ability to withdraw its recommendation, refer to “Purchase Agreement—Covenants—Acquisition Proposals; Go-Shop Period” beginning on page 75.

Termination of the Asset Sale (See page 80)

The Purchase Agreement may be terminated at any time before the closing of the Asset Sale by mutual consent of ARI and Athene in a written instrument, even after approval by the holders of Common Stock.

In addition, the Asset Sale may also be terminated prior to the closing of the Asset Sale by either ARI or Athene, under the following circumstances, each subject to certain exceptions:

•	the Asset Sale has not been consummated on or before 11:59 p.m. (Eastern Time) on October 27, 2026 (the “Outside Date”);

•	the holders of Common Stock fail to approve the Asset Sale at a duly convened meeting, including any adjournments and postponements thereof; or

•

a governmental authority of competent jurisdiction has issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the Asset Sale (whether before or after the holders of Common Stock approve the Asset Sale).

The Purchase Agreement may also be terminated by ARI (i) at any time prior to the approval of the Asset Sale by the holders of Common Stock, in order to enter into an alternative acquisition agreement with respect to a Superior Proposal; provided, that ARI must substantially concurrently pay the termination fee (described below); (ii) at any time prior to the closing, if there has been a breach by Athene of any of its covenants or agreements or an inaccuracy in any of its representations and warranties set forth in the Purchase Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the failure of certain closing conditions to be satisfied, and such breach cannot be or is not cured prior to the earlier of (a) 30 calendar days after notice thereof is given by ARI to Athene and (b) the Outside Date and (iii) if (x) all of the

conditions to Athene’s obligation to effect the closing have been satisfied or waived, (y) ARI has confirmed by written notice to Athene that it is ready, willing and able to consummate the Asset Sale and (z) Athene fails to consummate the Asset Sale within three business days after the date on which the closing should have occurred pursuant to the Purchase Agreement.

The Purchase Agreement may also be terminated by Athene if (i) at any time prior to the requisite approval of the Asset Sale by the holders of Common Stock, (a) our board of directors has effected a change in recommendation or ARI failed to include in this proxy statement the recommendation of our board of directors that the holders of Common Stock approve the Asset Sale; (b) ARI has failed to reaffirm our board of directors’ recommendation within five business days after (x) an Acquisition Proposal has been made public and (y) ARI has received a written request from Athene to reaffirm our board of directors’ recommendation; or (c) ARI has breached its obligations under the no-solicitation provisions of the Purchase Agreement or its obligations regarding the preparation of this proxy statement and the holding of the Special Meeting; and (ii) at any time prior to the closing, if there has been a breach by ARI of any of the covenants or agreements or an inaccuracy in any of its representations and warranties set forth in the Purchase Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the failure of certain closing conditions to be satisfied, and such breach cannot be or is not cured prior to the earlier of (a) 30 calendar days after notice thereof is given by Athene to ARI, and (b) the Outside Date.

For more information regarding the termination rights of ARI and Athene to terminate the Purchase Agreement, see “Purchase Agreement—Termination of Purchase Agreement” beginning on page 80.

Fees and Expenses (See page 81)

Generally, all fees and expenses incurred in connection with the Purchase Agreement and the Asset Sale will be paid by the party incurring those fees and expenses; however, if the closing occurs, all transfer taxes incurred in connection with the transfer of the Loans will be borne by ARI, and ARI will reimburse Athene for any such transfer taxes paid by Athene.

In addition, as further described herein under “Purchase Agreement—Termination Fee and Expenses Payable by ARI to Athene,” if the Purchase Agreement is terminated by ARI in order to enter into an agreement with respect to a Superior Proposal, or by Athene because our board of directors makes an adverse change in recommendation or ARI fails to include in this proxy statement the recommendation of our board of directors, ARI may be obligated to pay Athene a termination fee of $50.0 million. For more information regarding payment of the termination fee and expenses payable by ARI to Athene refer to “Purchase Agreement—Termination Fee and Expenses Payable by ARI to Athene” beginning on page 81.

The Management Agreement Side Letter and the A&R Management Agreement (see page 83)

In connection with the Asset Sale, ARI entered into a letter agreement (as amended, modified or supplemented from time to time, the “Management Agreement Side Letter”) with Operating LLC and our Manager, setting forth certain agreements and understandings related to the A&R Management Agreement, a form of which is attached thereto. A copy of the Management Agreement Side Letter is attached to this proxy statement as Annex B and is incorporated by reference herein.

Refer to “Other Agreements and Instruments—Management Agreement Side Letter” beginning on page 83 for more information on the Management Agreement Side Letter and the A&R Management Agreement.

The Expense Reimbursement Letter Agreement (see page 84)

In connection with ARI’s entry into the Purchase Agreement, ARI and Apollo Management Holdings, L.P., a Delaware limited partnership and a subsidiary of AGM (“AMH”), entered into an expense reimbursement letter agreement, (as amended, modified or supplemented from time to time, the “Expense Reimbursement Letter”), pursuant to which AMH agreed to reimburse ARI for up to $10 million of the expenses incurred by ARI in connection with the Asset Sale. A copy of the Expense Reimbursement Letter Agreement is attached to this proxy statement as Annex C and is incorporated by reference herein.

For more information, refer to “Other Agreements and Instruments—Expense Reimbursement Letter Agreement” beginning on page 84.

Risk Factors (see page 27)

In evaluating the proposals, in addition to the other information provided elsewhere in this proxy statement and the annexes hereto, you should carefully consider the risk factors that are discussed beginning on page 27 below.

QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address some commonly asked questions you may have regarding the Special Meeting, the Asset Sale, the Purchase Agreement, and ancillary matters. These questions and answers may not address all questions that may be important to you as a holder of Common Stock. Please refer to the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, which you should read carefully and in their entirety.

THE SPECIAL MEETING

Q:	Why am I receiving these materials?

A:

On January 27, 2026, we entered into the Purchase Agreement providing for the sale by ARI to Athene of our commercial real estate loan portfolio (other than two loans with a combined total principal balance of $146 million as of December 31, 2025 currently held by ARI, which are expected to be repaid prior to the closing of the Asset Sale) pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, which sale constitutes a sale of substantially all of our assets. A copy of the Purchase Agreement is attached to this proxy statement as Annex A and is incorporated by reference herein. The approval of the Asset Sale Proposal by the holders of Common Stock is a condition to the consummation of the Asset Sale. Refer to “Purchase Agreement—Conditions to Closing” beginning on page 79. You are receiving this proxy statement in connection with the solicitation by our board of directors of proxies of the holders of Common Stock in favor of the Asset Sale Proposal.

You are also being asked to vote on the Common Stock Issuance Proposal and the Adjournment Proposal.

Our board of directors is providing these proxy materials to you in connection with the Special Meeting. As a holder of Common Stock at the close of business on the Record Date, you are invited to attend the Special Meeting and you are entitled to, and requested to, vote your Shares on the proposals described in this proxy statement.

This proxy statement, which you should read carefully, contains important information about the Purchase Agreement, the Special Meeting, the Asset Sale Proposal, the Common Stock Issuance Proposal and the Adjournment Proposal. The enclosed materials allow you to submit a proxy to vote your Shares without attending the Special Meeting and to ensure that your Shares are represented and voted at the Special Meeting.

Your vote is very important. Even if you plan to attend the Special Meeting, we encourage you to submit a proxy as soon as possible.

Q:	Who can vote at the Special Meeting?

A:

All of the holders of Common Stock of record at the close of business on [●], 2026, the Record Date, are entitled to receive notice of, attend and vote at the Special Meeting, or any adjournment or postponement thereof. Each Share entitles the holder thereof to cast one vote on each matter that comes before holders of Common Stock for a vote at the meeting. At the close of business on the Record Date, there were [●] Shares issued and outstanding, held by approximately [●] holders of record and representing [●] votes.

Q:	When and where will the Special Meeting be held?

A:	The Special Meeting is being held at the offices of Fried Frank, Midtown Conference Center, 535 Madison Avenue, 10th Floor, New York, New York 10022 on [●], 2026, at [●]:00 a.m., Eastern Time.

Q:	What vote is required to approve each of the proposals?

A:	Approval of the Asset Sale Proposal requires the affirmative vote of the stockholders entitled to cast a majority of all the votes entitled to be cast on such proposal.

Approval of the Common Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast on such proposal.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on such proposal.

Q:	Why do I need to vote?

A:

Your vote is needed to ensure that a quorum is present and sufficient votes are obtained at the Special Meeting so that the Asset Sale Proposal, the Common Stock Issuance Proposal and the Adjournment Proposal can be acted upon. We cannot complete the Asset Sale unless the Asset Sale Proposal is approved by the affirmative vote of the stockholders entitled to cast a majority of all the votes entitled to be cast on such proposal. We urge you to submit your proxy voting instructions promptly. By submitting your proxy voting instructions promptly, you can help ARI avoid the expense of follow up mailings and ensure the presence of a quorum at the Special Meeting. Your vote is very important to us regardless of the number of shares you own.

If the Asset Sale Proposal is not approved, then the Asset Sale will not be consummated, and we will not enter into the A&R Management Agreement.

If the Asset Sale Proposal is approved, but the Common Stock Issuance Proposal is not approved, we will still enter into the A&R Management Agreement, and all fees payable to our Manager will be paid in cash.

Q:	How does our board of directors recommend I vote on the proposals?

A: Our board of directors, acting upon the unanimous recommendation of the Special Committee, recommends that the holders of Common Stock vote “FOR” the Asset Sale Proposal, “FOR” the Common Stock Issuance Proposal, and “FOR” the Adjournment Proposal.

Q:	How many shares must be present or represented to conduct business at the Special Meeting?

A:

The presence, in person or by proxy, at the Special Meeting of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Special Meeting shall constitute a quorum. Abstentions, if any, are included in the determination of the number of holders of Common Stock present at the Special Meeting for the purpose of determining whether a quorum is present. Failure of a quorum to be present at the Special Meeting will necessitate an adjournment or postponement of the Special Meeting and may subject ARI to additional expense. If the adjournment or postponement is to a date more than 120 days after the original record date for the Special Meeting, or if, after the adjournment or postponement, a new record date otherwise is fixed for the adjourned or postponed meeting, a notice of the adjourned or postponed meeting will be given to each stockholder of record entitled to vote at the adjourned or postponed meeting. At the close of business on the Record Date, there were [●] Shares outstanding representing [●] votes. Accordingly, holders of a sufficient number of Shares representing at least [●] votes must be present or represented by proxy at the Special Meeting to constitute a quorum.

Q:	What effect do failures to vote and abstentions have on the proposals?

A:

Failures to Vote. If you fail to vote, it will have the same effect as voting “AGAINST” the Asset Sale Proposal but will have no effect on the Common Stock Issuance Proposal or the Adjournment Proposal, assuming a quorum is present.

Abstentions. Abstentions are included in the determination of the number of holders of Common Stock present at the Special Meeting for the purpose of determining whether a quorum is present. Abstentions will have the same effect as votes cast “AGAINST” the Asset Sale Proposal but will have no effect on the Common Stock Issuance Proposal or the Adjournment Proposal, assuming a quorum is present.

Q:	Can I attend the Special Meeting? What do I need for admission?

A:

All of our stockholders are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting, in order to ensure proper representation of your Shares at the Special Meeting, we urge you to submit your proxy voting instructions. By submitting your proxy voting instructions promptly, you can help ARI avoid the expense of follow up mailings and ensure the presence of a quorum at the Special Meeting. If you are a stockholder of record or you hold a proxy from a stockholder of record and attend the Special Meeting, you may, if so desired, revoke your prior proxy voting instructions and vote your Shares in person at the Special Meeting.

Q:	How do I vote?

A:

If you are a registered holder of Shares at the close of business on the Record Date, you may vote your Shares in person at the Special Meeting or by proxy. In order to authorize a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or, if the option is available to you, call the toll-free telephone number listed on your proxy card or use the internet as described in the instructions on the enclosed proxy card. Authorizing a proxy to vote your Shares will ensure that your vote is counted at the Special Meeting if you do not attend in person.

If you hold your Shares in “street name” through your bank, broker or other nominee, only your bank, broker or other nominee is entitled to vote your Shares, and the vote cannot be cast unless you provide instructions to your bank, broker or other nominee on how to vote. In this regard, you should consult the voting instruction card provided by your bank, broker or other nominee. Alternatively, you may obtain a legal proxy from your bank, broker or other nominee and vote your Shares in person at the Special Meeting, a process that may take several days. You should follow the directions provided by your bank, broker or other nominee regarding how to instruct your bank, broker or other nominee to vote your Shares.

Q:	If my Shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my Shares for me?

A:

Under Rule 452 of the NYSE, banks, brokers and other nominees are not permitted to vote on “non-routine” matters without instructions. The only proposals to be voted on at the Special Meeting are “non-routine” under Rule 452 of the NYSE and, accordingly, unless you instruct your bank, broker or other nominee how to vote your Shares, as applicable, your Shares will NOT be voted. If you hold your Shares in a stock brokerage account or if your Shares are held by a bank, broker or other nominee (that is, in street name), you must provide your bank, broker or other nominee with instructions on how to vote your Shares. Please follow the voting instructions provided by your bank, broker or other nominee on the enclosed voting instruction card. You should also be aware that you may not vote Shares held in street name by returning a proxy card directly to ARI or by voting in person at the Special Meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Q:	What is a broker non-vote?

A:

Broker non-votes are shares held in “street name” by banks, brokers and other nominees that are present or represented by proxy at the Special Meeting, but with respect to which the bank, broker or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such bank, broker or other nominee does not have discretionary voting power on such proposal. Because, under the NYSE rules, banks, brokers and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of Shares held in “street name” does not give voting instructions to the bank, broker or other nominee, then we do not anticipate that those shares will be counted as present in person or by proxy at the Special Meeting. As a result, it is expected that there will not be any broker non-votes in connection with any of the three proposals described in this proxy statement. The failure to issue voting instructions to your bank, broker or other nominee will have no effect on the outcome of the Common Stock Issuance Proposal or the Adjournment Proposal, assuming that a quorum exists. However, the vote to approve the Asset Sale Proposal is based on the total number of Shares outstanding and entitled to vote at the close of business on the Record Date, not just the shares that are counted as present in person or by proxy at the Special Meeting. As a result, if you fail to issue voting instructions to your bank, broker or other nominee, it will have the same effect as a vote “AGAINST” the Asset Sale Proposal.

Q:	Can I change or revoke my proxy?

A:

Any stockholder of record submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Special Meeting by (i) delivering prior to the Special Meeting a written notice of revocation to our Secretary at Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 42nd Floor, New York, New York 10019, (ii) submitting a later dated proxy or (iii) voting in person at the Special Meeting. Attending the Special Meeting will not automatically revoke a stockholder’s previously submitted proxy unless such stockholder votes at the Special Meeting.

Q:	How will our directors and executive officers vote on the proposals?

A:

The directors and executive officers of ARI have informed ARI that, as of the date of this proxy statement, they intend to vote in favor of the proposals. At the close of business on the Record Date, the directors and executive officers of ARI owned, in the aggregate, [●] Shares, representing [●]% of the voting power of Common Stock entitled to vote at the Special Meeting.

Q:	Do any of our directors or executive officers have interests in the proposals that may differ from or be in addition to my interests as a holder of Common Stock?

A:

When considering the recommendation of our board of directors that you vote to approve the proposals, you should be aware that certain of our executive officers and directors have interests in the Asset Sale and related transactions that are different from, or in addition to, your interests as a holder of Common Stock. Our board of directors and the Special Committee were aware of and considered these interests, among other matters, in evaluating and overseeing the negotiation of the Purchase Agreement and other transaction documents, in approving the Purchase Agreement and other transaction documents and the Asset Sale, and in recommending that the proposals be approved by the holders of Common Stock. These interests may present certain of our executive officers and directors with actual or potential conflicts of interest. As described in more detail below, these interests include, without limitation, for one or more of our directors and executive officers:

•	certain relationships among certain of our executive officers and directors, including members of the Special Committee, and ARI, Apollo, our Manager and Athene;

•	the equity interests owned by certain of our executive officers and directors, including members of the Special Committee, in AGM and Apollo-affiliated entities;

•	the fees paid to the members of the Special Committee; and

•	our management agreement, including the fees paid pursuant to it.

Mr. Rothstein and Ms. Newman each recused themselves from our board of directors’ vote relating to the Asset Sale and the A&R Management Agreement.

For additional information on the interests of our directors and executive officers in the proposals, refer to “1. Asset Sale Proposal—Interests of Certain Persons in Matters to be Acted Upon” beginning on page 66 and “2. Common Stock Issuance Proposal—Interests of Certain Persons in Matters to be Acted Upon” beginning on page 85.

Q:	Are proxy materials for the Special Meeting available online?

A:	Yes. The proxy statement is available at: https://www.okapivote.com/ARI and www.sec.gov.

Q:	Who will bear the cost of soliciting votes for the Special Meeting?

A:

We will pay the cost of soliciting proxies from the holders of Common Stock. Our directors and executive officers may solicit proxies on our behalf in person or by telephone, facsimile or other means, but will not receive any additional compensation for doing so. We have engaged Okapi Partners LLC to assist us in the solicitation of proxies. We have agreed to pay Okapi Partners LLC a fee not expected to exceed $41,500 plus reasonable expenses for these services, which includes the payment of certain fees and expenses for its services to solicit proxies.

Q:	Where can I find the voting results of the Special Meeting?

A:

We intend to announce the preliminary voting results at the Special Meeting, and will report the final results of the Special Meeting in a Current Report on Form 8-K to be filed with the SEC. All reports that we file with the SEC, including our Current Reports on Form 8-K, are publicly available when filed through the SEC’s website, www.sec.gov.

Q:	Who can answer my questions?

A:

If you have any questions concerning any of the proposals, the Asset Sale, the Purchase Agreement, the Special Meeting, or the proxy statement, or would like additional copies of the proxy statement or need help voting your Shares, you should contact:

Apollo Commercial Real Estate Finance, Inc.

Attention: Secretary

9 West 57th Street, 42nd Floor

New York, New York 10019

Investor Relations: (212) 515-3200

Okapi Partners LLC:

1212 Avenue of the Americas, 17th Floor

New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (855) 208-8903

E-mail: info@okapipartners.com

THE ASSET SALE

Q:	What are the material terms of the Asset Sale?

A:

Pursuant to the terms of the Purchase Agreement, Athene will purchase from ARI, and ARI will sell to Athene, ARI’s entire commercial real estate loan portfolio, other than two loans with a combined total principal balance of $146 million as of December 31, 2025 currently held by ARI, which are expected to be repaid prior to the closing of the Asset Sale. The total purchase price to be paid by Athene for the Loans will be calculated based on 99.7% of the total commitment amount of each Loan as of the closing of the Asset Sale, subject to adjustments as provided in the Purchase Agreement, and will be paid entirely in cash, and subject to certain conditions, including entry into the A&R Management Agreement at the closing of the Asset Sale. For more information on the material terms of the Asset Sale, refer to “Purchase Agreement” beginning on page 70.

In connection with the Purchase Agreement, ARI and AMH entered into the Expense Reimbursement Side Letter, pursuant to which AMH agreed to reimburse ARI for up to $10 million of the expenses incurred by ARI in connection with the Asset Sale. Additionally, in connection with ARI’s entry into the Purchase Agreement, ARI entered into the Management Agreement Side Letter with our Manager and Operating LLC setting forth certain agreements and understandings related to the A&R Management Agreement, including entry into the A&R Management Agreement at closing of the Asset Sale. For more information on the material terms of each of these documents, refer to “Other Agreements and Instruments” beginning on page 83.

Q:	Will ARI cease to exist if the Asset Sale is completed?

A:

No. Following the completion of the Asset Sale, ARI will continue to exist as a public vehicle and intends to maintain its REIT status, and ARI will continue to own its portfolio of real estate owned positions.

Q:	What will happen to my Shares if the Asset Sale is completed?

A:

Nothing. The holders of Common Stock who hold Shares immediately prior to the closing of the Asset Sale will continue to hold those Shares following the closing of the Asset Sale. Shares will continue to trade on the NYSE under the symbol “ARI.”

Q:	What conditions must be satisfied to complete the Asset Sale?

A:

The closing of the Asset Sale requires approval of the holders of Common Stock and the absence of any court order, injunction or other legal restraint issued by any governmental entity of competent jurisdiction which prevents, prohibits or makes illegal the consummation of the Asset Sale. As a further condition to closing of the Asset Sale, ARI, our Manager and Operating LLC must enter into the A&R Management Agreement in accordance with the terms set forth in Management Agreement Side Letter. Athene must likewise have received all deliveries that ARI is obligated to provide at closing under the Purchase Agreement, including various closing and transfer documents with respect to Assets that collectively represent at least 85% of the aggregate purchase price. In addition, the closing of the Asset Sale requires the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the Purchase Agreement. For a more complete summary of the conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the Asset Sale, refer to “Purchase Agreement—Conditions to Closing” beginning on page 79.

Q:	When is the Asset Sale expected to be completed?

A:

Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the Asset Sale Proposal, the parties to the Purchase Agreement expect to complete the Asset Sale during the second quarter of calendar year 2026. However, ARI cannot assure that the Asset Sale will be completed by any particular date, if at all. Because the Asset Sale is subject to a number of conditions, the exact timing of the Asset Sale cannot be determined at this time, and we cannot guarantee that the Asset Sale will be completed.

Q:	Will any of the proceeds from the Asset Sale be distributed to me as a stockholder?

A:

All of the proceeds from the Asset Sale will be paid to ARI. Following repayment of our financing facilities and other indebtedness and transaction expenses, we expect to have approximately $1.4 billion of net cash and approximately $1.7 billion of common stockholders’ equity, which equates to approximately $12.05 per share of our Common Stock. We will retain all of the net equity interest in the real estate owned positions we currently hold, which totaled $464.3 million as of December 31, 2025.

We intend to deploy the net cash proceeds from the Asset Sale into a potential refreshed investment strategy which could benefit current stockholders from future value creation. We also have declared a $0.25 per share dividend for the first quarter of 2026 and intend to continue paying a quarterly dividend per Share targeting an approximately 8% annualized yield on ARI’s post-closing book value per share (“BVPS”), in each case subject to the approval of our board of directors.

Q:	What happens if the Asset Sale Proposal is not approved by the holders of Common Stock?

A:

Pursuant to the terms of the Purchase Agreement, if ARI fails to obtain a stockholder vote in favor of the Asset Sale or any other conditions to the closing of the Asset Sale as set forth in the Purchase Agreement are not satisfied or waived, the Asset Sale will not occur. If the Asset Sale is not approved by the holders of Common Stock under certain circumstances, ARI may be required to pay Athene a termination payment of $50 million, as further described in the section of this proxy statement entitled “Purchase Agreement – Termination Fee and Expenses Payable by ARI to Athene.” Additionally, if the Asset Sale is not approved, the A&R Management Agreement and the Expense Reimbursement Letter Agreement will not be entered into.

Q:	Are there any risks to the Asset Sale?

A:

The risks associated with the Asset Sale are laid out in detail in this proxy statement. Please read carefully the section of this proxy statement entitled “Risk Factors – Risks Related to the Asset Sale” beginning on page 27.

Q:	Are holders of Common Stock entitled to appraisal rights?

A:

No. Our charter provides that our stockholders shall not be entitled to exercise any rights of an objecting stockholder provided for under the Maryland General Corporation Law (the “MGCL”) unless our board of directors, upon the affirmative vote of a majority of our board of directors, determines that such rights apply. Our board of directors has not made such determination.

Q:	Will I be subject to any taxes as a result of the Asset Sale?

A:

No. The Asset Sale will generally be taxable to ARI for U.S. federal income tax purposes and ARI does not intend to distribute any proceeds from the Asset Sale to its holders of Common Stock. The holders of Common Stock should consult their tax advisors as to the U.S. federal income tax consequences of the Asset Sale, as well as the effects of state, local and non-U.S. tax laws.

Q:	What are the US federal income tax consequences of the Asset Sale?

A:

The Asset Sale will be treated as a taxable sale to ARI, and as a result, we will recognize gain or loss on the assets sold in the Asset Sale. Because ARI does not intend to distribute any proceeds from the Asset Sale to the holders of Common Stock, such holders are not expected to recognize taxable income in connection with the Asset Sale. The holders of Common Stock should consult their tax advisors as to the U.S. federal income tax consequences of the Asset Sale, as well as the effects of state, local and non-U.S. tax laws.

Q:	How will ARI use the proceeds from the Asset Sale?

A:

Following repayment of our financing facilities and other indebtedness and transaction expenses, we expect to have approximately $1.4 billion of net cash and approximately $1.7 billion of common stockholders’ equity, which equates to approximately $12.05 per share of our Common Stock. We will retain all of the net equity interest in the real estate properties we hold, which totaled $464.3 million as of December 31, 2025.

Our management team, in consultation with our board of directors, will spend the remainder of the year continuing to evaluate a range of commercial real estate–related strategies designed to reposition ARI. In assessing potential new asset strategies, we will leverage Apollo’s broader investment platform and origination capabilities. We also will consider strategic M&A opportunities. If a new asset strategy or a strategic transaction is not announced by year-end, our Manager intends to recommend that our board of directors explore all available strategic alternatives, including dissolution.

THE COMMON STOCK ISSUANCE PROPOSAL

Q:	Will our Manager still receive its fees if the Common Stock Issuance Proposal is not approved?

A:

Yes. The A&R Management Agreement will become effective upon the closing of the Asset Sale. If the Asset Sale Proposal is approved, but the Common Stock Issuance Proposal is not approved, we will still enter into the A&R Management Agreement, and all fees payable to our Manager will be paid in cash.

Q:	Which fees will be payable in Common Stock under the A&R Management Agreement?

A:

Under the A&R Management Agreement, following the closing of the Asset Sale, the base management fee will be payable in Shares, except for certain circumstances in which the base management fee is required to be paid partially or entirely in cash as provided in the A&R Management Agreement, including following achievement of the ROE Milestone (as defined below) or in the event of certain legal prohibitions or restrictions relating to the payment of such fee in Shares (in which case the base management fee may be paid partially or entirely in cash).

The number of Shares issued as payment of any installment of the base management fee will be equal to the dollar amount of such installment divided by the greatest of (i) the BVPS of Common Stock as of the end of the fiscal quarter to which such installment relates, (ii) the average of the closing prices for a Share on the NYSE for each of the five consecutive full trading days ending on and including the last full trading day of the fiscal quarter to which such installment relates, and (iii) the par value per Share.

Under the A&R Management Agreement, following the achievement of the ROE Milestone, our Manager will be eligible to receive an incentive fee, with such incentive fee payable entirely in Shares (except in the event of certain legal prohibitions or restrictions relating to the payment of such fees in Shares, in which case the incentive fee will be paid partially or entirely in cash).

For more information, refer to “Other Agreements and Instruments—Management Agreement Side Letter” beginning on page 83.

Q:	Am I being asked to approve the amount of compensation payable pursuant to the terms and subject to the conditions set forth in the A&R Management Agreement?

A:

No. In connection with the Common Stock Issuance Proposal, you are not being asked to approve the amount of compensation payable pursuant to the terms and subject to the conditions set forth in the A&R Management Agreement, but only the issuance of Shares as one of the potential forms of compensation payable to our Manager.

FINANCIAL INFORMATION

Historical Audited Consolidated Financial Statements

The Company’s historical audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 are incorporated by reference herein. Refer to “Where You Can Find More Information” beginning on page 92.

Unaudited Pro Forma Consolidated Financial Information

On January 27, 2026, the Company entered into the Purchase Agreement with Athene to sell the Company’s entire commercial real estate loan portfolio for a purchase price based on 99.7% of the total commitment amount of each Loan as of the closing of the Asset Sale, subject to certain adjustments as provided in the Purchase Agreement. In accordance with the terms of the Purchase Agreement, the consideration for the Asset Sale is to be paid entirely in cash. The Company anticipates utilizing a portion of the cash proceeds from the Asset Sale for repayment of its secured debt agreements and corporate debt, as well as payment of transaction expenses. In connection with the Asset Sale, the Company also entered into the Management Agreement Side Letter, which provides for a revised management fee structure following the closing of the Asset Sale, and the Company entered into the Expense Reimbursement Letter Agreement with AMH, which provides for AMH reimbursing up to $10 million of closing expense to the Company. Refer to “Other Agreements and Instruments” beginning on page 83 for more information.

The following unaudited pro forma consolidated balance sheet as of December 31, 2025, and the unaudited pro forma consolidated statements of operations for the year ended December 31, 2025, give effect to the Asset Sale and are based on, and should be read in conjunction with, the Company’s historical audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission on February 10, 2026 and incorporated by reference herein. Refer to “Where You Can Find More Information” beginning on page 92. The unaudited pro forma consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X under the Securities Act.

The unaudited pro forma consolidated balance sheet as of December 31, 2025 gives effect to the Asset Sale as if it took place on December 31, 2025. The unaudited pro forma consolidated statement of operations for the periods presented give effect to the Asset Sale as if it occurred on January 1, 2025.

The unaudited pro forma consolidated financial information has been prepared based on available information, preliminary estimates and certain assumptions that we believe are reasonable under the circumstances, as set forth in the notes to the unaudited pro forma consolidated financial information, and the final amounts recorded for the Asset Sale may differ materially from the information presented herein. These estimates are subject to change due to the continuing operations of the Company up to the closing date of the Asset Sale, and it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Revisions to estimates may include, among other items, the effects of additional loan fundings and repayments, borrowings and repayments under the Company’s secured debt arrangements, transaction expenses, and other transactions executed in the ordinary course of business.

The unaudited pro forma consolidated financial information is presented for informational purposes only and is not necessarily indicative of the future financial position or results of operations of the Company or the financial position or the results of operations that would have been realized had the Asset Sale occurred during the period or as of the dates for which the unaudited pro forma consolidated financial information is presented.

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Balance Sheet

(in thousands—except share data)

	Historical(4) December 31, 2025	Transaction Accounting Adjustment		Pro Forma
Assets:
Cash and cash equivalents	$139,825	$1,245,633	(A)	$1,385,458
Commercial mortgage loans, net(1)(2)	8,712,018	(8,483,133)	(B)	228,885
Subordinate loans, net(2)	62,198	(62,198)	(C)	—
Real estate owned, held for investment, net (net of $34,438 accumulated depreciation in 2025)	842,947	—		842,947
Other assets	143,979	(96,606)	(D)	47,373

Total Assets	$9,900,967	$(7,396,304)		$2,504,663

Liabilities and Stockholders’ Equity
Liabilities:
Secured debt arrangements, net	$6,268,550	$(6,112,043)	(E)	156,507
Senior secured term loans, net	727,533	(727,533)	(F)	—
Senior secured notes, net	497,226	(497,226)	(G)	—
Debt related to real estate owned, held for investment, net	424,703	—		424,703
Accounts payable, accrued expenses and other liabilities(3)	91,462	(39,095)	(H)	52,367
Derivative liabilities, net	26,791	(26,791)	(I)	—
Payable to related party	8,612	—		8,612

Total Liabilities	$8,044,877	$(7,402,688)		$642,189

Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, Series B-1, 6,770,393 shares issued and outstanding ($169,260 liquidation preference) in 2025	68	—		68
Common stock, $0.01 par value, 450,000,000 shares authorized, 138,943,831 shares issued and outstanding in 2025	1,389	—		1,389
Additional paid-in-capital	2,704,316	—		2,704,316
Accumulated deficit	(849,683)	6,384	(J)	(843,299)

Total Stockholders’ Equity	1,856,090	6,384		1,862,474

Total Liabilities and Stockholders’ Equity	$9,900,967	$(7,396,304)		$2,504,663

(1)	Includes carrying value of $8,424,605 pledged as collateral under secured debt arrangements as of December 31, 2025.
(2)	Net of $376,754 current expected credit loss (“CECL”) allowances comprised of $338,000 specific CECL allowance and $38,754 general CECL allowance as of December 31, 2025.
(3)	Includes $5,759 of general CECL allowance related to unfunded commitments on commercial mortgage loans and subordinate loans, net as of December 31, 2025.
(4)	Historical balance sheet reflects the Company’s audited Consolidated Balance Sheet as of December 31, 2025.

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2025

(in thousands—except share and per share data)

	Historical(1) Year Ended December 31, 2025	Transaction Accounting Adjustment		Pro Forma
Net interest income:
Interest income from commercial mortgage loans	$625,493	$(590,215)	(K)	$35,278
Interest income from subordinate loans and other lending assets	1,288	(1,288)	(K)	—
Interest income from securities	—	$51,743	(L)	51,743
Interest expense	(460,089)	440,583	(M)	(19,506)
Net interest income	$166,692	$(99,177)		$67,515
Revenue from real estate owned operations	104,897	—		104,897

Total net revenue	$271,589	$(99,177)		$172,412

Operating expenses:
General and administrative expenses (includes equity-based compensation of $13,631 in 2025)	$(27,410)	$4,578	(N)	$(22,832)
Management fees to related party	(34,165)	20,624	(O)	(13,541)
Operating expenses related to real estate owned	(85,213)	—		(85,213)
Depreciation and amortization on real estate owned	(11,173)	—		(11,173)

Total operating expenses	$(157,961)	$25,202		$(132,759)

Other income, net	$7,872	$(4,428)	(P)	$3,444
Income from equity method investment	15,413	—		15,413
Decrease (Increase) in current expected credit loss allowance, net	(3,229)	379,126	(Q)	375,897
Foreign currency translation gain	99,483	(99,483)	(R)	—
Loss on foreign currency forward contracts (includes unrealized losses of $84,545 in 2025)	(98,703)	98,703	(R)	—
Gain on interest rate hedging instruments (includes unrealized gains (losses) of ($379) in 2025)	23	—		23
Net realized loss on investments	(7,436)	(347,174)	(S)	(354,610)
Gain (Loss) on extinguishment of debt	—	(43,680)	(T)	(43,680)

Net income (loss) before taxes	$127,051	$(90,911)		$36,140

Income tax provision	(331)	—		(331)

Net income (loss)	$126,720	$(90,911)		$35,809

Preferred dividends	(12,272)	—		(12,272)

Net income (loss) available to common stockholders	$114,448	$(90,911)		$23,537

Net income (loss) per share of common stock:
Basic	$0.81	$(0.65)	(U)	$0.16
Diluted	$0.81	$(0.65)	(U)	$0.16

Basic weighted-average shares of common stock outstanding	138,868,602	361,264		139,229,866

Diluted weighted-average shares of common stock outstanding	138,868,602	361,264		139,229,866

(1)	Historical Consolidated Statement of Operations reflects the Company’s audited Consolidated Statement of Operations for the year ended December 31, 2025.

Notes to the Unaudited Pro Forma Consolidated Financial Statements

1. Basis of Presentation

The unaudited pro forma condensed consolidated balance sheet has been prepared in accordance with Article 11 of Regulation S-X and U.S. generally accepted accounting principles (“GAAP”). The pro forma condensed consolidated financial information reflects transaction accounting adjustments management believes are necessary to present fairly the Company’s pro forma balance sheet following the proposed Asset Sale.

The unaudited pro forma condensed balance sheet as of December 31, 2025 assumes that the proposed Asset Sale occurred on December 31, 2025. The unaudited pro forma consolidated statement of operations for the periods presented gives effect to the Asset Sale as if it occurred on January 1, 2025. The pro forma adjustments reflected in the accompanying unaudited pro forma condensed consolidated financial information are preliminary and are based on currently available information and certain assumptions, which the Company believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the unaudited pro forma condensed consolidated financial information.

2. Unaudited Pro Forma Adjustments

The following transaction accounting adjustments depict the accounting for the proposed Asset Sale and are based on preliminary estimates that could change materially as additional information is obtained.

I. Unaudited pro forma condensed balance sheet adjustments:

(A)	Reflects changes in cash and cash equivalents related to the pro forma adjustments below ($ in thousands):

Proceeds from sale of assets	$8,665,807
Extinguishment of debt	(7,415,947)
Derivative unwind	647
Closing expenses net of reimbursement from AMH	(4,875)

Net change in cash and cash equivalents	$1,245,633

(B)

Reflects the elimination of historical balances of assets sold net of reversal of previously recorded current expected credit losses. The remaining $228.9 million represents the carrying value of a commercial mortgage loan that was repaid subsequent to the year ended December 31, 2025 and two commercial mortgage loans that are expected to be repaid prior to the closing of the Asset Sale.

(C)	Reflects the elimination of historical balances of assets sold net of reversal of previously recorded current expected credit losses.

(D)

Reflects the elimination of the below other assets. The remaining $47.4 million primarily represents $23.8 million related to the Company’s equity method investment, $16.1 million of other assets from real estate owned, held for investment, $4.2 million in loan proceeds held by servicer received after year-end, and $1.7 million in interest receivable related to loans not included in the Asset Sale.

a.	$69.2 million in accrued interest receivable on commercial mortgage loans and subordinate loans included in the Asset Sale.

b.

$27.4 million in return of collateral posted under derivative agreements in conjunction with settling all forward currency contracts economically hedging interest and principal payments due under our loans denominated in currencies other than USD.

(E)

Reflects the elimination of secured debt arrangements used to finance the origination activity of commercial mortgage loans sold. Secured debt arrangements are to be repaid with proceeds received from the Asset Sale. The residual balance represents secured debt associated with the loans which repaid or were expected to repay prior to the closing of the Asset Sale.

(F)	Reflects the elimination of senior secured term loans repaid with proceeds received from assets sold.

(G)	Reflects the elimination of senior secured notes repaid with proceeds received from assets sold.

(H)

Reflects the elimination of the below accounts payable and other liabilities. The remaining $52.4 million primarily consists of $38.7 million dividend payable related to dividends declared during the three months ended December 31, 2025, on our common and preferred shares, $13.1 million of other liabilities from real estate owned, held for investment, and $0.5 million of interest payable related to secured debt borrowings of the loans not included in the Asset Sale.

a.	$33.4 million related to accrued interest expense related to secured debt arrangements associated with the loans included in the Asset Sale, senior secured term loan, and senior secured notes.

b.	$5.8 million reversal of current expected credit losses related to unfunded commitments of commercial mortgage loans and subordinate loans included in the Asset Sale.

(I)

Reflects the elimination of net hedge liabilities related to forward currency contracts economically hedging interest and principal payments due under our loans denominated in currencies other than USD.

(J)	Reflects the net gain on asset sales and other sale related expenses primarily consisting of the following:

a.	$57.0 million net gain from sale of commercial mortgage and subordinate loans due to reversal of current expected credit loss allowance in excess of discount from the Asset Sale.

b.	$45.8 million in termination fees and acceleration of deferred financing costs and unamortized discounts related to early extinguishment of debt.

c.	$4.9 million in net closing costs, financial advisory fees, and legal fees related to sale of the assets. Amount is net of a $10.0 million expense reimbursement from AMH.

II. Unaudited pro forma condensed statement of operations for the year ended December 31, 2025 adjustments:

(K)

Reflects the reversal of interest income from commercial mortgage loans, subordinate loans and other lending assets. The remaining interest income reflects accrued interest and amortization of loan fees related to the loans which were not included in the Asset Sale.

(L)	Reflects interest income generated from reinvestment of proceeds from the Asset Sale into qualifying CMBS assets.

(M)

Reflects the reversal of interest expense on secured debt arrangements, senior secured term loans, and senior secured notes due to repayment of these debt instruments utilizing the proceeds from the Asset Sale. The residual $19.5 million represents interest expense on debt related to real estate owned, held for investment and interest expense associated with borrowings on our secured credit facilities related to the loans which were not included in the Asset Sale.

(N)

Reflects the reversal of a portion of general and administrative expenses related to the ongoing operations of the loan portfolio, comprising of but not limited to, external servicing and monitoring, transactional hedging fees, custodian fees, legal fees and audit fees.

(O)	Reflects the reversal of management fees primarily due to the decrease in the management fee rate per the Management Agreement Side Letter from 1.5% to 0.75%.

(P)

Reflects $4.9 million in net closing costs, financial advisory fees, and legal fees related to the Asset Sale, net of a $10.0 million expense reimbursement from AMH, offset with $8.3 million in interest earned primarily from reinvestment of proceeds from the Asset Sale into cash deposit accounts and money market fund securities.

(Q)	Reflects the reversal of previously recorded current expected credit loss allowance related to our commercial mortgage loans, subordinate loans and other lending assets included in the Asset Sale.

(R)

Reflects the reversal of net foreign currency translation gains related to the net equity and interest of our loans denominated in currencies other than USD and net losses on forward currency forward contracts economically hedging net equity and interest payments due under our loans due to the consummation of the Asset Sale.

(S)	Reflects a $342.5 million write-off of specific CECL allowances and a $4.7 million realized loss on the Asset Sale.

(T)

Reflects loss on extinguishment of debt comprising of acceleration of deferred financing costs and unamortized discounts on our secured debt agreements and corporate debt, termination fees on our secured debt arrangements, and prepayment penalty related to our senior secured notes applicable to repayment of the notes on or before June 15, 2025.

(U)	Reflects a $0.65 per share decrease to basic and diluted net income per Share primarily due to a $99.2 million reversal to net interest income due to the sale of the loan portfolio.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, it intends to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

•	our ability to consummate the Asset Sale;

•	closing timeline of the Asset Sale;

•	our execution costs in connection with the solicitation of proxies and the consummation of the Purchase Agreement;

•	potential benefits and effects of the Asset Sale;

•	the amount and use of proceeds from the Asset Sale; and

•	any new asset strategy or strategic transaction we decide to pursue, which may include dissolution.

We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation:

•	conditions to the closing of the Asset Sale may not be satisfied;

•	the timing of completion of the Asset Sale is uncertain;

•	events, changes, or other circumstances could occur that could give rise to the termination of the Purchase Agreement;

•	there are risks related to the disruption of our management’s attention from our investment strategy due to the Asset Sale;

•	the announcement or pendency of the Asset Sale could affect our relationships and operating results, and business generally;

•

the outcome of any legal proceedings initiated against us or Athene following the announcement of the Asset Sale could adversely affect us or Athene, including the ability of each to consummate the Asset Sale;

•

risk factors set forth in this proxy statement under the title “Risk Factors” and other risks and uncertainties described in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents we have filed with the SEC thereafter;

•	we may be adversely affected by other economic, business, and/or competitive factors, as well as management’s response to any of the aforementioned factors; and

•	our ability and willingness to maintain our qualification as a real estate investment trust (“REIT”) due to economic, market, legal, tax or other considerations.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Refer to “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that we file with the SEC, could cause our actual results to differ materially from those included in any forward-looking statements we make. All forward-looking statements speak only as of the date they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information contained in this proxy statement and the annexes attached to the proxy statement, including risks described in our filings with the SEC referred to herein, when deciding whether to vote to approve the Asset Sale Proposal. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties of which we are unaware, or that we currently believe are not material, may also become important factors. This proxy statement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors that are described below and elsewhere in this proxy statement. Refer to “Cautionary Note Regarding Forward-Looking Statements” beginning on page 25.

Risks Related to the Asset Sale

While the Asset Sale is pending, we are subject to uncertainty and contractual restrictions that could disrupt our business.

On January 27, 2026, we entered into the Purchase Agreement. Refer to “Purchase Agreement” beginning on page 70 for further discussion of the Purchase Agreement. Whether or not the Asset Sale is consummated, the Asset Sale may disrupt our current plans and operations, which could have an adverse effect on our business, financial condition and results of operations. We may incur unexpected costs, charges, or expenses resulting from the Asset Sale. Furthermore, we cannot predict how our existing or future relationships will view or react to the Asset Sale during the pendency or upon consummation of the Asset Sale. If we are unable to continue our relationships or affiliations, our revenues, financial condition, and results of operations may be adversely affected.

Our management could experience uncertainty or face significant burdens from their commitment of substantial amounts of time and attention toward the completion of the Asset Sale. In addition, whether or not the Asset Sale is consummated, while it is pending, we will continue to incur costs, fees, expenses, and charges related to the Asset Sale, including legal, accounting, financial advisor, filing, printing, and mailing fees, which may materially and adversely affect our financial condition and results of operations. In addition, the Purchase Agreement generally requires ARI to conduct its business in the ordinary course of business and in a manner consistent with past practice, and also restricts us from taking certain actions with respect to our business and financial affairs without the consent of Athene. Such restrictions will be in place until the Asset Sale is either consummated or the Purchase Agreement is terminated. Such restrictions could adversely affect our business and results of operations prior to completion of the Asset Sale.

The Purchase Agreement contains a termination fee and may discourage competing offers.

The Purchase Agreement contains termination rights for both us and Athene under certain circumstances, including the right of ARI to terminate the Purchase Agreement to accept a Superior Proposal (as defined in the Purchase Agreement), pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, and provides that, in connection with the termination of the Purchase Agreement by us to enter into an alternative acquisition agreement providing for a Superior Proposal, we will pay Athene a Termination Fee (as defined in the Purchase Agreement). These provisions could discourage a third party that may have an interest in acquiring all or a significant part of our business from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher value than the value of the consideration that will be paid by Athene pursuant to the Purchase Agreement.

The Purchase Agreement contains provisions that, after expiration of the “go-shop” period, could discourage a potential competing acquiror or could result in any competing proposal being at a lower price than it might otherwise be.

The Purchase Agreement contains “no shop” provisions that, subject to limited exceptions and the expiration of the 25-day “go-shop” period (which “go-shop” period expired at 11:59 p.m. (Eastern time) on February 21, 2026), will restrict our ability to solicit, encourage, facilitate or discuss competing third-party acquisition proposals. In addition, before our board of directors may withdraw or qualify its recommendation, Athene generally has an opportunity to offer to modify the terms of the Purchase Agreement in response to any competing proposals.

Our management agreement with our Manager is difficult to terminate, which may discourage competing proposals from other bidders.

Our management agreement with our Manager can only be terminated in certain limited situations where two-thirds of the independent directors of our board of directors agree that (i) there has been unsatisfactory performance by our Manager that is materially detrimental to ARI and its subsidiaries or (ii) the compensation payable to our Manager thereunder is unfair, subject, in the case of clause (ii), to the right of our Manager to propose to reduce its fee to a level that two-thirds of such independent directors deem fair.

This could discourage a Superior Proposal from a potential competing acquiror, even if such third party were prepared to pay consideration with a higher value than the value of the consideration that will be paid by Athene pursuant to the Purchase Agreement.

The conditions under the Purchase Agreement to our consummation of the Asset Sale may not be satisfied in the anticipated timeframe or at all.

Under the terms of the Purchase Agreement, the consummation of the Asset Sale is subject to a number of closing conditions. There is no guarantee that all closing conditions will be satisfied (or waived, if permitted by the Purchase Agreement and applicable law). Many of the conditions to consummation of the Purchase Agreement are not within our control, and we cannot predict when or if these conditions will be satisfied (or waived, if permitted by the Purchase Agreement and applicable law). Difficulties in satisfying the conditions may prevent, delay, or otherwise materially adversely affect the consummation of the Asset Sale.

If an event occurs delaying or preventing the Asset Sale, such delay or failure to complete the Asset Sale may create uncertainty or otherwise have negative consequences, which may materially and adversely affect our revenue, financial condition and results of operations, as well as the price per share for Common Stock, and could cause us not to realize some or all of the benefits that we expect to achieve if the Asset Sale is successfully completed within their expected timeframe.

In the event that the Asset Sale is not consummated, the trading price of Common Stock and our future business and results of operations may be negatively affected.

The conditions to the consummation of the Asset Sale may not be satisfied as noted above. If the Asset Sale is not consummated, we would remain liable for significant transaction costs and fees, and the focus of our management would have been diverted from seeking other potential strategic opportunities, in each case without realizing any benefits of the Asset Sale.

For these and other reasons, not consummating the Asset Sale could adversely affect our results of operations. Furthermore, if we do not consummate the Asset Sale, the price of Common Stock may decline significantly from the current market price, and you may not recover your investment. Certain costs associated with the Asset Sale have already been incurred or may be payable even if the Asset Sale is not consummated.

We may face litigation filed against us over the Purchase Agreement.

Currently, we are not aware of any complaints filed or litigation pending related to the Purchase Agreement. However, litigation is a common occurrence in connection with transactions similar to the proposed transaction, so we face potential for litigation or other disputes that relate to the Purchase Agreement, including claims related to our process or disclosures and investigatory demands under Maryland law. We can provide no assurance that such litigation, disputes, or demands will not arise in the future. Any such litigation, disputes, or demands, whether successful or not, could delay the closing of the Asset Sale or could have a material adverse effect on our results of operations and financial condition.

Our ability to adjourn the Special Meeting is limited, which could prevent us from obtaining the required stockholder approval of the Asset Sale Proposal.

Under the terms of the Purchase Agreement, our ability to postpone or adjourn the Special Meeting without consent of Athene is limited. As a result, if the requisite vote of the holders of Common Stock is not obtained at the Special Meeting or any permitted adjournment, we may be unable to secure approval of the Asset Sale Proposal, notwithstanding the time, effort, and expense incurred in connection with preparing for and holding the Special Meeting.

Risks Related to Our Future Operations

The uncertainty regarding the use of proceeds from the Asset Sale and our future operations may negatively impact the value and liquidity of Common Stock.

Assuming the Asset Sale is consummated, we will have broad discretion regarding the use of proceeds from the Asset Sale. Although our board of directors will evaluate various alternatives regarding the use of the proceeds from the Asset Sale with a goal to maximize the value of Common Stock, we cannot guarantee that any strategy determined by our board of directors will ultimately result in the maximization of the value of Common Stock or exceed the amount our stockholders would receive if we were to liquidate immediately after the completion of the Asset Sale. This uncertainty may negatively impact the value and liquidity of Common Stock.

We cannot assure our stockholders of our ability to pay dividends following the consummation of the Asset Sale.

We are generally required to annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). We currently intend to make quarterly distributions of all or substantially all of our REIT taxable income in each year. Dividends will be declared and paid at the discretion of our board of directors and will depend on our REIT taxable earnings, our financial condition, maintenance of our REIT qualification and such other factors as our board of directors may deem relevant from time to time. Our ability to pay dividends may be negatively impacted by the Asset Sale or any new asset strategy we ultimately decide to pursue.

Our qualification as a REIT could be affected by the Asset Sale and any new asset strategy we decide to pursue.

In order to qualify as a REIT, we must satisfy certain requirements relating to the composition of our income and assets, among other requirements. In particular, at the end of each calendar quarter, at least 75% of our gross assets must consist of mortgage loans, real estate, mortgage backed securities (“MBS”) satisfying certain requirements, cash, and other qualifying assets. In addition, each year, at least 75% of our gross income must consist of interest on mortgage loans and qualifying MBS, real estate rents, and certain other qualifying real estate-related income, and at least 95% of our gross income must consist of the foregoing categories of income and certain other passive categories of income, such as interest and dividends. We currently intend to continue to satisfy these tests and maintain our qualification as a REIT following the Asset Sale and after adopting any new asset strategy we decide to pursue. However, the composition of our assets and sources of income will change significantly following the Asset Sale and as a result of any such new asset strategy, and no assurance can be provided that we will satisfy the requirements for qualification as a REIT under all circumstances.

In addition, in order to qualify as a REIT, interests in any taxable REIT subsidiary (“TRS”) must represent no more than 25% of our gross assets at the end of each calendar quarter. Following the Asset Sale, we will continue to hold certain of our assets through one or more TRSs. We believe that our interests in TRSs will satisfy the 25% TRS test, but no assurance can be provided that we will satisfy this test under all circumstances. In addition, the TRS test and other REIT requirements could impact our ability to pursue certain investments or asset strategies. For example, our ability to dispose of assets may be limited if the disposition of such assets would cause us to fail to satisfy the 25% TRS test, and our ability to invest in certain classes of MBS and other assets will be limited to the extent that such assets do not qualify for purposes of the REIT income and asset tests.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

The Special Meeting is being held at the offices of Fried Frank, Midtown Conference Center, 535 Madison Avenue, 10th Floor, New York, New York 10022 on [●], 2026, at [●]:00 a.m., Eastern Time. The purpose of the Special Meeting is to consider and vote on:

1.	the Asset Sale Proposal;

2.	the Common Stock Issuance Proposal; and

3.	the Adjournment Proposal.

Recommendation of Our Board of Directors

Our board of directors, acting upon the unanimous recommendation of the Special Committee, recommends that the holders of Common Stock vote “FOR” the Asset Sale Proposal, “FOR” the Common Stock Issuance Proposal, and “FOR” the Adjournment Proposal. For the reasons for this recommendation, refer to “1. Asset Sale Proposal—Reasons for the Asset Sale and Recommendation of our Board of Directors” beginning on page 52.

Record Date; Who Can Vote at the Special Meeting

All holders of Common Stock of record at the close of business on [●], 2026, the Record Date, are entitled to receive notice of, attend and vote at the Special Meeting, or any adjournment or postponement thereof. Each Share entitles the holder thereof to cast one vote on each matter that comes before stockholders for a vote at the meeting. At the close of business on the Record Date, there were [●] Shares issued and outstanding, held by approximately [●] holders of record and representing [●] votes.

Vote Required for Approval; Quorum

Approval of the Asset Sale Proposal requires the affirmative vote of the stockholders entitled to cast a majority of all the votes entitled to be cast on such proposal. Approval of the Common Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast on such proposal. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on such proposal.

The presence, in person or by proxy, at the Special Meeting of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Special Meeting shall constitute a quorum. Abstentions, if any, are included in the determination of the number of holders of Common Stock present at the Special Meeting for the purpose of determining whether a quorum is present. Failure of a quorum to be present at the Special Meeting will necessitate an adjournment or postponement of the Special Meeting and may subject ARI to additional expense. If the adjournment or postponement is to a date more than 120 days after the original record date for the Special Meeting, or if, after the adjournment or postponement, a new record date otherwise is fixed for the adjourned or postponed meeting, a notice of the adjourned or postponed meeting will be given to each stockholder of record entitled to vote at the adjourned or postponed meeting. At the close of business on the Record Date, there were [●] Shares outstanding representing [●] votes. Accordingly, holders of a sufficient number of Shares representing at least [●] votes must be present or represented by proxy at the Special Meeting to constitute a quorum.

Voting by our Directors and Executive Officers

The directors and executive officers of ARI have informed ARI that, as of the date of this proxy statement, they intend to vote in favor of the proposals. At the Record Date for the Special Meeting, the directors and executive officers of ARI owned, in the aggregate, [●] Shares, representing [●]% of the voting power of Common Stock entitled to vote at the Special Meeting.

Failures to Vote, Abstentions and Broker Non-Votes

Failures to Vote. If you fail to vote, it will have the same effect as voting “AGAINST” the Asset Sale Proposal but will have no effect on the Common Stock Issuance Proposal or the Adjournment Proposal, assuming a quorum is present.

Abstentions. Abstentions are included in the determination of the number of holders of Common Stock present at the Special Meeting for the purpose of determining whether a quorum is present. Abstentions will have the same effect as votes cast “AGAINST” the Asset Sale Proposal but will have no effect on the Common Stock Issuance Proposal or the Adjournment Proposal, assuming a quorum is present.

Broker Non-Votes. Broker non-votes are shares held in “street name” by banks, brokers and other nominees that are present or represented by proxy at the Special Meeting, but with respect to which the bank, broker or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such bank, broker or other nominee does not have discretionary voting power on such proposal. Because, under the NYSE rules, banks, brokers and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of Shares held in “street name” does not give voting instructions to the bank, broker or other nominee, then we do not anticipate that those shares will be counted as present in person or by proxy at the Special Meeting. As a result, it is expected that there will not be any broker non-votes in connection with any of the three proposals described in this proxy statement. The failure to issue voting instructions to your bank, broker or other nominee will have no effect on the outcome of the Common Stock Issuance Proposal or the Adjournment Proposal, assuming that a quorum exists. However, the vote to approve the Asset Sale Proposal is based on the total number of Shares outstanding and entitled to vote at the close of business on the Record Date, not just the shares that are counted as present in person or by proxy at the Special Meeting. As a result, if you fail to issue voting instructions to your bank, broker or other nominee, it will have the same effect as a vote “AGAINST” the Asset Sale Proposal.

Manner of Voting and Authorizing a Proxy to Vote

The holders of Common Stock may vote in person at the Special Meeting. If the holders of Common Stock attend the Special Meeting and plan to vote in person, we will provide them with a meeting ballot at the Special Meeting. If the holders’ shares are registered directly in their name, they are considered the stockholder of record and have the right to vote in person at the Special Meeting. If the holders of Common Stock hold Shares in an account of a bank, broker or other nominee and wish to attend the Special Meeting and vote in person, they should bring a legal proxy, executed in their favor, from their broker or other nominee identifying them as the beneficial owner of such Shares and authorizing them to vote.

The holders of Common Stock may also authorize a proxy to vote their shares in the following ways:

•

Internet. Holders of Common Stock may authorize a proxy over the internet by going to the website listed on their proxy card or voting instruction card. Once at the website, follow the instructions to submit a proxy.

•	Telephone. Holders of Common Stock may authorize a proxy using the toll-free number listed on their proxy card or voting instruction card.

•	Mail. Holders of Common Stock may authorize a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

The holders of Common Stock should refer to their proxy card or the voting information card forwarded by their bank, broker or other nominee to see which options are available to them.

The internet and telephone proxy authorization procedures are designed to authenticate holders of Common Stock and to allow them to confirm that their instructions have been properly recorded. If you authorize a proxy over the internet or by telephone, then you need not return a written proxy card or voting instruction card by mail. The internet and telephone facilities available to stockholders of record will close at 11:59 p.m. eastern time on [●], 2026.

The method by which the holders of Common Stock authorize a proxy will in no way limit their right to vote at the Special Meeting if they later decide to attend the meeting in person. If the holders’ Shares are held in the name of a bank, broker or other nominee, the holders of Common Stock must obtain a proxy, executed in their favor, from the bank, broker or other nominee, to be able to vote in person at the Special Meeting.

All Shares entitled to vote and represented by properly completed proxies received prior to the Special Meeting, and not revoked, will be voted at the Special Meeting as instructed on the proxies. If our stockholders of record do not indicate how their Shares should be voted on a matter, the Shares represented by their properly executed proxy will be voted as our board of directors recommends and therefore, “FOR” the Asset Sale Proposal, “FOR” the Common Stock Issuance Proposal, and “FOR” the Adjournment Proposal. If you do not provide voting instructions to your bank, broker or other nominee, your Shares will NOT be voted at the Special Meeting.

Shares Held in “Street Name”

If the holders of Common Stock hold Shares in an account of a bank, broker or other nominee and they wish to have such shares voted, they must return their voting instructions to the bank, broker or other nominee. If the holders of Common Stock hold Shares in an account of a bank, broker or other nominee and wish to attend the Special Meeting and vote in person, they should bring a legal proxy, executed in their favor, from their broker or other nominee identifying them as the beneficial owner of such Shares and authorizing them to vote.

Shares held by banks, brokers and other nominees will NOT be voted unless such holders of Common Stock instruct such brokers or other nominees how to vote.

Revocation of Proxies or Voting Instructions

Any stockholder of record submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Special Meeting by (i) delivering prior to the Special Meeting a written notice of revocation to our Secretary at Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 42nd Floor, New York, New York 10019, (ii) submitting a later dated proxy or (iii) voting in person at the Special Meeting.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the special meeting if you obtain a proxy, executed in your favor, from the stockholder of record (bank, broker or other nominee) giving you the right to vote the shares.

Attending the Special Meeting will not automatically revoke a previously submitted proxy unless such holder of Common Stock votes at the Special Meeting.

Solicitation of Proxies

We will pay the cost of soliciting proxies from the holders of Common Stock. Our directors and executive officers may solicit proxies on our behalf in person or by telephone, facsimile or other means, but will not receive any additional compensation for doing so. We have engaged Okapi Partners LLC to assist us in the solicitation of proxies. We have agreed to pay Okapi Partners LLC a fee not expected to exceed $41,500 plus reasonable expenses for these services, which includes the payment of certain fees and expenses for its services to solicit proxies.

Adjournment

In addition to the Asset Sale Proposal and the Common Stock Issuance Proposal, the holders of Common Stock are also being asked to approve the Adjournment Proposal, which will enable the adjournment of the Special Meeting for the purpose of soliciting additional votes in favor of the Asset Sale Proposal if there are not sufficient votes at the time of the Special Meeting to approve the Asset Sale Proposal. Our bylaws permit the chair of the Special Meeting, acting in his or her own discretion and without any action by our stockholders, to adjourn the Special Meeting to a later date and time and at a place announced at the Special Meeting, or provided at a future time through means announced at the meeting. The adjourned meeting may take place without further notice other than by an announcement made at the Special Meeting unless the adjournment or postponement is to a date more than 120 days after the original record date for the Special Meeting or if, after the adjournment or postponement, a new record date otherwise is fixed for the adjourned or postponed meeting, in which case a notice of the adjourned or postponed meeting will be given to each of our stockholders of record entitled to vote at the adjourned or postponed Special Meeting (subject to certain restrictions in the Purchase Agreement, including that the Special Meeting generally may not be reconvened, without Athene’s consent, on a date that is more than 30 days after the date on which the Special Meeting was originally scheduled). If the Special Meeting is adjourned or postponed, holders of Common Stock who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you return a proxy and do not indicate how you wish to vote on the Adjournment Proposal, your Shares will be voted in favor of the Adjournment Proposal.

Questions

If you have any questions concerning any of the proposals, the Asset Sale, the Purchase Agreement, the Special Meeting, or the proxy statement, or would like additional copies of the proxy statement or need help voting your Shares, you should contact:

Apollo Commercial Real Estate Finance, Inc.

Attention: Secretary

9 West 57th Street, 42nd Floor

New York, New York 10019

Investor Relations: (212) 515-3200

Okapi Partners LLC:

1212 Avenue of the Americas, 17th Floor

New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (855) 208-8903

E-mail: info@okapipartners.com

1. ASSET SALE PROPOSAL

We are asking the holders of Common Stock to approve the Asset Sale Proposal. The following is a description of certain material aspects of the Asset Sale. While we believe that the following description covers the material terms of the Asset Sale, the description may not contain all of the information that is important to you. Stockholders should carefully read this proxy statement and the annexes in their entirety, for more detailed information concerning the Purchase Agreement and the Asset Sale. A copy of the Purchase Agreement is attached to this proxy statement as Annex A.

Information about the Parties

ARI

Apollo Commercial Real Estate Finance, Inc. is a Maryland corporation that was incorporated in 2009 and that has elected to be taxed as a REIT for U.S. federal income tax purposes. ARI generally is not subject to U.S. federal income taxes on its net taxable income to the extent that it annually distributes its net taxable income to stockholders and properly maintains its qualification as a REIT. ARI also operates its business in a manner intended to allow it to remain excluded from registration as an investment company under the 1940 Act. ARI primarily originates, acquires, invests in and manages performing first mortgage loans, subordinate financings, commercial mortgage-backed securities and other commercial real estate-related debt investments.

ARI is externally managed and advised by our Manager, an indirect subsidiary of AGM, a high-growth, global alternative asset manager. Our Manager is led by an experienced team of senior real estate professionals who have significant experience in underwriting and structuring commercial real estate financing transactions. ARI benefits from Apollo’s global infrastructure and operating platform, through which ARI is able to source, evaluate and manage ARI’s assets. ARI does not have any employees; all of its officers are employees of Apollo.

As of December 31, 2025, ARI held a diversified portfolio comprised of approximately $8.7 billion of commercial mortgage loans and $62.2 million of subordinate loans and other lending assets. As of December 31, 2025, ARI had financed this portfolio with $6.3 billion of secured debt arrangements, $746.3 million senior secured term loans and $500.0 million of 4.625% Senior Secured Notes due 2029. Additionally, as of December 31, 2025, ARI held $842.9 million of real estate assets and $425.8 million of related financing.

ARI’s principal offices are located at 9 West 57th Street, 42nd Floor, New York, New York 10019, telephone: (212) 515-3200. Our website is www.apollocref.com.

Athene

Athene Holding Ltd. is a Delaware corporation and a subsidiary of AGM. Athene is a leading financial services company that specializes in issuing, reinsuring and acquiring retirement savings products designed for the increasing number of individuals and institutions seeking to fund retirement needs. Athene generates spread income by combining its two core competencies of (i) sourcing long-term, persistent liabilities and (ii) using the global scale and reach of Apollo’s asset management business to actively source or originate assets with its preferred risk and return characteristics. Athene’s steady and significant base of earnings generates capital that it opportunistically invests across its business to source attractively priced liabilities and capitalize on opportunities.

Athene’s principal offices are located at 7700 Mills Civic Pkwy, West Des Moines, Iowa 50266, telephone: (515) 342-4678.

General Description of the Asset Sale

ARI has entered into the Purchase Agreement with Athene which provides, among other things, that Athene will purchase from ARI, and ARI will sell to Athene, the Loans, other than two loans with a combined total principal balance of $146 million as of December 31, 2025 currently held by ARI, which are expected to be repaid prior to the closing of the Asset Sale.

The parties’ respective obligations to consummate the Asset Sale are subject to the satisfaction or waiver of the conditions set forth in the Purchase Agreement, including the approval of the Purchase Agreement and the Asset Sale by the affirmative vote of the stockholders entitled to cast a majority of all the votes entitled to be cast on the Asset Sale Proposal at the Special Meeting.

Consideration for the Asset Sale

The total purchase price paid by Athene for the Loans, will be calculated based on 99.7% of the total commitment amount of each Loan as of the closing of the Asset Sale, subject to certain adjustments as provided in the Purchase Agreement, and will be paid entirely in cash.

Background of the Asset Sale

The following chronology summarizes the key meetings and events that led to the signing of the Purchase Agreement and related documents. This chronology does not purport to catalogue every conversation of or among members of the Special Committee, our board of directors, ARI management, the Manager, and their respective advisors and representatives, and other parties, including, without limitation, Apollo and Athene. For purposes of this proxy statement, “ARI management” refers to, as applicable, ARI’s executive officers and other representatives of the Manager and “Athene management” refers to, as applicable, Athene’s executive officers and other representatives of Apollo Insurance Solutions Group LP (“ISG”), Athene’s investment adviser.

Since ARI’s inception, our board of directors has regularly reviewed ARI’s performance, competitive positioning and overall investment strategy and has regularly considered ARI’s long-term goals and strategic direction in light of, among other things, the competitive landscape in which ARI operates and relevant industry and capital market dynamics, including stock price performance. The commercial mortgage REIT sector has faced significant headwinds during the past several years as a result of several factors, including secular shifts in real estate demand coming out of the COVID-19 pandemic, which fundamentally altered the office and leisure sectors and the subsequent rapid rise in interest rates in mid-2022, which resulted in widespread asset repricing across most property types and credit deterioration in legacy loan portfolios. Consequently, the Common Stock has consistently traded at a substantial discount to BVPS consistent with the commercial mortgage REIT sector in general.

Over the last several years, the Manager has actively considered and implemented various strategic initiatives from time to time to address the challenging market dynamics impacting ARI and the commercial mortgage REIT sector as a whole with the goal of enhancing stockholder value, including potential changes to ARI’s investment strategy and focus. These various strategic initiatives included the following:

•	increasing origination activity in Europe;

•	adopting an early focus on data center construction lending;

•	avoiding the multifamily sector in the pre-COVID-19 pandemic market environment;

•	strategically selling select assets during the COVID-19 pandemic to reduce exposure and/or manage liquidity;

•	considering, in October 2021, various business combination opportunities involving certain affiliates of Apollo, including Athene; and

•	consistently considering net lease investment opportunities.

During the first half of 2025, in light of the continuing challenges facing ARI as a monoline business, the Manager, on behalf of ARI and with the assistance of Goldman Sachs & Co. LLC (“Goldman Sachs”), increased its focus on identifying potential means of addressing these challenges in a way that would enhance value for ARI stockholders. These efforts included considering, among other strategic alternatives, possible broadening of ARI’s overall investment strategy, as well as a possible sale of ARI’s investment portfolio assets and other possible business combinations. These more targeted efforts included the Manager engaging in discussions with potential counterparties regarding potential business combinations or other strategic alternatives, including with representatives of a potential strategic acquiror (“Party A”). Certain affiliates of Apollo hold a minority interest in an affiliate of Party A and have committed capital to affiliates of Party A. The Manager also considered the possibility of the involvement of ARI in a potential transaction with other affiliates of Apollo, specifically the possible acquisition by Athene of ARI’s investment portfolio assets.

On June 24, 2025 our board of directors held a call with members of ARI management and representatives of Clifford Chance US LLP (“Clifford Chance”), legal counsel to ARI, during which call, members of ARI management informed our board of directors of preliminary discussions and considerations regarding a potential transaction involving Party A as one of several strategic alternatives that might be evaluated by our board of directors in the future. During this call, our board of directors and ARI management discussed, among other things, the continuing challenging market dynamics and their desire to reduce the trading discount to ARI’s book value.

On July 28, 2025, our board of directors held a regularly scheduled quarterly meeting, attended by representatives of the Manager, during which meeting our board of directors discussed, among other things, the market environment and trends, and potential opportunities that might be available to ARI. Following the adjournment of such meeting, our board of directors met with representatives of the Manager, during which session such representatives provided an update to our board of directors on potential strategic alternatives that might be evaluated by our board of directors, including a potential transaction involving Party A. Immediately following such session, our board of directors met in an executive session with the independent directors to discuss the same.

On August 18, 2025, the Chair of our board of directors received a written proposal from Party A proposing to commence discussions between our board of directors and Party A regarding a potential stock-for-stock merger of ARI and Party A, following conversations between Party A and the Manager. This initial written proposal from Party A proposed that our board of directors consider appointing a working group or dedicated committee to begin engaging in discussions with Party A and its advisors to evaluate such a potential transaction.

On August 20, 2025, certain members of our board of directors held a call with members of ARI management and representatives of Clifford Chance to discuss the written proposal from Party A, and the possible formation of a special committee of our board of directors, consisting solely of independent and disinterested directors, to evaluate such proposal and consider such a possible strategic transaction. Following discussion, the members of our board of directors in attendance determined to pursue the formation of such a special committee, and members of our board of directors not in attendance were subsequently consulted on the formation of such a special committee.

On August 25, 2025, our board of directors adopted a unanimous written consent to the Special Committee, consisting solely of independent and disinterested directors, for the purpose of reviewing and evaluating the merits and considerations of a potential transaction involving Party A or any alternative transaction. The Special Committee’s delegated authority included, without limitation, (i) reviewing, evaluating, and considering whether it was in the best interests of ARI to explore and pursue the potential transaction involving Party A or an alternative transaction and implementing an appropriate process by which to do so, (ii) making, or declining to make, on behalf of ARI any proposal to Party A or any other potential counterparty for a potential transaction involving Party A or an alternative transaction, (iii) formulating, structuring and negotiating the terms of the potential transaction involving Party A or an alternative transaction, (iv) negotiating and approving the form of documentation or agreements relating to the potential transaction involving Party A or an alternative transaction, (v) overseeing and directing all agreements, proceedings, activities, public announcements, press releases, SEC filings and litigation of ARI involving or relating to the potential transaction involving Party A or an alternative transaction, (vi) reporting to our board of directors the Special Committee’s recommendations and conclusions with respect to the potential transaction involving Party A or an alternative transaction, including a determination and recommendation as to whether the potential transaction involving Party A or an alternative transaction is in the best interests of ARI and should be approved by our board of directors, (vii) exploring potential alternative transactions to the potential transaction involving Party A, (viii) determining to elect not to pursue the potential transaction involving Party A or any alternative transaction, (ix) otherwise exercising the full power and authority of the full board of directors (to the fullest extent permitted by law) with respect to the potential transaction involving Party A or any alternative transaction, and (x) retaining independent legal counsel, financial advisors or other advisors, as appropriate. In addition, our board of directors agreed that it would not approve a potential transaction involving Party A or any alternative transaction without a prior favorable recommendation of the potential transaction involving Party A or any such alternative by the Special Committee. Through the unanimous written consent, our board of directors designated each of Michael Salvati (as Chairperson of the Special Committee), Mark Biderman, and Brenna Haysom to serve as the members of the Special Committee, following our board of directors’ determination that each of Mr. Salvati, Mr. Biderman and Ms. Haysom is independent within the standards of the NYSE, is not an employee of ARI or a member of the ARI management team and does not have any interest in a potential transaction with Party A that is different from, or in addition to, the interests of ARI stockholders generally.

Between September 4, 2025 and January 27, 2026, the Special Committee held approximately 24 formal meetings, in addition to numerous calls, videoconferences and other correspondence, to discuss and analyze potential transactions and other matters within the scope of the Special Committee’s mandate. All members of the Special Committee were present at each meeting of the Special Committee described below. The full board of directors was provided with periodic updates throughout the process.

On August 28, 2025, the Special Committee received a non-binding indicative term sheet from Party A (the “August 28 Party A Term Sheet”) outlining a proposed potential business combination transaction pursuant to which ARI would merge with and into Party A, with Party A surviving the potential transaction. The August 28 Party A Term Sheet further contemplated that, prior to the closing of the proposed transaction, ARI would sell all of its investment portfolio assets to a third party for cash, with the net proceeds of such sale (after repayment of indebtedness and expenses) available to be utilized by the combined company to invest in new portfolio assets consistent with Party A’s investment strategy and business model. The August 28 Party A Term Sheet proposed that the consideration to be received by ARI stockholders in the potential transaction with Party A would consist of Party A’s common stock which Party A would list on the NYSE in connection with the potential transaction, with an exchange ratio for ARI shares into Party A shares calculated on a “Net Asset Value (“NAV”)-for-NAV” basis, that would be computed at or shortly before the closing date of the potential transaction. The August 28 Party A Term Sheet also proposed that ARI and Party A discuss the possibility that ARI stockholders receive the ability to elect to receive a limited portion of the merger consideration in cash in lieu of shares of Party A common stock.

On September 4, 2025, the Special Committee held meetings to interview representatives of Fried Frank and another law firm with significant M&A capabilities regarding each firm’s potential engagement as independent legal advisor to the Special Committee. At each such meeting, representatives of Fried Frank and the other law firm presented their respective qualifications, including their experience representing special committees and REITs, and reviewed potential conflicts of interest, including fees received from ARI and other parties that may have an interest in the potential transaction, including Apollo and Party A. Fried Frank had previously represented a special committee of our board of directors in connection with ARI’s 2016 business combination transaction with Apollo Residential Mortgage, Inc. Fried Frank’s relationships disclosures to the Special Committee included the fact that it had performed and/or was performing certain legal services for Apollo and current or former affiliates of Apollo and/or portfolio companies of funds and vehicles managed by Apollo, including Athene, and information regarding the amount of fees received from such entities over the prior two fiscal years, which fees amounted to less than 1% of Fried Frank’s revenue for each such fiscal year. Following the presentations and discussion with each firm, the Special Committee deliberated on the qualifications and experience of both law firms and determined to retain Fried Frank as its independent legal counsel in connection with a potential transaction. The Special Committee determined that, notwithstanding the information provided by Fried Frank regarding its relationships with Apollo and its affiliates, including Athene, such relationships would not impair the ability of Fried Frank to provide impartial advice to the Special Committee and the Special Committee subsequently engaged Fried Frank as its legal advisor.

On September 4 and September 5, 2025, Mr. Salvati held preliminary discussions with representatives of each of BofA Securities, Goldman Sachs, and another leading investment bank with significant experience in the commercial real estate industry (“Bank A”). On September 8, 2025, the Special Committee held meetings with representatives of Fried Frank to receive presentations by each of Bank A, Goldman Sachs, and BofA Securities regarding each investment bank’s potential engagement as independent financial advisor to the Special Committee. The Special Committee members asked questions of the representatives of each investment bank regarding such investment bank’s qualifications, relevant experience, and potential conflicts, and requested customary relationships disclosure information from each investment bank. The Special Committee informed each investment bank that the financial advisor selected by the Special Committee would be required to agree not to represent any other potential party to a transaction involving ARI, including Party A, Apollo, or their respective affiliates.

On September 9, 2025, our board of directors held a regularly scheduled meeting. Following such meeting, our board of directors met in an executive session, during which executive session Mr. Salvati provided an update to our board of directors on the potential transaction.

Also on September 9, 2025, the Special Committee held a meeting with representatives of Fried Frank to discuss the qualifications, experience and historical fee disclosures of each investment bank that had presented to the Special Committee on September 8, 2025. The Special Committee unanimously expressed support for the potential selection of BofA Securities as the Special Committee’s financial advisor. The Special Committee determined that final selection would be contingent upon receipt and review of fee proposals and relationships disclosures from BofA Securities and the other two investment banks, and negotiation of a satisfactory engagement letter.

On September 11, 2025, the Special Committee held a meeting with representatives of Fried Frank to further discuss the engagement of an investment bank as the Special Committee’s independent financial advisor, following the receipt and review of fee proposals and relationships disclosure memoranda from each of Bank A, Goldman Sachs, and BofA Securities. The disclosure memoranda for each bank included summaries of each bank’s relationships with Party A, Apollo, and their respective affiliates, as well as compensation paid and prior engagements, including in the case of Goldman Sachs, the existence of a mandate from Party A regarding a separate unrelated transaction involving a potential increase in the minority position in Party A by affiliates of Apollo. The Special Committee reviewed and considered each bank’s qualifications and discussed the importance of ensuring any selected advisor would agree not to be engaged by any other potential party to a transaction involving ARI. The Special Committee expressed support for engaging BofA Securities, in particular due to BofA Securities’ capital markets experience in relevant business sectors, subject to clarification on certain follow-up questions regarding conflicts and fees, and instructed Fried Frank to follow up accordingly. BofA Securities’ disclosures memoranda included information regarding its provision of financial advisory and financing services to, and receipt of fees from, Apollo and its affiliates, including Athene, and certain related entities, during the prior two years, including information regarding fees received by BofA Securities in connection with such engagements. For additional information regarding such fees, please refer to the section of this proxy statement entitled “—Opinion of the Special Committee’s Financial Advisor—Miscellaneous” beginning on page 57. Following the receipt of answers to such follow-up questions, the Special Committee determined that, notwithstanding the information provided by BofA Securities regarding its relationships, such relationships would not impair the ability of BofA Securities to provide impartial advice to the Special Committee. During the meeting, the Special Committee and representatives of Fried Frank also discussed scheduling interviews with each Special Committee member to assess each member’s own independence and potential conflicts in detail.

On September 15, 2025, representatives of Fried Frank held individual interviews with each of Mr. Salvati, Mr. Biderman and Ms. Haysom to confirm each Special Committee member’s independence and to identify any potential conflicts of interest.

On September 18, 2025, the Special Committee held a meeting with representatives of Fried Frank to discuss the results of these interviews and considerations regarding the independence of each member, and any potential conflicts of interest or interests of each member in the matters anticipated to be considered by the Special Committee. After discussion and consideration, each member of the Special Committee confirmed they were comfortable with the Special Committee’s composition based on the independence considerations discussed. For more information, please refer to “1. Asset Sale Proposal—Interests of Certain Persons in Matters to be Acted Upon.”

Later on September 18, 2025, the Special Committee held another meeting with representatives of Fried Frank and BofA Securities and, for a portion of the meeting and at the Special Committee’s invitation, members of ARI management and representatives of Clifford Chance, to discuss matters regarding the Special Committee’s consideration of strategic alternatives for ARI, including a potential transaction involving Party A. Other strategic alternatives that were considered included continuing to conduct ARI’s business as a commercial mortgage REIT consistent with ARI’s existing investment strategy (i.e., maintaining the status quo), continuing to operate ARI as a commercial mortgage REIT but adopting a broader investment strategy including tangential real estate asset classes, an orderly liquidation of ARI, and various merger and acquisition possibilities, including the sale of ARI to a commercial mortgage REIT. Members of ARI management presented an overview of ARI’s historical and projected future performance, a summary of the rationale, from the perspective of ARI management, for considering a potential transaction, an overview of the financial profile of Party A, relationships between affiliates of Apollo and parties involved in the potential transaction, including Party A, and a summary of potential next steps. Members of ARI management also raised considerations relating to the possibility of the involvement of Apollo affiliates in a potential transaction, specifically the possible acquisition by Athene of ARI’s investment portfolio assets. After the members of ARI management and representatives of Clifford Chance exited the meeting, the Special Committee continued to discuss the matters that had been presented by ARI management, including the importance of obtaining additional financial information and financial models to enable BofA Securities to undertake an analysis of the potential transaction, and requested that BofA Securities begin to prepare a list of due diligence requests for Party A. The Special Committee also discussed the possibility of Athene’s involvement in a potential transaction. The Special Committee determined that the Special Committee would authorize Mr. Rothstein to conduct preliminary outreach to Athene management to gauge Athene’s interest in participating in a potential transaction. Following the meeting, Mr. Salvati, on behalf of the Special Committee, relayed this decision to Mr. Rothstein, who then conducted initial outreach to representatives of Athene management.

On September 23, 2025, ARI entered into a confidentiality agreement with Athene regarding a potential transaction regarding ARI’s investment portfolio assets, pursuant to which Athene was subsequently granted access to non-public information regarding ARI and its investment portfolio assets to facilitate Athene’s due diligence review of ARI. Such due diligence review continued until the execution of the Purchase Agreement between ARI and Athene.

On September 26 2025, the Special Committee retained Venable LLP (“Venable”) to serve as Maryland legal counsel to the Special Committee based on, among other things, the breadth of Venable’s experience advising REITs engaged in merger and acquisition transactions and its prior experience in representing ARI. Venable also provides legal advice to ARI and other entities managed by Apollo unrelated to the potential transaction, and the Special Committee determined this would not impair Venable’s ability to provide impartial legal advice to the Special Committee in connection with the potential transaction.

On September 27, 2025, ARI entered into a mutual confidentiality agreement with Party A with respect to a potential transaction involving ARI, which included customary standstill provisions for the benefit of ARI. Such confidentiality agreement did not include a “don’t ask, don’t waive” provision (i.e., a provision that would have restricted Party A from requesting that ARI or our board of directors waive the standstill restrictions in the confidentiality agreement). Shortly thereafter, each of ARI and Party A was subsequently granted access to non-public information of the other party to facilitate the respective parties’ due diligence review of the other party. Such due diligence reviews continued until the termination of negotiations between ARI and Party A in late November 2025.

On September 29, 2025, the Special Committee received a non-binding letter of intent from Athene with respect to the potential acquisition of ARI’s investment portfolio assets by Athene as a precursor to the potential business combination transaction between ARI and Party A (the “September 29 Athene LOI”). The September 29 Athene LOI expressed Athene’s interest in the opportunity to purchase ARI’s investment portfolio of commercial mortgage loans (“CML”) and real estate owned positions (“REO”) conditioned upon the occurrence of, the closing of the potential transaction between ARI and Party A. The September 29 Athene LOI indicated that, based on information received as of such date, Athene would be willing to pay to ARI a purchase price for such portfolio based on 99.0% of par based on the total commitment amount of each CML asset, net of asset-specific CECL reserves, and the equity book value of each REO asset, funded through cash on hand from Athene’s balance sheet, subject to customary due diligence review and approvals.

On September 30, 2025, the Special Committee held a meeting with representatives of Fried Frank and BofA Securities and, for a portion of the meeting and at the Special Committee’s invitation, members of ARI management and Clifford Chance, to continue discussions regarding strategic alternatives, including a potential transaction with Party A and the terms of the September 29 Athene LOI. Members of ARI management provided an overview of ARI’s five-year financial projections, including underlying assumptions, and discussed various factors affecting financial results and other considerations relating to the potential transaction, including the September 29 Athene LOI. After the members of ARI management exited the meeting, the Special Committee discussed with representatives of Fried Frank and BofA Securities the financial projections and other information presented by ARI management, and concluded that the Special Committee would review additional financial information and analyses regarding ARI and Party A before determining the Special Committee’s response to the proposals from Party A and Athene.

On October 7, 2025, the Special Committee held a meeting with representatives of Fried Frank and BofA Securities to discuss updated financial information and projections received from ARI management (which updated the five-year financial projections previously presented to the Special Committee on September 30, 2025) and certain preliminary financial information and projections received from Party A. The Special Committee also discussed BofA Securities’ preliminary analysis of the financial information received to date. At this meeting the Special Committee determined to invite Party A to a meeting with the Special Committee to provide additional financial and other information regarding Party A and the potential transaction involving Party A and ARI.

On October 15, 2025, the Special Committee held a meeting with representatives of Fried Frank and BofA Securities and, for a portion of the meeting and at the Special Committee’s invitation, members of ARI management, representatives of Clifford Chance, members of Party A’s management and representatives of Party A’s outside legal counsel and financial advisor, to discuss matters relating to a potential transaction involving Party A and ARI. Members of Party A’s management presented an overview of Party A’s business and market position, as well as its historical and forecasted financials. The Special Committee and its advisors asked questions of such representatives of Party A. After the members of Party A management and ARI management and their respective advisors exited the meeting, the Special Committee continued to discuss the presented analyses with representatives of Fried Frank and BofA Securities and instructed BofA Securities to prepare a more comprehensive valuation analysis and, based on such valuation analysis, a list of potential transaction terms for the Special Committee to consider.

On October 27, 2025, the Special Committee held a meeting with representatives of Fried Frank and BofA Securities to review and discuss BofA Securities’ preliminary valuation analysis and perspectives on potential terms of counterproposals to Party A and Athene. A representative from BofA Securities’ equity capital markets team also discussed with the Special Committee certain considerations for the potential transaction from an equity capital markets perspective, with a focus on the potential trading performance of the stock of the combined company following the potential transaction. The Special Committee and its advisors discussed considerations relating to ARI’s status as a commercial mortgage REIT and the profile of ARI’s stockholder base, and the anticipated levels of stockholder rotation post-closing resulting from the fact that the combined company would not be a commercial mortgage REIT. The Special Committee instructed BofA Securities to further develop its preliminary analyses and to model the impact of certain potential transaction terms for the Special Committee’s consideration.

On October 27, 2025, BofA Securities, the Special Committee and ARI executed an engagement letter to formally engage BofA Securities as independent financial advisor to the Special Committee.

On October 31, 2025, the Special Committee held a meeting with representatives of Fried Frank and BofA Securities to discuss the terms of possible counterproposals to each of the preliminary non-binding proposals received from Party A and Athene, including, among other things, increasing the purchase price payable by Athene and improving various economic terms of the consideration that would be received by ARI stockholders in the potential transaction with Party A. The Special Committee determined to continue reviewing and considering the potential counterproposal terms and to reconvene the following week to determine next steps.

On November 3, 2025, the Special Committee held a meeting with representatives of Fried Frank to discuss potential next steps in the negotiations with Party A and Athene, as well as Apollo’s possible participation in the potential transaction by contributing capital to fund a post-closing stock support program. Following a discussion, the Special Committee determined next steps would include (i) further refining the potential counterproposals for each of Party A, Athene and Apollo, (ii) scheduling a meeting with members of Party A management, as well as a separate meeting with a Co-President of Apollo Asset Management, Inc., an affiliate of Apollo (the “Co-President”), to obtain more details on Party A’s and Apollo’s respective strategic perspectives on the potential transaction, and (iii) requesting further detail from Party A’s financial advisor regarding its plan for seeking to stabilize the price of the stock of the combined company following the consummation of the potential transaction in light of potentially significant investor turnover immediately following closing.

On November 5, 2025, the Special Committee held a meeting with representatives of Fried Frank and BofA Securities, and, for separate portions of the meeting and at the Special Committee’s invitation, (i) representatives of Party A and (ii) the Co-President and members of ARI management. Representatives of Party A provided an overview of key historical and projected financial performance of Party A and provided additional context regarding Party A’s strategic rationale for pursuing the potential transaction with ARI, specifically focusing on how Party A would invest the net cash proceeds from the Athene transaction and a proposed plan to stabilize the price of the combined company’s stock following the closing of the potential transaction. After the members of Party A’s management exited the meeting, the Co-President and members of ARI management joined the meeting to provide additional context on Apollo’s strategic rationale for recommending the exploration of the potential transaction with Party A and Athene and engaged in further discussion with the Special Committee. Such rationale was primarily focused on the overall benefits to ARI stockholders, including improving returns for long-term stockholders. After all parties other than the Special Committee and representatives of Fried Frank and BofA Securities exited the meeting, the Special Committee engaged in discussion with its advisors regarding a list of potential counterproposals for each of Party A and Athene, as well as a list of requests to be shared with Apollo in connection with its potential involvement in a post-closing stock support program, and the Special Committee instructed BofA Securities to further refine such counterproposals and list of requests.

On November 7, 2025, BofA Securities, in accordance with the Special Committee’s directives, delivered the Special Committee’s non-binding counterproposal to Party A in response to the August 28 Party A Term Sheet and subsequent discussions between representatives of Party A, the Special Committee and their respective advisors. The counterproposal included, among other things, a “NAV-for-NAV” exchange ratio (which would be more favorable to ARI stockholders), a proposal that Party A bear certain of ARI’s transaction expenses, proposed stockholder-favorable modifications to Party A’s management fee structure, a commitment regarding minimum quarterly dividends for the combined company, terms for a post-closing stock support program and an additional cash payment to ARI stockholders, as well as post-closing board representation for ARI’s independent directors.

Also on November 7, 2025, BofA Securities, in accordance with the Special Committee’s directives, delivered the Special Committee’s non-binding counterproposal to Athene and Apollo in response to the September 29 Athene LOI. The counterproposal proposed to increase the purchase price to be paid by Athene for ARI’s investment portfolio assets to 100% of the total commitment value with respect to the CML assets and 100% of the book value, net of accumulated depreciation, with respect to the REO assets. Additionally, the counterproposal proposed that Athene would pay additional amounts representing 100% of the upside of a specific loan position and a specific real estate owned position and for the accumulated depreciation related to the REO assets as of the closing date. The counterproposal additionally proposed that ARI and Apollo would negotiate with ARI’s lenders to waive or reduce exit fees on its retired warehouse debt financing facilities, and that any exit fees not waived would be paid by Athene or Apollo rather than ARI.

Also on November 7, 2025, BofA Securities, in accordance with the Special Committee’s directives, delivered to Apollo and ARI a list of requests in connection with the potential transactions involving Party A and Athene. The list included a proposal that the Manager fully waive its termination fee under the ARI management agreement and requested that ARI consider engaging in discussions with holders of ARI’s Series B-1 Preferred Stock to discuss the potential transaction.

On November 11, 2025, the Special Committee received a revised non-binding counterproposal from Party A in response to the Special Committee’s November 7, 2025 counterproposal. The counterproposal stated that Party A declined to agree to many of the terms proposed by the Special Committee on November 7, 2025, including the Special Committee’s proposed changes to the exchange ratio for the merger, amendments to Party A’s management fee structure, and other proposals regarding dividend levels, transaction expenses, post-closing stock support, given the potential stockholder rotation, and including a partial cash election as part of the merger consideration to be received by ARI stockholders.

Also on November 11, 2025, the Special Committee received an updated non-binding letter of intent from Athene revising the terms set forth in the September 29 Athene LOI (the “November 11 Athene LOI”). The November 11 Athene LOI reflected a purchase price based on 99.5% of the par value of each ARI asset, net of asset-specific CECL reserves, which represented an increase of 0.5% from the September 29 Athene LOI, but did not otherwise address the terms of the counterproposal delivered by the Special Committee’s advisors to Athene on November 7, 2025.

Between November 12, 2025 and November 23, 2025, representatives of the Special Committee’s advisors, Apollo, the Manager’s advisors, ARI’s advisors and representatives and advisors of Party A held several additional calls to discuss certain structuring and regulatory considerations relating to potential post-closing stock support activities.

On November 13, 2025, the Special Committee held a meeting with representatives of Fried Frank and BofA Securities to discuss the terms of the November 11 Athene LOI and the November 11, 2025 counterproposal from Party A. The Special Committee discussed various key points, including, among other things, the parameters of a potential stock support program and Party A’s management fee structure following the closing of the potential transaction with Party A, the treatment of accumulated depreciation and upside on specified assets in the potential asset sale transaction with Athene, and potential counterproposals for each of Party A and Athene. The Special Committee asked Fried Frank to prepare revised counterproposals to reflect the outcome of such discussions.

Also on November 13, 2025, BofA Securities, in accordance with the Special Committee’s directives, delivered a revised non-binding counterproposal to Party A. The counterproposal provided further details on the proposal for Party A’s payment of certain transaction expenses, provided updated compromise positions on the management fee structure and minimum dividends, decreased the quantum of post-closing stock support and the additional cash payment to ARI stockholders contemplated in its prior counterproposal, and provided for additional parameters regarding the Special Committee’s proposed post-closing stock support program.

Also on November 13, 2025, BofA Securities, in accordance with the Special Committee’s directives, delivered a revised non-binding counterproposal to Athene, proposing to fix the cash consideration to be received by ARI upon the closing of the potential asset sale transaction at $1.7 billion in light of certain assumptions underlying Party A’s proposed exchange ratio, based on a specified number of fully-diluted shares of Common Stock outstanding as of the estimated closing date, and subject to pro rata upward adjustment in the event of any additional issuances of Common Stock.

On November 14, 2025, the Special Committee received a revised non-binding proposal from Party A. The revised proposal provided that Party A declined to agree to the Special Committee’s proposals with respect to the updated management fee structure and minimum dividends, but contained Party A’s proposals regarding transaction expense sharing, stock support and potential cash merger consideration.

On November 17, 2025 and November 18, 2025, members of the Special Committee, Fried Frank and BofA Securities met with representatives of Party A to continue negotiating the open economic terms of the potential transaction.

On November 18, 2025, following the meetings with representatives of Party A, the Special Committee held a meeting with representatives of Fried Frank and BofA Securities to discuss the terms of Party A’s latest proposal and status of discussions with both Party A and Athene. At the meeting, the Special Committee determined to focus on resolving the open commercial items with Party A before further negotiating with Athene.

On November 19, 2025, the Special Committee received an updated non-binding counterproposal from Party A. The updated counterproposal again declined to agree to the Special Committee’s latest proposals on the amended management fee structure and minimum dividends. Party A’s counterproposal also proposed a moderate increase to the immediate post-closing stock support program amount compared to Party A’s prior position.

On November 20, 2025, the Special Committee held a meeting with representatives of Fried Frank and BofA Securities to discuss key open items in Party A’s latest counterproposal. The Special Committee requested that BofA Securities prepare updated financial analyses and valuations for the potential transaction based on Party A’s latest proposal, and agreed to reconvene after its review of such materials to finalize its position on a potential counterproposal to Party A.

On November 24, 2025, the Special Committee held a meeting with representatives of Fried Frank and BofA Securities to discuss the updated valuation and analyses prepared by BofA Securities and the terms of a potential counterproposal to Party A.

On November 25, 2025, Fried Frank, in accordance with the Special Committee’s directives, delivered a revised non-binding counterproposal to Party A. The counterproposal outlined the Special Committee’s further refined compromise positions on outstanding items, including terms for the post-closing stock support program and dividend policy.

On November 30, 2025, representatives of Fried Frank, BofA Securities and Party A held a call to discuss the Special Committee’s November 25, 2025 counterproposal, to which Party A had not yet provided a response or feedback. The representative of Party A indicated that a potential counterproposal from Party A was continuing to be discussed internally at Party A. However, the Special Committee ultimately did not receive a counterproposal from Party A in response to the Special Committee’s November 25, 2025 counterproposal.

On December 1, 2025, the Special Committee received an updated non-binding letter of intent from Athene (the “December 1 Athene LOI”). The December 1 Athene LOI reaffirmed Athene’s interest in the potential asset sale transaction on the same terms previously proposed in the November 11 Athene LOI but, unlike the November 11 Athene LOI, Athene’s proposal in the December 1 Athene LOI was not conditioned on the closing of a business combination transaction between ARI and Party A or any other party.

On December 2, 2025, Mr. Salvati held a call with a representative of Party A to communicate that the Special Committee likely would be going in a different direction with respect to the potential transaction in light of the absence of a response or counterproposal from Party A to the Special Committee’s November 25, 2025 counterproposal. Subsequent to that communication, the Special Committee and Party A ceased all negotiations and communications regarding a potential transaction.

Also on December 2, 2025, Mr. Salvati and representatives of BofA Securities and Fried Frank held a call to discuss considerations relating to the December 1 Athene LOI. On December 3, 2025, Fried Frank, in accordance with the Special Committee’s directives, delivered to ARI management a list of questions relating to the December 1 Athene LOI and ARI management’s views regarding the merits of pursuing the potential asset sale transaction with Athene in the absence of a related potential business combination transaction with Party A, as well as ARI management’s anticipated plans with respect to ARI’s investment strategy, dividend policy and the management fee arrangements with the Manager following the potential asset sale transaction, with the intent for such questions to be answered at the next meeting of the Special Committee.

On December 8, 2025, the Special Committee held a meeting with representatives of Fried Frank and BofA Securities and, for a portion of the meeting and at the Special Committee’s invitation, representatives of Clifford Chance and members of ARI management, to review and discuss the terms of the December 1 Athene LOI as well as ARI management’s anticipated and potential plans with respect to its investment strategy, dividend policy and management fee arrangements with the Manager following the closing of the potential asset sale transaction with Athene. Members of ARI management noted that Athene had updated its non-binding letter of intent due to the stalled negotiations with Party A and Athene’s desire to move forward with the potential asset sale transaction expeditiously. Members of ARI management discussed their rationale for considering the potential asset sale transaction as contemplated by the December 1 Athene LOI and noted that, in contrast to a prior proposal from Athene, the proposal to acquire ARI’s CML and REO portfolio would not be conditioned on a business combination between ARI and Party A or any other party. ARI management highlighted the time-sensitive nature of Athene’s interest in pursuing a potential asset sale transaction with ARI relative to the amount of time that ARI management anticipated would be necessary to appropriately evaluate and consider a potential new investment strategy for ARI. ARI management therefore recommended that the Special Committee consider pursuing the potential asset sale transaction in parallel with ARI management’s consideration of a potential new investment strategy for ARI. Members of ARI management outlined the potential benefits for ARI and its stockholders resulting from a possible shift in ARI’s investment strategy following the potential asset sale transaction, including the opportunity to leverage potential synergies from the broader commercial real estate investment platform of Apollo to support a possible new strategy and create additional investment opportunities for ARI. Further benefits and reasons for the potential transaction are discussed in detail in the section of this proxy statement titled “—Reasons for the Asset Sale and Recommendation of our Board of Directors” beginning on page 52. After the members of ARI management and representatives of Clifford Chance exited the meeting, the Special Committee engaged in a discussion with its advisors, and the Special Committee determined to continue exploring a potential asset sale transaction with Athene, and instructed BofA Securities and Fried Frank to follow up with ARI management on certain items discussed during the meeting.

On December 9, 2025, our board of directors held a regularly scheduled meeting. Following such meeting, our board of directors met in an executive session with representatives of the Manager and Fried Frank, during which executive session the Special Committee provided an update to our board of directors on the potential transaction.

On December 11, 2025, the Special Committee held a meeting with representatives of Fried Frank and BofA Securities to discuss the terms of a potential term sheet counterproposal to Athene in response to the December 1 Athene LOI. The Special Committee instructed Fried Frank to revise the term sheet counterproposal to reflect the discussion at the meeting and to share the counterproposal with Athene.

Later on December 11, 2025, following the meeting of the Special Committee, Fried Frank, in accordance with the Special Committee’s directives, delivered a non-binding term sheet proposal to Athene and representatives of ARI management setting forth proposed terms of the potential asset sale transaction in response to the December 1 Athene LOI, as discussed by the Special Committee at the earlier meeting. The term sheet included, among other things, (i) a proposed purchase price based on 99.75% of the total commitment for the CML assets and net equity book value for the REO assets, (ii) proposing a 35 calendar day “go-shop” period to solicit a superior proposal, (iii) proposing a termination fee of $25 million if such termination occurs in respect of a superior proposal during the go-shop period or $50 million in all other circumstances where ARI is obligated to pay a termination fee, (iv) proposing a guaranteed dividend of $0.25 per share per quarter during each post-closing period until ARI management determines its new investment strategy, (v) a modified post-closing management fee structure including (a) a base management fee of 0.5% of stockholders’ equity (reflecting a 1.0% reduction from the current base management fee paid by ARI to the Manager) for each quarter ARI achieves a return on equity (“ROE”) of less than 4%, or 1% of stockholders’ equity for each fiscal quarter in which ARI achieves an ROE equal to or greater than 4% but less than 8%, (b) following the achievement of ROE exceeding 8.0% for two consecutive fiscal quarters, the permanent restoration of the base management fee to 1.5% of stockholders’ equity and the institution of an incentive fee based on 20% of distributable earnings in excess of an 8% ROE threshold, (c) that all payments of the base management fee or incentive fee would be paid 50% in cash and 50% in ARI stock based on the BVPS at the time of payment, and (d) a $25 million cap on the termination fee payable to the Manager under ARI’s management agreement with the Manager in the event that ARI has not achieved at least 8% ROE in the two most recently completed quarters at the end of the 24-month period following closing, and (vi) Apollo and/or Athene bearing 50% of all expenses incurred by ARI in connection with the potential asset sale transaction up to an aggregate of $15 million.

On December 13, 2025, the Special Committee received a revised non-binding term sheet proposal from Athene and Apollo (the “December 13 Athene Term Sheet”) in response to the Special Committee’s December 11, 2025 term sheet proposal. The December 13 Athene Term Sheet included, among other things, (i) a proposed purchase price based on 99.5% of the total commitment for the CML assets and net equity book value for the REO assets, (ii) a 25 calendar day “go-shop” period, (iii) the acceptance of the Special Committee’s termination fee proposal, (iv) rejection of the Special Committee’s proposal for a guaranteed minimum post-closing dividend by ARI, (v) a revised proposed post-closing management fee structure including (a) a base management fee of 0.75% of stockholders’ equity for each fiscal quarter in which ARI achieves an ROE below 7.0% or 1.5% of stockholders’ equity for each fiscal quarter in which ARI achieves an ROE of 7.0% or more, in each case payable 100% in ARI stock valued at then-current BVPS, (b) following the achievement of ROE exceeding 7.0% for two consecutive quarters, the permanent restoration of the base management fee to 1.5% of stockholders’ equity and the institution of an incentive fee based on 20% of distributable earnings in excess of an 8% ROE, each payable 100% in cash, and (c) the rejection of the Special Committee’s proposed cap on the termination fee under ARI’s management agreement with the Manager, and (vi) the rejection of the Special Committee’s proposal with respect to transaction expense reimbursement. From December 13, 2025 to December 15, 2025, members of the Special Committee held discussions with various parties, including Mr. Rothstein and representatives of Fried Frank and BofA Securities, to review and consider the terms of the December 13 Athene Term Sheet.

On December 17, 2025, the Special Committee held a meeting with representatives of Fried Frank and BofA Securities to discuss the December 13 Athene Term Sheet. Representatives of Fried Frank provided an update on discussions among representatives of Fried Frank, representatives of BofA Securities, Mr. Salvati, and Mr. Rothstein, during which the parties discussed key open items in the proposals that had been exchanged between the Special Committee and its advisors, on the one hand, and Athene and Apollo, on the other hand, including the anticipated post-closing dividend policy for ARI, proposed changes to ARI’s management fee structure and reimbursement of ARI’s transaction expenses. The Special Committee instructed Fried Frank to circulate a revised term sheet counterproposal and a draft definitive Purchase Agreement for the Special Committee’s review reflecting such discussions.

On December 18, 2025, Fried Frank, consistent with the Special Committee’s directives, delivered a revised non-binding term sheet proposal to Athene and Apollo. The revised term sheet included, among other things, (i) the acceptance of Athene’s proposed purchase price based on 99.5% of the total commitment for the CML assets and net equity book value for the REO assets, (ii) the acceptance of Athene’s proposed 25 calendar day “go-shop” period, (iii) a commitment by ARI to maintain its current cash dividend of $0.25 per share for the first fiscal quarter of 2026, (iv) revised post-closing management fee structure for Apollo including (a) a base management fee of 0.75% of stockholders’ equity for each fiscal quarter in which ARI achieves an annualized ROE below 7.5%, or 1.5% of stockholders’ equity for each fiscal quarter in which ARI achieves an annualized ROE of 7.5% or more, in each case, payable 100% in ARI stock, and (b) following the achievement of an annualized ROE exceeding 7.5% for two consecutive quarters, the permanent restoration of the base management fee to 1.5% of stockholders’ equity payable 100% in cash and the institution of an incentive fee based on 20% of distributable earnings in excess of an annualized 8% ROE, payable 100% in ARI stock, and (v) Apollo bearing up to $10 million of ARI’s expenses incurred in connection with the potential asset sale transaction. In connection with the parties’ review of the revised term sheet, representatives of Apollo, Fried Frank and Clifford Chance discussed whether the payment of these fees in ARI stock would require stockholder approval under the NYSE Listing Rules.

On December 19, 2025, Fried Frank delivered an initial draft of the Purchase Agreement to Sidley Austin LLP (“Sidley”), legal advisor to Athene, reflecting terms set forth in the Special Committee’s December 18, 2025 non-binding term sheet proposal. During the period from December 19, 2025 through January 27, 2026, Fried Frank negotiated the terms of the Purchase Agreement and related schedules and exhibits with Sidley, with input from Clifford Chance regarding certain aspects of the Purchase Agreement and related schedules and exhibits due to Clifford Chance’s familiarity with ARI’s business given its role as outside company counsel. During such period, representatives of and advisors to Athene, ARI and the Special Committee met frequently to discuss and negotiate the terms of the Purchase Agreement and the potential asset sale transaction, including, among other things, the scope of the assets and assumed liabilities, “go-shop” process parameters, the scope of closing deliverables that would be a condition to closing, purchase price methodology and the allocation of the purchase price among the assets, the scope of ARI’s representations and warranties and the scope of ARI’s obligations to repurchase assets from Athene in the event of an uncured material breach of ARI’s representations and warranties regarding such asset, and various other legal points.

On December 23, 2025, the Special Committee held a meeting with representatives of Fried Frank and BofA Securities to discuss the status of negotiations between representatives of the Special Committee, Athene and Apollo, as well as BofA Securities’ updated valuation analysis for the potential asset sale transaction. At the meeting, representatives of BofA Securities summarized a discussion with Mr. Rothstein in which Mr. Rothstein had informed BofA Securities of Athene’s desire to syndicate a portion of Athene’s investment in the potential asset sale transaction to certain third-party co-investors. The Special Committee discussed with its advisors possible parameters regarding the scope and timing of such outreach in order to limit and mitigate any impact that Athene’s outreach to potential co-investors could have on a post-signing “go-shop” process. The Special Committee instructed Fried Frank to communicate to ARI management and Athene that outreach to potential third-party co-investors must be limited to no more than three parties, and that the September 23, 2025 confidentiality agreement between ARI and Athene would need to be amended to memorialize such limitations.

The Special Committee also discussed a presentation by BofA Securities summarizing certain key commercial terms of the potential asset sale transaction, including the “go-shop” process and possible “go-shop” counterparties, and BofA Securities’ pro forma implied equity value analysis for the potential transaction using various valuation methodologies, including discussion around BofA Securities’ peer analysis and balance sheet analysis.

Later on December 23, 2025, ARI and Athene entered into an amendment to the September 23, 2025 confidentiality agreement reflecting the changes discussed at the meeting with respect to potential co-investors.

On December 27, 2025, Sidley delivered a revised draft of the Purchase Agreement to Fried Frank. The draft Purchase Agreement was subsequently reviewed by and discussed with the Special Committee, members of ARI management, and representatives of BofA Securities, Fried Frank and Clifford Chance. During the period between December 27, 2025 and January 2, 2026, members of ARI management and the Special Committee’s advisors communicated frequently to discuss the terms of a revised draft of the Purchase Agreement to be shared in response to Sidley’s December 27, 2025 draft.

On January 2, 2026, Fried Frank delivered a revised draft of the Purchase Agreement to Sidley reflecting a series of discussions and communications among Fried Frank, BofA Securities, and the Special Committee, as well as ARI management and Clifford Chance.

On January 6, 2026, representatives of Fried Frank and Sidley held a meeting to discuss various terms included in Fried Frank’s January 2, 2026 draft of the Purchase Agreement, including, among other things, the scope of assumed liabilities, certain terms relating to the “go-shop” process, conditions to closing, and post-closing remedies for certain breaches of representations and warranties. Various points were agreed upon, and Fried Frank and Sidley each determined to discuss with its respective client possible solutions to the remaining unresolved issues.

On January 9, 2026, Sidley delivered a revised draft of the Purchase Agreement to Fried Frank. The draft Purchase Agreement was subsequently reviewed by and discussed with the Special Committee, members of ARI management, and representatives of BofA Securities and Clifford Chance. During the period between January 9, 2026 and January 13, 2026, members of ARI management and the Special Committee’s advisors communicated frequently to discuss the terms of a revised draft of the Purchase Agreement to be shared in response to Sidley’s January 9, 2026 draft.

Also on January 9, 2026, Fried Frank delivered an initial draft of the proposed A&R Management Agreement to Clifford Chance and members of ARI management reflecting the terms of the revised management fee structure set forth in the Special Committee’s December 18, 2025 term sheet proposal. On January 18, 2026, to address any concerns of whether stockholder approval would be required for the payment of the fees in Common Stock under the NYSE Listing Rules, representatives of Apollo and the Special Committee discussed and agreed on the inclusion of the Common Stock Issuance Proposal in this Proxy Statement. As part of these discussions, representatives of Apollo and the Special Committee concluded that if the Common Stock Issuance Proposal is not approved, but the Asset Sale Proposal is approved, all of the fees set forth in the A&R Management Agreement will be paid in cash. On January 19, 2026, Fried Frank delivered an initial draft of the related Management Agreement Side Letter to Clifford Chance and members of ARI management. Later on January 19, 2026, in an effort to further align the interests of the Manager with ARI stockholders, representatives of Apollo suggested to representatives of the Special Committee that any shares of Common Stock to be issued to the Manager under the A&R Management Agreement should be issued at the greater of (1) the BVPS of Common Stock and (2) the average closing price per share of Common Stock on the NYSE for each of the five consecutive full trading days ending on and including the last full trading day of the fiscal quarter to which such installment relates. On that same day, the Special Committee considered this proposal and the benefit of this further alignment of interests, and the Special Committee agreed with the suggestion by the Manager. During the period from January 9, 2026 through January 27, 2026, the terms of the A&R Management Agreement and related Management Agreement Side Letter were discussed, negotiated and finalized among representatives of the Special Committee, ARI management and Apollo.

On January 13, 2026, Fried Frank delivered an initial draft of the proposed Expense Reimbursement Letter Agreement to Clifford Chance and Apollo reflecting the relevant terms set forth in the Special Committee’s December 18, 2025 term sheet proposal. During the period from January 13, 2026 through January 27, 2026, the terms of the Expense Reimbursement Letter Agreement were discussed, negotiated and finalized among representatives of the Special Committee and Apollo.

On January 14, 2026, representatives of Fried Frank, Clifford Chance and Sidley had a meeting to discuss the open terms in the then-current draft of the Purchase Agreement, which had been delivered by Sidley to Fried Frank on January 9, 2026. Such discussion focused on the terms of the post-closing repurchase remedy, a proposal by Athene to limit the scope of the “go-shop” process, and certain closing conditions. Fried Frank and Sidley determined to hold follow-up calls with members of ARI management and Athene management, respectively, in an effort to resolve the remaining open issues.

On January 15, 2026, representatives of Fried Frank, Clifford Chance, and members of ARI management held a meeting to discuss the remaining open issues in the then-current draft of the Purchase Agreement. Such discussion focused on finding compromise approaches on various open legal items, the addition of a closing condition relating to the delivery of all closing deliverables, and the Special Committee’s position that it would not accept Athene’s proposal to limit the scope of the “go-shop” process. Over the course of the next day, representatives of Fried Frank communicated with Sidley, as well as with members of ARI management, regarding the remaining open issues.

On January 16, 2026, the Special Committee held a meeting with representatives of Fried Frank and BofA Securities to discuss, among other things, the status of ongoing negotiations with Athene and Apollo regarding the potential asset sale transaction, including the latest drafts of the definitive transaction documentation. At the meeting, BofA Securities and Fried Frank informed the Special Committee that Athene had decided not to syndicate a portion of its investment in the potential asset sale transaction to potential co-investors prior to signing of the Purchase Agreement. The Special Committee instructed representatives of Fried Frank and BofA Securities to continue negotiating the Purchase Agreement with Sidley and to communicate the Special Committee’s feedback regarding draft public communications materials to ARI management.

Also on January 16, 2026, Fried Frank delivered a revised draft of the Purchase Agreement to Sidley, reflecting the outcome of discussions with various parties over the period of time since Sidley had delivered the January 9, 2026 draft.

On January 20, 2026, Sidley delivered a revised draft of the Purchase Agreement to Fried Frank. The draft Purchase Agreement was subsequently reviewed by and discussed with the Special Committee, members of ARI management, and representatives of BofA Securities and Clifford Chance.

Also on January 20, 2026, prior to a meeting of the Special Committee scheduled for the afternoon, representatives of Athene informed members of ARI management, who in turn informed the Special Committee’s advisors of Athene’s desire to exclude ARI’s REO assets from the scope of the potential asset sale transaction due to further consideration of the capital charges associated with Athene holding such assets and the expected impact on Athene’s results. In connection with Athene’s proposal that ARI retain the REO assets, Athene proposed to increase the percentage of the total commitment for each CML asset used to calculate the purchase price to be paid by Athene for the CML assets to 99.7% from 99.5%.

Following Athene’s proposal on January 20, 2026, the Special Committee held a meeting with representatives of Fried Frank and BofA Securities and, for a portion of the meeting, members of ARI management, to discuss the status of negotiations with Athene regarding the potential asset sale transaction, including Athene’s proposal to exclude ARI’s REO assets from the proposed transaction perimeter and to increase the purchase price for the CML assets. Representatives of BofA Securities also communicated their understanding that ARI management desired to repay ARI’s outstanding senior secured notes utilizing proceeds from the potential asset sale transaction. Following discussion between the Special Committee and representatives of Fried Frank and BofA Securities, members of ARI management joined the meeting to discuss a summary of the updated proposal from Athene as well as the proposed treatment of ARI’s senior secured notes. Members of ARI management relayed background and further detail on the reasons for Athene’s decision to exclude the REO assets from the scope of the potential transaction. After the members of ARI management exited the meeting and subsequent discussion among the Special Committee and its advisors, the Special Committee determined to update the full Board that the negotiations with Athene would continue, and instructed BofA Securities to provide revised financial analyses to the Special Committee reflecting the revised transaction proposal. The Special Committee also instructed Fried Frank to continue its negotiation of the definitive transaction documents.

During the period between January 20, 2026 and January 25, 2026, the parties and their respective advisors continued to engage in discussions and negotiations regarding the potential asset sale transaction. During this period, Athene, the Special Committee, Apollo and their respective advisors focused on resolving the remaining open terms and provisions in the draft Purchase Agreement, including the Special Committee’s proposal to forego a go-shop period in exchange for Athene increasing its purchase price to a price based on 100% of par value based on the total commitment amount of each CML asset, net of asset-specific CECL reserves, which proposal Athene ultimately rejected, as well as finalizing the related schedules and exhibits. The parties and their respective legal advisors exchanged multiple revised drafts of the Purchase Agreement and corresponding schedules. Also during this period, the Special Committee and the full Board arranged to coordinate for availability, and elected to schedule a meeting of the Special Committee for January 26, 2026 and a meeting of the full Board for January 27, 2026, each to consider the potential asset sale transaction and relevant transaction documents.

On January 22, 2026, representatives of ARI management informed Fried Frank that two loans in ARI’s portfolio, both of which are expected to be repaid prior to the beginning of the second fiscal quarter of 2026, would be excluded from the potential transaction.

On January 26, 2026, the Special Committee held a meeting with representatives of Fried Frank, BofA Securities, and Venable to review and consider the substantially final terms of the potential asset sale transaction with Athene. Venable reviewed with the Special Committee the duties applicable to directors under Maryland law in considering a transaction. Representatives of BofA Securities presented financial information and analyses regarding the potential transaction and confirmed that BofA Securities was prepared to render BofA Securities’ opinion to the Special Committee regarding the fairness, from a financial point of view, to ARI of the consideration to be received by ARI in the potential asset sale transaction, and if requested by the Special Committee, to render such opinion at the meeting of our full board of directors that was scheduled for January 27, 2026. BofA Securities also provided an updated written relationship disclosure, supplementing the relationships disclosure information that BofA Securities had previously provided to the Special Committee. The Special Committee confirmed that the supplemental information provided by BofA Securities did not alter the Special Committee’s prior determination that such potential conflicts of interest would not impair the ability of BofA Securities to provide impartial advice to the Special Committee. Representatives of Fried Frank reported that the Purchase Agreement and other transaction documents, the latest drafts of which had been circulated to the Special Committee prior to the meeting, had been substantially finalized, including pricing terms and mechanics, which had been finalized in a prior draft, and reviewed the key terms of the Purchase Agreement and other transaction documents, including the Management Agreement Side Letter, form of A&R Management Agreement and Expense Reimbursement Letter Agreement, highlighting certain changes and open items that had been resolved since the Special Committee meeting on January 20, 2026. Fried Frank also asked the members of the Special Committee to confirm that no additional conflicts of interest had developed with respect to any member of the Special Committee not previously disclosed. The Special Committee considered the potential transaction and the related transaction documents, including the Purchase Agreement, the Management Agreement Side Letter and the form of A&R Management Agreement and the Expense Reimbursement Letter Agreement. After consideration of such documents and presentations by each of its advisors and the various factors as described in the section entitled “—Reasons for the Asset Sale and Recommendation of our Board of Directors” beginning on page 52, the Special Committee unanimously resolved (i) that the Purchase Agreement, the other transaction agreements and the transactions contemplated thereby were advisable and in the best interests of ARI, (ii) to recommend that our board of directors authorize and approve the execution and delivery of the Purchase Agreement and other transaction documents, and (iii) to recommend that our board of directors submit the potential asset sale transaction to a vote of ARI stockholders.

On January 27, 2026, our board of directors held a meeting with representatives of Fried Frank, BofA Securities, Venable, and Clifford Chance, as well as members of ARI management, to consider the potential asset sale transaction with Athene. Representatives of Venable presented to our board of directors detailing the duties applicable to directors under Maryland law in considering a transaction. Representatives of BofA Securities delivered to the Special Committee at the meeting of our full board of directors, as requested by the Special Committee, an oral opinion, which was confirmed by delivery of a written opinion dated January 27, 2026, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken as described in its opinion, the consideration to be received by ARI in the potential asset sale transaction was fair, from a financial point of view, to ARI. Representatives of BofA Securities reviewed with our board of directors its financial analysis of the consideration to be received by ARI in the potential asset sale transaction and our board of directors proceeded to engage in discussion and asked questions of BofA Securities, Fried Frank, Venable and ARI management related to the duties of directors under Maryland law, the rationale for the potential transaction, the timeline, and the post-transaction investment strategy reset. Following such discussion, representatives of Fried Frank reported that the Purchase Agreement and other transaction documents had been finalized in all material respects and reviewed the key terms of the Purchase Agreement and other transaction documents, including the Management Agreement Side Letter, the form of A&R Management Agreement and the Expense Reimbursement Letter Agreement. Representatives of Fried Frank also discussed the importance of identifying and disclosing, prior to any Board vote, any conflicts of interest that exist or develop with respect to any member of our board of directors as it relates to the potential asset sale transaction. The members of our board of directors, other than Mr. Rothstein and Katherine Newman, each of whom are employees of Apollo, confirmed that no such conflicts exist. Following a discussion and after careful review and consideration of the potential asset sale transaction, including the various factors as described in the section entitled “—Reasons for the Asset Sale and Recommendation of our Board of Directors” beginning on page 52, all members of our board of directors other than Mr. Rothstein and Ms. Newman (each of whom recused themselves from our board of directors’ vote relating to the potential asset sale transaction) resolved (i) that the Purchase Agreement, the other transaction agreements and the transactions contemplated thereby were advisable and in the best interests of ARI, (ii) to authorize and approve the execution of the Purchase Agreement and other transaction documents, (iii) to submit the potential asset sale transaction to ARI stockholders, and (iv) to recommend that ARI stockholders approve the potential asset sale transaction.

Following the approval by our board of directors, representatives of Fried Frank, Clifford Chance and Sidley continued to engage in communications to finalize the Purchase Agreement and related schedules and exhibits and the other transaction documents. In the evening of January 27, 2026, Athene and ARI executed the Purchase Agreement, ARI, ACREFI Operating, LLC and the Manager executed the Management Agreement Side Letter, and ARI and Apollo Management Holdings, L.P., an affiliate of Apollo, executed the Expense Reimbursement Letter Agreement.

On the morning of January 28, 2026 before the opening of trading on the NYSE, ARI issued a press release announcing the execution of the Purchase Agreement and the key terms of the potential asset sale transaction, and members of ARI management hosted a conference call with investors providing background on the potential asset sale transaction.

From January 28, 2026, through February 21, 2026, in connection with the “go-shop” process provided for under the Purchase Agreement, BofA Securities contacted fifteen (15) parties, consisting of large, real estate private equity firms, insurance companies, and alternative asset managers, which BofA Securities and the Special Committee believed had the financial ability and potential strategic interest in reviewing the opportunity, to solicit their interest in a possible alternative transaction with ARI. Confidentiality agreements were negotiated with multiple interested parties and executed with two of the interested parties to allow due diligence and review of non-public information regarding ARI. Following the execution of its confidentiality agreement, one interested party undertook a due diligence process, and subsequently determined and communicated to BofA Securities that such party would not be able to underwrite a purchase price that would exceed the purchase price to be paid by Athene under the Purchase Agreement. Neither of the parties that executed a confidentiality agreement ultimately submitted a proposal with respect to a possible alternative transaction involving ARI.

Reasons for the Asset Sale and Recommendation of our Board of Directors

After deliberation and careful consideration, on January 26, 2026, the Special Committee unanimously determined (i) that the Purchase Agreement, the other transaction agreements and the transactions contemplated thereby (including the Asset Sale) are advisable and in the best interests of ARI, (ii) to recommend that our board of directors authorize and approve the execution and delivery of the Purchase Agreement and other transaction documents, and (iii) to recommend that our board of directors submit the Asset Sale Proposal to a vote of the holders of Common Stock. In evaluating the Asset Sale and arriving at its recommendation, the Special Committee consulted with its legal and financial advisors and considered various factors, including information it requested and received from members of ARI management.

After careful consideration, based upon, among other considerations, the unanimous recommendation of the Special Committee, on January 27, 2026, all of the members of our board of directors other than Mr. Rothstein and Ms. Newman (each of whom recused themselves from our board of directors’ vote relating to the Asset Sale) determined (i) that the Purchase Agreement, the other transaction agreements and the transactions contemplated thereby (including the Asset Sale) are advisable and in the best interests of ARI, (ii) to authorize and approve the execution of the Purchase Agreement and other transaction documents, (iii) to submit the Asset Sale Proposal to a vote of the holders of Common Stock, and (iv) to recommend that the holders of Common Stock approve the Asset Sale.

In arriving at each determination, the Special Committee and our board of directors evaluated a significant amount of information and considered a number of factors. These factors included, but were not limited to, the following factors which each of the Special Committee and our board of directors found to be favorable to, and in support of, its determinations and recommendations with respect to the Asset Sale, which are not intended to be exhaustive and are not presented in any relative order of importance:

•	the aggregate consideration to be paid by Athene to ARI in cash upon consummation of the Asset Sale;

•

the fact that the anticipated net cash proceeds from the Asset Sale of approximately $1.4 billion, together with the equity book value of ARI’s retained real estate owned positions at the closing of the Asset Sale, are expected to represent a BVPS of approximately $12.05, a figure that is approximately 19% greater than ARI’s closing stock price on January 27, 2026, the last trading day prior to the announcement of the transaction;

•

the fact that, for the four-year period ended January 27, 2026, the last trading day prior to the announcement of the transaction, ARI’s Shares traded at a substantial discount, averaging approximately 0.76x of book value, and the anticipated net cash proceeds from the Asset Sale of approximately $1.4 billion, together with the equity book value of ARI’s retained real estate owned positions at the closing of the Asset Sale, are expected to represent a BVPS of approximately $12.05, which equates to approximately 0.99x of ARI’s BVPS of $12.14 as of December 31, 2025, the last reporting date prior to the announcement of the transaction;

•	the fact that the net cash proceeds from the Asset Sale will provide ARI with significant capital which can be re-deployed into a potential refreshed investment strategy;

•

the fact that the net cash proceeds from the Asset Sale will provide ARI with the strategic flexibility to execute a refreshed investment strategy or explore further business combination opportunities, including acquisitions, dispositions or joint ventures, with the goal of delivering attractive future yields and trading at a price at or above book value;

•	the competitive landscape in which ARI operates and relevant industry and capital markets dynamics, including stock price performance;

•

the significant headwinds facing the commercial mortgage REIT sector during the past several years in general, including secular shifts in real estate demand coming out of the COVID-19 pandemic, which fundamentally altered the office and leisure sectors and led to the rapid rise in interest rates, which resulted in widespread asset repricing across most property types and credit deterioration in legacy loan portfolios;

•	the challenges facing ARI in particular, including that its Shares have traded at a substantial discount to its BVPS consistent with the sector in general;

•

the financial analysis and opinion of BofA Securities, dated January 27, 2026, to the Special Committee as to the fairness, from a financial point of view and as of the date of the opinion, of the Consideration to be received by ARI, as more fully described below in “—Opinion of the Special Committee’s Financial Advisor” beginning on page 57;

•

the fact that the Asset Sale does not include any financing contingency and will provide ARI with immediate liquidity upon closing, following the repayment of substantially all of ARI’s debt financing liabilities;

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the fact that ARI intended to declare a $0.25 per share dividend for the first quarter of 2026, and ARI intends to continue paying a quarterly dividend per Share targeting an approximately 8% annualized yield on the post-closing BVPS, in each case subject to the approval of our board of directors;

•	ARI’s ability under the Purchase Agreement to continue to exist as a public vehicle, maintain its REIT status and explore a variety of strategic opportunities to maximize stockholders’ value;

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the fact that ARI will continue to own its portfolio of real estate owned positions following the closing and could benefit from future value creation if ARI successfully executes on any post-closing business strategy with respect to such real estate owned positions;

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the fact that if, instead of the Asset Sale, ARI were to be acquired by a third party through a merger or tender offer structure, any potential third party buyer of Common Stock would likely have its own manager and would wish to terminate ARI’s management agreement, thereby triggering the termination fee payable thereunder, which such third party would consider in determining how much it would be willing to pay to acquire ARI, and the resulting going private transaction would have likely resulted in delisting the public vehicle and prevented any continuation of ARI’s business;

•	the fact that the holders of Common Stock will continue to hold Shares following the closing of the Asset Sale and could benefit from future value creation;

•

the Special Committee’s and our board of directors’ belief as to the likelihood that the Asset Sale will be consummated, based on, among other things, the conditions to closing contained in the Purchase Agreement and other transaction documents; and

•	certain terms of the Purchase Agreement and other transaction documents, including:

•	the purchase price based on 99.7% of the total commitment amount of each Loan as of the closing of the Asset Sale, subject to certain adjustments as provided in the Purchase Agreement;

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ARI’s ability to terminate the Purchase Agreement in response to a superior proposal from a third party or an intervening event, in each case under certain circumstances described in the section entitled “Purchase Agreement” beginning on page 70;

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a “go-shop” provision which permitted ARI to initiate, solicit, facilitate and encourage (publicly or otherwise) any inquiry or the making of any proposals or offers that constitute, or may reasonably be expected to lead to, an Acquisition Proposal, during the 25-day period which commenced on the date of the execution and delivery of the Purchase Agreement and expired on February 21, 2026, as described in greater detail in the section entitled “Purchase Agreement” beginning on page 70;

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provisions that permit ARI, even after the expiration of the “go-shop” period and prior to approval of the Asset Sale by the holders of Common Stock, to furnish non-public information to, and engage in discussions with, a third party that makes an unsolicited bona fide written proposal to engage in an alternative transaction, provided that our board of directors (or an authorized committee thereof) determines in good faith that the proposal would reasonably be expected to lead to a transaction that, if consummated, would be more favorable, from a financial point of view, to the holders of Common Stock than the Asset Sale, and that failure to take such action would be inconsistent with the directors’ duties under applicable law, as described in greater detail in the section entitled “Purchase Agreement” beginning on page 70;

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that at any time prior to approval of the Asset Sale by the holders of Common Stock, ARI may terminate the Purchase Agreement to accept, and enter into an agreement providing for a “Superior Proposal” if our board of directors determines in good faith (after consultation with outside legal counsel and its financial advisor) that it has received a “Superior Proposal” and the failure to take such action would be inconsistent with the ARI directors’ duties under applicable law, subject to the right of Athene, for a period of at least five business days, to adjust its proposal such that the new proposal is no longer a “Superior Proposal” and subject to ARI’s obligation, if it terminates the Purchase Agreement, to pay the termination fee as described below;

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that, in addition to the foregoing, in circumstances not involving or relating to a “Superior Proposal” or “Acquisition Proposal,” our board of directors may, at any time prior to the approval of the Asset Sale by the holders of Common Stock, make a change in recommendation upon the occurrence of certain intervening events, as described in greater detail in the section entitled “Purchase Agreement” beginning on page 70;

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AMH’s obligation to reimburse ARI for expenses incurred in connection with the Asset Sale under certain circumstances described in the section entitled “Other Agreements and Instruments—Expense Reimbursement Letter Agreement” beginning on page 84; and

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the modified management fee contemplated by the A&R Management Agreement, pursuant to which the management fee payable to the ARI Manager will, upon closing of the Asset Sale, be reduced (at least temporarily) by 50% and paid in Shares at the greater of (i) BVPS of Common Stock and (ii) the average closing price per Share on the NYSE for each of the five consecutive full trading days ending on and including the last full trading day of the fiscal quarter to which such installment relates, providing enhanced alignment between the interests of our Manager and the holders of Common Stock, which terms are described in greater detail in the section entitled “Other Agreements and Instruments—Management Agreement Side Letter” beginning on page 83.

The Special Committee and our board of directors weighed the foregoing favorable information and factors against a variety of potentially negative factors, including:

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the risk that the Asset Sale may not be completed in a timely manner or at all, including due to the failure to satisfy closing conditions, obtain required approvals or complete required asset transfer documentation, as well as the potential adverse effects of delay or termination on ARI’s business, relationships and market perception;

•

the risk that the anticipated benefits expected to be obtained as a result of the Asset Sale might not be fully or timely realized, including the risk that the net proceeds of the Asset Sale may be less than expected as a result of, among other things, changes in the underlying value of one or more Loans prior to the closing of the Asset Sale;

•

the risk that the consideration to be received in the Asset Sale may be less than the potential long-term value that might have been realized from continuing to hold, manage and monetize the transferred assets;

•	the risk that a strategy refresh for ARI’s future investment strategy may not be formulated within a reasonable time frame, and that other strategic options may need to be considered;

•	the fact that, following consummation of the Asset Sale, ARI may have reduced scale, diversification, earnings capacity or strategic flexibility;

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that one or more third parties could assert claims against ARI, either before or after the closing of the Asset Sale, and seek damages or other remedies, and ARI might be required to spend substantial time and resources defending any such claims;

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the possibility that strategic alternatives for ARI other than the Asset Sale, including continuing to operate ARI’s business consistent with past practices, pursuing other financing or capital allocation strategies, internalization or dissolution alternatives, a sale to a third party, or other alternative transactions, could potentially provide greater value to ARI’s stockholders;

•

the costs and expenses associated with the Asset Sale and related transactions, including transaction fees, professional expenses, potential taxes and other charges, which could reduce the net proceeds realized by ARI;

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the limitations inherent in the sale process, including the limited duration of the “go-shop” period, the possibility that the termination fee and other deal-protection provisions could discourage competing proposals, and the uncertainty that any Superior Proposal could emerge;

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the potential for the announcement and pendency of the Asset Sale to disrupt ARI’s operations, divert management’s attention from ongoing business activities, or adversely affect relationships with borrowers, lenders or other counterparties;

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the existence of actual or potential conflicts of interest, including relationships among ARI, Athene, our Manager and their respective affiliates, and the possibility that such parties may have interests that differ from, or are in addition to, those of ARI’s stockholders;

•	the fact that ARI’s stockholders will not participate in any future appreciation or returns associated with the transferred assets following their sale to Athene;

•	the fact that a termination of the Asset Sale could delay a future sale to a third party or another strategic transaction;

•	the fact that ARI’s stockholders will not receive any cash consideration at the closing of the Asset Sale;

•	certain terms of the Purchase Agreement and transaction documents, including:

•

the fact that the Asset Sale is subject to certain closing conditions, some of which are outside of the control of ARI, which conditions are described in greater detail in the section entitled “Purchase Agreement” beginning on page 70;

•	the cash consideration to be paid by Athene is subject to a “true-up” adjustment within four months following closing, as described in the section entitled “Purchase Agreement” beginning on page 70;

•	ARI’s obligation to indemnify Athene for losses incurred by Athene relating to liabilities retained by ARI;

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ARI’s obligation to pay a termination fee of $25 million or $50 million if the Purchase Agreement is terminated under certain circumstances, which circumstances are described in greater detail in the section entitled “Purchase Agreement” beginning on page 70; and

•

the implementation of an incentive fee structure pursuant to the A&R Management Agreement, which could result in our Manager receiving management fees in the future which exceed the amount of fees to which our Manager is currently entitled under the existing management agreement, as described in greater detail in the section entitled “Other Agreements and Instruments—Management Agreement Side Letter” beginning on page 83;

•

the fact that ARI may be required to repurchase Loans in the event that Athene determines there has been a breach of certain representations and warranties in respect of such Loan that would reduce the intrinsic value of such Loan or adversely affect Athene’s ability to own such Loan; and

•	the other risks and uncertainties associated with ARI’s business and the Asset Sale described under the section entitled “Risk Factors” beginning on page 27.

The Special Committee and our board of directors also considered the interests that certain directors and executive officers of ARI have with respect to the Asset Sale in addition to their interests as stockholders of ARI generally, which our board of directors considered a neutral factor in its evaluation of the Asset Sale. For more information, refer to “1. Asset Sale Proposal—Interests of Certain Persons in Matters to be Acted Upon” beginning on page 66.

After consideration of these factors, as well as the interests that certain directors and executive officers of ARI have with respect to the Asset Sale discussed below under the caption “1. Asset Sale Proposal—Interests of Certain Persons in Matters to be Acted Upon” beginning on page 66, the Special Committee and our board of directors believed that the potential benefits to ARI of the Asset Sale outweighed the potential risks, many of which are mentioned above.

This discussion of the information and factors considered by the Special Committee and our board of directors includes the material positive and negative factors considered by the Special Committee and our board of directors, but it is not intended to be exhaustive and may not include all the factors considered by the Special Committee or our board of directors. Neither the Special Committee nor our board of directors quantified or assigned any relative or specific weights to the various factors that it considered in reaching its determination to approve the Asset Sale. Rather, the Special Committee and our board of directors viewed its position and, in the case of the Special Committee, its recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of our board of directors (including individual members of the Special Committee) may have given differing weights to different factors.

After careful consideration, based upon, among other considerations, including those discussed above, the unanimous recommendation of the Special Committee, all of the members of our board of directors other than Mr. Rothstein and Ms. Newman (each of whom recused themselves from our board of directors’ vote relating to the Asset Sale) determined (i) that the Purchase Agreement, the other transaction agreements and the transactions contemplated thereby (including the Asset Sale) were advisable and in the best interests of ARI, (ii) to authorize and approve the execution of the Purchase Agreement and other transaction documents, (iii) to submit the Asset Sale Proposal to a vote of the holders of Common Stock, and (iv) to recommend that the holders of Common Stock approve the Asset Sale.

Accordingly, our board of directors, acting upon the unanimous recommendation of the Special Committee, unanimously, with the exception of Mr. Rothstein and Ms. Newman (each of whom recused themselves from our board of directors’ vote relating to the Asset Sale), recommends that the holders of Common Stock vote “FOR” approval of the Asset Sale Proposal.

In considering the recommendation of our board of directors with respect to the Asset Sale, you should be aware that certain directors and executive officers of ARI have arrangements that cause them to have interests in the transactions that are different from, or are in addition to, the interests of the holders of Common Stock generally. For more information, refer to “1. Asset Sale Proposal—Interests of Certain Persons in Matters to be Acted Upon” beginning on page 66. The explanation of the reasoning of the Special Committee and our board of directors and certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 25.

Opinion of the Special Committee’s Financial Advisor

The Special Committee has retained BofA Securities to act as the Special Committee’s financial advisor in connection with the Asset Sale. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Special Committee selected BofA Securities to act as the Special Committee’s financial advisor in connection with the Asset Sale on the basis of BofA Securities’ experience in transactions similar to the Asset Sale, its reputation in the investment community and its familiarity with ARI and its business.

On January 27, 2026, at a meeting of our board of directors held to evaluate the Asset Sale, BofA Securities delivered to the Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated January 27, 2026, to the effect that, as of the date of the opinion and based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken as described in its opinion, the Consideration to be received by ARI in the Asset Sale, was fair, from a financial point of view, to ARI.

The full text of BofA Securities’ written opinion to the Special Committee, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. BofA Securities delivered its opinion to the Special Committee for the benefit and use of the Special Committee (in its capacity as such) in connection with and for purposes of its evaluation of the Consideration from a financial point of view. BofA Securities’ opinion did not address any other terms, aspects or implications of the Asset Sale, including, without limitation, the form or structure of the Asset Sale, any related transaction or any other agreement, arrangement or understanding entered into in connection with or related to the Asset Sale or otherwise, and no opinion or view was expressed as to the relative merits of the Asset Sale in comparison to other strategies or transactions that might be available to ARI or in which ARI might engage or as to the underlying business decision of ARI to proceed with or effect the Asset Sale. BofA Securities’ opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the Asset Sale Proposal or any related matter.

In connection with rendering its opinion, BofA Securities:

(1)	reviewed certain publicly available business and financial information relating to ARI;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of ARI furnished to or discussed with BofA Securities by management of ARI, including certain financial forecasts relating to ARI prepared by ARI and approved by the Special Committee (referred to in this section as the “ARI management forecasts”);

(3)	discussed the past and current business, operations, financial condition and prospects of ARI with members of senior management of ARI;

(4)	reviewed the trading history for the Shares and a comparison of such trading history with the related histories of other companies BofA Securities deemed relevant;

(5)	compared certain financial information of ARI with similar information of companies BofA Securities deemed relevant;

(6)	reviewed the draft, dated January 25, 2026, of the Purchase Agreement (the “Draft Purchase Agreement”); and

(7)	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of ARI that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the ARI management forecasts, BofA Securities was advised by ARI, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ARI as to the future financial performance of ARI. BofA Securities relied, at the direction of ARI, upon the assessments of the management of ARI as to the potential impact of market, governmental and regulatory trends and developments relating to or affecting ARI and its business. BofA Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ARI, nor did it make any physical inspection of the properties or assets of ARI. BofA Securities did not evaluate the solvency or fair value of ARI under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of ARI, that the Asset Sale would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Asset Sale, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on ARI or the contemplated benefits of the Asset Sale. BofA Securities assumed, at the direction of ARI, that the final executed Purchase Agreement would not differ in any material respect from the Draft Purchase Agreement reviewed by it.

BofA Securities expressed no view or opinion as to any terms or other aspects of the Asset Sale (other than the Consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Asset Sale, any related transaction or any other agreement, arrangement or understanding entered into in connection with or related to the Asset Sale or otherwise. BofA Securities did not solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of ARI or any alternative transaction. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the Consideration to be received by ARI and no opinion or view was expressed with respect to any consideration received in connection with the Asset Sale by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Asset Sale, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the Asset Sale in comparison to other strategies or transactions that might be available to ARI or in which ARI might engage or as to the underlying business decision of ARI to proceed with or effect the Asset Sale. BofA Securities did not express any view or opinion as to, and relied, at the direction of ARI, upon the assessment of representatives of ARI, regarding legal, regulatory, accounting, tax and similar matters relating to ARI or the Asset Sale, as to which matters BofA Securities understood that ARI obtained such advice as it deemed necessary from qualified professionals. In addition, BofA Securities expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Asset Sale or any other matter. Except as described above, ARI imposed no other limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities.

The following represents a brief summary of the material financial analyses presented by BofA Securities to the Special Committee in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

For purposes of its financial analyses, except as noted below in the section titled “—Other Factors,” BofA Securities analyzed the operating business of ARI as it is expected to exist as of the closing of the Asset Sale based on the ARI management forecasts, which excludes (for purposes of the analyses) the impact of ARI’s corporate general and administrative expenses (other than management fees and equity-based compensation) (such business, the “ARI Business”).

For purposes of assessing the value of the Consideration in its financial analyses, BofA Securities assumed, at the direction of ARI, and without independent verification, that as of four business days prior to the closing of the Asset Sale (the date of the “Closing Date Calculation Notice,” as defined in the Purchase Agreement), (x) the Consideration will be equal to approximately $9.20 billion and (y) the value of ARI’s real estate owned positions will be equal to approximately $904.9 million, which is the book value gross of any asset-specific debt and net of accumulated depreciation and certain other liabilities directly associated with such real estate owned positions as shown on ARI’s estimated March 31, 2026 balance sheet based on the ARI management forecasts and certain other financial information provided by the management of ARI. Based on the foregoing assumptions, for purposes of assessing the Consideration, BofA Securities calculated the equity value implied by the Consideration, after subtracting debt and preferred equity liabilities of ARI, as well as certain other liabilities and estimated expenses to be incurred by ARI in the Asset Sale, and adjusting for the net impact of certain balance sheet items to be settled in the Asset Sale, in each case as set forth in the ARI management forecasts. Such calculation resulted in an equity value of the ARI Business implied by the Consideration of $1,679 million (the “Implied Equity Value”). For purposes of BofA Securities’ financial analyses, implied equity values were rounded to the nearest $1 million.

ARI Financial Analyses

Discounted Cash Flow Analyses. BofA Securities performed discounted cash flow analyses of ARI to calculate the estimated present value of the standalone levered, after-tax free cash flows that the ARI Business was forecasted to generate during ARI’s second quarter of 2026 through the end of 2030 based on the ARI management forecasts. For purposes of calculating terminal equity values for ARI, BofA Securities reviewed publicly available financial and stock market information for ARI and the following five publicly-traded commercial mortgage real estate investment trusts:

•	Blackstone Mortgage Trust, Inc.

•	KKR Real Estate Finance Trust Inc.

•	Ladder Capital Corp

•	Starwood Property Trust, Inc.

•	TPG RE Finance Trust, Inc.

BofA Securities reviewed, among other things, the last quarter annualized dividend yields and the closing stock prices as of January 23, 2026, as a multiple of the book values of equity per share of ARI and the selected publicly-traded commercial mortgage real estate investment trusts. Estimated financial data of ARI and the selected publicly-traded commercial mortgage real estate investment trusts was based on publicly available research analysts’ estimates and public filings. Based on the foregoing information, BofA Securities used two approaches to calculate terminal equity values for the ARI Business to be used in the discounted cash flow analyses.

First, BofA Securities calculated terminal equity values for the ARI Business by applying dividend yields of 9.9% to 12.3%, based on the dividend yields observed for ARI and the selected publicly-traded commercial mortgage real estate investment trusts (excluding Ladder Capital Corp, due to its materially different leverage profile and balance sheet strategy), to the estimated calendar year 2030 cash flows of the ARI Business based on the ARI management forecasts. The cash flows and terminal equity values were then discounted to a present value as of March 31, 2026 using discount rates ranging from 11.6% to 14.3%, which reflected an estimate of ARI’s cost of equity. This analysis indicated the following approximate implied equity value reference range for the ARI Business as compared to the Implied Equity Value:

Implied Equity Value Reference Range ($ in millions)	Implied Equity Value ($ in millions)
$1,350 - $1,697	$1,679

Second, BofA Securities calculated terminal equity values for the ARI Business by applying BVPS multiples of 0.50x to 0.88x, based on BVPS multiples observed for ARI and the selected publicly-traded commercial mortgage real estate investment trusts, to ARI’s estimated book value of equity per share as of December 31, 2030 based on the ARI management forecasts. The cash flows and terminal equity values were then discounted to a present value as of March 31, 2026 using discount rates ranging from 11.6% to 14.3%, which reflected an estimate of ARI’s cost of equity. This analysis indicated the following approximate implied equity value reference range for the ARI Business as compared to the Implied Equity Value:

Implied Equity Value Reference Range ($ in millions)	Implied Equity Value ($ in millions)
$1,028 - $1,521	$1,679

Other Factors

In rendering its opinion, BofA Securities also reviewed and considered other factors that were not considered part of its financial analyses for its opinion but were noted for informational purposes, including:

•

historical trading prices and trading volumes of Common Stock during the one-year period ended January 23, 2026, which ranged from $7.98 to $11.02 per share. When multiplied by 141.161 million shares, BofA Securities’ estimate of the fully diluted share count of ARI, based on publicly available information as of September 30, 2025, such trading range implied a range of equity values of $1,126 million to $1,556 million for ARI; and

•

selected research stock price targets based on BofA Securities’ professional judgment and experience, which ranged from $10.50 to $12.00 per share. When discounted one year by the median equity discount rate of 13.0% and then multiplied by 141.161 million shares, BofA Securities’ estimate of the fully diluted share count of ARI, based on publicly available information as of September 30, 2025, such stock price target range implied a range of equity values of $1,312 million to $1,499 million for ARI.

As measures evaluating ARI taken as a whole, the foregoing reference ranges of implied equity values for Common Stock include the impact of ARI’s corporate general and administrative expenses.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Securities to the Special Committee in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of ARI. The estimates of the future performance of ARI in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, of the Consideration and were provided to the Special Committee in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual value of ARI.

The type and amount of consideration payable in the Asset Sale was determined through negotiations between ARI and Athene, rather than by any financial advisor, and was approved by the Special Committee and our board of directors. The decision to enter into the Purchase Agreement was solely that of the Special Committee and our board of directors. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the Special Committee in its evaluation of the proposed Asset Sale and should not be viewed as determinative of the views of the Special Committee with respect to the Asset Sale or the Consideration.

ARI has agreed to pay BofA Securities for its services in connection with the Asset Sale an aggregate fee of $8 million, of which (i) $3 million was payable upon delivery of BofA Securities’ opinion and (ii) $5 million will be payable contingent upon the completion of the Asset Sale. ARI also has agreed to reimburse BofA Securities for its expenses incurred in connection with its engagement and to indemnify BofA Securities, any controlling person of BofA Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of ARI, Athene and certain of their respective affiliates and Apollo and certain of its affiliates and portfolio companies of funds or vehicles managed by Apollo.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to ARI and its affiliates and have received or in the future may receive compensation for the rendering of these services, including acting as lender with respect to commercial and real estate loans, providing short-term credit facilities and lines of credit and other commercial credit services, providing business checking and other liquidity and treasury products, and providing debt capital markets services. From January 2024 through December 2025, BofA Securities and its affiliates derived aggregate revenues from ARI of approximately $10 million for investment and corporate banking services.

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Athene, and certain of its affiliates, and have received or in the future may receive compensation for the rendering of these services, including providing equity derivative, foreign exchange forward, interest rate swaps and other trading and markets products, deposit and other liquidity and treasury products, debt capital market underwriting, providing term loans, lines of credit and other commercial credit products. From January 2024 through December 2025, BofA Securities and its affiliates derived aggregate revenues from Athene of approximately $250 million for investment and corporate banking services.

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Apollo, and certain of its affiliates and portfolio companies of funds or vehicles managed by Apollo, and have received or in the future may receive compensation for the rendering of these services, including acting as lender and providing commercial lease financing, commercial and real estate lending, term loans, trade finance, commercial checking and other commercial credit services, providing mergers and acquisitions advisory, debt capital markets underwriting, equity capital markets underwriting, bridge financing, syndicated lending and other investment banking services, providing commodities exchange, foreign exchange, interest rate swaps, derivatives and other markets products, providing deposit, commercial credit card, payment products, receipt financing and other liquidity and treasury products, corporate investment management, workplace benefit and other wealth and consumer products. From January 2024 through December 2025, BofA Securities and its affiliates derived aggregate revenues from Apollo and certain of its affiliates and portfolio companies of funds and vehicles managed by Apollo of approximately $510 million for investment and corporate banking services.

Based on a review of certain information available to BofA Securities as of the date of the opinion, BofA Securities believes that the aggregate revenues BofA Securities and its affiliates will derive from each of Athene and certain of its portfolio companies and affiliates and Apollo and certain of its affiliates and portfolio companies of funds and vehicles managed by Apollo for concurrent investment and corporate banking services will materially exceed the transaction fee to be paid by ARI to BofA Securities for its services in connection with the Asset Sale.

As of the close of business on January 27, 2026, the date of the opinion, BofA Securities and its affiliates directly owned in a non-fiduciary capacity shares of common stock of ARI and Apollo, which, as of the close of trading on such date, had a market value of approximately $4.0 million and $85 million, respectively (which, in each case, constituted less than 0.5% of each such issuer’s outstanding common stock as of such date).

Certain ARI Financial Projections

ARI does not, as a general matter, publish its business plans and strategies or make public disclosures of its projections as to future revenues, earnings or other results. However, in connection with the Special Committee’s and our board of directors’ evaluation of the Asset Sale, ARI’s senior management, including the Manager, prepared and provided to the Special Committee selected unaudited prospective financial information regarding ARI’s future performance for fiscal years 2025 through 2030 (the “ARI Forecasts”). The ARI Forecasts also were provided to our board of directors and on January 16, 2026 were provided to BofA Securities for BofA Securities’ use and reliance in connection with its financial analyses and opinion, as described in the section entitled “—Opinion of the Special Committee’s Financial Advisor” beginning on page 57 of this proxy statement. The summary of the ARI Forecasts is not being included in this proxy statement to influence a stockholder’s decision whether to approve the Asset Sale Proposal, but is being included to provide ARI’s stockholders with certain unaudited prospective financial information that was made available to the Special Committee and to the Special Committee’s financial advisor.

The ARI Forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view towards compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of unaudited prospective financial information. Neither ARI’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the ARI Forecasts, nor have they expressed any opinion or any form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the ARI Forecasts. The report of the independent registered public accounting firm of ARI contained in ARI’s Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference into this proxy statement, relates to the historical consolidated financial statements of ARI. It does not extend to the ARI Forecasts and should not be read to do so.

The ARI Forecasts, while presented with numerical specificity, reflect numerous variables, estimates and assumptions that ARI management, including the Manager, believed were reasonable at the time the ARI Forecasts were prepared taking into account the relevant information available to such management at the time, including variables, estimates and assumptions regarding ARI’s future financial results, industry performance and activity, competition, general business, economic and financial conditions and matters specific to ARI’s business, which may not be realized. Such variables, estimates and assumptions are inherently uncertain and many of them are beyond the control of such management. The ARI Forecasts also reflect assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The ARI Forecasts should be evaluated, if at all, in light of the assumptions made by ARI and in conjunction with other information regarding ARI contained elsewhere in this proxy statement and ARI’s public filings with the SEC. ARI’s stockholders are urged to review ARI’s SEC filings for a description of risk factors with respect to the business of ARI. See the sections entitled “Cautionary Note Concerning Forward-Looking Statements” and “Where You Can Find More Information” beginning on pages 25 and 92 of this proxy statement and in ARI’s Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference into this proxy statement. ARI can give no assurance that the ARI Forecasts and the underlying estimates and assumptions will be realized. In addition, since the ARI Forecasts cover multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. Actual results may differ materially from those set forth below.

The ARI Forecasts also do not take into account any circumstances or events occurring after the date on which they were prepared and do not give effect to the transactions contemplated by the Purchase Agreement, including the Asset Sale, the use of proceeds therefrom or any post-closing changes to ARI’s future operations. ARI can give no assurance that, had the unaudited prospective financial information been prepared either as of the date of the Purchase Agreement or as of the date of this proxy statement, similar estimates and assumptions would be used. Except to the extent required by applicable law, ARI does not intend to make publicly available any update or other revisions to the ARI Forecasts, even in the event that any or all of the underlying estimates and assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions.

The inclusion of the ARI Forecasts in this proxy statement should not be regarded as an indication that ARI or any of its affiliates, officers, directors, advisors or other representatives or any other recipient of this information considered or now considers the ARI Forecasts to be necessarily predictive of actual future events or events, and the ARI Forecasts should not be relied upon as such. Neither ARI nor any of its affiliates, officers, directors, advisors or other representatives can give any assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Neither ARI nor any of its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any stockholder of ARI regarding the ultimate performance of ARI compared to the information contained in the ARI Forecasts or that the results reflected in the ARI Forecasts will be achieved, and the inclusion of the ARI Forecasts herein should not be read to do so.

In light of the foregoing factors and the uncertainties inherent in the ARI Forecasts, and considering that the Special Meeting will be held several months after the ARI Forecasts were prepared, stockholders are cautioned not to place undue reliance, if any, on the ARI Forecasts. Since the date the ARI Forecasts were prepared, ARI has made publicly available its actual results of operations for the year ended December 31, 2025. You should review ARI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 10, 2026, and Current Report on Form 8-K, filed on February 11, 2026, to obtain this information. See the section entitled “Where You Can Find More Information” beginning on page 92 of this proxy statement.

ARI Forecasts

The following is a summary of the ARI Forecasts ($ in millions, other than per share figures):

	2025E	2026E	2027E	2028E	2029E	2030E
Total Interest Income	$625.6	$612.2	$664.4	$693.1	$710.2	$727.9
(-) Total Interest Expense	$(459.2)	$(457.6)	$(453.2)	$(469.6)	$(485.6)	$(494.8)
Net Interest Income (Post Preferred Dividends)(1)	$154.2	$142.3	$198.9	$211.3	$212.4	$220.8
GAAP Net Income(2)	$124.5	$127.6	$155.2	$158.6	$158.4	$166.9
BVPS(3)	$12.73	$12.66	$12.49	$12.38	$12.35	$12.30

(1)	Net interest income (post preferred dividends) reflects annual preferred dividends of $12.3 million.
(2)

GAAP net income represents net interest income (post preferred dividends) plus revenue from real estate owned operations, other income, forward points from foreign currency forward contracts, less general and administrative expenses and management fees.

(3)	BVPS represents undepreciated common equity BVPS grossed up by the amount of general allowance on current expected credit losses.

	2Q26E	3Q26E	4Q26E	2027E	2028E	2029E	2030E
Portfolio Equity Cash Flow(1)	$37.1	$35.6	$42.9	$169.6	$173.4	$173.7	$182.7

Levered Free Cash Flow—Dividend Yield (2)	$37.1	$35.6	$42.9	$169.6	$173.4	$173.7	$1832.4
Levered Free Cash Flow—BVPS Multiple (2)	$37.1	$35.6	$42.9	$169.6	$173.4	$173.7	$1398.0

(1)

Portfolio equity cash flow defined as ARI’s GAAP net income excluding cash corporate general and administrative expenses, in each case as set forth in the ARI Forecasts, as such expenses were deemed independent of the portfolio sold to Athene. Portfolio equity cash flows were calculated by BofA Securities based on the ARI Forecasts for purposes of its financial analyses and opinion, as described in the section entitled “—Opinion of the Special Committee’s Financial Advisor” beginning on page 57 of this proxy statement.

(2)

Levered free cash flows defined as portfolio equity cash flows from 2Q26E through 2030E combined with a 2030E terminal value based on, respectively, a dividend yield approach and a BVPS multiple approach. For the dividend yield approach, the estimated levered free cash flow for 2030E was calculated by capitalizing the 2030E portfolio equity cash flow using a dividend yield of 11.1%, the midpoint of ARI’s peer range (including ARI and excluding Ladder Capital Corp, due to its materially different leverage profile and balance sheet strategy) as of January 23, 2026. For the BVPS multiple approach, the estimated levered free cash flow for 2030E was calculated by applying a BVPS multiple of 0.69x, the midpoint of ARI’s peer range (including ARI) as of January 23, 2026, to ARI’s 2030E gross undepreciated book value of equity of $1,760 million per the ARI Forecasts. Levered free cash flows were calculated by BofA Securities based on the ARI Forecasts for purposes of its financial analyses and opinion, as described in the section entitled “—Opinion of the Special Committee’s Financial Advisor” beginning on page 57 of this proxy statement.

The ARI Forecasts were based on various assumptions, including the following:

•

repayment of a portion of ARI’s existing commercial mortgage loan portfolio over the projection period and the redeployment of capital into new commercial mortgage loan originations, consistent with ARI’s historical investment strategy;

•

total interest income declines in the near term due to forecasted decline in base interest rates and portfolio rollover from expected loan repayments, followed by growth in later years driven by redeployment into new loan originations at market-based spreads;

•

new loan originations are assumed to be made at floating-rate spreads over Secured Overnight Financing Rate, with customary origination fees, consistent with ARI’s historical low-leverage loan profile;

•	net interest income and GAAP net income improve over the projection period, reflecting increased contribution from redeployed capital and a declining impact from non-accrual loans;

•	the sale of real estate owned assets at their respective carrying values estimated at the time of sale, with proceeds redeployed into assets generating returns at ARI target levels;

•

management fees decline over time, primarily as a result of the resolution of certain non-performing loans and respective realization of losses consistent with the current amounts of specific allowance on current expected credit losses;

•

ARI’s existing corporate indebtedness to be repriced at market levels and refinanced ahead of contractual maturity, including the repricing of the term loan and refinancing of the senior secured notes;

•	leverage remains generally stable over the projection period, with debt-to-equity maintained in the low-to-mid-4x range, consistent with ARI’s target capital structure; and

•	no incremental mergers or acquisitions, stock issuances (except for usual and customary restricted stock awards), share repurchases or changes to ARI’s existing business strategy.

Certain of the above financial projections were not prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The calculation of non-GAAP financial measures may differ from others in the industry and are not necessarily comparable with similar titles used by other companies. The non-GAAP financial measures were relied upon by BofA Securities for purposes of its financial analyses and opinion and by the Special Committee in connection with its consideration of the Asset Sale. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by BofA Securities for purposes of its financial analyses and opinion or by the Special Committee in connection with its consideration of the Asset Sale. Accordingly, we have not provided a reconciliation of the financial measures.

Use of Proceeds and Future Operations

Following repayment of our financing facilities and other indebtedness and transaction expenses, we expect to have approximately $1.4 billion of net cash and approximately $1.7 billion of common stockholders’ equity, which equates to approximately $12.05 per Share. We will retain all of the net equity interest in the real estate properties we hold, which totaled $464.3 million as of December 31, 2025.

We, and not our stockholders, will receive the proceeds from the Asset Sale. Our management team, in consultation with our board of directors, will spend the remainder of the year evaluating a range of commercial real estate–related strategies designed to reposition ARI. In assessing potential new asset strategies, we will leverage Apollo’s broader investment platform and origination capabilities. We also will consider strategic mergers and acquisitions opportunities. If a new asset strategy or a strategic transaction is not announced by year-end, our Manager intends to recommend that our board of directors explore all available strategic opportunities or other alternatives, which may include dissolution.

Interests of Certain Persons in Matters to be Acted Upon

When considering the recommendation of our board of directors that you vote to approve the Asset Sale Proposal, you should be aware that certain of our executive officers and directors have interests in the Asset Sale and related transactions that are different from, or in addition to, your interests as a holder of Common Stock. Our board of directors and the Special Committee were aware of and considered these interests, among other matters, in evaluating and overseeing the negotiation of the Purchase Agreement, in approving the Purchase Agreement and the Asset Sale and in recommending that the Asset Sale Proposal be approved by the holders of Common Stock. These interests present our executive officers and certain of our directors with actual or potential conflicts of interest.

Relationships among ARI, certain of our executive officers and directors, Apollo, our Manager and Athene

Our Manager is the external manager of ARI pursuant to a management agreement that provides for investment advisory services to be rendered to ARI subject to the supervision of our board of directors. Our Manager is a subsidiary of AGM. As of March 5, 2026, certain affiliates of Apollo and the directors and executive officers of ARI collectively held less than 1% of the outstanding Common Stock.

Certain members of our board of directors, including members of the Special Committee, have relationships with Apollo and certain of its affiliates as set forth below:

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Mr. Rothstein is (i) an employee, the Chief Operating Officer-Real Estate and the Chief Operating Officer-Asset Backed Finance of Apollo, (ii) chair of the board of directors of Apollo Realty Income Solutions, Inc., which is managed by Apollo, (iii) chair of the board of directors of Apollo Asset Backed Credit Company LLC, which is managed by Apollo, and (iv) president and chairman of the board of trustees of Apollo Diversified Real Estate Fund, which is managed by Apollo, and (v) a director of Apollo Asset-Backed Finance Lending Company, L.P., which is managed by Apollo;

•	Ms. Newman is an employee and Global Head of Tax Finance of Apollo;

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Carmencita Whonder is not an employee of Apollo, any Apollo portfolio company or any of their affiliates but, solely because she was, until July 2025, employed by a law firm that provides advice to Apollo and to certain Apollo portfolio companies on legislative, regulatory and related matters, our board of directors did not determine that she qualified as an independent director. Ms. Whonder is a director of MidCap Financial Investment Corporation (NASDAQ: MFIC), which is managed by Apollo, and receives compensation for such service;

•	Pamela Carlton serves as a member of the board of directors of Apollo Asset-Backed Finance Lending Company, L.P., which is managed by Apollo, and receives compensation for such service; and

•	Robert Kasdin serves as a member of the board of directors of Apollo Asset Backed Credit Company LLC, which is managed by Apollo, and receives compensation for such service;

•

Mr. Salvati serves as a member of the boards of directors of MidCap Finco LLC and Apollo Asset-Backed Finance Lending Company, L.P., each of which is managed by Apollo, and receives compensation for such service. Mr. Salvati is the former Chief Operating Officer of National Financial Partners Corp. (“NFPC”) and the former Chief Financial Officer of Culligan Water Technologies, Inc. Mr. Salvati also served as a member of the boards of directors of Castle Holdco 4 Ltd., MidCap FinCo

Holdings, Limited, MidCap FinCo Intermediate Holdings, Limited, MidCap FinCo Designated Activity Company, MC Feeder, Limited, and MFIC GP, LLC, each an affiliate or former affiliate of Apollo;

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Ms. Haysom is a former employee of Apollo, who served as an Associate from 2002 to 2004 and a Principal from 2006 to 2010. Certain individuals who currently are or were at such time affiliated with Apollo were among the early investors in Rally Labs, a company founded by Ms. Haysom in 2010. Ms. Haysom also serves on the boards of directors of Venerable Holdings, Inc., an entity in which affiliates of Apollo are investors, and its subsidiaries Corporate Solutions Life Reinsurance Company and Venerable Insurance and Annuity Company; and

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Mr. Biderman is the former Executive Vice President and Chief Financial Officer of NFPC and served as Vice Chairman of NFPC from September 2008 through December 2008. Mr. Biderman also served as a member of the board of directors of Apollo Residential Mortgage, Inc. (“AMTG”), a former vehicle managed by Apollo, beginning in 2012 until AMTG and ARI merged in 2016.

With respect to the Special Committee, the members of the Special Committee disclosed these relationships to each other, and the Special Committee concluded that each of the members would be able to serve as independent and disinterested members of the Special Committee.

Mr. Rothstein and Ms. Newman each recused themselves from our board of directors’ vote relating to the Asset Sale.

Certain of our executive officers and members of our board of directors, including certain members of the Special Committee, hold equity interests in AGM and Apollo-affiliated entities. The executive officers and members of our board of directors, including one member of the Special Committee and two non-independent members of our board of directors, who hold equity interests in AGM will potentially indirectly benefit from the Asset Sale and the related transactions to the extent such transactions result in an appreciation of the value of AGM stock.

Under the terms of the Expense Reimbursement Letter Agreement, AMH, a subsidiary of AGM, agreed to reimburse ARI for up to $10 million of the expenses incurred by ARI in connection with the Purchase Agreement and the transactions contemplated thereby. For more information, refer to “Other Agreements and Instruments—Expense Reimbursement Letter Agreement” beginning on page 84.

We do not have any employees; all of our officers are employees of Apollo.

Athene has various relationships with Apollo. Athene is a subsidiary of AGM, and Athene’s invested assets are also managed by an Apollo subsidiary, Apollo Insurance Solutions Group LP (“ISG”). Certain of the members of the Athene board of directors are also members of the board of directors of AGM, including Athene’s Executive Chairman and Chief Investment Officer (the “Athene Executive Chairman and CIO”). The Athene Executive Chairman and CIO and Athene’s Chief Executive Officer (the “Athene CEO”) are executive officers of AGM, and the Athene Executive Chairman and CIO is also the Chief Executive Officer of ISG. In addition, certain of Athene’s directors are employees of, or consultants to Apollo, and certain of Athene’s directors and executive officers, including Athene’s Executive Chairman and CIO and the Athene CEO hold equity interests in AGM and Apollo-affiliated entities.

The Special Committee Fees

Each of Mr. Biderman, Ms. Haysom and Mr. Salvati, as the members of the Special Committee earned cash committee fees in connection with their service on the Special Committee. The individual members of the Special Committee earned the following fees: Mr. Salvati, Chair of the Special Committee—$100,000; Ms. Haysom—$75,000 and Mr. Biderman—$75,000.

Management Agreement

In connection with our initial public offering in September 2009, we entered into the Management Agreement by and among ARI, Operating LLC and our Manager, dated September 23, 2009 (the “Existing Management Agreement”), which describes the services to be provided by our Manager and its compensation for those services. Our business is managed by our Manager, subject to the supervision and oversight of our board of directors, which has established investment guidelines for our Manager to follow in its day-to-day management of our business.

Pursuant to the terms of the Existing Management Agreement, our Manager is paid a management fee equal to 1.5% per annum of our stockholders’ equity (as defined in the Existing Management Agreement), calculated and payable (in cash) quarterly in arrears.

The current term of the Existing Management Agreement expires on September 29, 2026 and will automatically renew on each anniversary for a one year term unless at least two-thirds of our independent directors vote to terminate the Existing Management Agreement based upon (1) unsatisfactory performance by our Manager that is materially detrimental to us or (2) a determination that the management fee payable to our Manager is not fair, subject to our Manager’s right to prevent such a termination based on unfair fees by accepting a mutually acceptable reduction of management fees agreed to by at least two-thirds of our independent directors. Our Manager must be provided with written notice of any such termination at least 180 days prior to the expiration of the then existing term and will be paid a termination fee equal to three times the sum of the average annual management fee during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. Following a meeting by our board of directors in February 2026 with respect to the Existing Management Agreement, which included a discussion of our Manager’s performance and the level of the management fees thereunder, we determined not to terminate the Existing Management Agreement.

For the period ended December 31, 2025, we incurred approximately $34.2 million in management fees. In addition to the management fee, we are also responsible for reimbursing our Manager for certain expenses paid by our Manager on our behalf or for certain services provided by our Manager to us. For the year ended December 31, 2025, we recorded expenses totaling approximately $14.8 million related to reimbursements for certain expenses paid by our Manager on our behalf.

In connection with the closing of the Asset Sale, we will enter into the A&R Management Agreement, which will supersede and replace the Existing Management Agreement. Refer to “Other Agreements and Instruments—Management Agreement Side Letter” beginning on page 83.

Golden Parachute Compensation

None of our executive officers are entitled to any compensation that is enhanced by reason of the occurrence of the Asset Sale. Section 14A(b) of the Exchange Act and Item 402(t) of Regulation S-K under the Exchange Act require that companies provide their stockholders with the opportunity to vote to approve, on an advisory non-binding basis, any “golden parachute compensation” for its named executive officers that is based on or otherwise relates to the Asset Sale. Because no “golden parachute” or similar compensation arrangements are to be received by any of our named executive officers based on or otherwise relating to the Asset Sale, no disclosure is required under Item 402(t) of Regulation S-K and no advisory vote is required by Section 14A(b) and Rule 14(a)-21(c) under the Exchange Act.

No Appraisal or Dissenters’ Rights

Our charter provides that our stockholders shall not be entitled to exercise any rights of an objecting stockholder provided for under the MGCL unless our board of directors, upon the affirmative vote of a majority of our board of directors, determines that such rights apply. Our board of directors has not made such determination.

Material U.S. Federal Income Tax Consequences

The Asset Sale will be treated as a taxable sale, and as a result, we will recognize gain or loss on the assets sold in the Asset Sale.

Anticipated Accounting Treatment

Under generally accepted accounting principles, upon completion of the Asset Sale, we will remove the assets sold and liabilities settled using the proceeds from Asset Sale from our consolidated balance sheet, and we anticipate recording a cash receipt and net gain from the Asset Sale and extinguishment of liabilities.

SEC Reporting

Our SEC reporting obligations as a public company will not be affected as a result of completing the Asset Sale.

Regulatory Approvals

No federal or state regulatory requirements must be complied with, or regulatory approval must be obtained in connection with, the Asset Sale.

Vote Required

The approval of the Asset Sale Proposal requires the affirmative vote of the stockholders entitled to cast a majority of all the votes entitled to be cast on such proposal.

PURCHASE AGREEMENT

The following discussion sets forth the principal terms of the Purchase Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference. The rights and obligations of the parties are governed by the express terms and conditions of the Purchase Agreement and not by this discussion, which is a summary in nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement. You are encouraged to read the Purchase Agreement carefully and in its entirety, as well as this proxy statement and any annexes thereto, before making any decisions regarding the proposals being brought before the Special Meeting.

Purchase and Sale of the Assets

Subject to the terms and conditions set forth in the Purchase Agreement, at the closing of the Asset Sale, ARI will sell, transfer, assign and deliver to Athene, and Athene will purchase and acquire, all of ARI’s and its applicable subsidiaries’ right, title and interest in and to the following assets (excluding certain non-assignable assets that cannot be transferred at the closing as described below), free and clear of all liens (other than certain permitted liens):

•	commercial mortgage loans, which comprise ARI’s entire commercial real estate loan portfolio with the exception of two loans that are expected to be repaid prior to closing (“Loans”);

•	ARI’s equity interests in a special purpose entity associated with one of the Loans (“Applicable Equity Interests” together with the Loans, the “Assets”); and

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certain other assets relating to the Assets including (i) related mortgage loan files and all rights, remedies and claims thereunder; (ii) related collateral and security; (iii) related accounts, receivables, contract rights, general intangibles and similar property, including rights and obligations under applicable servicing agreements; (iv) proceeds received or receivable after closing for post-closing periods; (v) co-lender and similar rights; and (vi) other rights arising from and after closing in respect of the foregoing.

The Assets are identified on an exhibit to the Purchase Agreement, which may be amended by mutual written consent of ARI and Athene prior to closing to add additional Assets or remove Assets that are no longer outstanding or that are sold prior to closing pursuant to the terms and subject to the conditions set forth in the Purchase Agreement.

Closing Date

The closing of the Asset Sale will take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, in New York, New York, no later than the fourth business day following the satisfaction or waiver of the last of the conditions to closing set forth in the Purchase Agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), or on another date or at another place as Athene and ARI may otherwise agree.

Non-Assignable Assets and Excluded Assets

The Purchase Agreement does not obligate Athene to purchase and acquire from ARI, or ARI to sell, transfer and assign to Athene, any Asset constituting a “Non-Assignable Asset” as of the closing. An Asset will be a “Non-Assignable Asset” if, as of the closing, (i) the Asset is subject to any lien (other than certain permitted liens), (ii) the transfer of such Asset would breach a contractual obligation or require payment of a transfer or termination fee, or (iii) the transfer of such Asset would require certain third-party consents with respect to such Asset that have not been obtained. ARI must notify Athene of any such Non-Assignable Asset prior to closing. If any Asset constitutes a Non-Assignable Asset as of the closing, then ARI will retain ownership of such Non-Assignable Asset and the purchase price paid by Athene for the remaining Assets will be net of the amount that would have otherwise been paid for such Non-Assignable Asset.

If certain conditions with respect to such Non-Assignable Asset are satisfied within the period ending 12 months after closing (or a later date as may be agreed by ARI and Athene), ARI must transfer the applicable Non-Assignable Asset to Athene on a post-closing transfer date specified by ARI, and Athene must pay the portion of the aggregate purchase price attributable to that Non-Assignable Asset at that time. If Athene remains ready, willing and able to purchase any Assets through such 12-month period, ARI generally may not transfer any such remaining Non-Assignable Asset to a third party for one year thereafter without first granting Athene a right of first offer and right of first refusal.

Assets not specifically identified for transfer under the Purchase Agreement are excluded from the Asset Sale and will remain the property of ARI or its subsidiaries.

Assumed and Retained Liabilities; Indemnification

Athene is not required to assume any liabilities of ARI arising prior to closing (or, with respect to Non-Assignable Assets transferred after closing, prior to the applicable transfer date), except for certain specified assumed liabilities, which consist of (i) amounts and other items for which ARI has received a credit or that are otherwise taken into account in the determination of the purchase price (including any adjustments thereto) for the Assets, and (ii) liabilities arising under the transferred Assets from and after closing that are to be performed by the holder of the Asset and that did not result from ARI’s breach or default prior to closing.

All liabilities of ARI other than the assumed liabilities will remain the responsibility of ARI and its subsidiaries following the closing. From and after closing, ARI will indemnify Athene for any losses arising from the liabilities retained by ARI following the closing, and Athene will indemnify ARI for any losses arising from the liabilities assumed by Athene at the closing.

ARI must also take actions necessary to ensure that, following the closing, neither Athene nor any of its subsidiaries will have any obligations under the credit facilities outstanding under certain of ARI’s existing credit agreements and that liens securing those facilities (other than with respect to any ARI credit agreements secured by Non-Assignable Assets) are released.

Purchase Price and Closing Payments

At closing, Athene will pay to ARI an amount in cash equal to the aggregate purchase price in consideration for the Assets calculated on an asset-by-asset basis in accordance with the purchase price methodology set forth in the Purchase Agreement, less the portion thereof attributable to any Non-Assignable Assets and net of certain pay-off amounts to third parties. The aggregate purchase price for the Assets will be subject to post-closing adjustment through the true-up procedures set forth in the Purchase Agreement and described below.

The purchase price for each Loan will be calculated based on 99.7% of the total commitment amount of such Loan as of the closing of the Asset Sale, subject to certain adjustments (including for any specific CECL allowances and accumulated cost recovery proceeds and the amount of unfunded commitments, as well as other apportionments and prorations of interest in respect of the periods prior to and following the closing as described below) in accordance with the methodology set forth in the Purchase Agreement. The Applicable Equity Interests are valued at zero dollars ($0) and will be ascribed no value for purposes of allocating the purchase price.

Interest and other amounts payable with respect to the Loans are prorated between ARI and Athene as of the closing date, such that ARI will retain amounts attributable to periods prior to closing and Athene will be entitled to amounts attributable to periods from and after the closing, subject to specified interest apportionment mechanics. Escrowed funds and reserve accounts relating to the Loans will be transferred to Athene at closing.

Post-Closing True-Up

Within 120 days after the closing, Athene will deliver a final accounting and good faith calculation of any post-closing adjustment to the purchase price. The parties will reconcile estimated or incomplete prorations, newly available information, and any calculation errors. Any resulting payment must be made within five business days after the purchase price true-up is finalized.

If ARI disputes the final accounting, ARI must notify Athene within the specified period, and the parties must attempt in good faith to resolve the dispute. If unresolved, either party may request that an independent accountant determine the disputed items, and that determination will be final and binding, with fees generally borne by the party whose position is furthest from the determination.

Transfer Documentation and Mortgage Loan Files

At the closing and any post-closing transfer date, ARI must deliver customary transfer documentation for each Loan, including:

•	assignment and assumption agreements, allonges and endorsed notes or lost note affidavits and financing statement assignments;

•	borrower and third-party notices and evidence of required consents;

•	mortgage assignments and transfer tax filings;

•	settlement statements and organizational certificates;

•	notices requesting replacement comfort letters and similar documentation relating to certain hospitality assets; and

•	complete mortgage loan files and related collateral documentation.

ARI must also cause relevant agents or servicers to recognize Athene as the registered holder of the Assets. Certain non-material deliverables may be delivered after closing using reasonable best efforts.

Additional Sellers; Designation of Buyer Affiliates

To the extent any Asset is held by a subsidiary of ARI, that subsidiary will be treated as a seller under the Purchase Agreement solely with respect to that Asset, ARI will cause the subsidiary to perform the applicable obligations, and ARI will remain jointly and severally liable for the performance by such subsidiary of all relevant obligations under the Purchase Agreement.

Prior to closing, Athene may designate affiliates, including its managed accounts or portfolio companies, to acquire all or a portion of the Assets and assume related liabilities at closing. Each designated entity is treated as a buyer solely for the Assets and liabilities it acquires, while Athene remains jointly and severally liable for the performance by such affiliate of all relevant obligations under the Purchase Agreement.

Casualty and Condemnation

If, prior to closing, an underlying property securing a Loan is subject to casualty damage or condemnation, Athene will be entitled to receive applicable insurance and business-interruption proceeds for post-closing periods and condemnation awards under specified circumstances, subject to specified deductions for restoration costs and pre-closing losses.

Repurchase Obligations

Following the closing, ARI may be required to repurchase Loans in the event that Athene determines there has been a breach of certain representations and warranties in respect of such Loan that would reduce the intrinsic value of such Loan or adversely affect Athene’s ability to own such Loan, in each case, subject to a cure right in favor of ARI. If a repurchase obligation is triggered, ARI will be required to repurchase the applicable Loan at a repurchase price equal to the purchase price allocated to such Loan under the Purchase Agreement, reduced on a dollar-for-dollar basis by any principal amounts received or forgiven by Athene from and after the closing date.

Representations and Warranties

The Purchase Agreement contains a number of representations and warranties made by ARI, on the one hand, and Athene, on the other hand. The representations and warranties were made by the parties as of specific dates as set forth in the Purchase Agreement and do not survive the closing, except for certain specified representations related to Non-Assignable Assets that are transferred after the closing (which will survive until the applicable post-closing transfer date). These representations and warranties have been made for the benefit of the other parties to the Purchase Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. Additionally, certain of these representations and warranties are subject to specified exceptions and qualifications contained in the Purchase Agreement and in the disclosure letter delivered in connection with the Purchase Agreement. While ARI does not believe that the disclosure letter contains information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure letter does contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the attached Purchase Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about ARI or Athene. If ARI becomes aware of material facts that contradict the representations and warranties in the Purchase Agreement, ARI will disclose those material facts in the public filings that it makes with the SEC if it determines that it has a legal obligation to do so.

Representations and Warranties of ARI

The Purchase Agreement includes representations and warranties by ARI relating to, among other things:

•	organization, valid existence, good standing, power and authority;

•	due authorization to execute and deliver the Purchase Agreement and other agreements contemplated thereby and the validity and enforceability of such agreements;

•	the absence of conflicts with or violations of organizational documents or applicable laws;

•	the absence of violations or breaches of, or default or consent requirements under, certain agreements;

•	the absence of the need for filings, consents, or approvals with governmental entities;

•	title to the Assets;

•	brokers’ finders’ and investment bankers’ fees; and

•	certain other specified matters relating to the Loans and related loan documents.

Representations and Warranties of Athene

The Purchase Agreement includes representations and warranties by Athene relating to, among other things:

•	organization, valid existence, good standing, power and authority;

•	due authorization to execute and deliver the Purchase Agreement and other agreements contemplated thereby and the validity and enforceability of such agreements;

•	the absence of conflicts with or violations of organizational documents or applicable laws, and the absence of the need for filings, consents, or approvals;

•	financial capacity to pay the purchase price;

•	brokers’ finders’ and investment bankers’ fees; and

•	the absence of inducement or reliance on representations and warranties not set forth in the Purchase Agreement.

Covenants

Conduct of Business of ARI Pending the Closing

ARI has agreed to certain obligations and restrictions with respect to the conduct of its business and that of its subsidiaries until the earlier of the closing of the Asset Sale (or in the case of a Non-Assignable Asset, the applicable post-closing transfer date) and the valid termination of the Purchase Agreement. In general, except with Athene’s prior written consent (not to be unreasonably withheld, conditioned or delayed), or as otherwise expressly required or permitted by the Purchase Agreement or required by law, ARI will, and will cause each of its subsidiaries to, (a) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, (b) use its reasonable best efforts to (i) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (ii) keep available the services of its present officers provided it does not require additional compensation, and (iii) maintain the qualification of ARI as a REIT, (c) cooperate with Athene to restructure any of the Assets for tax or other purposes as requested by Athene, so long as such restructuring is effective as of and conditioned upon the closing and does not adversely affect ARI or its subsidiaries or materially impair, delay or prevent the closing, and (d) refrain from taking the following actions:

•	adopting a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of ARI; or

•	authorizing, agreeing or entering into any contract to do any of the foregoing.

Additionally, during this period, without the prior written consent of Athene (not to be unreasonably withheld, conditioned or delayed), ARI will not and will cause its subsidiaries not to:

•	modify, pledge, encumber, amend or terminate any Asset in a manner adverse to Athene or such Asset, except in the ordinary course of business and consistent with past practice; or

•

sell, lease, assign, transfer, exclusively license, or dispose of any Asset to a third party without Athene’s consent (which Athene cannot unreasonably withhold, condition or delay if the consideration exceeds what would have been paid by Athene under the Purchase Agreement), subject to limited exceptions.

ARI is also required, at its sole cost and expense, to use reasonable best efforts to obtain counterparty waivers or required consents necessary to permit the transfer of all Assets free and clear of liens (other than certain permitted liens) to Athene at closing or on any applicable post-closing transfer date.

Both Athene and ARI are required to promptly notify the other of any material communication from a governmental entity or third party relating to, or affecting the status or timing of, the transactions.

However, nothing in the Purchase Agreement prohibits ARI or its subsidiaries from taking any action, at any time, that in the reasonable judgment of ARI, upon advice of counsel, is reasonably necessary for ARI to maintain its qualification as a REIT or to avoid incurring certain taxes, including making dividend or other distribution payments to its holders of Common Stock.

Access to Information Prior to Closing

ARI has agreed to use reasonable best efforts to provide Athene and its representatives, upon reasonable request and during regular business hours, reasonable access to all books and records related to the Assets from the date of the Purchase Agreement through the closing. Such access must be scheduled through a designated officer of ARI and provided in a manner that avoids any material disruption to ARI’s normal operations. ARI is not required to provide access to or disclose information that (i) is subject to a confidentiality agreement with a third party entered into prior to the date of the agreement (but ARI must use reasonable best efforts to obtain the required consent for such access or disclosure), (ii) would violate any applicable law (but ARI must use reasonable best efforts to make substitute arrangements for disclosure that does not violate any law), or (iii) is subject to attorney-client, attorney work product, or other legal privilege (but ARI must use reasonable best efforts to allow for such access to the maximum extent that does not result in the loss of any such privilege).

Consents and Approvals

Athene and ARI have agreed to use reasonable best efforts, and to cause their respective subsidiaries to use reasonable best efforts, to take all actions and do all things necessary, proper, or advisable under applicable law or any contract to consummate and make effective, as promptly as practicable, the Asset Sale. This includes (i) taking all actions necessary to satisfy the conditions to closing, (ii) obtaining all required actions, waivers, consents, and approvals from governmental entities and other persons, and making all necessary registrations and filings, (iii) defending any legal proceedings challenging the Purchase Agreement or the transactions contemplated thereby so the closing of the Asset Sale can occur as soon as reasonably practicable, and (iv) executing and delivering any additional instruments necessary to fully carry out the purposes of the Purchase Agreement. Athene and ARI are also required to use reasonable best efforts to ensure that the transactions are carried out in compliance with Section 206(3) of the Investment Advisers Act.

Acquisition Proposals; Go-Shop Period

Go-Shop Period

During the period from the signing of the Purchase Agreement until 11:59 p.m. (Eastern Time) on February 21, 2026 (the “Go-Shop Period”), ARI and its subsidiaries and their respective representatives had the right to:

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initiate, solicit, facilitate and encourage (publicly or otherwise) any inquiry or the making of any proposals or offers that constitute, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), including by way of providing access to non-public information regarding ARI and its subsidiaries to any person or entity and its representatives, its affiliates and its prospective equity and debt financing sources; provided that prior to furnishing such non-public information, ARI has entered into an acceptable confidentiality agreement with such potential purchasers and promptly made available to Athene any non-public information concerning ARI or its subsidiaries that was not previously made available to Athene; and

•

engage or enter into, continue or otherwise participate in any discussions or negotiations with any persons, entities or groups of persons and their representatives, their affiliates and their prospective equity and debt financing sources with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

For purposes of the Purchase Agreement, “Acquisition Proposal” means any proposal or offer (other than an offer or proposal made or submitted by or on behalf of Athene) with respect to any transaction or series of related transactions with a person, or group of persons concerning any (a) merger, consolidation, business combination, joint venture or similar transaction, (b) acquisition (whether by tender offer, share exchange, or other manner), (c) issuance or sale or other disposition of ARI’s equity interests, (d) sale, lease, license or other disposition directly or indirectly of Assets of ARI, or (e) any combination of any of the foregoing, in each case, which if consummated would result in any person, entity or group of persons acquiring beneficial ownership (or the right to acquire beneficial ownership), directly or indirectly, of equity securities of ARI or any of its subsidiaries representing 20% or more of the issued and outstanding equity securities of ARI (by vote or value), or 20% or more of the consolidated total assets (including equity securities of its subsidiaries), revenues or net income of ARI or its subsidiaries, taken as a whole.

As promptly as reasonably practicable, and in any event within one business day following the expiration of the Go-Shop Period, ARI was required to provide Athene with a written list identifying each “Excluded Party,” if any. Under the Purchase Agreement, (a) an “Excluded Party” means any person, entity or group of persons from whom ARI has received during the Go-Shop Period a bona fide written Acquisition Proposal that, (i) remains pending as of, and has not been irrevocably withdrawn prior to, the expiration of the Go-Shop Period, (ii) our board of directors, or an authorized committee thereof, determines in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, constitutes or would reasonably be expected to lead to a Superior Proposal and (iii) as of any date following the no-shop period start date, has not lapsed in accordance with its terms or been withdrawn, and (b) a “Superior Proposal,” means a bona fide written Acquisition Proposal made by a third party (provided, that for purposes of this definition, the percentages in the definition of “Acquisition Proposal” will be 50% rather than 20%) that did not result from a breach of the “go-shop”/no-shop provisions of the Purchase Agreement that our board of directors, or an authorized committee thereof, determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all terms of the Acquisition Proposal (including the person or entity making such proposal, all legal, financial and regulatory aspects of such proposal, the anticipated time of completion of the proposed transaction and the conditions for completion of such transaction), (x) is reasonably expected to be consummated in accordance with its terms, and (y) if consummated, would be more favorable from a financial point of view to the holders of Common Stock than the Asset Sale (taking into account any offer by Athene to amend the terms of the Purchase Agreement or the other documents contemplated thereby).

Upon the expiration of the Go-Shop Period, ARI and its subsidiaries and their respective representatives were required to (i) immediately cease any solicitation activity with respect to any Acquisition Proposals or any discussions or negotiations with any person or entity (other than an Excluded Party for so long as such person or entity is an Excluded Party) regarding any Acquisition Proposals, and (ii) request that each person or entity (other than an Excluded Party for so long as such person or entity is an Excluded Party) promptly return to ARI or its representatives or destroy any non-public information previously furnished to such person or entity by ARI or its representatives. Notwithstanding the expiration of the Go-Shop Period, ARI and its subsidiaries and their respective representatives may continue to engage in the solicitation activities described above with any Excluded Party (for so long as such party remains an Excluded Party), including with respect to any amended Acquisition Proposal submitted by such Excluded Party, following the expiration of the Go-Shop Period, and the restrictions set forth in the no-shop provisions of the Purchase Agreement will not apply with respect to such activities.

The Go-Shop Period ended at 11:59 p.m. on February 21, 2026 and ARI did not identify any person or entity that would be deemed an Excluded Party for purposes of the Purchase Agreement.

No-Shop Period

From 12:00 a.m. (Eastern Time) on February 22, 2026 (the “No-Shop Period Start Date”) until the earlier of the closing of the Asset Sale and the termination of the Purchase Agreement in accordance with its terms, ARI is not permitted to, directly or indirectly, (i) initiate, solicit, knowingly facilitate or knowingly encourage (publicly or otherwise) any inquiries regarding, or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information concerning ARI or its subsidiaries or afford access to ARI’s or its subsidiaries’ books, records, management, employees or properties to any person or entity (other than an Excluded Party for so long as such person or entity is an Excluded Party, and except as otherwise permitted pursuant to the terms of an acceptable confidentiality agreement) in connection with any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) enter into any contract or understanding (other than an acceptable confidentiality agreement contemplated by the Purchase Agreement) relating to an Acquisition Proposal or that would reasonably be expected to require ARI to abandon, terminate, or fail to consummate the Asset Sale, or (iv) resolve or agree to do any of the foregoing.

Notwithstanding the restrictions described in the immediately preceding paragraph, the Purchase Agreement provides that, at any time prior to the approval of the Asset Sale by the holders of Common Stock, our board of directors is permitted to, in response to a bona fide written Acquisition Proposal by any person or group of persons that did not result from a breach of the no solicitation provisions of the Purchase Agreement, (i) contact such person or group of persons solely to clarify the terms and conditions thereof, (ii) subject to first entering into an acceptable confidentiality agreement, provide non-public information and data concerning ARI and its subsidiaries to such person or group of persons and their representatives, and (iii) engage in discussions and negotiations with any such person or group of persons and which our board of directors determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or would reasonably be expected to lead to a Superior Proposal. ARI is required to provide Athene with a copy of any nonpublic information or data provided to a third party.

Subject to limited exceptions further described below, the Purchase Agreement provides that our board of directors may not withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify), in any manner adverse to Athene, our board of directors’ recommendation to holders of Common Stock or approve, authorize, adopt or recommend or otherwise declare advisable, or propose publicly to approve, authorize, adopt or recommend or otherwise declare advisable, any Acquisition Proposal or fail to include our board of directors’ recommendation in this proxy statement. Furthermore, our board of directors may not take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal. Except as expressly contemplated by the Purchase Agreement, our board of directors may not authorize, adopt, approve, recommend or otherwise declare advisable, or propose publicly to approve or recommend, or cause or permit ARI or any of its subsidiaries to execute or enter into any letter of intent, agreement in principle, memorandum of understanding or definitive merger, acquisition, purchase or joint venture agreement or other similar contract (other than an acceptable confidentiality agreement) in respect of or relating to any Acquisition Proposal.

Notwithstanding the general restrictions described above, with respect to an Acquisition Proposal (which did not result from a violation of the no-shop/no-solicitation provisions of the Purchase Agreement) that our board of directors (or an authorized committee thereof) has determined in good faith (based on the information then available and after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal that our board of directors (or an authorized committee thereof), our board of directors may make a change in recommendation and may also terminate the Purchase Agreement in order to enter into a definitive agreement with respect to such Superior Proposal (provided that ARI pays the applicable termination fee to Athene) at any time prior to the approval of the Asset Sale by holders of Common Stock, if (i) our board of directors (or an authorized committee thereof) has determined in good faith (based on the information then available and after consultation with its financial advisor and outside legal counsel) that failure to do so would be inconsistent with its duties under applicable law, (ii) five business days, which we refer to as the “notice period,” has elapsed since ARI has given written notice to Athene advising Athene that it intends to take such action and specifying all material terms and conditions of such Superior Proposal, including the identity of the person who made such Superior Proposal, the type and amount of consideration that ARI or ARI’s stockholders will receive and all other terms and conditions which our board of directors (or an authorized committee thereof) considered in making the determination that such Acquisition Proposal constituted a Superior Proposal, (iii) during such notice period, our board of directors has considered and, if requested by Athene, negotiated in good faith with Athene and its representatives to make revisions to the terms of the Purchase Agreement proposed by Athene, and (iv) our board of directors (or an authorized committee thereof), following such notice period and after taking into consideration any changes to the Purchase Agreement offered in writing by Athene in a manner that would form a binding contract if accepted by ARI, continues to believe in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal continues to constitute a Superior Proposal and that, after consultation with outside legal counsel, the failure to effect a change in recommendation or terminate the Purchase Agreement to enter into a definitive agreement with respect to such Superior Proposal would be inconsistent with our board of directors’ duties under applicable law. Upon any material amendment to the financial or other material terms of the Superior Proposal giving rise to the notice, ARI is required to deliver a new notice and commence a new negotiation period of three business days.

In addition to the foregoing, in circumstances not involving or relating to an Acquisition Proposal, our board of directors may, at any time prior to the approval of the Asset Sale by holders of Common Stock, make a change in recommendation if an Intervening Event has occurred and is continuing. However, such change in recommendation alone does not permit ARI to terminate the Purchase Agreement. Our board of directors may only change its recommendation in response to an Intervening Event if (i) our board of directors (or an authorized committee thereof) determines in good faith, based on the information then available and after consulting with its financial advisor and outside legal counsel, that, in light of the Intervening Event, failure to do so would be inconsistent with its duties under applicable law, (ii) ARI provides written notice to Athene at least five business days in advance, stating that an Intervening Event has occurred, describing the Intervening Event in reasonable detail and specifying the reasons for the proposed change in recommendation, (iii) after providing such notice and before making any change in recommendation, if requested by Athene, ARI negotiates in good faith with Athene during the five business day period to discuss possible revisions to the Purchase Agreement so that a change in recommendation would no longer be inconsistent with the duties of our directors, and (iv) after considering any changes to the Purchase Agreement proposed in writing by Athene, our board of directors (or an authorized committee) continues to believe in good faith, after consulting with outside legal counsel, that failure to change its recommendation would be inconsistent with its duties under applicable law. Upon any material change to the facts and circumstances relating to such Intervening Event, ARI is required to deliver a new notice and commence a new negotiation period of three business days.

Unless the Purchase Agreement is validly terminated, notwithstanding a change in recommendation by our board of directors, ARI has agreed to submit the approval of the Asset Sale to a vote of its holders of Common Stock.

Preparation of the Proxy Statement; Stockholders Meeting

ARI has agreed to prepare and file this proxy statement in connection with obtaining the required approval of its holders of Common Stock for the Asset Sale. ARI is required to use reasonable best efforts to duly call, give notice of, convene, and hold a meeting of its holders of Common Stock for the purpose of seeking such approval as promptly as reasonably practicable after this proxy statement is cleared by the SEC. ARI must also use reasonable best efforts to solicit proxies from its holders of Common Stock in favor of the approval of the Purchase Agreement and the Asset Sale, unless otherwise permitted under the terms of the Purchase Agreement.

Public Announcements and Disclosure

Each of Athene and ARI has agreed to, subject to certain exceptions, obtain the other party’s consent (which consent will not be unreasonably withheld, conditioned or delayed) before issuing any press release or other announcement with respect to the Asset Sale or the Purchase Agreement.

Post-Transfer Remittances

Following the closing, if ARI or any of its subsidiaries receives any payment of principal, interest, or other proceeds with respect to a Loan that accrues or otherwise relates to a period from and after the closing (other than accrued interest due for any period prior to the closing date but received after closing), ARI will be required to hold such amounts in trust for the account of Athene and pay those amounts to Athene as promptly as practicable. Similarly, if Athene or any of its subsidiaries receives any payment of principal, interest, or other proceeds with respect to a Loan that accrued or otherwise relates to a period prior to closing and for which no credit was applied to ARI at closing or was otherwise not taken into account in the calculation of the allocated purchase price, Athene must hold such amounts in trust for the account of ARI and pay those amounts to ARI as promptly as possible. These provisions also apply to any Non-Assignable Assets with respect to the periods prior to and following the applicable post-closing transfer date for such Assets, with appropriate adjustments as necessary.

Conditions to Closing

Conditions to All Parties’ Obligations

The obligation of each of Athene and ARI to consummate the Asset Sale is subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the closing date, of the following conditions:

•	ARI stockholder approval having been obtained;

•

the absence of any court order or injunction or other legal restraint issued by any governmental entity of competent jurisdiction which prevents, prohibits or makes illegal the consummation of the Asset Sale.

Additional Closing Conditions for the Benefit of ARI

The obligations of ARI to consummate the Asset Sale are subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the closing, of the following additional conditions:

•

the accuracy as of the date of the Purchase Agreement and as of the closing date (except with respect to representations and warranties that speak as of a specific date, which must be accurate as of such date) of the representations and warranties made in the Purchase Agreement by Athene, subject to certain qualifications as to materiality and material adverse effect set forth therein;

•

Athene having performed and complied in all material respects with all agreements and covenants required by the Purchase Agreement to be performed or complied with by Athene at or prior to the closing;

•	receipt by ARI of all items and documentation that Athene is required to provide at closing under the Purchase Agreement; and

•	entry into the A&R Management Agreement by ARI, Operating LLC and our Manager in accordance with the terms set forth among the parties.

Additional Closing Conditions for the Benefit of Athene

The obligations of Athene to consummate the Asset Sale are subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the closing, of the following additional conditions:

•

the accuracy as of the date of the Purchase Agreement and as of the closing date (except with respect to representations and warranties that speak as of a specific date, which must be accurate as of such date) of representations and warranties made in the Purchase Agreement by ARI, subject to certain qualifications as to materiality and material adverse effect set forth therein;

•	ARI having performed and complied in all material respects with all agreements and covenants required by the Purchase Agreement to be performed or complied with by ARI at or prior to the closing;

•

since the date of the Purchase Agreement, no change, effect, development, circumstance, condition, state of facts, event or occurrence having occurred that, individually or in the aggregate, would be reasonably likely to prevent or materially impair or materially delay ARI’s ability to consummate the Asset Sale or is materially adverse to the value of the Assets, taken as a whole; and

•

receipt by Athene of all deliveries that ARI is required to provide at closing under the Purchase Agreement, including certain closing and transfer documents with respect to Assets that collectively represent at least 85% of the aggregate purchase price.

Termination of the Purchase Agreement

Termination by Mutual Agreement

The Purchase Agreement may be terminated at any time before or after ARI stockholder approval is obtained by the mutual written consent of ARI and Athene.

Termination by Either ARI or Athene

The Purchase Agreement may also be terminated at any time prior to the closing by either ARI or Athene if:

•

the Asset Sale has not been consummated on or before the Outside Date (provided that this termination right will not be available to any party if the failure to consummate the Asset Sale by the Outside Date is due primarily to such party’s failure to perform any of the covenants or agreements required to be performed by it under the Purchase Agreement);

•

a governmental authority of competent jurisdiction has issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the Asset Sale (provided that the party seeking to exercise this termination right will have used reasonable best efforts to appeal, resolve or remove such order, decree or ruling); or

•	the holders of Common Stock fail to approve the Asset Sale at the Special Meeting, including any adjournments and postponements thereof.

Termination by ARI

The Purchase Agreement may also be terminated by ARI by written notice to Athene:

•

at any time prior to the requisite approval of the Asset Sale by holders of Common Stock, in order to enter into an alternative acquisition agreement with respect to a Superior Proposal; provided, that ARI must substantially concurrently pay the termination fee described below under “—Termination Fee and Expenses Payable by ARI to Athene”;

•

at any time prior to the closing, if there has been a breach by Athene of any of its covenants or agreements or an inaccuracy in any of its representations and warranties set forth in the Purchase Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the failure of certain closing conditions to be satisfied, and such breach cannot be or is not cured prior to the earlier of (i) 30 calendar days after notice thereof is given by ARI to Athene and (ii) the Outside Date (provided that this termination right will not be available to ARI at any time when it is in breach of the Purchase Agreement and such breach would cause, or result in, the failure of certain specified conditions to Athene’s obligations to effect the closing); and

•

if (i) all of the conditions to Athene’s obligation to effect the closing have been satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at closing), (ii) ARI has confirmed by written notice to Athene that it is ready, willing and able to consummate the Asset Sale and (iii) Athene fails to consummate the Asset Sale within three business days after the date on which the closing should have occurred pursuant to the Purchase Agreement (provided that during such three business day period, Athene is not otherwise entitled to terminate the Purchase Agreement).

Termination by Athene

The Purchase Agreement may also be terminated by Athene by written notice to ARI:

•

at any time prior to the requisite approval of the Asset Sale by holders of Common Stock, if (i) our board of directors has effected a change in recommendation or ARI failed to include in this proxy statement the recommendation of our board of directors that holders of Common Stock approve the Asset Sale; (ii) ARI has failed to reaffirm our board of directors’ recommendation within five business days after both (x) an Acquisition Proposal has been made public and (y) ARI has received a written request from Athene to reaffirm our board of directors’ recommendation; or (iii) ARI has breached its obligations under the no-solicitation provisions of the Purchase Agreement or its obligations regarding the preparation of this proxy statement and such breach impairs, prevents or materially delays the consummation of the Asset Sale and, in the case of any failure by ARI to comply with its obligations regarding preparation of this proxy statement, such breach cannot be or is not cured reasonably promptly after receipt of written notice of such breach; and

•

at any time prior to the closing, if there has been a breach by ARI of any of the covenants or agreements or an inaccuracy in any of its representations and warranties set forth in the Purchase Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the failure of certain closing conditions to be satisfied, and such breach cannot be or is not cured prior to the earlier of (x) 30 calendar days after notice thereof is given by Athene to ARI, and (y) the Outside Date (provided that this termination right will not be available to Athene at any time when it is in breach of the Purchase Agreement and such breach would cause, or result in, the failure of certain specified conditions to ARI’s obligations to effect the closing).

Termination Fee and Expenses Payable by ARI to Athene

ARI has agreed to pay Athene a termination fee in the amount of $50 million if:

•

the Purchase Agreement is terminated by ARI in order to enter into an alternative acquisition agreement with respect to a Superior Proposal (except where such Superior Proposal is made by an Excluded Party) in accordance with the provisions of the Purchase Agreement;

•

the Purchase Agreement is terminated by Athene because (i) our board of directors has effected a change in recommendation or failed to include in this proxy statement the recommendation of our board of directors that the holders of Common Stock approve the Asset Sale; (ii) ARI has failed to reaffirm our board of directors’ recommendation within five business days after (x) any Acquisition Proposal has been made public and (y) ARI has received a written request from Athene to reaffirm our board of directors’ recommendation, or (iii) ARI has breached its obligations with respect to the preparation and filing of this proxy statement and, in either case, such breach impairs, prevents or materially delays the consummation of the Asset Sale and, in the case of any failure by ARI to comply with its obligations regarding preparation of this proxy statement, such breaches cannot be or are not cured reasonably promptly after receipt of written notice of such breach;

•	all of the following occurs:

•

the Purchase Agreement is terminated by either Athene or ARI because (i) stockholders of ARI failed to approve the Asset Sale at a duly convened ARI stockholder meeting, or (ii) the closing had not occurred by the Outside Date,

•

(x) in the case of a termination in accordance with clause (i) in the immediately preceding bullet, at or prior to the ARI stockholder meeting a bona fide Acquisition Proposal has been publicly disclosed or announced and not publicly withdrawn prior to the time of the ARI stockholder meeting and (y) in the case of a termination in accordance with clause (ii) in the immediately preceding bullet, a bona fide Acquisition Proposal has been publicly disclosed or announced, and not publicly withdrawn prior to the termination of the Purchase Agreement, and provided that the requisite approval of the Asset Sale by holders of Common Stock has not been obtained, and

•

within 12 months after termination of the Purchase Agreement, ARI consummates an Acquisition Proposal or enters into a definitive agreement with respect to any Acquisition Proposal (that is later consummated), provided that for purposes of this sub-bullet, the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

Notwithstanding the above, the termination fee payable by ARI will be $25.0 million if:

•

the Purchase Agreement is terminated by ARI in order to enter into an alternative acquisition agreement with respect to a Superior Proposal made by an Excluded Party in accordance with the provisions of the Purchase Agreement; or

•	the Purchase Agreement is terminated by Athene because our board of directors has effected a change in recommendation in connection with a Superior Proposal made by an Excluded Party.

The Purchase Agreement provides generally that each party will pay its own fees and expenses in connection with the Purchase Agreement and the Asset Sale, except that:

•

if ARI fails to pay the termination fee when due, ARI is required to reimburse Athene for all costs and expenses incurred in connection with enforcement and collection of such amounts, and the termination fee will accrue interest at a rate equal to the lower of the applicable prime rate and the maximum rate permitted by applicable law; and

•	if the closing occurs, all transfer taxes incurred in connection with the transfer of the Loans will be borne by ARI, and ARI will reimburse Athene for any such transfer taxes paid by Athene.

Remedies; Specific Performance

In the event ARI pays the termination fee described above to Athene when required, ARI will have no further liability or obligation to Athene relating to or arising out of the Purchase Agreement or the Asset Sale and in no event will Athene be entitled to seek to recover or obtain against ARI any other damages, any recovery or judgment in excess of the termination fee, or any other remedy based on a claim at law or in equity with respect thereto, including consequential, special, indirect or punitive damages for, or with respect to, the Purchase Agreement or the Asset Sale (including any breach by ARI), the termination of the Purchase Agreement, the failure to consummate the Asset Sale or any claims or actions under applicable law arising out of any such breach, termination or failure. Each party is entitled to enforce the terms of the Purchase Agreement by a decree of specific performance, without the necessity of proving the inadequacy of money damages as a remedy, and without any requirement for securing or posting any bond in connection with such remedy.

Miscellaneous Provisions

Amendment

The Purchase Agreement may not be terminated, amended, supplemented, or modified orally, but only by an instrument in writing signed by both Athene and ARI, provided that the observance of any provision of the Purchase Agreement may be waived in writing by the party that would lose the benefit of such provision as a result of such waiver.

Governing Law

The Purchase Agreement is governed by the laws of the State of Maryland.

OTHER AGREEMENTS AND INSTRUMENTS

The following discussion sets forth the principal terms of the Management Agreement Side Letter and A&R Management Agreement, a copy of which is attached as Annex B to this proxy statement and is incorporated herein by reference, and the Expense Reimbursement Letter Agreement, a copy of which is attached as Annex C to this proxy statement and is incorporated herein by reference. The rights and obligations of the parties are governed by the express terms and conditions of the Expense Reimbursement Letter Agreement, the Management Agreement Side Letter, and the A&R Management Agreement and not by this discussion, which is a summary in nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the Expense Reimbursement Letter Agreement, the Management Agreement Side Letter and the A&R Management Agreement. You are encouraged to read the Expense Reimbursement Letter Agreement, the Management Agreement Side Letter, and the A&R Management Agreement carefully and in their entirety, as well as this proxy statement and any annexes thereto, before making any decisions regarding the proposals being brought before the Special Meeting.

Management Agreement Side Letter

In connection with ARI’s entry into the Purchase Agreement, ARI entered into the Management Agreement Side Letter setting forth certain agreements and understandings related to the A&R Management Agreement.

Under the terms of the Management Agreement Side Letter, each of ARI, Operating LLC and our Manager has agreed to, at and effective as of the closing of the Asset Sale, enter into the A&R Management Agreement in the form attached to the Management Agreement Side Letter, subject to certain permitted changes, including the insertion of the effective date, the correction of scrivener’s errors, and such other changes as may be expressly approved by the Special Committee. Under the Management Agreement Side Letter, ARI is not permitted to amend or waive the closing condition contained in the Purchase Agreement related to the execution and delivery of the A&R Management Agreement without the express prior approval of the Special Committee. Further, any amendment, waiver, or modification to the Management Agreement Side Letter itself will require the express prior approval of the Special Committee, except for limited deviations expressly permitted by its terms. The Management Agreement Side Letter will automatically terminate upon any valid termination of the Purchase Agreement.

A&R Management Agreement

The A&R Management Agreement will become effective concurrent with the closing of the Asset Sale and will supersede and replace the Existing Management Agreement. The Existing Management Agreement will remain in full force and effect until the closing of the Asset Sale in accordance with the Purchase Agreement. If the Purchase Agreement is terminated, the Existing Management Agreement will continue in full force and effect, and the Management Agreement Side Letter and any obligations on the part of ARI, Operating LLC and our Manager thereunder will automatically terminate and cease to be of further force or effect.

The A&R Management Agreement is substantially similar to the Existing Management Agreement except in the case of the following terms and provisions:

Base Management Fee

The Existing Management Agreement provides for a base management fee equal to 1.5% per annum of stockholders’ equity in ARI, payable entirely in cash quarterly in arrears. Under the A&R Management Agreement, following the closing of the Asset Sale, the base management fee will initially be (a) 0.75% per annum of ARI’s stockholders’ equity if the annualized return on equity (“ROE”) for a particular fiscal quarter is less than 7.5% or (b) 1.5% per annum of ARI’s stockholders’ equity if the ROE for a particular fiscal quarter equals or exceeds 7.5%, payable quarterly in arrears entirely in Shares, except for certain circumstances in which the base management fee is required to be paid partially or entirely in cash as provided in the A&R Management Agreement, including following achievement of the ROE Milestone (as discussed below) or in the event of certain legal prohibitions or restrictions relating to the payment of such fee in Shares (in which case the base management fee may be paid partially or entirely in cash). The number of Shares issued as payment of any installment of the base management fee will be equal to the dollar amount of such installment divided by the greatest of (i) BVPS of a Share as of the end of the fiscal quarter to which such installment relates, (ii) the average of the closing prices for a Share on the NYSE for each of the five consecutive full trading days ending on and including the last full trading day of the fiscal quarter to which such installment relates, and (iii) the par value per Share. If ARI achieves an ROE of 7.5% or more for two consecutive quarters (the “ROE Milestone”), thereafter the base management fee will permanently increase to 1.5% of stockholders’ equity and will be payable entirely in cash.

Incentive Fee

The Existing Management Agreement does not contemplate the payment by ARI of any incentive fee or other incentive compensation to our Manager. Under the A&R Management Agreement, following the achievement of the ROE Milestone, our Manager will be eligible to receive an incentive fee equal to 20% of the excess of ARI’s core earnings above an 8% return on stockholders’ equity, with such incentive fee payable entirely in Shares (with the number of shares for any given installment of such incentive fee determined in the same manner as described above under “Base Management Fee,” except in the event of certain legal prohibitions or restrictions relating to the payment of such fees in Shares, in which case the incentive fee will be paid partially or entirely in cash).

Termination Fee

Under the Existing Management Agreement, the termination fee payable to our Manager upon termination of the Existing Management Agreement is equal to three times the sum of the average base management fee paid over the 24-month period immediately preceding the date of the termination of the Existing Management Agreement. Under the A&R Management Agreement, the termination fee formula will be three times the sum of the average annual base management fee and incentive fees paid over the 24-month period immediately preceding the date of termination of the A&R Management Agreement.

Other Key Terms

The A&R Management Agreement reflects updates to certain definitions and mechanics for calculation and payment of fees, including changes to “Base Management Fee” and “Core Earnings,” and related terms to clarify the revised Manager compensation structure and performance criteria.

Expense Reimbursement Letter Agreement

In connection with ARI’s entry into the Purchase Agreement, ARI and AMH, a subsidiary of AGM, entered into an expense reimbursement letter agreement, pursuant to which AMH agreed to reimburse ARI for up to $10 million of the expenses incurred by ARI in connection with the Asset Sale. Such reimbursable expenses include fees and costs for counsel, accountants, investment bankers, experts, consultants and other advisors, and any financing exit, repayment, and/or breakage fees. However, AMH is not obligated to reimburse ARI for any expenses if the Purchase Agreement is terminated in connection with a Superior Proposal made by an Excluded Party in circumstances that would require ARI to pay the $25 million termination fee to Athene.

Following the closing of the Asset Sale or a valid termination of the Purchase Agreement (other than in the case of a Superior Proposal by an Excluded Party in accordance with the applicable provisions of the Purchase Agreement), ARI may request reimbursement from AMH, and AMH is then required to deliver payment directly to ARI or, at ARI’s direction, to applicable expense payees within 10 business days. Any reimbursement payment will be paid into an escrow account and released to ARI in amounts that will not cause ARI to fail to qualify as a REIT for U.S. federal income tax purposes, unless a qualifying legal opinion is provided.

2. COMMON STOCK ISSUANCE PROPOSAL

We are asking the holders of Common Stock to approve, subject to approval of the Asset Sale Proposal, the issuance of Shares, in lieu of cash, to our Manager, pursuant to the terms and subject to the conditions set forth in the A&R Management Agreement to be entered into in connection with the closing of the Asset Sale. Stockholders should carefully read this proxy statement and the annexes in their entirety, for more detailed information concerning the A&R Management Agreement. A copy of the A&R Management Agreement is attached to the Management Agreement Side Letter attached to this proxy statement as Annex B. In connection with the Common Stock Issuance Proposal, you are not being asked to approve the amount of compensation payable pursuant to the terms and subject to the conditions set forth in the A&R Management Agreement, but only the issuance of Shares as one of the potential forms of compensation payable to our Manager.

Pursuant to the A&R Management Agreement, and subject to the conditions described therein, our Manager has agreed, if the holders of Common Stock approve this proposal, to receive any installment of the Pre-Milestone Base Management Fee or any installment of Incentive Compensation in Shares.

The Pre-Milestone Base Management Fee and the Incentive Compensation shall be computed as described above under “Other Agreements and Instruments—Management Agreement Side Letter—A&R Management Agreement.” The number of Shares to be issued in any single installment, or a series of installments under the A&R Management Agreement, in the aggregate may exceed either one percent of the number of Shares or one percent of the voting power outstanding before such issuance.

The A&R Management Agreement will become effective upon the closing of the Asset Sale. If the Asset Sale Proposal is approved, but the Common Stock Issuance Proposal is not approved, we will still enter into the A&R Management Agreement, and all fees payable to our Manager will be paid in cash. If the Asset Sale Proposal is not approved, we will not enter into the A&R Management Agreement.

Our board of directors, acting on the unanimous recommendation of the Special Committee, has recommended that the holders of Common Stock approve this proposal. For more information, refer to “1. Asset Sale Proposal—Reasons for the Asset Sale and Recommendation of our Board of Directors” beginning on page 52.

Interests of Certain Persons in Matters to be Acted Upon

When considering the recommendation of our board of directors that you vote to approve the Common Stock Issuance Proposal, you should be aware that certain of our executive officers and directors have interests in the Asset Sale and related transactions that are different from, or in addition to, your interests as a holder of Common Stock. Our board of directors and the Special Committee were aware of and considered these interests, among other matters, in evaluating and overseeing the negotiation of the A&R Management Agreement, in approving the A&R Management Agreement and in recommending that the Common Stock Issuance Proposal be approved by the holders of Common Stock. These interests present our executive officers and directors with actual or potential conflicts of interest.

Relationships among ARI, certain of our executive officers and directors, Apollo, and our Manager

Our Manager is the external manager of ARI pursuant to a management agreement that provides for investment advisory services to be rendered to ARI subject to the supervision of our board of directors. Our Manager is a subsidiary of AGM. As of March 5, 2026, certain affiliates of Apollo and the directors and executive officers of ARI collectively held less than 1% of the outstanding Common Stock.

Certain members of our board of directors, including members of the Special Committee, have relationships with Apollo and certain of its affiliates as set forth below:

•	Mr. Rothstein is (i) an employee, the Chief Operating Officer-Real Estate and the Chief Operating Officer-Asset Backed Finance of Apollo, (ii) chair of the board of directors of Apollo Realty

Income Solutions, Inc., which is managed by Apollo, (iii) chair of the board of directors of Apollo Asset Backed Credit Company LLC, which is managed by Apollo, and (iv) president and chairman of the board of trustees of Apollo Diversified Real Estate Fund, which is managed by Apollo, and (v) a director of Apollo Asset-Backed Finance Lending Company, L.P., which is managed by Apollo;

•	Ms. Newman is an employee and Global Head of Tax Finance of Apollo;

•

Ms. Whonder is not an employee of Apollo, any Apollo portfolio company or any of their affiliates but, solely because she was, until July 2025, employed by a law firm that provides advice to Apollo and to certain Apollo portfolio companies on legislative, regulatory and related matters, our board of directors did not determine that she qualified as an independent director. Ms. Whonder is a director of MidCap Financial Investment Corporation (NASDAQ: MFIC), which is managed by Apollo, and receives compensation for such service;

•	Ms. Carlton serves as a member of the board of directors of Apollo Asset-Backed Finance Lending Company, L.P., which is managed by Apollo, and receives compensation for such service;

•	Mr. Kasdin serves as a member of the board of directors of Apollo Asset Backed Credit Company LLC, which is managed by Apollo, and receives compensation for such service;

•

Mr. Salvati serves as a member of the boards of directors of MidCap Finco LLC and Apollo Asset-Backed Finance Lending Company, L.P., each of which is managed by Apollo, and receives compensation for such service. Mr. Salvati is the former Chief Operating Officer of NFPC and the former Chief Financial Officer of Culligan Water Technologies, Inc. Mr. Salvati also served as a member of the boards of directors of Castle Holdco 4 Ltd., MidCap FinCo Holdings, Limited, MidCap FinCo Intermediate Holdings, Limited, MidCap FinCo Designated Activity Company, MC Feeder, Limited, and MFIC GP, LLC, each an affiliate or former affiliate of Apollo;

•

Ms. Haysom is a former employee of Apollo, who served as an Associate from 2002 to 2004 and a Principal from 2006 to 2010. Certain individuals who currently are or were at such time affiliated with Apollo were among the early investors in Rally Labs, a company founded by Ms. Haysom in 2010. Ms. Haysom also serves on the boards of directors of Venerable Holdings, Inc., an entity in which affiliates of Apollo are investors, and its subsidiaries Corporate Solutions Life Reinsurance Company and Venerable Insurance and Annuity Company; and

•

Mr. Biderman is the former Executive Vice President and Chief Financial Officer of NFPC and served as Vice Chairman of NFPC from September 2008 through December 2008. Mr. Biderman also served as a member of the board of directors of AMTG, a former vehicle managed by Apollo, beginning in 2012 until AMTG and ARI merged in 2016.

With respect to the Special Committee, the members of the Special Committee disclosed these relationships to each other, and the Special Committee concluded that each of the members would be able to serve as independent and disinterested members of the Special Committee.

Mr. Rothstein and Ms. Newman each recused themselves from our board of directors’ vote relating to the Asset Sale and the A&R Management Agreement.

Certain of our executive officers and members of our board of directors, including certain members of the Special Committee, hold equity interests in AGM and Apollo-affiliated entities. The executive officers and members of our board of directors, including one member of the Special Committee and two non-independent members of our board of directors, who hold equity interests in AGM will potentially indirectly benefit from the Asset Sale and the related transactions to the extent such transactions result in an appreciation of the value of AGM stock.

We do not have any employees; all of our officers are employees of Apollo.

The Special Committee Fees

Each of Mr. Biderman, Ms. Haysom and Mr. Salvati, as the members of the Special Committee earned cash committee fees in connection with their service on the Special Committee. The individual members of the Special Committee earned the following fees: Mr. Salvati, Chair of the Special Committee—$100,000; Ms. Haysom—$75,000 and Mr. Biderman—$75,000.

Management Agreement

In connection with our initial public offering in September 2009, we entered into the Existing Management Agreement, which describes the services to be provided by our Manager and its compensation for those services. Our business is managed by our Manager, subject to the supervision and oversight of our board of directors, which has established investment guidelines for our Manager to follow in its day-to-day management of our business.

Pursuant to the terms of the Existing Management Agreement, our Manager is paid a management fee equal to 1.5% per annum of our stockholders’ equity (as defined in the Existing Management Agreement), calculated and payable (in cash) quarterly in arrears.

The current term of the Existing Management Agreement expires on September 29, 2026 and will automatically renew on each anniversary for a one year term unless at least two-thirds of our independent directors vote to terminate the Existing Management Agreement based upon (1) unsatisfactory performance by our Manager that is materially detrimental to us or (2) a determination that the management fee payable to our Manager is not fair, subject to our Manager’s right to prevent such a termination based on unfair fees by accepting a mutually acceptable reduction of management fees agreed to by at least two-thirds of our independent directors. Our Manager must be provided with written notice of any such termination at least 180 days prior to the expiration of the then existing term and will be paid a termination fee equal to three times the sum of the average annual management fee during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. Following a meeting by our board of directors in February 2026 with respect to the Existing Management Agreement, which included a discussion of our Manager’s performance and the level of the management fees thereunder, we determined not to terminate the Existing Management Agreement.

For the period ended December 31, 2025, we incurred approximately $34.2 million in management fees. In addition to the management fee, we are also responsible for reimbursing our Manager for certain expenses paid by our Manager on our behalf or for certain services provided by our Manager to us. For the year ended December 31, 2025, we recorded expenses totaling approximately $14.8 million related to reimbursements for certain expenses paid by our Manager on our behalf.

In connection with the closing of the Asset Sale, we will enter into the A&R Management Agreement, which will supersede and replace the Existing Management Agreement. Refer to “Other Agreements and Instruments—Management Agreement Side Letter” beginning on page 83.

Vote Required and Recommendation of Our Board of Directors

Approval of the Common Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast on such proposal.

Our board of directors, acting upon the unanimous recommendation of the Special Committee, recommends the holders of Common Stock vote “FOR” the Common Stock Issuance Proposal.

3. ADJOURNMENT PROPOSAL

We are asking the holders of Common Stock to approve a proposal to adjourn the Special Meeting to another date, time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies, if necessary or appropriate, to obtain additional votes in favor of the Asset Sale Proposal.

If, at the Special Meeting, the number of Shares present or represented by proxy and voting in favor of the Asset Sale Proposal is insufficient to approve the Asset Sale Proposal, ARI intends to move to adjourn the Special Meeting in order to enable our board of directors to solicit additional proxies for approval of the proposal.

Our bylaws permit the chair of the Special Meeting, acting in his or her own discretion and without any action by our stockholders, to adjourn or postpone the Special Meeting to a later date and time and at a place announced at the Special Meeting, or provided at a future time through means announced at the meeting. The adjourned or postponed meeting may take place without further notice other than by an announcement made at the Special Meeting unless the adjournment or postponement is to a date more than 120 days after the original record date for the Special Meeting or if, after the adjournment or postponement, a new record date otherwise is fixed for the adjourned or postponed meeting, in which case a notice of the adjourned or postponed meeting will be given to each of our stockholders of record entitled to vote at the adjourned or postponed Special Meeting (subject to certain restrictions in the Purchase Agreement, including that the Special Meeting generally may not be reconvened, without Athene’s consent, on a date that is more than 30 days after the date on which the Special Meeting was originally scheduled).

We are requesting that the holders of Common Stock approve the Adjournment Proposal.

Vote Required and Recommendation of Our Board of Directors

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on such proposal.

Our board of directors, acting upon the unanimous recommendation of the Special Committee, recommends the holders of Common Stock vote “FOR” the Adjournment Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise indicated, the following table sets forth information at the close of business on March 5, 2026 regarding the beneficial ownership of Common Stock by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) our named executive officers, (iii) our directors and director nominees and (iv) all of our directors, director nominees and executive officers as a group. Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of options or other rights. The percentages below are based on 139,598,983 Shares outstanding as of March 5, 2026.

	Common Stock Beneficially Owned
Name and Business Address(1)	Common Stock	Total	Percent of Class
Directors and Executive Officers
Mark C. Biderman(2)(3)	60,787	60,787	*
Pamela G. Carlton(2)(3)	39,687	39,687	*
Brenna Haysom(3)	80,947	80,947	*
Robert A. Kasdin(2)(3)	105,041	105,041	*
Katherine G. Newman(2)	6,524	6,524	*
Scott S. Prince(2)(3)	51,316	51,316	*
Stuart A. Rothstein(2)(4)	81,321	81,321	*
Michael E. Salvati(2)(3)	153,790	153,790	*
Carmencita N.M. Whonder(2)(3)	19,786	19,786	*
Anastasia Mironova(2)(4)	21,514	21,514	*
All directors and executive officers as a group (10 persons)(3)(4)	619,999	619,999	*
Greater than 5% Beneficial Owners
BlackRock, Inc.(5)	20,790,277	20,790,277	14.9%
The Vanguard Group(6)	15,506,555	15,506,555	11.1%
Qatar Investment Authority(7)	10,493,529	10,493,529	7.5%

(*)	Represents less than 1% of issued and outstanding Shares.
(1)	The business address of each director and executive officer is c/o Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 42nd Floor, New York, New York 10019.
(2)	Each director, director nominee and executive officer has sole voting and investment power with respect to these shares.
(3)

Includes unvested shares of restricted Common Stock granted to our directors pursuant to the 2024 Equity Incentive Plan as follows: (a) Mr. Biderman—10,162 shares of restricted Common Stock; (b) Ms. Carlton—10,162 shares of restricted Common Stock; (c) Ms. Haysom—10,162 shares of restricted Common Stock; (d) Mr. Kasdin—10,162 shares of restricted Common Stock; (e) Mr. Prince—10,162 shares of restricted Common Stock; (f) Mr. Salvati—10,162 shares of restricted Common Stock and (g) Ms. Whonder—10,162 shares of restricted Common Stock.

(4)	Does not include unvested restricted stock units granted under the Equity Incentive Plans as follows: (a) Mr. Rothstein—196,355 and (b) Ms. Mironova—53,767.
(5)

On its Schedule 13G/A filed with the SEC on July 17, 2025, BlackRock, Inc. reported sole voting power with respect to 20,478,306 Shares beneficially owned by it and sole dispositive power with respect to 20,790,277 Shares beneficially owned by it. The Schedule 13G/A reports a beneficial ownership percentage of Shares of 15.0%, which does not include any shares acquired or sold since such percentage was calculated for the purposes of the Schedule 13G/A. BlackRock, Inc.’s address is 50 Hudson Yards New York, New York 10001.

(6)

On its Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group. Inc. reported shared voting power with respect to 88,722 Shares beneficially owned by it, sole dispositive power with respect to 15,265,481 Shares beneficially owned by it and shared dispositive power with respect to 241,074 Shares beneficially owned by it. The Schedule 13G/A reports a beneficial ownership percentage of Shares of 10.97%, which does not include any shares acquired or sold since such percentage was calculated for the purposes of the Schedule 13G/A. The Vanguard Group, Inc.’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(7)

On its Schedule 13G/A filed with the SEC on January 27, 2021, Qatar Investment Authority (“QIA”) reported sole voting power with respect to 10,493,529 Shares beneficially owned by it and sole dispositive power with respect to 10,493,529 Shares beneficially owned by it. The Schedule 13G/A reports a beneficial ownership percentage of Shares of 7.48%, which does not include any shares acquired or sold since such percentage was calculated for the purposes of the Schedule 13G/A. The Schedule 13G/A was filed by QIA, QH RE Asset Company LLC, a wholly-owned subsidiary of QIA, and DIC Holding II LLC, an entity for whom QIA serves as discretionary investment manager. The Schedule 13G/A reports QH RE Asset Company LLC has sole voting power with respect to 8,394,823 Shares and sole dispositive power with respect to 8,394,823 Shares. The Schedule 13G/A reports DIC Holding II LLC has sole voting power with respect to 2,098,706 Shares and sole dispositive power with respect to 2,098,706 Shares. QIA, QH RE Asset Company LLC and DIC Holding II LLC’s address is Ooredoo Tower, Diplomatic Area Street, West Bay, P.O. Box 23224, Doha, State of Qatar.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder intending to present a proposal at our 2026 annual meeting of stockholders and have the proposal included in the proxy statement and proxy card for such meeting (pursuant to Rule 14a-8 of the Exchange Act) must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, have submitted the proposal in writing to us no later than December 30, 2025 and must have otherwise been in compliance with the requirements of the SEC’s proxy rules.

Our Bylaws currently provide that any stockholder intending to nominate a director or present a stockholder proposal of other business for consideration at the 2026 annual meeting of stockholders, but not intending for such a nomination or proposal to be considered for inclusion in our proxy statement and proxy card relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must notify us in writing, and provide the information and other materials required by our Bylaws, no earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after the anniversary of the date of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be received no earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting of stockholders, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. Accordingly, to nominate a director candidate for election at our 2026 annual meeting of stockholders, stockholders must have submitted notice of such nomination or proposal of other business, in writing, by 5:00 p.m., Eastern Time, on December 30, 2025, but in no event earlier than November 30, 2025.

In addition to satisfying the notice requirements under our Bylaws, any stockholder who intends to solicit proxies in support of director nominees other than our nominees must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act, including providing certain statements.

Any such nomination or proposal should be sent to our Secretary at Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 42nd Floor, New York, New York 10019 and must include the information and other materials required by our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The rules of the SEC permit companies and intermediaries (such as brokerage firms, banks, broker-dealers or other similar organizations) to satisfy the delivery requirements for the Notice and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or copy of the proxy materials, as the case may be, addressed to each of those stockholders. This practice, commonly referred to as “householding,” is designed to reduce our printing and postage costs. Stockholders who hold shares in “street name” (as described below) may contact their intermediaries to request information about householding.

If you have received notice from your bank, broker, nominee or other intermediary, or us that your household will receive only one copy of our proxy materials, you will be deemed to have consented to this process unless you specifically revoke your consent. If you received only one copy of our proxy materials and wish to receive a separate copy for each stockholder at your household, or if, at any time, you wish to resume receiving separate proxy materials, or if you are receiving multiple statements and reports and wish to receive only one, please notify your bank, broker, nominee or other intermediary if your Shares are held in a brokerage account or us if you hold registered shares. If, at any time, such a record stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of our proxy materials, such stockholder should so notify us by directing written requests to: Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 42nd Floor, New York, New York 10019, Attn: Secretary or by calling our investor relations team at (212) 515-3200.

MISCELLANEOUS

We are bearing all costs associated with the solicitation of proxies in connection with the Special Meeting. This solicitation is being made primarily through the internet and by mail, but may also be made by our directors and executive officers by telephone, telegraph, facsimile transmission, electronic transmission, Internet, mail or personal interview. No additional compensation will be given to our directors or executive officers for this solicitation. We will request brokers and nominees who hold Shares in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the website maintained by the SEC, containing reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, at www.sec.gov.

Any person, including any beneficial owner of Shares, to whom this proxy statement is delivered, may request copies of proxy statement or other information concerning us by written or telephonic request directed to our address below. If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

In addition, the SEC allows us to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement, except for any information that is superseded by information included directly in this proxy statement. This proxy statement contains summaries of certain provisions contained in some of our documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents.

This proxy statement incorporates by reference the documents listed below that we have previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about us, our financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 10, 2026.

•	Current Report on Form 8-K, filed on January 28, 2026 (other than documents or portions of those documents not deemed to be filed).

•

Definitive Proxy Statement for ARI’s 2025 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April  29, 2025 (only with respect to information contained in such Definitive Proxy Statement that is incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2024).

In addition, we incorporate by reference herein any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the proxy statement and prior to the effectiveness of this proxy statement and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the effective date of the Asset Sale (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You may obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from ARI by requesting them in writing or by telephone at the address included below. These documents are available from us without charge, excluding any exhibits to them unless the exhibit is specifically included in this proxy statement.

If you have any questions concerning any of the proposals, the Asset Sale, the Purchase Agreement, the Special Meeting, or the proxy statement, or would like additional copies of the proxy statement or need help voting your Shares, you should contact:

Apollo Commercial Real Estate Finance, Inc.

Attention: Secretary

9 West 57th Street, 42nd Floor

New York, New York 10019

Investor Relations: (212) 515-3200

Okapi Partners LLC:

1212 Avenue of the Americas, 17th Floor

New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (855) 208-8903

E-mail: info@okapipartners.com

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [●], 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

ASSET PURCHASE AND SALE AGREEMENT

by and between

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

and

ATHENE HOLDING LTD.

Dated: January 27, 2026

5.3	Consents and Approvals	A-24

5.4	Acquisition Proposals; Go Shop Period	A-24

5.5	Preparation of the Proxy Statement; Stockholders Meeting	A-26

5.6	Public Announcements and Disclosure	A-27

5.7	Post-Transfer Remittances	A-28

5.8	Post-Transfer Obligation Regarding Comfort Letters	A-28

ARTICLE VI Conditions to Closing		A-28

6.1	Conditions to All Parties’ Obligations	A-28

6.2	Conditions to Seller’s Obligations	A-29

6.3	Conditions to Buyer’s Obligations	A-29

ARTICLE VII Deliveries by Seller at Closing		A-30

7.1	Officer’s Certificate	A-30

7.2	W-9	A-30

7.3	Other Deliverables	A-30

ARTICLE VIII Deliveries by Buyer at Closing		A-30

8.1	Officer’s Certificate	A-30

8.2	Closing Consideration Amount	A-30

8.3	Other Deliverables	A-30

ARTICLE IX Survival		A-30

9.1	Survival	A-30

ARTICLE X Repurchase of Loan Assets		A-30

10.1	Repurchase	A-30

10.2	Repurchase Price	A-31

ARTICLE XI Termination		A-31

11.1	Termination by Mutual Consent	A-31

11.2	Termination by Either Seller or Buyer	A-31

11.3	Termination by Seller	A-31

11.4	Termination by Buyer	A-32

11.5	Effect of Termination	A-32

ARTICLE XII Miscellaneous		A-34

12.1	Expenses	A-34

12.2	Transfer Taxes	A-34

12.3	Notices	A-34

12.4	Governing Law	A-35

12.5	Entire Agreement	A-35

- ii -

12.6	Severability	A-35

12.7	Amendment	A-36

12.8	Effect of Waiver or Consent	A-36

12.9	Parties in Interest; Limitation on Rights of Others	A-36

12.10	Assignability	A-36

12.11	Jurisdiction; Court Proceedings; Waiver of Jury Trial	A-36

12.12	No Other Duties	A-37

12.13	Reliance on Counsel and Other Advisors	A-37

12.14	Remedies	A-37

12.15	Specific Performance	A-37

12.16	Counterparts	A-37

12.17	Further Assurance	A-37

12.18	No Recourse	A-37

EXHIBIT A	Assets

EXHIBIT B	Purchase Price Methodology

EXHIBIT C	Form of Assignment and Assumption Agreement

EXHIBIT D	Form of Lost Note Affidavit

- iii -

ASSET PURCHASE AND SALE AGREEMENT

ASSET PURCHASE AND SALE AGREEMENT, dated as of January 27, 2026, by and between Athene Holding Ltd., a Delaware corporation (“Buyer”), and Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (“Seller”). Buyer and Seller are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller directly or indirectly owns 100% of the Assets (as defined herein);

WHEREAS, Buyer desires to purchase from Seller and its applicable Subsidiaries, and Seller desires to sell, and to cause its applicable Subsidiaries to sell, to Buyer, the Assets, upon the terms and subject to the conditions hereinafter set forth; and

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Definitions and Rules of Construction

1.1 Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“A&R Management Agreement” means that certain Amended and Restated Management Agreement to be entered into by and among Seller, Seller Operating LLC and Seller Manager in accordance with the Management Agreement Side Letter.

“Acceptable Confidentiality Agreement” means any confidentiality agreement that contains customary provisions that are not less restrictive in any respect (other than de minimis modifications) than those contained in the Confidentiality Agreement; provided, that such confidentiality agreement need not contain standstill provisions or prohibit the making or amendment of an Acquisition Proposal and further, provided, that such confidentiality agreement shall not prohibit disclosure to Buyer of the identity of the counterparty thereto and any terms proposed by such counterparty pursuant to Section 5.4(a).

“Acceptable Courts” has the meaning set forth in Section 12.11.

“Acquisition Proposal” means any proposal or offer (other than an offer or proposal made or submitted by or on behalf of Buyer) with respect to any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) concerning any (i) merger, consolidation, business combination, joint venture or similar transaction, (ii) acquisition (whether by tender offer, share exchange or other manner), (iii) issuance or sale or other disposition of Seller’s equity interests, (iv) sale, lease, license or other disposition directly or indirectly of Assets of Seller, or (v) any combination of any of the foregoing, in each case, which if consummated would result in any Person or group of Persons acquiring beneficial ownership (or the right to acquire beneficial ownership), directly or indirectly, of equity securities of Seller or any of its respective Subsidiaries representing 20% or more of the issued and outstanding equity securities of Seller (by vote or value), or 20% or more of the consolidated total assets (including, equity securities of its Subsidiaries), revenues or net income of Seller and its Subsidiaries, taken as a whole.

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the first Person; provided that, for the avoidance of doubt, (a) none of the following groups of Persons or their Subsidiaries shall be considered

“Affiliates” of either Buyer or Seller for purposes of this Agreement: (i) any Managed Accounts, (ii) any Portfolio Companies or (iii) any Portfolio Company in which any Person has, directly or indirectly, made a debt or equity investment that is, would or should be reflected in the schedule of investments included in the quarterly or annual reports of such Person that are filed with the SEC, and (b) neither AGM nor any of its Subsidiaries (including Buyer and its Subsidiaries (including Athene Co-Invest Reinsurance Affiliate Holding Ltd., Athene Co-Invest Reinsurance Affiliate Holding 2 Ltd. and their respective Subsidiaries)) shall be considered “Affiliates” of Seller for purposes of this Agreement. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the term “controlled” has a meaning correlative thereto. For the avoidance of doubt, any Subsidiary or other Affiliate of Seller purchased by Buyer pursuant to this Agreement shall each be deemed to be an “Affiliate” of (x) Seller solely with respect to any period prior to the Closing, and (y) Buyer solely with respect to the period from and after the Closing.

“AGM” means Apollo Global Management, Inc.

“Agreement” means this Asset Purchase and Sale Agreement, as it may be amended from time to time.

“Allocated Purchase Price” has the meaning set forth in Section 2.6(b).

“Alternative Acquisition Agreement” has the meaning set forth in Section 11.3(a).

“Ancillary Documents” means the documents being executed and delivered in connection with this Agreement and the Transactions, including the receipt for the Closing Consideration Amount (in each case as such documents may be supplemented, amended or modified from time to time).

“Applicable Interests” means the equity interests in the SPE Entity set forth on Exhibit A – Part II.

“Assets” means, collectively, the assets listed on Exhibit A, which shall consist of the Loans in Part I and the Applicable Interests in Part II being sold from Seller to Buyer under this Agreement; provided, however, that Exhibit A may be amended in accordance with Section 2.2(b).

“Assumed Liabilities” has the meaning set forth in Section 2.5(a).

“Berkadia Servicing Agreement” means that certain Servicing Agreement, dated as of February 3, 2022, by and between Berkadia Commercial Mortgage LLC and Athene Annuity and Life Company, as amended by that certain First Amendment to Servicing Agreement, dated as of June 15, 2023 (as the same may be supplemented, joined, replaced, modified, or otherwise amended), with respect to the Assets.

“Borrower” means the underlying borrower with respect to any Loan.

“Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks in the City of New York are required or authorized by Law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer’s Breach Notice” has the meaning set forth in Section 10.1.

“Buyer Fundamental Representations” has the meaning set forth in Section 6.2(a).

“Buyer Material Adverse Effect” means, with respect to Buyer, any Event that would be reasonably likely to prevent or materially delay Buyer’s ability to consummate the Transactions.

“CBRE Servicing Agreement” means that certain Servicing Agreement, dated as of September 12, 2023, by and between Apollo Management International LLP and CBRE Loan Services Limited (as may be supplemented, joined, replaced, modified, or otherwise amended), with respect to the Assets.

“Change of Recommendation” has the meaning set forth in Section 5.4(e)(i)(A).

“Closing” has the meaning set forth in Section 2.1.

“Closing Consideration Amount” has the meaning set forth in Section 2.6(a).

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Calculation Notice” has the meaning set forth in Section 2.6(b).

“Closing Documents” has the meaning set forth in Section 2.9(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated September 23, 2025, between Buyer and Seller, as amended by that First Amendment to Confidentiality Agreement, dated as of December 23, 2025, between Buyer and Seller.

“Consents” means any consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Entity or other Person.

“Contract” means any legally binding contract, agreement, license, lease, commitment, understanding or other obligation, whether oral or written.

“Cure Period” has the meaning set forth in Section 10.1.

“Designated Buyer” has the meaning set forth in Section 2.8.

“Event” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.4.

“Excluded Party” means any Person, group of Persons or group that includes any Person or group of Persons, from whom Seller has received during the Go-Shop Period a bona fide written Acquisition Proposal that, (i) remains pending as of, and shall not have been irrevocably withdrawn prior to, the expiration of the Go-Shop Period, (ii) the Seller Board, or an authorized committee thereof, determines in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, constitutes or would reasonably be expected to lead to a Superior Proposal and (iii) as of any date following the No-Shop Period Start Date, has not lapsed in accordance with its terms or been withdrawn.

“Fiduciary Termination” has the meaning set forth in Section 5.4(e).

“Final Accounting” has the meaning set forth in Section 2.7(a).

“Final Post-Closing Transfer Date” has the meaning set forth in Section 2.3(b).

“GAAP” means United States Generally Accepted Accounting Principles.

“Go-Shop Period” has the meaning set forth in Section 5.4(a).

“Governmental Consents” has the meaning set forth in Section 3.4.

“Governmental Entity” means any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supranational.

“Independent Accountant” means any one of the following accounting firms that is not then serving as the independent auditor of either party: Ernst & Young LLP, PricewaterhouseCoopers LLP, KPMG, Cohn Reznick, CBIZ, RSM US, Baker Tilly or BDO USA.

“Injunction” has the meaning set forth in Section 6.1(b).

“Intervening Event” means an Event that first occurs after the date hereof that was not known to the Seller Board on the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable to the Seller Board), which Event, or any consequence thereof, becomes known to the

Seller Board prior to the Seller Stockholder Approval, it being understood that in no event shall either (a) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, or (b) the fact that Seller exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof, in each case with respect to the Assets (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), constitute an Intervening Event.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” means the actual knowledge of the persons named in Schedule 1.1(a).

“Law” means any statute, law, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Liabilities” means any and all debts, liabilities, claims, demands, expenses, guarantees, commitments or obligations of any kind, character or nature whatsoever.

“Lien” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), encumbrance, option, security interest, mortgage, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Litigation” means any claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity.

“Loan Documents” means, with respect to each Loan, those certain documents evidencing or securing such Loan, including the applicable Note, Underlying Instrument and/or Mortgage, as applicable, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loans” means those certain Assets that are set forth on Exhibit A – Part I (as may be amended in accordance with Section 2.2(b)).

“Lost Note Affidavit” has the meaning set forth in Section 2.9(c)(i).

“Managed Account” means any pooled investment vehicle, fund, managed account or other client to which AGM or its Subsidiaries provide investment advice or otherwise serve in a fiduciary capacity.

“Management Agreement Side Letter” means that certain letter agreement, dated as of the date hereof, by and among Seller, Seller Operating LLC and Seller Manager.

“MGCL” means the Maryland General Corporation Law.

“Mortgage” means any mortgage, deed of trust, deed to secure debt or similar security instrument delivered with respect to an Underlying Property as security for a Loan, as the same may have been amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Loan File” has the meaning set forth in Section 2.9(c).

“Non-Assignable Asset” has the meaning set forth in Section 2.3(a).

“Non-Assignable Asset Consideration Amount” has the meaning set forth in Section 2.6(b).

“Nonparty Affiliates” has the meaning set forth in Section 12.18.

“No-Shop Period Start Date” has the meaning set forth in Section 5.4(b).

“Note” means one or more promissory notes executed by the applicable obligor evidencing a Loan.

“Notice of Disagreement” has the meaning set forth in Section 2.7(b).

“Order” means an order, judgment, injunction, award, stipulation, decree, writ, ruling, subpoena, or verdict, entered, issued, made or rendered by a Governmental Entity.

“Outside Date” has the meaning set forth in Section 11.2(a).

“Pelium Servicing Agreement” means that certain Amended and Restated Servicing Agreement, dated as of January 1, 2024, by and among Situs Asset Management LLC, Pelium Real Estate Asset Management, LLC and Apollo Global Real Estate Management, L.P., as amended by that certain First Amendment to the Amended and Restated Servicing Agreement and that certain Second Amendment to the Amended and Restated Servicing Agreement, dated as of July 1, 2025 (as the same may be supplemented, joined, replaced, modified, or otherwise amended), with respect to the Assets.

“Permitted Lien” means any (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet delinquent or which may be paid without interest or penalties, or which are being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP; (b) Liens that are a cashier’s, landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, workmen’s, repairmen’s or other similar Liens arising in the ordinary course of business that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (c) Liens that are a zoning regulation, entitlement or other land use or environmental regulation of any Governmental Entity; (d) Liens that are specifically disclosed on the face of the most recent balance sheet of Seller or its Subsidiaries; (e) Liens under operating leases and the rights of tenants (as tenants only) arising under any leases, ground leases, subleases, licenses or other agreements to third parties, in each case pertaining to any Underlying Property; (f) condominium declarations, condo and co-op common charges and assessments, as applicable; (g) Liens for ground rents, water charges, sewer rates, assessments and homeowners association dues and fees not yet due and payable; (h) exceptions and exclusions set forth in the related title policy; (i) Liens that are terminated or fully released in accordance with the terms hereof on or before Closing; (j) Liens created under any Loan Documents in the Mortgage Loan Files; (k) covenants, conditions and restrictions, rights of way, easements and other matters of public record, which do not individually or in the aggregate, in the reasonable judgment of Seller, materially interfere with (i) the current use of the related Underlying Property, or (ii) the security intended to be provided by the related Mortgage; and (l) with respect to any Asset, any other Lien that would not reasonably be expected to, individually or in the aggregate, reduce the value of, or interfere with or otherwise adversely affect the rights and benefits of ownership of such Asset, in each case, in any material respect.

“Person” or “person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) or other entity or organization.

“Portfolio Company” means any platform or portfolio company in which AGM or any Managed Account directly or indirectly holds investments.

“Post-Closing Transfer Date” has the meaning set forth in Section 2.3(b).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City.

“Proxy Statement” has the meaning set forth in Section 5.5(a).

“Purchase Price Allocation Schedule” has the meaning set forth in Section 2.6(b).

“Release Documentation” means, with respect to the Seller Credit Agreements, customary lien and guarantee release documentation reasonably satisfactory to Buyer.

“Replacement Agreement” has the meaning set forth in Section 5.8.

“Replacement Notice” has the meaning set forth in Section 2.9(a)(ix).

“Representatives” means, when used with respect to Buyer or Seller, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Buyer or Seller, as applicable, and its Subsidiaries.

“Repurchase” has the meaning set forth in Section 10.1.

“Repurchase Deadline” has the meaning set forth in Section 10.1.

“Repurchase Price” has the meaning set forth in Section 10.2.

“Required Consents” means the Consents set forth on Schedule 1.1(b).

“Retained Liabilities” has the meaning set forth in Section 2.5(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 5.5(a).

“Seller” has the meaning set forth in the Preamble.

“Seller Board” means the Board of Directors of Seller.

“Seller Board Recommendation” means the determination by the Seller Board that the Transactions are advisable and the recommendation of the Seller Board that Seller’s stockholders approve the Transactions.

“Seller Common Stock” means each share of common stock, par value $0.01 per share, of Seller.

“Seller Credit Agreements” means the agreements, instruments and documents set forth on Schedule 1.1(c).

“Seller Disclosure Letter” means the disclosure letter dated as of the date hereof delivered by Seller to Buyer in connection with this Agreement, including the Schedules required by this Agreement.

“Seller Fundamental Representations” has the meaning set forth in Section 6.3(a).

“Seller Manager” means ACREFI Management, LLC, the external manager of Seller.

“Seller Material Adverse Effect” means any Event that, individually or in the aggregate, (a) would be reasonably likely to prevent or materially impair or materially delay Seller’s ability to consummate the Transactions or (b) is materially adverse to the value of the Assets, taken as a whole; provided that, for purposes of clause (b), “Seller Material Adverse Effect” shall not include any Event to the extent arising out of or resulting from (i) any failure of Seller to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided that any Event giving rise or contributing to such failure that is not otherwise excluded pursuant to another clause of this definition may be taken into account in determining whether there has been a Seller Material Adverse Effect) (ii) any changes that affect the industries in which Seller or Seller’s Subsidiaries participate (including the real estate industry generally), (iii) any changes in the United States or global economy or in the capital, financial, credit or securities markets generally, including changes in interest or exchange rates, inflation, and credit conditions, (iv) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world in which the Assets are located, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism, rebellion or insurrection, or acts of espionage, (vi) the taking of, or failure to take, any action expressly required or expressly prohibited by this Agreement, or the taking of any action at the express written request or with the express prior written consent of Buyer, (vii) earthquakes, hurricanes, floods, other natural disasters, or any acts of God or pandemics (or escalation or worsening of any such Events, or any action, Law, pronouncement or guideline taken or promulgated by any Governmental Entity in response to any of the foregoing), (viii) changes in Law or GAAP (or the interpretation or enforcement thereof) after the date hereof, (ix) the suspension of trading in securities on the NYSE or a decline in the price, or a change in the trading volume, of the Seller Common Stock on the NYSE (provided that any Event giving rise to such suspension or decline that is not otherwise excluded pursuant to another clause of this definition may be taken into account in determining whether there has been a Seller Material Adverse Effect), or (x) any action, made or initiated by any stockholder, including any derivative claims, arising out of or relating to this Agreement or the Transactions, except to the extent that an Event described in any of the foregoing clauses (ii), (iii), (iv), (v), (vi) or (viii) adversely affects Seller and its Subsidiaries, taken as a whole, disproportionately relative to other companies in the industries or geographies in which Seller or Seller’s Subsidiaries participate or operate, in which case, the incremental disproportionate adverse effect shall be taken in to account for purposes of determining whether there has been a Seller Material Adverse Effect.

“Seller Obligors” has the meaning set forth in Section 11.5(d)(i).

“Seller Operating LLC” means ACREFI Operating, LLC, a Subsidiary of Seller.

“Seller Stockholder Approval” means the affirmative vote, at a duly called and held meeting of stockholders, of stockholders entitled to cast a majority of the votes entitled to be cast on the Transactions by holders of outstanding shares of Seller Common Stock, in accordance with the applicable governing documents of Seller and applicable Law.

“Servicer” means, collectively, Situs Asset Management LLC, Pelium Real Estate Asset Management LLC, Berkadia Commercial Mortgage LLC and CBRE Loan Services Limited.

“Servicing Agreement” means, collectively, the Pelium Servicing Agreement, the Berkadia Servicing Agreement and the CBRE Servicing Agreement.

“SPE Entity” means the special purpose entity listed on Exhibit A – Part II.

“Stockholders Meeting” has the meaning set forth in Section 5.5(d).

“Subsidiary” or “Subsidiaries”, when used with respect to any Person, means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, that (a) is consolidated with such Person for financial reporting purposes under GAAP, or (b) of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect the board of directors or others governing body with respect to such corporation or other organization is, at the time of determination, directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide written Acquisition Proposal made by a third party (provided, that for purposes of this definition, the percentages in the definition of Acquisition Proposal shall be fifty percent (50%) rather than twenty percent (20%)) that did not result from a breach of Section 5.4 that the Seller Board, or an authorized committee thereof, determines in good faith, after consultation with its outside legal counsel and financial advisor and after taking into account all the terms of the Acquisition Proposal (including the Person making such proposal, all legal, financial and regulatory aspects of such proposal, the anticipated time of completion of the proposed transaction and the conditions for completion of such transaction), (a) is reasonably expected to be consummated in accordance with its terms, and (b) if consummated, would be more favorable from a financial point of view to the holders of Seller Common Stock than the Transactions (taking into account any offer by Buyer to amend the terms of this Agreement or the other documents contemplated hereby).

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, conveyance, documentary, mortgage, recording, value-added, gains tax, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum tax, or estimated tax, including any interest, penalty, or addition thereto.

“Termination Fee” means (x) an amount equal to $25,000,000.00, if the Termination Fee becomes payable in connection with the termination of this Agreement (1) by Seller pursuant to Section 11.3(a) in connection with a Superior Proposal made by an Excluded Party or (2) by Buyer pursuant to Section 11.4(a) in connection with a Change of Recommendation on account of a Superior Proposal made by an Excluded Party, or (y) an amount equal to $50,000,000.00, in all other circumstances.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Transfer Documents” has the meaning set forth in Section 2.9.

“Transfer Tax” means any sales, use, value added, conveyance, stock transfer, real property transfer, transfer, stamp, registration, mortgage, documentary, recording or similar Taxes imposed on the transactions contemplated by this Agreement.

“Transferred Loan Rights” means with respect to each of the Loans, as of the Closing Date, all of Seller’s right, title and interest in and to (a) to the extent arising or accruing from and after the Closing, the right to repayment of all outstanding principal amounts and any other unpaid amounts funded by, or payable to, Seller or any of its Affiliates that are payees or beneficiaries under such Loan under the related Loan Documents and all obligations owed to Seller or any of its Affiliates in connection with such Asset; (b) to the extent arising or accruing from and after the Closing, all claims (including “claims” as defined in the Bankruptcy Code §101(5)), suits, causes of action, and any other right of Seller or any of its Affiliates, whether known or unknown against the applicable Borrower or any other obligor under the Loan Documents or under the other documents contained in the Mortgage Loan Files relating to such Asset, or any of such Borrower’s or obligor’s Affiliates, agents, representatives, contractors, advisors, or any other Person that in any way is based upon, arises out of or is related to any of the foregoing, including to the extent permitted under applicable Law, all claims (including contract claims, tort claims, malpractice claims, and claims under any Law governing the sale and purchase of, or indentures for, securities), suits, causes of action, and any other right of Seller or any of its Affiliates against any attorney, accountant, financial advisor or other Person arising under or in connection with the related Loan Documents or under or in connection with the other documents contained in the Mortgage Loan Files; (c) from and after the Closing, all guarantees and collateral with respect to such Asset and any other collateral of any kind for or in respect of the foregoing, to the extent in each instance, same is in effect and still secures the applicable Loan; and (d) to the extent receivable in respect of the period from and after the Closing, all cash, securities (whether certificated or uncertificated securities), security entitlements, accounts, chattel paper, general intangibles, instruments, real property or other property, and all setoffs and recoupments, but only to the extent received or effected by or for the account of Seller or any of its Affiliates under such Loan, including all distributions obtained by or through redemption, consummation of a plan of reorganization, restructuring, liquidation or otherwise of the related Borrower, any related obligor or the related Loan Documents, and all cash, securities, interest, dividends and other property that may be exchanged for, or distributed or collected with respect to, any of the foregoing; provided, that for purposes of this definition, in the event that any Loan is a Non-Assignable Asset, each reference in this definition to the “Closing” or the “Closing Date” shall mean, solely with respect to such Loan, the applicable Post-Closing Transfer Date with respect to such Loan that is a Non-Assignable Asset. For the avoidance of doubt, unless otherwise expressly provided for herein, the rights or claims described in the preceding clauses (a) or (b) that arose or accrued prior to the Closing (and any payments received thereunder) shall be deemed an Excluded Asset and Seller or its applicable Affiliate shall retain the benefit thereof.

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“True-up” has the meaning set forth in Section 2.7(a).

“UCC Assignment” has the meaning set forth in Section 2.9(a)(v).

“Underlying Instruments” means the loan agreement, credit agreement or other agreement other than a Note, if applicable, pursuant to which a Loan has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan of which the holders of such Loan are the beneficiaries.

“Underlying Property” means each parcel or parcels of real property, the buildings and improvements thereon and all personal property securing a Loan.

1.2 Rules of Construction.

Unless the context otherwise requires:

(a) a capitalized term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d) references to Articles, Sections, Exhibits and Schedules shall refer to articles, sections, exhibits and schedules of this Agreement, unless otherwise specified;

(e) references to any Party to this Agreement or any other agreement or document shall be deemed to refer to any Person that becomes (or became, if applicable in the case of an agreement or document other than this Agreement) a successor or permitted assign of such Party, upon the occurrence thereof;

(f) references to any agreement or other document shall be to such agreement or other document (together with the schedules, exhibits and other attachments thereto) as it may have been or may hereafter be amended, modified, supplemented, waived or restated from time to time in accordance with its terms and the terms hereof (if applicable thereto);

(g) the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(h) this Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party that drafted and caused this Agreement to be drafted;

(i) all monetary figures shall be in U.S. dollars unless otherwise specified;

(j) references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified; and

(k) if any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall be required to occur or be fulfilled, as the case may be, on the next succeeding Business Day.

ARTICLE II

Purchase and Sale

2.1 Closing. The closing of the Transactions (the “Closing”) will take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, no later than the fourth (4th) Business Day after the satisfaction or, to the extent permitted hereunder, waiver of the last of the conditions set forth in Article VI to be satisfied or waived by the Party entitled to the benefit of the same (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of such conditions at the Closing), or on such other date or at such other place as Buyer and Seller may otherwise agree. The day on which the Closing actually takes place is referred to herein as the “Closing Date.”

2.2 Sale and Purchase of the Assets.

(a) Subject to the terms and conditions set forth in this Agreement, and excluding any Excluded Asset or Non-Assignable Assets, at the Closing, Seller shall, and shall cause its applicable Subsidiaries to, sell, transfer, assign and deliver (or cause to be sold, transferred, assigned and delivered) to Buyer, and Buyer shall purchase and acquire, all of Seller’s and its applicable Subsidiaries’ right, title and interest in and to the following items, each of which shall be free and clear of all Liens (other than Permitted Liens): (i) the Assets, (ii) the Mortgage Loan File related to each of the Loans and all rights, remedies, powers, privileges, and claims thereunder, (iii) all related security related to such Loans, (iv) all accounts, receivables, contract rights, general intangibles, instruments, chattel paper, investment property and documents comprising or evidencing any of the foregoing, (v) all proceeds of the foregoing property received or receivable after the Closing Date for periods that accrue on or after the Closing Date, (vi) any of Seller’s rights as a lender under any co-lender agreements and (vii) to the extent not set forth above, all additional Transferred Loan Rights with respect to each Loan. For the avoidance of doubt, each Loan and the related Mortgage Loan File shall be transferred together with the rights and obligations of Seller under the Servicing Agreements related thereto and Buyer shall assume such rights and obligations under the applicable Servicing Agreement pursuant to the applicable Transfer Documents.

(b) Exhibit A sets forth a list of all of the Assets as of December 31, 2025. Exhibit A may be amended following the date hereof until the Closing Date by mutual written consent of the Parties to add any asset, including, for the avoidance of doubt, any assets in connection with the seven-asset senior housing loan portfolio issued to a Florida-based sponsor. Exhibit A shall be amended to remove any asset currently set forth thereon that is no longer outstanding or is sold by Seller or its Subsidiaries to a third party prior to the Closing Date in accordance with this Agreement, which thereafter will no longer constitute an Asset.

(c) With respect to any Asset that is held by or legally titled in the name of a Subsidiary of Seller, (i) such Subsidiary shall be deemed to be a “Seller” for purposes of this Agreement solely with respect such Asset; (ii) Seller shall cause each such Subsidiary to perform all obligations of Seller hereunder with respect to such Asset; and (iii) Seller shall remain jointly and severally liable with each such Subsidiary for the performance of all obligations of Seller and each such Subsidiary under this Agreement with respect to such Asset. For the avoidance of doubt, the inclusion of any Subsidiary of Seller as a “Seller” for purposes of this Agreement shall not release Seller from, or limit in any way, any of Seller’s obligations or liabilities under this Agreement, including Seller’s obligation to cause such Subsidiary to convey the relevant Asset at Closing. The Parties agree to execute such instruments of assignment, conveyance, and other documents as may be reasonably necessary to effect the foregoing. Any reference in this Agreement to the “Seller” shall be deemed to include each such Subsidiary of Seller to the extent applicable.

2.3 Non-Assignable Assets.

(a) Notwithstanding anything in this Agreement to the contrary, but without limiting Section 5.1(c), this Agreement shall not obligate Seller to sell, transfer or assign, or Buyer to purchase or acquire, any Asset at the Closing if (i) at the Closing, such Asset is subject to any Lien (other than a Permitted Lien) or (ii) the attempted sale, transfer or assignment thereof at the Closing on the Closing Date would (A) constitute a breach of any obligation of Seller or any of its Subsidiaries under any Contract to which such Asset is subject, (B) require Seller to pay a termination or transfer fee (however described) under any Contract, or (C) require a Required Consent with respect to such Asset that has not been obtained as of the Closing Date (a “Non-Assignable Asset”). Seller shall notify Buyer in writing of any such Non-Assignable Asset at least one (1) Business Day prior to the Closing Date.

(b) Without limiting Section 5.1(b), if, on any date after the Closing Date and through to the date that is twelve (12) months after the Closing Date, or such later date as mutually agreed by Buyer and Seller (the “Final Post-Closing Transfer Date”), (i) all Required Consents required to permit the sale, transfer or assignment of such Non-Assignable Asset to Buyer have been obtained and nothing in clauses (i) or (ii) of the definition of “Non-Assignable Asset” remains applicable as of such time, and (ii) the representations and warranties set forth in Section 3.5 with respect to such Non-Assignable Asset are true and correct as of such date and through and as of the date on which such Non-Assignable Asset is transferred, conveyed and delivered to Buyer as though made at and as of such date (or Buyer waives such condition) (the “Non-Assignable Asset Sale Conditions”), then Seller shall deliver written notice to Buyer specifying each such Non-Assignable Asset and a closing date at least two (2) Business Days and no more than five (5) Business Days after the date of such notice for the sale, transfer or assignment of each such Non-Assignable Asset to Buyer (a “Post-Closing Transfer Date”). Provided that the Non-Assignable Asset Sale Conditions are met (or waived by Buyer) for an applicable Non-Assignable Asset, on each Post-Closing Transfer Date, (A) Seller shall, and shall cause its applicable Subsidiaries to, sell, transfer, assign and deliver (or cause to be sold, transferred, assigned and delivered) to Buyer (1) all of Seller’s and its applicable Subsidiaries’ right, title and interest in and to each such Non-Assignable Asset to which such Post-Closing Transfer Date relates free and clear of all Liens (other than Permitted Liens), (2) the Mortgage Loan File related to each such Non-Assignable Asset and all rights, remedies, powers, privileges, and claims thereunder, (3) all related security related to each such Non-Assignable Asset, (4) all accounts, receivables, contract rights, general intangibles, instruments, chattel paper, investment property and documents comprising or evidencing any of the foregoing, (5) all proceeds of the foregoing property received or receivable after such Post-Closing Transfer Date for periods that accrue on or after such Post-Closing Transfer Date, and (6) to the extent not set forth above, all additional Transferred Loan Rights with respect to each such Non-Assignable Asset, and (B) Buyer shall pay to Seller or its applicable Subsidiary (or its designee(s)) the portion of the Non-Assignable Asset Consideration Amount with respect to each such Non-Assignable Asset calculated in accordance with Exhibit B, attached hereto.

(c) If Buyer stands ready, willing and able to effect the purchase of the Assets at all times during the period from and including the Closing Date through and including the Final Post-Closing Transfer Date, and Seller shall have failed to transfer to Buyer, at the Closing and all Post-Closing Transfer Dates, collectively, all of the Assets, then, for a period of one (1) year following the Final Post-Closing Transfer Date, Seller shall not sell, transfer, assign or deliver to any other Person or otherwise dispose of any of the Non-Assignable Assets not previously sold to Buyer without first providing Buyer with a right of first offer and right of first refusal with respect to such Non-Assignable Asset.

2.4 Excluded Assets. Notwithstanding anything to the contrary contained herein, no assets other than those set forth on Exhibit A attached hereto (as may be amended in accordance with Section 2.2(b)) shall be included in the purchase and sale hereunder, and all such other assets of Seller and its Subsidiaries (the “Excluded Assets”) shall remain the property of Seller or its applicable Subsidiary. For clarity, no Excluded Assets shall be deemed to be Non-Assignable Assets under this Agreement.

2.5 Assumption and Exclusion of Liabilities.

(a) Buyer shall not assume, pay, perform or discharge, any Liabilities of Seller as holder of any Loan to the extent such Liabilities arise or accrue or are due and payable prior to Closing (or with respect to a Non-Assignable Asset, the Post-Closing Transfer Date with respect to such Asset), except for (i) the amounts and other items for which Buyer received a credit at Closing (or on the applicable Post-Closing Transfer Date, as the case may be) or that are otherwise taken into account in the calculation of the Allocated Purchase Price with respect to each Asset that is acquired by Buyer hereunder, and (ii) all Liabilities under the Assets that accrue or arise under the Assets (including under any Loan Documents included in the Assets) (and did not result from a breach, default or other failure of performance by Seller thereunder prior to the Closing) that are to be performed by the holder of such Asset, in each case from and after the Closing Date (or with respect to a Non-Assignable Asset, the Post-Closing Transfer Date with respect to such Asset) (the Liabilities described in the foregoing clauses (i) and (ii), collectively, the “Assumed Liabilities”).

(b) For the avoidance of doubt, (i) Seller and its Subsidiaries shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, any and all Liabilities of Seller and its Subsidiaries other than the Assumed Liabilities, and (ii) in no event shall Seller or any Subsidiary of Seller delegate (or be deemed to delegate) to Buyer, and in no event shall Buyer assume (or be deemed to assume), any liability or obligation of Seller, any Subsidiary of Seller or any other Person (whether relating to any period prior to, on or after the Closing) pursuant to this Agreement or any Ancillary Document, in each case, other than the Assumed Liabilities (the Liabilities referred to in clauses (i) and (ii), “Retained Liabilities”). For the avoidance of doubt, Buyer shall not have any obligation to pay any termination fee or other amount under any Contract to which any Asset is subject or bound (A) that is payable by Seller or its Subsidiaries under a Contract that is not part of the Assets or (B) pursuant to a Contract that is part of the Assets and the applicable payment obligation (I) arises as a direct result of the consummation of the transactions contemplated by this Agreement and (II) is not an amount or other item for which Buyer received a credit at Closing (or on the applicable Post-Closing Transfer Date, as the case may be) or that is otherwise taken into account in the calculation of the Allocated Purchase Price with respect to any Asset that is acquired by Buyer hereunder.

(a) From and after the Closing, (i) Seller shall indemnify, defend, and hold harmless Buyer against all losses that Buyer suffers or incurs, or becomes subject to, as a result of, arising out of or in connection with the Retained Liabilities and (ii) Buyer shall indemnify, defend, and hold harmless Seller against all losses that Seller suffers or incurs, or becomes subject to, as a result of, arising out of or in connection with the Assumed Liabilities.

2.6 Payments at the Closing.

(a) The total purchase price to be paid by Buyer for the Assets sold, transferred, assigned and delivered to Buyer shall be an amount equal to the sum of the value of the Assets (with such value determined on an Asset by Asset basis in accordance with the terms and conditions of this Agreement, including this Article II and the methodology set forth on Exhibit B attached hereto) (the “Closing Consideration Amount”).

(b) At least four (4) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written notice (the “Closing Date Calculation Notice”) setting forth the calculation of (i) the Closing Consideration Amount less (ii) the aggregate portion thereof attributable to each Non-Assignable Asset (if any), in each case calculated in accordance with Exhibit B (the “Non-Assignable Asset Consideration Amount”). The Closing Date Calculation Notice shall also set forth the portions of the Closing Consideration Amount to be paid by Buyer on behalf of Seller to one or more pay-off recipients under the Release Documentation pursuant to Section 2.6(c)(i). The allocation of the Closing Consideration Amount among each of the Assets (the “Allocated Purchase Price”) shall be set forth on an allocation schedule attached to the Closing Date Calculation Notice (the “Purchase Price Allocation Schedule”). If, following the Closing, the Closing Consideration Amount in respect of any Asset is adjusted for U.S. federal income tax purposes or in accordance with Section 2.7 or any other provision of this Agreement, then the Purchase Price Allocation Schedule shall be revised to reflect any such adjustments or prorations. The Parties shall prepare their respective Tax returns (including all forms, including IRS Form 8594 to the extent required, and statements attached thereto) consistent with the Purchase Price Allocation Schedule.

(c) At the Closing:

(i) Buyer shall pay or cause to be paid, in consideration for the Assets (other than any Non-Assignable Asset), by wire transfer of immediately available funds, (A) at the direction of Seller, directly to one or more pay-off recipients under the Release Documentation, in such amounts as specified in writing by Seller in accordance with Section 2.6(b) and (B) an amount in cash equal to the Closing Consideration Amount (less the aggregate amount paid pursuant to the foregoing clause (i)(A) and less the Non-Assignable Asset Consideration Amount) to an account or accounts designated by Seller no fewer than four (4) Business Days prior to the Closing Date; provided, that, with respect to each Asset, Buyer may pay or cause to be paid such amounts described in the foregoing clauses (A) and (B) with respect to such Asset in the currency in which the applicable Asset is denominated; and

(ii) Seller shall deliver or cause to be delivered to Buyer, all documents and Assets required to be delivered pursuant to Section 2.2(a).

(d) Seller shall take all actions reasonably necessary (which may include directing Buyer to pay applicable amounts under the Release Documentation directly to the relevant pay-off recipients at Closing) to ensure that from and after the Closing, (i) neither Buyer nor any Subsidiary thereof shall have any obligation whatsoever in respect of any of the credit facilities outstanding under the Seller Credit Agreements and (ii) all Liens on the Assets in respect of any obligations under the Seller Credit Agreements (other than any Seller Credit Agreements secured by Non-Assignable Assets) shall have been released (including by obtaining the Release Documentation and making all filings reasonably necessary to effect or record such releases).

2.7 True-up.

(a) Not later than one hundred-twenty (120) days following the Closing Date, Buyer shall prepare and deliver (or cause to be prepared and delivered) to Seller with respect to each of the Assets, the final accounting in respect thereof, together with its good faith calculation of the True-up (as defined below), in each case calculated in accordance with Exhibit B (the “Final Accounting”). Seller shall have the right to have Seller’s accountants review drafts of the Final Accounting, and discuss such drafts with Buyer, such that the Final Accounting accurately reflects the value of each Asset calculated in accordance with the applicable terms of this Agreement, including Exhibit B. If no Final Accounting is provided within such one hundred and twenty (120)-day period, then the Closing Date Calculation Notice shall be deemed final and shall not be subject to further adjustment to the Closing Consideration Amount (other than as specifically contemplated by Section 2.3 in connection with post-Closing transfers of Non-Assignable Assets). Subject to Section 2.7(b), no later than the date that is thirty (30) days after the Final Accounting is delivered to Seller, Buyer and Seller shall recalculate and reapportion the Closing Consideration Amount, based on the Final Accounting with respect to each Asset, any income and expenses (or other amounts, if any) (i) which were not apportioned on the Closing Date Calculation Notice because of the unavailability of information, (ii) which were apportioned on the Closing Date Calculation Notice based upon estimated or incomplete information, or (iii) for which errors exist on the Closing Date Calculation Notice, in each case in accordance with Exhibit B (the “True-up”). Within five (5) Business Days after the True-up is finally determined in accordance with this Section 2.7, Seller or Buyer, as the case may be, shall pay to the other the net amount owed to such other party in respect of the True-up. Promptly following a final determination of the True-up, the Parties shall update the Closing Consideration Amount and the Purchase Price Allocation Schedule to reflect any adjustments thereto.

(b) In the event that Seller disagrees with any calculation in the Final Accounting, Seller shall deliver written notice to Buyer (a “Notice of Disagreement”) within ten (10) Business Days following delivery of the Final Accounting, and the Parties shall attempt in good faith to resolve such disagreement. If no Notice of Disagreement is provided within the ten (10)-Business Day period following delivery of the Final Accounting, then the Final Accounting and the True-up based thereon shall be final, and subject to the payment of any amounts as may be required by the True-up by Seller or Buyer, as applicable, in accordance with Section 2.7(a), there shall be no further adjustment between Seller and Buyer with respect to any of the Assets included in the Final Accounting. Any resolution as to disagreements arising under this Section 2.7 agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties are unable to resolve any disagreement in respect of the Final Accounting or the True-up within fifteen (15) Business Days following delivery of the Notice of Disagreement, either Party may request the Independent Accountant to make a determination with respect to all matters in dispute relating to the Final Accounting and/or True-up, as applicable. The Independent Accountant’s determination of the True-up shall made in accordance with the terms of this Agreement, including Exhibit B, and shall be final and binding upon the Parties. With respect to each disputed item, such determination, if not in accordance with the position of either Buyer or Seller, shall not be more favorable to Seller than the amounts advocated by Seller in the Notice of Disagreement or more favorable to Buyer than the amounts advocated by Buyer in the Final Accounting or the True-up, in each case, with respect to such disputed item. All fees and expenses relating to the work of the Independent Accountant retained in connection with this Section 2.7(b) shall be paid by the Party whose position with respect to the matter in dispute is furthest from the Independent Accountant’s final determination.

2.8 Designation of Buyer Affiliates. Buyer may, by written notice to Seller delivered no later than ten (10) Business Days prior to the Closing Date, designate one or more of its Affiliates, Managed Accounts or Portfolio Companies (each, a “Designated Buyer”) to purchase and acquire all or any portion of the Assets and assume all or any portion of the Assumed Liabilities at the Closing. Upon such designation: (a) each Designated Buyer shall be deemed to be a “Buyer” for purposes of this Agreement solely with respect to the Assets and Assumed Liabilities such Designated Buyer is designated to acquire or assume; (b) Buyer shall cause each Designated Buyer to perform all obligations of Buyer hereunder with respect to the applicable Assets and Assumed Liabilities; and (c) Buyer shall remain jointly and severally liable with each Designated Buyer for the performance of all obligations of Buyer and each Designated Buyer under this Agreement. For the avoidance of doubt, Buyer’s designation of any Designated Buyer shall not release Buyer from, or limit in any way, any of Buyer’s obligations or liabilities under this Agreement. The Parties agree to execute such instruments of assignment and assumption and other documents as may be reasonably necessary to effect the foregoing. Any reference in this Agreement to the “Buyer” shall be deemed to include each Designated Buyer to the extent applicable.

2.9 Transfer of the Assets.

(a) In connection with the sale of each of the Assets, Seller shall deliver to Buyer on the Closing Date and on each Post-Closing Transfer Date with respect to the Assets transferred at such date (collectively, the “Closing Documents” or “Transfer Documents”):

(i) a certificate of the Seller’s secretary or assistant secretary certifying (A) as to the incumbency of the signatories authorized to execute this Agreement and the Closing Documents required to be executed and delivered by Seller on behalf of Seller and (B) that the execution of this Agreement and the Closing Documents and the consummation of the transactions contemplated by this Agreement have been duly authorized;

(ii) with respect to the Closing Date or the applicable Post-Closing Transfer Date, one (1) settlement statement, as reasonably approved and executed by Seller and Buyer, for all of the Assets sold on the Closing Date (or Post-Closing Transfer Date, as applicable), taking into consideration the Closing Consideration Amount for such Assets, any expenses of Closing (including any Transfer Taxes) and any credits, adjustment and prorations permitted pursuant to this Agreement;

(iii) for each of the Loans, an omnibus assignment and assumption agreement of all Loan Documents, Underlying Instruments and Notes, as applicable for such Loan, in substantially the form attached hereto as Exhibit C (or otherwise in form reasonably acceptable to Seller and Buyer) having an effective date as of the Closing Date or Post-Closing Transfer Date as applicable for such Loan;

(iv) an allonge to the applicable Notes transferring the interest in the Loan, together with the original note or a Lost Note Affidavit;

(v) for each Loan, a UCC-3 financing statement assignment (or the equivalent) (a “UCC Assignment”) for each UCC-1 financing statement filed with respect to such Loan, to the extent applicable, reflecting the transfer of such Loan to Buyer; notwithstanding anything herein to the contrary, the filing of any UCC Assignment shall be at the obligation and expense of Buyer and may not be filed prior to Closing;

(vi) for each Loan, notices to any relevant third party as required under the Mortgage Loan File, including, without limitation, an executed letter addressed to the applicable Borrower and any related guarantor notifying such Borrower and guarantor of the transfer of the Asset to Buyer, directing such Borrower to make all debt service and any other payments required to be paid directly to the holder of the Asset from and after the Closing Date to Buyer or Buyer’s designee and notifying such Borrower and guarantor that any escrow amounts for such Asset have been transferred to the applicable Buyer (which may be done through the Servicer);

(vii) written evidence of the receipt of each Required Consent with respect to any Asset;

(viii) the applicable Mortgage Loan File with respect to each Loan (as contemplated by Section 2.9(c)); provided that, for the avoidance of doubt, the requirement contained in this clause (viii) may be performed by way of directing the custodian or servicer thereof holding any Mortgage Loan Files to so deliver to Buyer or its named custodian or servicer such Mortgage Loan Files; and

(ix) for each Asset either securing or owning a hospitality asset, a written notice (a “Replacement Notice”) to the franchisor or manager, as applicable, requesting a replacement comfort letter or manager subordination non-disturbance and attornment agreement or replacement of such other similar agreements relating to such hospitality asset, as applicable, for the benefit of Buyer, as the assignee or transferee of such Asset, which such notice shall contain the information required by such applicable agreement;

(x) an original or copy (if Seller or its designee is responsible for the recording thereof) of an assignment of the Mortgage, in recordable form (except for missing recording information and, if delivered in blank instead of in favor of Buyer as provided below, except for the name of the assignee), executed by the most recent assignee of record thereof prior to Buyer or, if none, by Seller, either in blank or in favor of Buyer; and

(xi) all related Transfer Tax returns (if any) required in connection with the transfer of the Assets.

(b) Upon the transfer of any Asset to Buyer hereunder, Seller shall cause the applicable administrative agent, servicer or loan registrar to record and treat Buyer as the registered holder of such Asset in the register related to such Asset.

(c) In connection with the transfer of any Loan to Buyer hereunder, Seller shall deliver (or cause to be delivered) to Buyer or its custodian, to the extent not already delivered to Buyer pursuant to another provision of this Agreement, the following documents (collectively, the “Mortgage Loan File”):

(i) the original Note or a lost note affidavit for any missing original Note being transferred, substantially in the form of Exhibit D attached hereto (a “Lost Note Affidavit”), bearing, or accompanied by, all prior or intervening endorsements, endorsed by Seller, without recourse, either in blank or to the order of Buyer;

(ii) the original (or a recorded copy thereof) of the Mortgage and, if applicable, the originals (or recorded copies thereof) of any intervening assignments thereof showing a complete chain of assignment to the most recent assignee of record thereof prior to Buyer, if any, in each case with evidence of recording indicated thereon and referencing;

(iii) the original or a copy of the Underlying Instruments and any other Loan Documents;

(iv) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment to the most recent assignee thereof prior to Buyer, if any;

(v) if not already included in any of the Loan Documents delivered to Buyer hereunder, the original or a copy of the currently effective management agreement, hotel management agreement or similar document, if any, for Underlying Properties;

(vi) if the related lockbox agreement or cash management agreement is separate from the Mortgage, the Loan Documents or Underlying Instrument, a copy thereof;

(vii) the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Loan or Seller’s title insurance policy, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first Lien on the Underlying Property;

(viii) file stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the originator of such Loan (and each assignee of record prior to Buyer) in and to the fixtures at the underlying mortgaged property (in each case with evidence of filing or recording thereon) and which were in the possession of Seller (or its agent) at the time the Mortgage Loan Files were delivered to the custodian, together with copies of UCC assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof, if any; provided, that Seller may deliver in lieu of delivering such UCC financing statements evidence of such filed or recorded UCC financing statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(ix) if the Borrower has a leasehold interest in the Underlying Property, the original or copy of such lease, and any related lessor estoppel or similar agreement or a copy thereof, if any, to the extent same is in Seller’s possession and if not already included in any of the Loan Documents delivered to Buyer hereunder; and

(x) with respect to any Asset with related mezzanine debt or other subordinate debt, a co-lender agreement, a subordination agreement or other intercreditor agreement, if not already included in any of the Loan Documents delivered to Buyer hereunder.

(d) On or prior to the Closing Date or, in the event any of the following is not delivered at or prior to Closing, as soon as reasonably practicable following the Closing Date (or, solely with respect to any Non-Assignable Asset, the applicable Post-Closing Transfer Date), Seller shall deliver or cause to be delivered to Buyer (i) with respect to each Loan with respect to which Seller holds only a co-lender interest in the Loan, a notice letter to the other co-lender(s) holding interests in such Loan of the sale of such interest and (ii) such other documents as may be reasonably requested by Buyer as are customarily required in connection with the transfer of assets of a type and nature similar to the Assets.

(e) Notwithstanding anything to the contrary set forth herein, in the event that any Closing Document and/or Transfer Document with respect to an Asset that is conveyed at the Closing is not delivered to Buyer at or prior to the Closing as permitted in accordance with the terms hereof (including any such Closing Document or notice that is not individually material to such Asset (such as a non-material part of the Mortgage Loan File, or a notice to a Borrower or guarantor or a Replacement Notice for such Loan)), Seller shall use reasonable best efforts to deliver or cause to be delivered to Buyer such Closing Documents and Transfer Documents as promptly as practicable following the Closing Date.

2.10 True Sale. It is the intention of the Parties that the sale, transfer, assignment and conveyance of the Assets contemplated by this Agreement shall constitute a sale of such Assets from Seller to Buyer and not a financing transaction, borrowing, loan or any other form of transaction; and accordingly, each of Seller and Buyer will treat the sale, transfer, assignment and conveyance of each such Asset as a sale of a “payment intangible” or “account” in accordance with the UCC. In furtherance of the foregoing, each of Seller and Buyer will treat the sale, transfer, assignment and conveyance of each such Asset hereunder as a true sale on its books and records and for accounting, tax and, to the extent applicable, regulatory purposes and will not take or assert positions which are inconsistent with the true sale treatment of the sale. For avoidance of doubt, each Party agrees that the entering into any Servicing Agreement does not alter the intention and intended treatment described above. If, notwithstanding the intent of the Parties in this regard, the sale, transfer, assignment and conveyance of any Assets contemplated hereby is held not to be a sale, this Agreement shall constitute a security agreement and in such event, the Seller does hereby grant a security interest in and to such Assets, related security, related rights as set forth in Section 2.9 and any proceeds thereof, for the benefit of Buyer to secure payment to Buyer of all amounts owing under or with respect to such Assets. The Seller does hereby authorize Buyer to file such financing statements (and continuation statements with respect to such financing statements when applicable) as Buyer reasonably deems appropriate to perfect Buyer’s interests in such Asset as the purchaser of (and secured party in respect of its security interest in) such Asset.

2.11 Casualty. If, prior to the Closing, (a) condemnation proceedings have been commenced against all or any portion of an Underlying Property or (b) any Underlying Property has been damaged by fire or other casualty, then this Agreement shall continue in full force and effect and the Allocated Purchase Price shall not be reduced except as hereinafter set forth, but Buyer shall be entitled to an assignment of all of the proceeds payable to Seller of fire or other casualty insurance (deducting therefrom reasonable out of pocket costs actually expended by or on behalf of Seller prior to Closing to restore the Underlying Property), all business interruption insurance proceeds (if any) payable to Seller with respect to the period from and after the Closing, and all condemnation awards payable to Seller (deducting therefrom reasonable out of pocket costs actually expended by or behalf of Seller prior to the Closing to restore the Underlying Property, or in connection with the collection of the award, and excluding any portion of the award in respect of income lost prior to the Closing), as the case may be, and Seller shall have no obligation to repair or restore the Underlying Property; provided, however, that in the case of any insured casualty, the Allocated Purchase Price shall be reduced by the “deductible” applied by Seller’s insurer with respect to such fire or casualty and not paid by Seller prior to the Closing.

ARTICLE III

Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date (or, solely with respect to any Non-Assignable Asset, as of the applicable Post-Closing Transfer Date with respect to such Asset), except as set forth in the Seller Disclosure Letter, as follows:

3.1 Organization and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. Seller has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the Transactions. Seller has all power and authority, and possesses all governmental licenses and permits necessary to enable it to own or lease and to operate its properties and assets and carry on its business as currently conducted, except such power, authority, licenses and permits the absence of which do not have a Seller Material Adverse Effect.

3.2 Authorization and Enforceability. The execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party have been, and, upon the receipt of the Seller Stockholder Approval, the performance by Seller of the Transactions that are required to be performed by Seller will have been duly authorized by Seller and, other than the Seller Stockholder Approval, no other corporate proceedings on the part of Seller (including, without limitation, any stockholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is a party or the consummation of the Transactions. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by Seller will be, at the Closing, duly authorized, executed and delivered by Seller. Assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes, and assuming the due authorization, execution and delivery of each Ancillary Document to which Seller is a party by each other party thereto, such Ancillary Document will constitute, a valid and legally binding agreements of Seller enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3 No Violation.

(a) The execution and delivery by Seller of this Agreement and the Ancillary Documents to which Seller is a party, the consummation of the Transactions that are required to be performed by Seller and the compliance with the terms of this Agreement and the Ancillary Documents to which Seller is a party will not (i) conflict with or violate any provision of the charter or bylaws of Seller, (ii) assuming that the Seller Stockholder Approval and all Governmental Consents contemplated by Section 3.4 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to Seller or by which the Assets are bound or affected, or (iii) result in the creation of, or require the creation of, any material Lien (other than a Permitted Lien) upon any of the Assets.

(b) None of the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the Transactions or the compliance by Seller with any of the provisions of this Agreement will accelerate the performance required by, result in any termination, cancellation or modification of, or loss of benefit under, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Seller is a party or by which the Assets are bound, except as would not (i) be reasonably likely to materially delay or impair Seller’s ability to consummate the sale, transfer, assignment or delivery of a particular Asset to Buyer in accordance with this Agreement or (ii) reasonably be expected to reduce the value of, or interfere with or otherwise adversely affect the rights and benefits of ownership of, a particular Asset in any material respect.

(c) The Transactions are not subject to any “bulk transfer” or similar Law.

3.4 Authorizations and Consents. No Consents of or with any Governmental Entity (collectively, “Governmental Consents”) are required to be obtained or made by Seller or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or any Ancillary Documents to which Seller is, or is to be, a party or the consummation by Seller or its Subsidiaries of the Transactions.

3.5 Title to Assets.

(a) As of immediately prior to the Closing (or with respect to each Non-Assignable Asset, immediately prior to the transfer of such Asset to Buyer on the applicable Post-Closing Transfer Date), Seller (either directly or through one or more Subsidiaries of Seller) is the sole legal owner of the Assets, including, for the avoidance of doubt, the Applicable Interests, to be transferred to Buyer on such date, free and clear of all Liens (other than Permitted Liens).

(b) As of immediately upon the Closing (or with respect to each Non-Assignable Asset, immediately upon the transfer of such Asset to Buyer on the applicable Post-Closing Transfer Date), (i) Buyer will be the sole legal owner of all of the Assets transferred to Buyer on such date, and (ii) such Assets will be free and clear of all Liens (other than Permitted Liens or Liens which arise out of or result from any acts or omissions of Buyer or its Subsidiaries), in each case, including, for the avoidance of doubt, the Applicable Interests.

3.6 No Brokers. Except for BofA Securities, Inc. (whose fees will be paid by Seller), no broker, investment banker, financial advisor or other Person is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Seller.

3.7 Disclaimer. Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any of its Affiliates or Representatives has made, or shall be deemed to have made, to Buyer or any other Person any representation or warranty other than those expressly made by Seller in this Article III.

3.8 Assets; Loan Documents.

(a) None of the Loan Documents have been amended, superseded, cancelled, extended or otherwise changed, and no provision of any Loan Document has been waived, modified or terminated in writing, other than with respect to copies of those amendments, modifications, or changes otherwise that have been delivered to Buyer prior to the date hereof or as part of the Mortgage Loan File or, after the date of this Agreement, except as may be permitted pursuant to Section 5.1 of this Agreement;

(b) Reserved;

(c) To the Knowledge of Seller, the Mortgages related to each of the Assets have been recorded in the appropriate jurisdiction for the applicable Underlying Property;

(d) (i) No part of the collateral that secures any of the Loans has been released from the Lien of the Loan Documents except as may be set forth in the Mortgage Loan File, and (ii) Seller has not received any written notice from any Borrower requesting the release of any Underlying Property whether pursuant to the Loan Documents or otherwise that remains pending, other than (A) as set forth on Schedule 3.8(d), or (B) property releases from the loan collateral contemplated by the Loan Documents in connection with condominium sales of units;

(e) None of the Loans are cross-defaulted or cross-collateralized with any other loan;

(f) Immediately prior to the effectiveness of the Transfer Documents, Seller (directly or indirectly through one or more Subsidiaries of Seller) is the sole legal owner of Seller’s (or its Subsidiaries’) interest in the Assets free and clear of any and all Liens (other than Permitted Liens) and as of the date hereof, to the Knowledge of Seller, there are no Liens (other than Permitted Liens) of any kind affecting such Assets;

(g) As of December 31, 2025, the outstanding principal balance of each Loan is as set forth on Schedule 3.8(g);

(h) As of December 31, 2025, the amount of unfunded advances under each Loan is as set forth on Schedule 3.8(h) and, other than such advances, there are no future advances to which the applicable Borrower is entitled;

(i) As of December 31, 2025, the amount of funds on deposit in the reserves (if any) related to the Loans are as set forth on Schedule 3.8(i);

(j) As of December 31, 2025, all interest due and payable under the applicable Notes have been paid;

(k) Neither any Borrower nor any other guarantor or obligor under the Loan Documents has asserted in writing to Seller any counterclaims, defenses or offset rights under the Loan Documents that remain outstanding;

(l) To the Knowledge of Seller, none of the Borrowers, other guarantors or obligors under the Loan Documents or the Loans are subject to material litigation or judgments;

(m) Seller has not made any claim under any guaranty or the environmental indemnity delivered in connection with any Loan, and each guaranty and environmental indemnity delivered in connection with the Loans is in full force and effect;

(n) To the Knowledge of Seller, there currently exists no monetary or material non-monetary event of default or event which, with the giving of notice or the lapse of time, or both, would constitute a monetary or material non-monetary event of default by a Borrower or guarantor under any Loan Documents;

(o) As of the date of this Agreement, Seller has not received a non-funding notice from any other lender, and Seller is not (and, to the Knowledge of Seller, no other lender is currently) a defaulting lender, with respect to any Asset;

(p) Seller has not waived in writing any default, material breach that does not constitute an event of default, violation or event of acceleration existing under any Loan Documents;

(q) As of the date of this Agreement, Seller has not received written notice of a pending casualty or condemnation with respect to any Underlying Property;

(r) To the Knowledge of Seller, as of the date of this Agreement, (i) no entity has submitted any notice of claim or liability under any mortgagee title policy related to any Asset, and (ii) Seller has not received any payments on account of claims made thereunder; and

(s) To the Knowledge of Seller, no Borrower or guarantor of a Loan is currently a debtor in a state or federal bankruptcy, insolvency or similar proceeding.

(t) To the Knowledge of Seller, each management agreement and material third party agreement with respect to each Underlying Property was in full force and effect as of the applicable cut-off date.

ARTICLE IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date or, solely with respect to any Non-Assignable Asset, as of the applicable Post-Closing Transfer Date, solely with respect to such Asset, as follows:

4.1 Organization and Power. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of Delaware and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.

4.2 Authorization and Enforceability. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the performance by Buyer of the Transactions have been duly authorized by Buyer and no other corporate proceedings on the part of Buyer (including, without limitation, any equityholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer is a party or the consummation of the Transactions. This Agreement is, and each of the Ancillary Documents to be executed and delivered at the Closing by Buyer will be at the Closing, duly authorized, executed and delivered by Buyer. Assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes, and assuming the due authorization, execution and delivery of each Ancillary Document to which Buyer is a party by each other party thereto, such Ancillary Document will constitute, a valid and legally binding agreements of Buyer enforceable against Buyer, in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3 No Violation. The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party, the consummation of the Transactions and the compliance with the terms of this Agreement and the Ancillary Documents to which Buyer is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Buyer, or (b) assuming that all Governmental Consents contemplated by Section 3.4 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law or Contract applicable to Buyer or by which its respective properties are bound or affected. Neither Buyer nor any of its Affiliates is subject to any Contract that would materially impair or delay Buyer’s ability to consummate the Transactions.

4.4 Authorizations and Consents. No Consents of or with any Governmental Entity are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which Buyer is, or is to be, a party or the consummation by Buyer of the Transactions.

4.5 Financial Capacity. Buyer has and will have available on the Closing Date and each Post-Closing Transfer Date (if any), capital and liquidity in amounts that are sufficient to pay the Closing Consideration Amount as required by and in accordance with this Agreement.

4.6 No Brokers. Except for Eastdil Secured LLC (whose fees will be paid by Buyer), no broker, investment banker, financial advisor or other Person is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Buyer.

4.7 No Inducement or Reliance; Independent Assessment.

(a) Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller (or its Affiliates or Representatives) that are not expressly set forth in Article III hereof, whether or not any such representations, warranties or statements were made in writing or orally.

(b) Buyer acknowledges that neither Seller nor any of its Affiliates or Representatives has made, is making or will make any representation or warranty, express or implied, as to the prospects of the Assets or their profitability for Buyer, or with respect to any forecasts, projections or business plans made available to Buyer (or its Affiliates or Representatives) in connection with Buyer’s review of the Assets.

ARTICLE V

Covenants

5.1 Conduct of Seller Pending the Closing; Cooperation.

(a) Seller agrees that between the date of this Agreement and the Closing (or, in the case of a Non-Assignable Asset, the applicable Post-Closing Transfer Date with respect to such Non-Assignable Asset; provided that only the obligations pursuant to the following clauses (A) and (B) of this Section 5.1(a) shall continue in full force and effect with respect to such Non-Assignable Asset following the Closing and until the applicable Post-Closing Transfer Date), or the date, if any, on which this Agreement is terminated in accordance with Article XI, except (i) as set forth on Schedule 5.1(a) hereto, (ii) as expressly required or permitted pursuant to this Agreement, (iii) as required by Law or (iv) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause each Subsidiary of Seller to, (A) conduct its business in all material respects in the ordinary course of business and in a manner consistent with past practice, (B) use its reasonable best efforts to (1) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (2) provided it does not require additional compensation, keep available the services of its present officers, and (3) maintain the qualification of Seller as a real estate investment trust (as defined in Section 856 of the Code), (C) cooperate and use its reasonable best efforts to restructure (at Buyer’s sole cost and expense) any of the Assets as requested by Buyer for Tax or other purposes so long as any such restructuring is effective as of and conditioned upon the Closing, except to the extent such restructuring would (x) have an adverse impact on Seller or any of its Subsidiaries, as applicable, or such Assets, or (y) materially impair or delay, or prevent the Closing, and (D) refrain from taking any of the following actions:

(i) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Seller; or

(ii) authorize, agree or enter into any Contract to do any of the foregoing.

(b) At Seller’s sole cost and expense, Seller shall use reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, obtain counterparty waivers or any required Consents, to the extent necessary to permit the sale, transfer, assignment and delivery of all of its and its applicable Subsidiaries’ right, title and interest in and to the Assets free and clear of all Liens (other than Permitted Liens) to Buyer at the Closing pursuant to Section 2.2(a) and/or on one or more Post-Closing Transfer Dates pursuant to Section 2.3(b).

(c) Prior to the Closing Date (or, in the case of a Non-Assignable Asset, the applicable Post-Closing Transfer Date with respect to such Non-Assignable Asset), Seller shall not (and shall cause its Subsidiaries not to):

(i) without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), modify, pledge, encumber, amend or terminate any Asset in a manner adverse to Buyer or such Asset, in each case other than in the ordinary course of business and in a manner consistent with past practice; or

(ii) sell, lease, assign, transfer, exclusively license, or dispose of any Asset to a third party, except (but without limiting Seller’s obligations pursuant to Section 5.4) for any sale, lease, assignment, transfer, exclusive license or other disposition of any Asset set forth on Schedule 5.1(c)(ii) with the prior written consent of Buyer (provided that such consent shall not be unreasonably withheld, conditioned or delayed if the consideration to be paid by such third party for such Asset exceeds the portion of the Closing Consideration Amount that would have been paid by Buyer with respect to such Asset at the Closing pursuant to this Agreement), in each case other than releases of collateral in the ordinary course of business and in a manner consistent with past practice, including, without limitation, releases in connection with condemnation proceedings, repayments of principal and condominium sales of units.

(d) Each Party shall promptly notify the other Party of any material communication, and provide the other Party with copies thereof if such communication is in writing, received from any Governmental Entity or third party, relating to or affecting the status of the Transactions that have or would reasonably be expected to have any adverse effect on any of the Assets, and the timing or consummation of the Transactions.

(e) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Seller or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of Seller, upon advice of legal counsel to Seller, is reasonably necessary for Seller to (i) maintain its qualification as a “real estate investment trust” (as defined in Section 856 of the Code) for any period or portion thereof ending on or prior to the Closing Date or (ii) avoid incurring U.S. federal, state or local income or excise Taxes under the Code or applicable state or local Law, including making dividend or other distribution payments to stockholders of Seller.

5.2 Access to Information Prior to the Closing. During the period from the date hereof through the Closing Date, Seller shall use reasonable best efforts to give Buyer and its Representatives reasonable access during regular business hours to all books and records related to the Assets as Buyer may reasonably request; provided, that Buyer and its Representatives shall take such action as is deemed necessary in the reasonable judgment of Seller, as the case may be, to schedule such access through a designated officer of Seller, as the case may be, and in such a way as to avoid disrupting in any material respect the normal operations of Seller, as the case may be. Notwithstanding the foregoing, Seller shall not be required by this Section 5.2 to provide Buyer or its Representatives with access to or to disclose information (a) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement (provided, however, that Seller shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (b) the disclosure of which would violate or contravene any Law (provided, however, that Seller shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law) or (c) that is subject to any attorney-client, attorney work product or other legal privilege of such party or its Subsidiaries (provided, however, that Seller shall use reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege).

5.3 Consents and Approvals.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Buyer and Seller shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Transactions, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, Consents and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the Transactions and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the Transactions, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions so as to enable the Closing to occur as soon as reasonably practicable, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

(b) Buyer and Seller shall use reasonable best efforts to ensure that the Transactions are carried out consistent with the terms of Section 206(3) of the Investment Advisers Act, including, for the avoidance of doubt, obtaining any consents required under Section 206(3).

5.4 Acquisition Proposals; Go Shop Period.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on February 21, 2026 (the “Go-Shop Period”), Seller and its Subsidiaries and their respective Representatives shall have the right to: (i) initiate, solicit, facilitate and encourage (publicly or otherwise) any inquiry or the making of any proposals or offers that constitute, or may reasonably be expected to lead to, any Acquisition Proposal, including by way of providing access to non-public information to any Person and its Representatives, its Affiliates and its prospective equity and debt financing sources, provided that prior to furnishing such information, Seller has entered into an Acceptable Confidentiality Agreement with such Person, and further, provided, that Seller shall promptly make available to Buyer any non-public information concerning Seller or its Subsidiaries that Seller provides to any Person given such access if such information was not previously made available to Buyer, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons and their Representatives, their Affiliates and their prospective equity and debt financing sources with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b) Except as expressly permitted by this Section 5.4 (including Section 5.4(d)), and except as may relate to any Excluded Party (for so long as such Person remains an Excluded Party), Seller and its Subsidiaries and their respective officers and directors shall, and Seller shall instruct and use reasonable best efforts to cause, its and its Subsidiaries’ other Representatives (including by notifying them of the existence and terms of this Section 5.4(b)) to (i) at 12:00 a.m. on February 22, 2026 (the “No-Shop Period Start Date”), immediately cease any solicitation activity with respect to an Acquisition Proposal or any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and Seller shall request that each Person (other than an Excluded Party for so long as such Person is an Excluded Party, and except as otherwise permitted pursuant to the terms of an Acceptable Confidentiality Agreement) promptly return to Seller or destroy any non-public information previously furnished or made available to it or any of its Representatives by or on behalf of Seller or its Representatives, and immediately terminate access of any Person (other than an Excluded Party for so long as such Person is an Excluded Party) to any electronic data room maintained by Seller with respect to the transactions contemplated by this Agreement and (ii) from the No-Shop Period Start Date until the earlier of the Closing and the termination of this Agreement in accordance with Article XI, not, directly or indirectly, (A) initiate, solicit, knowingly facilitate or knowingly encourage (publicly or otherwise) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to an Acquisition Proposal, (B) engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information concerning Seller or its Subsidiaries or afford access to Seller’s or its Subsidiaries’ books, records, management, employees or properties to any Person (other than an Excluded Party for so long as such Person is an Excluded Party, and except as otherwise permitted pursuant to the terms of an Acceptable Confidentiality Agreement) in connection with any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (C) enter into any Contract or understanding (other than an Acceptable Confidentiality Agreement contemplated by Section 5.4(d)) relating to an Acquisition Proposal or that would reasonably be expected to require Seller to abandon, terminate or fail to consummate the Transactions, or (D) resolve or agree to do any of the foregoing.

(c) As promptly as reasonably practicable, and in any event within one (1) Business Day following the expiration of the Go-Shop Period, Seller will provide Buyer with a written list identifying each Excluded Party.

(d) Notwithstanding anything in this Agreement to the contrary, but subject to the last sentence of this Section 5.4(d), at any time following the No-Shop Period Start Date and prior to the time, but not after, the condition set forth in Section 6.1(a) has been satisfied, if Seller receives a bona fide written Acquisition Proposal from any Person or group of Persons which has not resulted from a violation of this Section 5.4, subject to compliance with this Section 5.4(d), (i) Seller and its Subsidiaries and their Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof, (ii) Seller and its Subsidiaries and their respective Representatives may provide non-public information and data concerning Seller and its Subsidiaries to such Person or group of Persons and their Representatives, their Affiliates and their prospective equity and debt financing sources provided that prior to furnishing such information, Seller has entered into an Acceptable Confidentiality Agreement with such Person; provided, that Seller shall promptly make available to Buyer any non-public information concerning Seller or its Subsidiaries that Seller made available to any Person given such access if such information was not previously made available to Buyer, and (iii) Seller and its Representatives may engage or participate in any discussions or negotiations with such Person or group of Persons if and only to the extent that, the Seller Board, or any authorized committee thereof, has determined in good faith (based on the information then available and after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal. Seller shall give written notice to Buyer before taking any of the actions described in clauses (ii) and (iii) of the preceding sentence. In no event may Seller or any of its Subsidiaries or Representatives directly or indirectly reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of, or provide or agree to provide compensation to, any Person or Persons (or any of their Representatives or potential financing sources) who make an Acquisition Proposal. Notwithstanding the occurrence of the No-Shop Period Start Date, Seller and its Subsidiaries and their respective Representatives may continue to engage in the activities described in Section 5.4(a) with any Excluded Party (for so long as such Person remains an Excluded Party), including with respect to any amended Acquisition Proposal submitted by such Excluded Party, following the No-Shop Period Start Date, and the restrictions in Section 5.4(b) shall not apply with respect thereto.

(e) No Change in Recommendation or Alternative Acquisition Agreement.

(i) Except as set forth in this Section 5.4(e), Section 5.4(f), or Section 11.3(a), the Seller Board and each committee thereof shall not:

(A) withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify), in any manner adverse to Buyer, the Seller Board Recommendation or approve, authorize, adopt or recommend or otherwise declare advisable, or propose publicly to approve, authorize, adopt or recommend or otherwise declare advisable, any Acquisition Proposal or fail to include the Seller Board Recommendation in the Proxy Statement when filed (each action set forth in this clause (A), a “Change of Recommendation”);

(B) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal; or

(C) except as expressly permitted by Section 11.3(a), authorize, adopt, approve, recommend or otherwise declare advisable, or propose publicly to approve or recommend, or cause or permit Seller or any of its Subsidiaries to execute or enter into any letter of intent, agreement in principle, memorandum of understanding or definitive merger, acquisition, purchase or joint venture agreement or other similar Contract (other than an Acceptable Confidentiality Agreement), in respect of or relating to any Acquisition Proposal.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, if at any time after the date hereof but prior to the time the Seller Stockholder Approval is obtained, the Seller Board or an authorized committee thereof has received an Acquisition Proposal (which did not result from a violation of this Section 5.4) that the Seller Board, or an authorized committee thereof, determines in good faith (based on the information then available and after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, the Seller Board, or such authorized committee thereof, prior to the time the Seller Stockholder Approval is obtained, may effect a Change of Recommendation and may also terminate this Agreement pursuant to Section 11.3(a) (a “Fiduciary Termination”); provided, however, that neither Seller nor the Seller Board (or an authorized committee thereof) shall effect a Change of Recommendation in connection with a Superior Proposal or effect a Fiduciary Termination pursuant to Section 11.3(a) with respect to a Superior Proposal unless: (A) the Seller Board, or an authorized committee thereof, determines in good faith (based on the information then available and after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with the directors’ duties under applicable Law; (B) Seller notifies Buyer in writing, at least five (5) Business Days in advance, that the Seller Board (or an authorized committee thereof) intends to effect a Change of Recommendation in connection with a Superior Proposal or effect a Fiduciary Termination pursuant to Section 11.3(a) with respect to a Superior Proposal, which notice shall specify all material terms and conditions of such Superior Proposal and copies of any written proposals or documents delivered to Seller or its Representatives, including the identity of the Person who made such Superior Proposal, the type and amount of consideration that Seller or Seller’s stockholders, as the case may be, will receive and all other terms and conditions which the Seller Board (or an authorized committee thereof) considered in making the determination that such Acquisition Proposal constituted a Superior Proposal, and any other information and material required to be delivered under Section 5.4(a) or Section 5.4(d), as applicable, that has not yet been provided to Buyer; (C) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal or effecting a Fiduciary Termination pursuant to Section 11.3(a) with respect to a Superior Proposal, if requested by Buyer, Seller and its Representatives shall negotiate in good faith with Buyer and Buyer’s Representatives during such five (5) Business Day period to make such revisions to the terms of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and (D) the Seller Board, or an authorized committee thereof, after taking into consideration any changes to this Agreement offered in writing by Buyer in a manner that would form a binding contract if accepted by Seller, continues to believe in good faith (after consultation with its outside legal counsel and financial advisor) that the Acquisition Proposal continues to constitute a Superior Proposal and that, after consultation with outside legal counsel, the failure to effect a Change of Recommendation in connection with such Superior Proposal or effect a Fiduciary Termination pursuant to Section 11.3(a) with respect to such Superior Proposal would be inconsistent with the directors’ duties under applicable Law. Any amendment to the financial or other material terms of such Superior Proposal or an amendment to an Acquisition Proposal that the Seller Board had determined no longer constitutes a Superior Proposal shall constitute a new Acquisition Proposal and shall require Seller to deliver a new notice pursuant to clause (B) above, and Seller shall again be required to comply with the requirements of this Section 5.4(e)(ii), except that the references to five (5) Business Days shall be deemed to be references to three (3) Business Days. For the avoidance of doubt, immaterial amendments to an Acquisition Proposal shall not require delivery of a new notice or restart of the matching period described in the preceding clause (C) above. Except in accordance with the procedures set forth in this Section 5.4(e)(ii), Seller shall have no right to terminate this Agreement pursuant to Section 11.3(a).

(iii) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the time the Seller Stockholder Approval is obtained, the Seller Board, and any authorized committee thereof, may effect a Change of Recommendation in the absence of a Superior Proposal if an Intervening Event shall have occurred and be continuing (but such a Change of Recommendation shall not, by itself, permit Seller to terminate this Agreement pursuant to Section 11.3(a)); provided, however, that the Seller Board shall not be permitted to effect a Change of Recommendation in connection with an Intervening Event unless: (A) the Seller Board, or an authorized committee thereof, determines in good faith (based on the information then available and after consultation with its financial advisor and outside legal counsel) that, in light of such Intervening Event, the failure to take such action would be inconsistent with the directors’ duties under applicable Law; (B) Seller notifies Buyer in writing, at least five (5) Business Days in advance, which notice shall (1) state that an Intervening Event has occurred and that the Seller Board, or such authorized committee thereof, has determined that in light of such Intervening Event, the failure to effect a Change of Recommendation would be, or would be inconsistent with the directors’ duties under applicable Law and that Seller intends to take such action and (2) describe the Intervening Event in reasonable detail and advise Buyer that it intends to take such action and specify, in reasonable detail, the reasons for such action; (C) after providing such notice and prior to making such Change of Recommendation in connection with an Intervening Event, if requested by Buyer, Seller shall negotiate in good faith with Buyer during such five (5) Business Day period, making such revisions to the terms and conditions of this Agreement so that the failure to make such Change of Recommendation would no longer be inconsistent with the directors’ duties under applicable Law; and (D) the Seller Board, or an authorized committee thereof, after taking into consideration any changes to this Agreement offered in writing by Buyer in a manner that would form a binding contract if accepted by Seller, continues to believe in good faith (after consultation with its outside legal counsel) that the failure to effect a Change of Recommendation with respect to such Intervening Event would still be, or would be inconsistent with the directors’ duties under applicable Law. For the avoidance of doubt, the provisions of this Section 5.4(e)(iii) shall also apply to any material change to the facts and circumstances relating to such Intervening Event and require a new notice, except that the references to five (5) Business Days shall be deemed to be references to three (3) Business Days.

(f) Nothing contained in this Section 5.4 shall be deemed to prohibit Seller or the Seller Board, or any committee thereof, from (i) complying with its disclosure obligations under United States federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop, look, and, listen” communication to the stockholders of Seller pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of Seller); provided, that any such disclosure or communication that constitutes or contains a Change of Recommendation shall be subject to the provisions of Section 5.4(e).

(g) From and after the No-Shop Period Start Date, Seller agrees that (i) it will promptly (and, in any event, within forty-eight (48) hours) notify Buyer in writing if any Acquisition Proposal is received by Seller indicating, in connection with such notice, the identity of the Person making the Acquisition Proposal and the material terms and conditions thereof (including, if applicable, copies of any written documentation or correspondence constituting the Acquisition Proposal, including proposed agreements) and (ii) in the event that any such Person modifies its Acquisition Proposal in any material respect, Seller shall notify Buyer within forty-eight (48) hours after receipt of such modified Acquisition Proposal of the fact that such Acquisition Proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation or correspondence reflecting such modification); provided, however, that none of the requirements contemplated by the foregoing clauses (i) and (ii) shall apply to any Acquisition Proposal submitted by an Excluded Party. Seller agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement subsequent to the date hereof which prohibits Seller from providing to Buyer such material terms and conditions and other information contemplated by this Section 5.4, and represents, as of the date hereof, that none of Seller or its Subsidiaries is bound by a confidentiality agreement which prohibits Seller from providing such information to Buyer.

(h) Seller acknowledges and agrees that any actions taken at the direction of Seller by an authorized Representative of Seller or any Subsidiaries of Seller that, if taken by Seller, would constitute a breach or violation of this Section 5.4 will be deemed to constitute a breach and violation of this Section 5.4 by Seller.

5.5 Preparation of the Proxy Statement; Stockholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, Seller shall prepare and cause to be filed with the SEC a proxy statement in preliminary form, as required by the Exchange Act, relating to the Stockholders Meeting (together with any amendments or supplements thereto or document incorporated by reference therein, the “Proxy Statement”); provided, however, that unless Buyer and Seller otherwise agree in writing, in no event shall the Proxy Statement be filed prior to the No-Shop Period Start Date. Seller shall use reasonable best efforts to (i) have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and (ii) ensure that the Proxy Statement complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations thereunder. Buyer shall promptly furnish all information concerning itself and its Affiliates to Seller and provide such other assistance as may be reasonably requested by Seller in connection with the preparation, filing and distribution of the Proxy Statement. Subject to Section 5.4(e), Seller shall consider in good faith all information reasonably requested by Buyer to be included in the Proxy Statement. Seller shall promptly notify Buyer upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Buyer with copies of all correspondence other than immaterial or otherwise non-substantive correspondence between Seller and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received from the SEC and advise Buyer of any oral comments with respect to the Proxy Statement received from the SEC. Each of Seller and Buyer shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Seller and Buyer shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall, subject to Section 5.4(e), give due consideration to including in such document or response any comments reasonably proposed by the other. Buyer and Seller shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder, the MGCL and the rules of the NYSE in connection with the filing and distribution of the Proxy Statement, and the solicitation of proxies from Seller’s stockholders thereunder.

(b) Without limitation of Section 5.5(a), Buyer shall, upon request from Seller or its Representatives, furnish to Seller and its Representatives all information concerning Buyer, its Affiliates, its directors and officers and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Seller or any of its Subsidiaries to the NYSE or any Governmental Entity (including the Proxy Statement) in connection with the Transactions. Notwithstanding the foregoing and except as required by applicable Law, Buyer shall not be obligated to furnish any information to Seller and its Representatives that is the subject of any confidentiality agreement with any third party (provided that Buyer shall use reasonable best efforts to obtain the required consent of such third party with respect to furnishing such information) or subject to any attorney client privilege (provided that Buyer shall use reasonable best efforts to permit the furnishing of such information in a manner that does not result in loss or waiver of privilege).

(c) If, at any time prior to the receipt of the Seller Stockholder Approval, any information relating to Seller or Buyer, or any of their respective Affiliates, should be discovered by Seller or Buyer which, in the reasonable judgment of Seller or Buyer, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party, and Seller and Buyer shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Seller. Nothing in this Section 5.5(c) shall limit the obligations of any Party under Section 5.5(a). For purposes of this Section 5.5, any non-public information concerning or related to Seller, its Affiliates or the Stockholders Meeting will be deemed to have been provided by Seller, and any non-public information concerning or related to Buyer or its Affiliates will be deemed to have been provided by Buyer.

(d) No later than ten (10) days after the date on which the Proxy Statement is cleared by the SEC, Seller, acting through the Seller Board, or an authorized committee thereof, in accordance with applicable Law and its charter and bylaws, shall (i) establish a record date for and give notice of, a meeting of holders of Seller Common Stock (the “Stockholders Meeting”) at which meeting Seller shall seek the Seller Stockholder Approval, (ii) cause the Proxy Statement to be mailed to the record holders as of the record date established for the Stockholders Meeting and (iii) within thirty (30) Business Days of such record date, duly call, convene and hold the Stockholders Meeting; provided, that, Seller shall be permitted to postpone the Stockholders Meeting, or adjourn the Stockholders Meeting beyond the time that the Stockholders Meeting would otherwise be held, only (A) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (B) if stockholders holding a sufficient number of shares of Seller Common Stock to approve the Transactions in accordance with the MGCL and this Agreement or to constitute a quorum necessary to conduct the business of the Stockholders Meeting are not present (either in person or by proxy) at the Stockholders Meeting, or (C) if required by applicable Law. In the event that the date of the Stockholders Meeting as originally called is for any reason adjourned, postponed or otherwise delayed, Seller agrees that unless Buyer shall have otherwise approved in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it shall use reasonable best efforts to implement such adjournment, postponement or other delay in such a way that Seller does not establish a new record date for the Stockholders Meeting, as so adjourned, postponed or delayed except for such new record date as required by applicable Law; provided, that unless agreed in writing by Seller and Buyer, any single such adjournment, postponement or other delay shall be for a period of no more than ten (10) Business Days each and in no event later than the earlier of (x) one (1) month from the most-recently scheduled date and (y) four (4) Business Days prior to the Outside Date. Subject to Section 5.4, Seller shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Seller Stockholder Approval to be received at the Stockholders Meeting or any adjournment or postponement thereof. Unless this Agreement has been terminated pursuant to Article XI, Seller’s obligation to call, give notice of, convene and hold the Stockholders Meeting in accordance with the foregoing sentence of this Section 5.5(d) shall apply notwithstanding the commencement, disclosure, announcement or submission of any Acquisition Proposal to Seller, the Seller Board, its Representatives or the stockholders of Seller, or by any Change of Recommendation pursuant to Section 5.4, and, prior to the termination of this Agreement in accordance with Article XI, Seller shall not submit to the vote of its stockholders any Acquisition Proposal other than the transactions contemplated hereby. Unless the Seller Board shall have made a Change of Recommendation in accordance with Section 5.4, the Proxy Statement shall include the Seller Board Recommendation.

5.6 Public Announcements and Disclosure. The initial press release regarding this Agreement and the Transactions shall be made at such time and in such form as Buyer and Seller agree; provided that in the event the Parties cannot agree, either Party shall be permitted to make any disclosure required by Law or by any listing agreement with or the listing rules of the NYSE or other exchange. From and after the date hereof, so long as this

Agreement is in effect, neither Buyer nor Seller will issue or make any subsequent press release, public statement or other disclosure to a third party with respect to this Agreement or the Transactions without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of the NYSE or other exchange to issue or cause the publication of any press release or other announcement or disclosure with respect to this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a reasonable opportunity to the other Party to review and comment upon such press release or other announcement or disclosure and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that each Party and their respective Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Buyer and Seller in compliance with this Section 5.6.

5.7 Post-Transfer Remittances. From and after the Closing, to the extent that Seller or any of its Subsidiaries receives any payment of principal, interest or other proceeds with respect to a Loan that accrues or otherwise relates to a period from and after the Closing (other than accrued interest due under such Loan for any period prior to the Closing Date but received on or after the Closing Date), Seller shall hold (or cause to be held) such amounts in trust for the account of Buyer and pay such principal, interest or other proceeds to Buyer as promptly as practicable. From and after the Closing, to the extent that Buyer or any of its Subsidiaries receives any payment of principal, interest or other proceeds with respect to a Loan that accrued or otherwise relates to a period prior to Closing and for which no credit was applied to Seller at Closing or that was otherwise not taken into account in the calculation of the Allocated Purchase Price (including any True-Up), Buyer shall hold (or cause to be held) such amount in trust for the account of Seller and pay such principal, interest or other proceeds to Seller as promptly as possible. The foregoing shall apply with respect to any Non-Assignable Asset in respect of the periods prior to and following the Post-Closing Transfer Date with respect to such Asset, mutatis mutandis.

5.8 Post-Transfer Obligation Regarding Comfort Letters. With respect to any Loan that is secured by a hospitality asset, for which a Replacement Notice was delivered at the applicable Closing, post-Closing, Seller and Buyer shall reasonably cooperate with such franchisor, manager or such other party in connection with obtaining a replacement to or an assignment of each such applicable comfort letter or manager subordination non-disturbance and attornment agreement or replacement of such other similar agreements relating to such hospitality asset (a “Replacement Agreement”), including providing such party with any additional information reasonably requested thereby. Buyer shall execute any Replacement Agreement that (a) is substantially in the form of the Replacement Agreement (if any) or the existing agreement signed by Seller, (b) is substantially in the form required under the applicable agreement, or (c) if there is no required form of Replacement Agreement, in a form reasonably acceptable to Buyer, Seller and such third party.

ARTICLE VI

Conditions to Closing

6.1 Conditions to All Parties’ Obligations.

The obligations of the Parties to consummate the Transactions are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived by the Parties to the extent permitted by applicable Law):

(a) Stockholder Approval. Seller Stockholder Approval shall have been obtained.

(b) Statutes; Court Orders. No court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, Order, stipulation or other legal restraint (whether temporary, preliminary or permanent) (an “Injunction”), in any case, which is in effect and which prevents, prohibits or makes illegal the consummation of the Transactions.

6.2 Conditions to Seller’s Obligations.

The obligations of Seller to consummate the Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller to the extent permitted by applicable Law and, in the case of Section 6.2(d), subject to the terms of the Management Agreement Side Letter):

(a) Representations and Warranties. (i) The representations and warranties of Buyer contained in Section 4.1, Section 4.2, and Section 4.6 hereof (the “Buyer Fundamental Representations”) shall be true and correct in all respects as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specified date) and (ii) the representations and warranties of Buyer set forth in Article IV (other than the Buyer Fundamental Representations) shall be true and correct (without regard to any materiality, Buyer Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty) in all respects as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specified date), except to the extent that the failure to be so true and correct, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

(b) Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

(c) Deliveries. Seller shall have received the deliveries contemplated by Article VIII.

(d) A&R Management Agreement. Seller, Seller Manager and Seller Operating LLC shall have entered into the A&R Management Agreement in accordance with the Management Agreement Side Letter.

6.3 Conditions to Buyer’s Obligations.

The obligations of Buyer to consummate the Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer to the extent permitted by applicable Law):

(a) Representations and Warranties. (i) The representations and warranties of Seller contained in Section 3.1, Section 3.2, and Section 3.6 hereof (the “Seller Fundamental Representations”) shall be true and correct in all respects as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specified date), (ii) the representations and warranties of Seller contained in Section 3.5(a) shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specified date) and (iii) the representations and warranties of Seller set forth in Article III (other than the Seller Fundamental Representations and the representations and warranties set forth in Section 3.5(a)) shall be true and correct (without regard to any materiality, Seller Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty) in all respects as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specified date), except to the extent that the failure to be so true and correct, individually or in the aggregate, would not have a Seller Material Adverse Effect.

(b) Performance. Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Seller at or prior to the Closing.

(c) Material Adverse Effect. Since the date of this Agreement, no Seller Material Adverse Effect shall have occurred.

(d) Deliveries. Buyer shall have received the deliveries contemplated by Article VII.

ARTICLE VII

Deliveries by Seller at Closing

On the Closing Date, Seller shall deliver or cause to be delivered to Buyer:

7.1 Officer’s Certificate. An officer’s certificate signed by a duly authorized executive officer of Seller to the effect set forth in Section 6.3(a), Section 6.3(b), and Section 6.3(c).

7.2 W-9. An IRS Form W-9 duly executed by Seller.

7.3 Other Deliverables. All Closing Documents and Transfer Documents contemplated by Section 2.9(a) with respect to Assets that collectively represent at least eighty-five percent (85%) of the aggregate Closing Consideration Amount (inclusive of the Non-Assignable Asset Consideration Amount).

ARTICLE VIII

Deliveries by Buyer at Closing

On the Closing Date, Buyer shall deliver or cause to be delivered to Seller:

8.1 Officer’s Certificate. A certificate signed by a duly authorized executive officer of Buyer to the effect set forth in Section 6.2(a) and Section 6.2(b).

8.2 Closing Consideration Amount. The Closing Consideration Amount (less the Non-Assignable Asset Consideration Amount, if any), by wire transfer of immediately available funds, to the account or accounts designated by Seller in accordance with Section 2.6(c).

8.3 Other Deliverables. Duly executed counterpart signature pages to all Closing Documents and Transfer Documents contemplated by Section 2.9 to which Buyer is a party.

ARTICLE IX

Survival

9.1 Survival. All of the representations and warranties of the Parties set forth in this Agreement shall terminate and expire as of the Closing, and all liability and obligations of any nature with respect to such representations and warranties shall thereupon be extinguished; provided, however, that representations and warranties set forth in Section 3.5 and Section 4.5 solely as they relate to any Non-Assignable Asset shall survive the Closing and shall terminate and expire as of the Post-Closing Transfer Date applicable thereto.

ARTICLE X

Repurchase of Loan Assets

10.1 Repurchase. With respect to Assets that are Loans only, if at any time prior to the one (1) year anniversary of the Closing Date, or with respect to any Non-Assignable Asset, the later of the one (1) year anniversary of the Closing Date and three (3) months after the applicable Post-Closing Transfer Date (in each case, the “Repurchase Deadline”), Buyer delivers written notice to Seller that it has determined in good faith that Seller has breached its representations or warranties set forth in Section 3.5 or Section 3.8 hereof with respect to any Loan and such breach (a) would, if uncured, directly result in a reduction to the intrinsic value of such Loan in any material respect (measured relative to the Allocated Purchase Price allocable to such Loan) or (b) would adversely affect Buyer’s ability to own such Loan in any material respect, which such notice shall set forth the specific breach and the requested reasonable cure thereof (“Buyer’s Breach Notice”), then Seller shall, at Seller’s option, either (i) cure such breach set forth in Buyer’s Breach Notice to Buyer’s reasonable satisfaction, in each case, within ninety (90) Business Days after receiving such Buyer’s Breach Notice (the “Cure Period”) or

(ii) within thirty (30) days after, as applicable, (A) receiving such Buyer’s Breach Notice or (B) the expiration of the Cure Period if Seller elected to cure such breach pursuant to clause (i) but failed to so cure such breach to Buyer’s reasonable satisfaction, repurchase such Loan at an amount equal to the Repurchase Price (as defined below) (a “Repurchase”); provided, however, that Buyer may elect in its own discretion (including upon request of Seller) to waive the Repurchase remedy and retain such Loan. In any event, Buyer’s failure to provide a Buyer’s Breach Notice with respect to a Loan to Seller prior to the Repurchase Deadline shall be a waiver of any rights and remedies of Buyer under this Article X with respect to such Loan. A Repurchase by Seller pursuant to this Article X shall be Buyer’s sole remedy for any such breach causing such Repurchase pursuant to this Agreement with respect to the relevant Loan sold to Buyer by Seller. Upon receipt of the Repurchase Price, Buyer shall promptly take all steps reasonably necessary to effect the reconveyance of any repurchased Loan, including, without limitation, (1) the credit or return of all reserves, reserves, security and amounts held in escrow accounts that were assigned to Buyer at the Closing, (2) the return of the Mortgage Loan File, the Loan Documents and all other documents related to such Loan that was provided to Buyer in connection with its purchase of such Loan hereunder and (3) any additional documents related to the Mortgage Loan File with respect to such Loan that subsequently came into Buyer’s or its designee’s possession following the related Closing Date, to Seller or its designee.

10.2 Repurchase Price. For any Repurchase, the “Repurchase Price” shall mean, as to any Loan, the Allocated Purchase Price, except that (a) the Allocated Purchase Price will be reduced on a dollar-for-dollar basis in an amount equal to the aggregate amount of all principal payments received by Buyer with respect to the Loan in question from and after the Closing Date, and (b) the Allocated Purchase Price will be reduced on a dollar-for-dollar basis in an amount equal to the aggregate amount of any portion of the principal amount thereof that was forgiven by Buyer of such Loan from and after the Closing Date.

ARTICLE XI

Termination

11.1 Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether before or after the Seller Stockholder Approval is obtained, by mutual written consent of Seller and Buyer.

11.2 Termination by Either Seller or Buyer. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by written notice given by either Seller or Buyer to the other Party, if:

(a) the Closing shall not have occurred by 11:59 p.m. (Eastern time) on October 27, 2026, whether such date is before or after the date the Seller Stockholder Approval is obtained (such date, the “Outside Date”); provided, however, that notwithstanding the foregoing, the right to terminate this Agreement under this Section 11.2 shall not be available to any Party if the failure of the Closing to occur by such date shall be due primarily to the failure of such Party to perform any of the covenants or agreements to be performed by it under this Agreement;

(b) the Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Seller Stockholder Approval shall not have been obtained; or

(c) any Injunction permanently restraining, enjoining or otherwise prohibiting consummation of the Transactions shall become final and non-appealable (whether before or after the Seller Stockholder Approval has been obtained); provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 11.2(c) shall have used reasonable best efforts to appeal, resolve or remove such Injunction.

11.3 Termination by Seller. This Agreement may be terminated and the Transactions may be abandoned by written notice given by Seller to Buyer:

(a) if (i) at any time prior to the satisfaction of the conditions set forth in Section 6.1(a) the Seller Board, or an authorized committee thereof, determines or authorizes Seller, subject to complying with the terms of this Agreement (including Section 5.4(e)), to enter into definitive transaction documentation providing for a Superior Proposal (“Alternative Acquisition Agreement”), (ii) substantially concurrent with or immediately following the termination of this Agreement, Seller enters into such Alternative Acquisition Agreement with respect to such Superior Proposal and (iii) substantially concurrent with such termination Seller pays to Buyer in immediately available funds any amounts required to be paid pursuant to Section 11.5;

(b) at any time prior to the Closing if there has been a breach of any covenant or agreement or there shall be any inaccuracy in the representations and warranties set forth in this Agreement on the part of Buyer which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.2(a) or Section 6.2(b) to be satisfied, and such breach cannot be or is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Seller to Buyer and (ii) the Outside Date; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 11.3(b) at any time when it is in breach of this Agreement and such breach would cause, or result in, the failure of any of the conditions set forth in Section 6.3(a) or Section 6.3(b) to be satisfied; or

(c) if (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing), (ii) Seller has confirmed by written notice to Buyer that it stands ready, willing and able to consummate the Transactions when required pursuant to Section 2.1 and (iii) Buyer fails to consummate the Transactions within three (3) Business Days of the date the Closing should have occurred pursuant to Section 2.1 (it being understood that during such three (3) Business Day period, Buyer shall not be entitled to terminate this Agreement).

11.4 Termination by Buyer. This Agreement may be terminated and the Transactions may be abandoned by written notice given by Buyer to Seller:

(a) at any time prior to the receipt of the Seller Stockholder Approval if (i) a Change of Recommendation shall have occurred or Seller shall have failed to include in the Proxy Statement mailed to each holder of Seller Common Stock the Seller Board Recommendation, (ii) Seller shall have failed to reaffirm the Seller Board Recommendation within five (5) Business Days after both (A) an Acquisition Proposal shall have been made public and (B) receipt by Seller of a written request to do so from Buyer, or (iii) there shall have been a breach of the provisions of Section 5.4 or Section 5.5 which impairs, prevents or materially delays the consummation of the Transactions and, with respect to Section 5.5, such breach cannot be or is not cured reasonably promptly after receipt of written notice thereof; or

(b) at any time prior to the Closing if there has been a breach of any covenant or agreement or there shall be any inaccuracy in the representations or warranties set forth in this Agreement on the part of Seller, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.3(a) or Section 6.3(b) to be satisfied, and such breach cannot be or is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Buyer to Seller and (ii) the Outside Date; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 11.4(b) at any time when Buyer is in breach of this Agreement and such breach would cause, or result in, the failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(b) to be satisfied.

11.5 Effect of Termination.

(a) In the event of termination of this Agreement and the abandonment of the Transactions pursuant to this Article XI, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve Seller of any liability to pay the Termination Fee pursuant to this Section 11.5, (ii) subject to the limitations set forth in Section 11.5(d), no such termination shall relieve or release any of the Parties from any liability or damages for willful and intentional breach or fraud, (iii) no such termination shall relieve or release Buyer from any liability or damages in the event that this Agreement is terminated (A) by Seller pursuant to Section 11.3(c) or (B) by Buyer pursuant to

Section 11.2(a) at any time Seller had the right to terminate this Agreement pursuant to Section 11.3(c) and (iv) the agreements of the Parties contained in Section 5.2, the provisions of this Section 11.5 and Article XII shall survive the termination of this Agreement. For the avoidance of doubt, nothing in this Section 11.5(a) shall limit or otherwise effect any Party’s rights under Section 12.14 or Section 12.15, including any Party’s rights to specific performance and other injunctive and equitable relief as provided for therein.

(b) In the event that:

(i) (A) this Agreement is terminated by Buyer or Seller pursuant to Section 11.2(a) or Section 11.2(b), and (1) in the case of a termination pursuant to Section 11.2(b), at or prior to the Stockholders Meeting, a bona fide Acquisition Proposal shall have been publicly disclosed or announced, and such Acquisition Proposal shall not have been publicly withdrawn prior to the Stockholders Meeting, and (2) in the case of a termination pursuant to Section 11.2 (a), prior to such termination, a bona fide Acquisition Proposal shall have been publicly disclosed or announced, and such Acquisition Proposal shall not have been publicly withdrawn prior to the Stockholders Meeting, and provided that the Seller Stockholder Approval shall not have been obtained at the Stockholders Meeting (including any adjournment or postponement thereof), and (B) within twelve (12) months after the date of such termination of this Agreement, Seller shall have consummated any Acquisition Proposal or entered into a definitive agreement with respect to any Acquisition Proposal and such Acquisition Proposal is subsequently consummated (provided, that for purposes of this clause (B), the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Buyer pursuant to Section 11.4(a); or

(iii) this Agreement is terminated by Seller pursuant to Section 11.3(a); then Seller shall:

(A) in the case of clause (i) above, promptly, but in no event later than three (3) Business Days after the date on which Seller consummates the Acquisition Proposal referred to in subclause (i)(B) above, pay or cause to be paid to Buyer the Termination Fee by wire transfer of immediately available funds;

(B) in the case of clause (ii) above, promptly but in no event later than three (3) Business Days after the date of such termination, pay Buyer the Termination Fee by wire transfer of immediately available funds; and

(C) in the case of clause (iii) above, immediately prior to or substantially concurrently with such termination, pay Buyer the Termination Fee by wire transfer of immediately available funds (it being understood that in no event shall Seller be required to pay the Termination Fee on more than one occasion).

(c) Buyer and Seller acknowledge that the agreements contained in this Section 11.5 are an integral part of the Transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. If Seller fails to pay the Termination Fee when due in accordance with Sections 11.5(b), (i) Seller shall reimburse Buyer for all of its costs and expenses incurred in connection with enforcement and collection of such amounts and (ii) the Termination Fee due shall accrue interest at a rate equal to the lower of the Prime Rate and the maximum rate permitted by applicable Law.

(d) Notwithstanding anything to the contrary in this Agreement, except for (i) an order of specific performance as and only to the extent expressly permitted by Section 12.15 and (ii) any willful and material breach by Seller of this Agreement, the Parties expressly acknowledge and agree that:

(i) Buyer’s receipt of the Termination Fee from Seller pursuant to Section 11.5(b) (together with any reimbursements due or interest thereon in accordance with Section 11.5(c)), respectively, shall be the sole and exclusive remedy of Buyer and their respective affiliates against Seller, its Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, affiliates or agents (the “Seller Obligors”) for any loss suffered with respect to this Agreement, the Transactions, the termination of this Agreement, the failure of the Transactions to be consummated or any breach of this Agreement by Seller.

(ii) In light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any termination of this Agreement, (A) the payment of the Termination Fee pursuant to

Section 11.5(b), which constitutes a reasonable estimate of the monetary damages that will be suffered by Buyer by reason of breach or termination of this Agreement shall be in full and complete satisfaction of any and all monetary damages of Buyer arising out of or related to this Agreement, and the transactions contemplated hereby (including any breach by Seller that is not a willful and material breach), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure against the Seller Obligors and (B) after being paid such amounts in accordance with the terms of this Agreement (x) none of the Seller Obligors shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure and (y) in no event will Buyer be entitled to seek to recover or obtain against any of the Seller Obligors any other damages, any recovery or judgment in excess of the Termination Fee, or any other remedy based on a claim at law or in equity with respect thereto, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the transactions contemplated hereby (including any breach by Seller), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure.

ARTICLE XII

Miscellaneous

12.1 Expenses. All fees and expenses incurred in connection with the Transactions shall be paid by the Party incurring such expenses, whether or not the Transactions are consummated.

12.2 Transfer Taxes. All Tax returns with respect to Transfer Taxes incurred in connection with or as a consequence of the transfer of the Assets shall be timely filed by the Party responsible for such filing under Law, and all such Transfer Taxes (and all reasonable out-of-pocket costs for preparation of such Tax returns) shall be borne by Seller. Buyer and Seller shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by Law. If Buyer pays a Transfer Tax at the Closing or pursuant to a post-Closing assessment by any Governmental Entity, Seller shall reimburse Buyer for the amount of such Transfer Tax that Seller is responsible for pursuant to this Section 12.2 within ten (10) days of Buyer’s written demand therefor.

12.3 Notices. All notices, requests, claims, consents, demands and other communications hereunder shall be in writing and shall be deemed given or made if delivered to the applicable Party (a) personally (notice deemed given upon receipt), (b) by electronic mail (notice deemed given on the date sent if sent before 5:00 p.m. Eastern time on a Business Day (and otherwise on the next Business Day), so long as the sender thereof has not received any automatically generated transmission indicating that such email has not been received by the intended recipient thereof), or (c) sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice, and a copy of each notice shall also be sent via electronic mail.

If to Seller:	Apollo Commercial Real Estate Finance, Inc.
c/o Apollo Global Management, Inc.
9 West 57th Street, 42nd Floor
New York, NY 10019
Attn: Stuart Rothstein
Email: srothstein@apollo.com

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn: Steven Epstein
Adam B. Cohen
Email: steven.epstein@friedfrank.com
adam.cohen@friedfrank.com

and

Clifford Chance US LLP
Two Manhattan West
375 9th Avenue
New York, NY 10001
Attn: Andrew Epstein
Chang-Do Gong
Robert N. Chung
Email: andrew.epstein@cliffordchance.com
cgong@cliffordchance.com
robert.chung@cliffordchance.com

If to Buyer:	Athene Holding Ltd.
c/o Apollo Insurance Solutions Group LP
7700 Mills Civic Pkwy
West Des Moines, Iowa 50266
Attention: General Counsel
Email: legal@athene.com

With a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attention: Perry Shwachman
Jonathan Blackburn

and

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention: Bonnie Neuman

Email: pshwachman@sidley.com
jblackburn@sidley.com
bonnie.neuman@sidley.com

12.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Maryland.

12.5 Entire Agreement. This Agreement and the Ancillary Documents, together with the Exhibits and Schedules hereto and thereto, constitute the entire agreement of the Parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written.

12.6 Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

12.7 Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Buyer and Seller; provided, that the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver.

12.8 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a Party to complain of any act of any Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitation period has run.

12.9 Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective legal representatives, successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the Parties and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third-party beneficiary or otherwise.

12.10 Assignability. This Agreement shall not be assigned by any Party without the prior written consent of the other Party, except that (a) Buyer shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement, in each case in whole or in part, to one or more Designated Buyers, including, for the avoidance of doubt, any Affiliate, in accordance with Section 2.8 and (b) Seller shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement to one or more of its Subsidiaries with the consent of Buyer; provided, that no such assignment shall relieve the assigning Party of its obligations under this Agreement.

12.11 Jurisdiction; Court Proceedings; Waiver of Jury Trial. Any Litigation against any Party to this Agreement arising out of or in any way relating to this Agreement shall be brought in the Circuit Court for Baltimore City, Maryland or if jurisdiction over the matter is vested exclusively in federal courts, the federal courts in the State of Maryland and the appellate courts to which orders and judgements therefore may be appealed (collectively, the “Acceptable Courts”) and each of the Parties hereby submits to the exclusive jurisdiction of the Acceptable Courts for the purpose of any such Litigation; provided, that (a) a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law and (b) each Party agrees, with respect to any action or proceeding filed in any Maryland state court that arises in respect of the interpretation and enforcement of the provisions of this Agreement and the documents referred to in this Agreement or in respect of the Transactions, to jointly request an assignment to the Maryland Business and Technology Case Management Program. Each Party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in the Acceptable Courts, (b) any claim that any such Litigation brought in the Acceptable Court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such Litigation. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such Litigation in the Acceptable Courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each Party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with the Acceptable Courts as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive its right to trial by jury in any Litigation.

12.12 No Other Duties. The only duties and obligations of the Parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

12.13 Reliance on Counsel and Other Advisors. Each Party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each Party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

12.14 Remedies. All remedies, either under this Agreement or by Law or otherwise afforded to the Parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

12.15 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.

12.16 Counterparts. This Agreement may be executed by electronic signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Signatures to this Agreement transmitted by electronic transmission, by DocuSign, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

12.17 Further Assurance. If at any time after the Closing any further action is necessary or desirable to fully effect the Transactions or any of the Ancillary Documents, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

12.18 No Recourse.. Without limiting any other provision in this Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the Parties. No Person who is not a Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate or assignee of, and any financial advisor, or lender to any Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate or assignee of the foregoing (collectively, the “Nonparty Affiliates”) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise), based on, in respect of, or by reason of, this Agreement or the Transactions or in respect of any oral representations made or alleged to be made in connection herewith and, to the maximum extent permitted by Law (other than as set forth in this Agreement and the Ancillary Documents), each Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates of another Party.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

ATHENE HOLDING LTD.

By: APOLLO INSURANCE SOLUTIONS GROUP LP, its investment adviser

By: APOLLO GLOBAL REAL ESTATE MANAGEMENT, L.P., its sub-adviser

By: APOLLO GLOBAL REAL ESTATE MANAGEMENT GP, LLC, its General Partner

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

[Signature Page to Asset Purchase and Sale Agreement]

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	Chief Executive Officer and President

[Signature Page to Asset Purchase and Sale Agreement]

Annex B

January 27, 2026

ACREFI Management, LLC

c/o Apollo Global Management, Inc.

9 West 57th Street, 42nd Floor

New York, New York 10019

Re:	A&R Management Agreement

Ladies and Gentlemen:

Reference is made to that certain Asset Purchase and Sale Agreement entered into as of the date hereof (as amended, restated, modified or supplemented from time to time in accordance with its terms and the terms of this letter agreement (as applicable), the “Purchase Agreement”), by and between Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (the “Company”), and Athene Holding Ltd., a Delaware corporation. Unless otherwise defined herein, capitalized terms used in this letter shall have the same meaning as set forth in the Purchase Agreement.

In connection with the entry by the Company into the Purchase Agreement, the Company has requested that ACREFI Management, LLC (the “Manager”) and ACREFI Operating, LLC (the “Operating LLC”) enter into this letter agreement to set forth certain agreements and understandings between the Company, the Operating LLC and the Manager. As inducement and in consideration for the Company’s willingness to enter into the Purchase Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amended and Restated Management Agreement. On or prior to the Closing Date (and in any event, no later than the Closing), the Company, the Manager and the Operating LLC shall each (a) execute and deliver counterpart signature pages to that certain Amended and Restated Management Agreement in the form attached hereto as Exhibit A (the “A&R Management Agreement”); provided, that the A&R Management Agreement executed and delivered at the Closing may deviate from the form attached hereto as Exhibit A to reflect (i) the insertion of the effective date thereof (which, for the avoidance of doubt, shall be the Closing Date), (ii) the correction of scrivener’s errors, or (iii) such other changes as may be expressly approved by the Special Committee of the Board of Directors of the Company constituted for purposes of the transactions contemplated by the Purchase Agreement (the “Special Committee”)), and (b) take or cause to be taken such other actions as may be necessary or appropriate to cause the A&R Management Agreement to become effective contemporaneously with the Closing. The parties hereto acknowledge and agree that the Company shall not be permitted to amend or waive the condition to Closing contained in Section 6.2(d) of the Purchase Agreement without the express prior approval of the Special Committee.

2. Miscellaneous.

a. This letter agreement shall automatically terminate and be of no further force or effect upon any valid termination of the Purchase Agreement.

b. Section 12.4 (Governing Law) and Section 12.11 (Jurisdiction; Court Proceedings; Waiver of Jury Trial) of the Purchase Agreement are hereby incorporated by reference.

c. The terms of this letter agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

d. This letter agreement may not be amended, waived or modified except by an instrument in writing signed by each of the parties hereto. Notwithstanding the foregoing, no amendment, waiver, or modification to this letter agreement shall be effective without the express prior approval of the Special Committee, except for deviations from the form attached hereto as Exhibit A to the extent expressly permitted pursuant to Section 1 above. No party shall take any action, directly or indirectly, to circumvent or avoid any requirement for the approval of the Special Committee under this letter agreement.

e. This letter agreement constitutes the entire agreement among the parties with respect to the subject matter of this letter agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of this letter agreement.

f. This letter agreement may be executed by electronic signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Signatures to this letter agreement transmitted by electronic transmission, by DocuSign, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Remainder of page intentionally left blank]

This letter agreement is duly executed and delivered by each of the parties below as of the date set forth above.

Very truly yours,

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	Chief Executive Officer and President

ACREFI OPERATING, LLC

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	Chief Executive Officer and President

ACKNOWLEDGED AND AGREED: ACREFI MANAGEMENT, LLC

By:	/s/ Jessica L. Lomm
Name: Jessica L. Lomm
Title: Vice President

[Signature Page to Letter Agreement (Management Agreement)]

Exhibit A

A&R Management Agreement

Attached.

FINAL FORM

AMENDED AND RESTATED MANAGEMENT AGREEMENT

This AMENDED AND RESTATED MANAGEMENT AGREEMENT is entered into as of [•]1 (the “Effective Date”), by and among APOLLO COMMERCIAL REAL ESTATE FINANCE, INC., a Maryland corporation (the “Company”), ACREFI OPERATING, LLC, a Delaware limited liability company (“Operating LLC”) and ACREFI MANAGEMENT, LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”).

WHEREAS, the Company is a corporation that has elected and intends to continue to qualify to be taxed as a REIT for federal income tax purposes;

WHEREAS, the Company and each of the Subsidiaries desire to retain the Manager to provide investment advisory services to them on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services;

WHEREAS, reference is made to that certain Management Agreement by and between the Company, Operating LLC and the Manager, dated as of September 23, 2009 (as amended, modified or supplemented from time to time prior to the Effective Date, the “Original Agreement”); and

WHEREAS, the Company, Operating LLC and the Manager desire to amend and restate the Original Agreement in its entirety pursuant to this Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1. Definitions. The following terms have the following meanings assigned to them:

(a) “Advisers Act” shall have the meaning set forth in Section 2(b).

(b) “Agreement” means this Amended and Restated Management Agreement, as amended, restated or supplemented from time to time.

(c) “Apollo” means Apollo Global Management, Inc., a Delaware corporation, together with its subsidiaries.

(d) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

(e) “Apollo Global Real Estate Management” shall have the meaning set forth in Section 2(b).

(f) “Assets” means the assets of the Company and the Subsidiaries.

(g) “Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

[1]	Note: To be the Closing Date (as defined in the Purchase Agreement).

(h) “Base Management Fee” means the Pre-Milestone Base Management Fee or the Post-Milestone Base Management fee, as applicable.

(i) “Board of Directors” means the Board of Directors of the Company.

(j) “Book Value Per Share” means, as of the date of any applicable fiscal quarter end, the Stockholders’ Equity, less the aggregate liquidation preference of the Series B-1 Preferred Stock and any other securities of the Company that are entitled to a liquidation preference, divided by the total number of shares of Common Stock outstanding.

(k) “Code” means the Internal Revenue Code of 1986, as amended.

(l) “Common Stock” shall mean the common stock of the Company, $0.01 par value per share.

(m) “Company” shall have the meaning set forth in the introductory paragraph of this Agreement.

(n) “Company Account” shall have the meaning set forth in Section 5 of this Agreement.

(o) “Company Indemnified Party” shall have the meaning set forth in Section 11(b) of this Agreement.

(p) “Core Earnings” means the net income (loss), computed in accordance with GAAP (taking into account all applicable operating expenses of the Company and its Subsidiaries, including for the avoidance of doubt, the Base Management Fee), excluding: (i) non-cash equity compensation expense; (ii) depreciation and amortization; (iii) any unrealized gains or losses or other non-cash items that are included in net income, regardless of whether such items are included in other comprehensive income or loss, or in net income; (iv) one-time events pursuant to changes in GAAP; (v) certain non-cash charges; and (vi) the Incentive Compensation, in each case after discussions between the Manager and the Independent Directors and approved by a majority of the Independent Directors.

(q) “Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

(r) “Effective Termination Date” shall have the meaning set forth in Section 13(a) of this Agreement.

(s) “Excess Funds” shall have the meaning set forth in Section 2(n) of this Agreement.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Expenses” shall have the meaning set forth in Section 9 of this Agreement.

(v) “GAAP” means generally accepted accounting principles, as applied in the United States.

(w) “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the limited liability company operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(x) “Guidelines” shall have the meaning set forth in Section 2(c)(i) of this Agreement.

(y) “Incentive Compensation” means, with respect to any fiscal quarter following achievement of the ROE Milestone, an incentive fee calculated and payable (in shares of Common Stock in accordance with Section 8(c), but subject to Section 8(d)) with respect to such fiscal quarter in arrears, in an amount not less than zero and expressed in U.S. Dollars for purposes of determining the number of shares of Common Stock to be issued to the Manager as payment therefor, equal to the difference between (1) the product of (a) 20% and (b) the difference between (i) Core Earnings of the Company for the previous 12-month period, and (ii) the product of (A) average Stockholders’ Equity for the previous 12-month period as of the end of such fiscal quarter and (B) 8%, and (2) the sum of any Incentive Compensation paid to the Manager with respect to the first three fiscal quarters of such previous 12-month period; provided, however, that no Incentive Compensation shall be payable with respect to any fiscal quarter unless Core Earnings for the 12 most recently completed fiscal quarters is greater than zero.

(z) “Indemnitee” shall have the meaning set forth in Section 11(b) of this Agreement.

(aa) “Indemnitor” shall have the meaning set forth in Section 11(c) of this Agreement.

(bb) “Independent Directors” means the members of the Board of Directors who are not officers, personnel or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the Company’s Governing Instruments and, if applicable, the rules of any national securities exchange on which the Company’s common stock is listed.

(cc) “Initial Term” shall have the meaning set forth in Section 12 of this Agreement.

(dd) “Investment Committee” means the Manager’s investment committee that will oversee, advise and consult with respect to the Company’s investment strategy, acquisition of Assets, sourcing, financing and leveraging strategies and compliance with the Company’s Guidelines.

(ee) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(ff) “Manager” shall have the meaning set forth in the introductory paragraph of this Agreement.

(gg) “Manager Indemnified Party” shall have the meaning set forth in Section 11(a) of this Agreement.

(hh) “Monitoring Services” shall have the meaning set forth in Section 2(c) of this Agreement.

(ii) “Notice of Proposal to Negotiate” shall have the meaning set forth in Section 13(a) of this Agreement.

(jj) “NYSE” means the New York Stock Exchange Euronext.

(kk) “Operating LLC” shall have the meaning set forth in the introductory paragraph of this Agreement.

(ll) “Original Agreement” shall have the meaning set forth in the recitals to this Agreement.

(mm) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(nn) “Portfolio Management Services” shall have the meaning set forth in Section 2(c) of this Agreement.

(oo) “Post-Milestone Base Management Fee” means, in respect of each fiscal quarter following the fiscal quarter in which the ROE Milestone is achieved, a base management fee in an amount equal to 1.5% per annum, calculated and paid (in cash) quarterly in arrears, of the Stockholders’ Equity.

(pp) “Pre-Milestone Base Management Fee” means, in respect of each fiscal quarter following the Effective Date and prior to and inclusive of the quarter in which the ROE Milestone is achieved, a base management fee, calculated as follows:

(i) if ROE for such fiscal quarter is less than 7.5% (determined on an annualized basis for such quarter), an amount equal to 0.75% per annum calculated and paid (in shares of Common Stock in accordance with Section 8(c), but subject to Section 8(d)) quarterly in arrears, of the Stockholders’ Equity; or

(ii) if ROE for such fiscal quarter equals or exceeds 7.5% (determined on an annualized basis for such quarter), an amount equal to 1.5% per annum calculated and paid (in shares of Common Stock in accordance with Section 8(c), but subject to Section 8(d)) quarterly in arrears, of the Stockholders’ Equity.

(qq) “REIT” means a “real estate investment trust,” as defined under the Code.

(rr) “Renewal Term” shall have the meaning set forth in Section 13(a) of this Agreement.

(ss) “ROE” means with respect to any fiscal quarter, an amount, expressed as a percentage, equal to (i) the Company’s Core Earnings for such fiscal quarter, annualized, divided by (ii) Stockholders’ Equity as of the end of such fiscal quarter.

(tt) “ROE Milestone” means the date on which the Company has achieved a ROE equal to or greater than 7.5% for two consecutive fiscal quarters following the Effective Date.

(uu) “Securities Act” means the Securities Act of 1933, as amended.

(vv) “Series B-1 Preferred Stock” means the 7.25% Series B-1 Cumulative Redeemable Perpetual Preferred Stock of the Company, par value $0.01 per share.

(ww) “Stockholders’ Equity” means:

(i) the sum of the net proceeds from all issuances of the Company’s equity securities since inception, including the cumulative amount of Common Stock issued as payment of Base Management Fee and any Incentive Compensation following the Effective Date (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus

(ii) the Company’s retained earnings at the end of the most recently completed fiscal quarter (as determined in accordance with GAAP, except without taking into account any non-cash equity compensation expense incurred in current or prior periods), less

(iii) any amount that the Company pays for repurchases of its common stock since inception, any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income), as adjusted to exclude

(iv) one-time events pursuant to changes in GAAP and certain non-cash items after discussions between the Manager and the Independent Directors and approved by a majority of the Independent Directors.

With respect to that portion of the period from and after the Effective Date that is used in any calculation of Incentive Compensation or the Base Management Fee, all items in the foregoing sentence (other than clause (iii)) shall be calculated on a daily weighted average basis.

(xx) “Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; any limited liability company, the managing member of which is the Company or any subsidiary of the Company; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by the Company or any subsidiary of the Company.

(yy) “Termination Fee” shall have the meaning set forth in Section 13(b) of this Agreement.

(zz) “Termination Notice” shall have the meaning set forth in Section 13(a) of this Agreement.

(aaa) “Treasury Regulations” means the regulations promulgated under the Code as amended from time to time.

Section 2. Appointment and Duties of the Manager.

(a) The Company and each of the Subsidiaries hereby appoints the Manager to manage the assets of the Company and the Subsidiaries subject to the further terms and conditions set forth in this Agreement and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b) The parties acknowledge that (i) the Manager is a special purpose vehicle formed for the principal purpose of serving as the investment manager of the Company; (ii) the Manager is an affiliate of Apollo Global Real Estate Management, L.P. (“Apollo Global Real Estate Management”), an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); (iii) the Manager performs its services for the Company through the personnel and facilities of Apollo Global Real Estate Management; (iv) the Manager has no, and will have no, employees or other persons acting on its behalf other than (A) officers, partners and employees of Apollo Global Real Estate Management, or (B) other persons who are subject to the supervision and control of Apollo Global Real Estate Management; (v) all of the investment advisory activities of the Manager are subject to the Advisers Act and the rules thereunder; and (vi) the Manager relies upon Apollo Global Real Estate Management’s registration under the Advisers Act in not registering itself.

(c) The Manager, in its capacity as manager of the assets and the day-to-day operations of the Company and the Subsidiaries, at all times will be subject to the supervision of the Board of Directors and will have only such functions and authority as the Company may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company and the Subsidiaries and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company and the Subsidiaries as may be appropriate, including, without limitation:

i.

serving as the Company’s and the Subsidiaries’ consultant with respect to the periodic review of the investment guidelines and other parameters for acquisitions of Assets, financing activities and operations, any modification to which shall be approved by a majority of the Independent Directors (such guidelines as of the date hereof are attached hereto as Exhibit A, as the same may be modified with such approval, the “Guidelines”), and other policies for approval by the Board of Directors;

ii.	forming the Investment Committee;

iii.	investigating, analyzing and selecting possible opportunities and acquiring, financing, retaining, selling, restructuring or disposing of Assets consistent with the Guidelines;

iv.

representing and making recommendations to the Company in connection with the purchase and finance of, and commitment to purchase and finance, commercial mortgage loans (including on a portfolio basis), real estate-related debt securities, CMBS and other real estate-related assets and the sale and commitment to sell such assets;

v.

with respect to prospective purchases, sales or exchanges of Assets, conducting negotiations on behalf of the Company and the Subsidiaries with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

vi.

advising the Company on and, negotiating and entering into, on behalf of the Company and the Subsidiaries, credit facilities (including term loans and revolving facilities), repurchase agreements, resecuritizations, securitizations, warehouse facilities, agreements relating to borrowings under programs established by the U.S. government, commercial papers, interest rate swap agreements and other hedging instruments, and all other agreements and engagements required for the Company and the Subsidiaries to conduct their business;

vii.	establishing and implementing loan origination networks, conducting loan underwriting and the execution of loan transactions;

viii.	oversight of loan portfolio servicers;

ix.	providing the Company with portfolio management;

x.

engaging and supervising, on behalf of the Company and the Subsidiaries and at the Company’s expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services as may be required relating to Assets;

xi.	advising the Company on, preparing, negotiating and entering into, on behalf of the Company, applications and agreements relating to programs established by the U.S. government;

xii.

coordinating and managing operations of any co-investment interests or joint venture held by the Company and the Subsidiaries and conducting all matters with the co-investment partners or joint venture;

xiii.

arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business;

xiv.	providing executive and administrative personnel, office space and office services required in rendering services to the Company and the Subsidiaries;

xv.

administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of the Company and the Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the collection of revenues and the payment of the debts and obligations of the Company and the Subsidiaries and maintenance of appropriate computer services to perform such administrative functions;

xvi.

communicating on behalf of the Company and the Subsidiaries with the holders of any of their equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

xvii.	counseling the Company in connection with policy decisions to be made by the Board of Directors;

xviii.

evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company and the Subsidiaries, consistent with such strategies as so modified from time to time, with the Company’s qualification as a REIT and with the Guidelines;

xix.

counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

xx.

counseling the Company and the Subsidiaries regarding the maintenance of their exemptions from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause them to maintain such exemptions from such status;

xxi.	furnishing reports and statistical and economic research to the Company and the Subsidiaries regarding their activities and services performed for the Company and the Subsidiaries by the Manager;

xxii.

monitoring the operating performance of the Assets and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

xxiii.

investing and reinvesting any moneys and securities of the Company and the Subsidiaries (including investing in short-term Assets pending the acquisition of other Assets, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company and the Subsidiaries) and advising the Company and the Subsidiaries as to their capital structure and capital raising;

xxiv.

assisting the Company and the Subsidiaries in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

xxv.	assisting the Company and the Subsidiaries to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

xxvi.

assisting the Company and the Subsidiaries in complying with all regulatory requirements applicable to them in respect of their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by stock exchange requirements;

xxvii.

assisting the Company and the Subsidiaries in taking all necessary action to enable them to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;

xxviii.

placing, or facilitating the placement of, all orders pursuant to the Manager’s investment determinations for the Company and the Subsidiaries either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

xxix.

handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on the Company’s and/or the Subsidiaries’ behalf in which the Company and/or the Subsidiaries may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

xxx.

using commercially reasonable efforts to cause expenses incurred by the Company and the Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

xxxi.

advising the Company and the Subsidiaries with respect to and structuring long-term financing vehicles for the Assets, and offering and selling securities publicly or privately in connection with any such structured financing;

xxxii.

serving as the Company’s and the Subsidiaries’ consultant with respect to decisions regarding any of their financings, hedging activities or borrowings undertaken by the Company and the Subsidiaries including (1) assisting the Company and the Subsidiaries in developing criteria for debt and equity financing that are specifically tailored to their investment objectives, and (2) advising the Company and the Subsidiaries with respect to obtaining appropriate financing for their investments;

xxxiii.

performing such other services as may be required from time to time for management and other activities relating to the Assets and business of the Company and the Subsidiaries as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

xxxiv.	using commercially reasonable efforts to cause the Company and the Subsidiaries to comply with all applicable laws.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company and the Subsidiaries with respect to the Assets. Such services will include, but not be limited to, consulting with the Company and the Subsidiaries on the purchase and sale of, and other opportunities in connection with, the Company’s portfolio of assets; the collection of information and the submission of reports pertaining to the Company’s assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s portfolio of assets; acting as liaison between the Company and the Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company and the Subsidiaries with respect to any loan servicing activities provided by third parties. Such Monitoring Services will include, but not be limited to, negotiating servicing agreements; acting as a liaison between the servicers of the assets and the Company and the Subsidiaries; review of servicers’ delinquency, foreclosure and other reports on assets; supervising claims filed under any insurance policies; and enforcing the obligation of any servicer to repurchase assets.

(d) For the period and on the terms and conditions set forth in this Agreement, the Company and each of the Subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such credit finance, securities repurchase and reverse repurchase agreements and arrangements, warehouse finance, brokerage agreements, interest rate swap agreements, custodial agreements and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.

(e) The Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of the Company and the Subsidiaries to provide loan origination services, asset management services, portfolio servicing, and/or other services to the Company and the Subsidiaries (including, without limitation, Portfolio Management Services and Monitoring Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company and the Subsidiaries; provided that (i) any such agreements entered into with Affiliates of the Manager shall be (A) on terms no more favorable to such Affiliate than would be obtained from a third party on an arm’s-length basis and (B) to the extent the same do not fall within the provisions of the Guidelines, approved by a majority of the Independent Directors, (ii) with respect to Portfolio Management Services, (A) any such agreements shall be subject to the Company’s prior written approval and (B) the Manager shall remain liable for the performance of such Portfolio Management Services, and (iii) with respect to Monitoring Services, any such agreements shall be subject to the Company’s prior written approval.

(f) In addition, to the extent that the Manager deems necessary or advisable, the Manager may, from time to time, propose to retain one or more additional entities for the provision of sub-advisory services to the Manager in order to enable the Manager to provide the services to the Company and the Subsidiaries specified by this Agreement; provided that any such agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company and the Subsidiaries, and (ii) shall be approved by the Independent Directors of the Company.

(g) The Manager may retain, for and on behalf and at the sole cost and expense of the Company and the Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, valuation firms, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company and the Subsidiaries. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its personnel or Affiliates. Except as otherwise provided herein, the Company and the Subsidiaries shall pay or reimburse the Manager or its Affiliates performing such services for the cost thereof; provided that, subject to Section 9 of this Agreement, such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(h) The Manager may effect transactions by or through the agency of another Person with it or its Affiliates which have an arrangement under which that party or its Affiliates will from time to time provide to or procure for the Manager and/or its Affiliates goods, services or other benefits (including, but not limited to, research and advisory services; economic and political analysis, including valuation and performance measurement; market analysis, data and quotation services; computer hardware and software incidental to the above goods and services; clearing and custodian services and investment related publications), the nature of which is such that provision can reasonably be expected to benefit the Company and the Subsidiaries as a whole and may contribute to an improvement in the performance of the Company and the Subsidiaries or the Manager or its Affiliates in providing services to the Company and the Subsidiaries on terms that no direct payment is made but instead the Manager and/or its Affiliates undertake to place business with that party.

(i) In executing portfolio transactions and selecting brokers or dealers, the Manager will use its commercially reasonable efforts to seek on behalf of the Company and the Subsidiaries the best overall terms available. In assessing the best overall terms available for any transaction, the Manager shall consider all factors that it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Manager may also consider whether such broker or dealer furnishes research and other information or services to the Manager.

(j) The Manager has no duty or obligation to seek in advance competitive bidding for the most favorable commission rate applicable to any particular purchase, sale or other transaction, or to select any broker-dealer on the basis of its purported or “posted” commission rate, but will endeavor to be aware of the current level of charges of eligible broker-dealers and to minimize the expense incurred for effecting purchases, sales and other transactions to the extent consistent with the interests and policies of the Company and the Subsidiaries. Although the Manager will generally seek competitive commission rates, it is not required to pay the lowest commission or commission equivalent, provided that such decision is made in good faith to promote the best interests of the Company and the Subsidiaries.

(k) As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of the Company and the Subsidiaries, prepare, or cause to be prepared, with respect to any Asset, reports and other information with respect to such Asset as may be reasonably requested by the Company.

(l) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company and the Subsidiaries, all reports, financial or otherwise, with respect to the Company and the Subsidiaries reasonably required by the Board of Directors in order for the Company and the Subsidiaries to comply with their Governing Instruments or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s and the Subsidiaries’ books of account by a nationally recognized registered independent public accounting firm.

(m) The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s and the Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Guidelines and policies approved by the Board of Directors.

(n) Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company and the Subsidiaries to terminate this Agreement pursuant to Section 15 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company and the Subsidiaries pursuant to Section 9 in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company and the Subsidiaries to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company and the Subsidiaries under Section 13(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(o) In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Manager at the Company’s and the Subsidiaries’ sole cost and expense.

Section 3. Devotion of Time; Additional Activities.

(a) The Manager and its Affiliates will provide the Company and the Subsidiaries with a management team, including a chief executive officer and president, a chief financial officer, and other appropriate support personnel. The Manager is not obligated to dedicate any of its personnel exclusively to the Company, nor is the Manager or its personnel obligated to dedicate any specific portion of its or their time to the Company.

(b) The Manager agrees to offer the Company and the Subsidiaries the right to participate in all opportunities that the Manager determines are appropriate for the Company and the Subsidiaries in view of its objectives, policies and strategies, and other relevant factors, subject to the exception that the Company and the Subsidiaries might not participate in each such opportunity but will on an overall basis equitably participate with the Manager’s other funds and clients in relevant opportunities. Nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of business (including, without limitation, acquisitions of assets that meet the principal objectives of the Company), whether or not the objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or assets for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors, employees or personnel may be acting. When making decisions where a conflict of interest may arise, the Manager will endeavor to allocate acquisition and financing opportunities in a fair and equitable manner over time as between the Company and the Subsidiaries and the Manager’s other funds and clients.

(c) Managers, partners, officers, employees, personnel and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, personnel, agents, nominees or signatories for the Company and/or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or the Subsidiaries, such persons shall use their respective titles in the Company or the Subsidiaries.

Section 4. Agency. The Manager shall act as agent of the Company and the Subsidiaries in making, acquiring, financing and disposing of Assets, disbursing and collecting the funds of the Company and the Subsidiaries, paying the debts and fulfilling the obligations of the Company and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company and the Subsidiaries and handling, prosecuting and settling any claims of or against the Company and the Subsidiaries, the Board of Directors, holders of the Company’s securities or representatives or property of the Company and the Subsidiaries.

Section 5. Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

Section 6. Records; Confidentiality. The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon reasonable advance notice. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business; (iv) to governmental officials having jurisdiction over the Company or any Subsidiary; (v) in connection with any governmental or regulatory filings of the Company or any Subsidiary or disclosure or presentations to the Company’s stockholders or prospective stockholders; (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party; or (vii) to the extent such information is otherwise publicly available. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager not resulting from the

Manager’s violation of this Section 6. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 7. Obligations of Manager; Restrictions.

(a) The Manager shall require each seller or transferor of investment assets to the Company and the Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Assets.

(b) The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Guidelines, (ii) would adversely and materially affect the status of the Company as a REIT under the Code, (iii) would adversely and materially affect the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act or (iv) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, members, officers, stockholders, managers, personnel, employees and any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s stockholders, members or partners, for any act or omission by the Manager, its directors, officers, stockholders, personnel or employees except as provided in Section 11 of this Agreement.

(c) The Board of Directors shall periodically review the Guidelines and the Company’s portfolio of Assets but will not review each proposed Asset, except as otherwise provided herein. If a majority of the Independent Directors determines in their periodic review of transactions that a particular transaction does not comply with the Guidelines, then a majority of the Independent Directors will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed acquisition.

(d) Neither the Company nor the Subsidiaries shall acquire any security structured or issued by an entity managed by the Manager or any Affiliate thereof, or purchase or sell any Asset from or to any entity managed by the Manager or its Affiliates unless (i) the transaction is made in accordance with the Guidelines; (ii) the transaction is approved in advance by a majority of the Independent Directors; and (iii) the transaction is made in accordance with applicable laws.

(e) The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company and the Subsidiaries, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

(f) In the event that the Company invests in, acquires or sells assets to any joint ventures with Apollo or its Affiliates or if it purchases assets from, sells assets to or arranges financing from or provides financing to Apollo, Apollo sponsored funds, including new affiliated potential pooled investment vehicles or managed accounts not yet established, whether managed or sponsored by Apollo’s Affiliates or the Manager, any such transactions shall require the approval of the Independent Directors.

Section 8. Compensation.

(a) During the Initial Term and any Renewal Term (each as defined below), the Company shall pay the Manager quarterly in arrears (i) commencing with the quarter in which the Effective Date occurs, the applicable Base Management Fee and (ii) in any quarter following the achievement of the ROE Milestone in which the Incentive Compensation is earned in accordance with the definition thereof, the Incentive Compensation.

(b) The Manager shall compute each installment of the Base Management Fee, and, if applicable, any Incentive Compensation, within 45 days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 13(a) of this Agreement, promptly be delivered to the Board of Directors and, upon such delivery, subject to Section 8(c) and Section 8(d) of this Agreement, payment of such installment of the Base Management Fee and the Incentive Compensation (if any), as applicable, shown therein shall be due and payable in cash (in the case of the Post-Milestone Base Management Fee) or in shares of Common Stock (in the case of the Pre-Milestone Base Management Fee and any Incentive Compensation), no later than the date which is five business days after the date of delivery to the Board of Directors of such computations.

(c) Subject to Section 8(d), the number of shares of Common Stock to be issued to the Manager as payment of any installment of the Pre-Milestone Base Management Fee or any installment of Incentive Compensation, as applicable, shall be equal to the dollar amount of such installment divided by the greatest of (i) the Company’s Book Value Per Share as of the end of the fiscal quarter to which such installment relates, (ii) an amount equal to the average of the closing prices for a share of Common Stock on the NYSE for each of the five consecutive full trading days ending on and including the last full trading day of the fiscal quarter to which such installment relates and (iii) the par value per share of Common Stock.

(d) To the extent (i) any issuance of a number of shares of Common Stock to be issued in accordance with this Agreement as payment of any installment of the Pre-Milestone Base Management Fee or any installment of Incentive Compensation is restricted or prohibited under U.S. federal or state securities laws or the rules of the NYSE, (ii) the issuance of such shares of Common Stock to the Manager would result in a violation of the limit on ownership of Common Stock set forth in the Company’s Governing Instruments, after giving effect to any waiver from such limit that the Board of Directors has granted the Manager as of the date such shares are otherwise required to be issued, or (iii) the approval of the stockholders of the Company was sought with respect to payment of the Pre-Milestone Base Management Fee and/or Incentive Compensation in Common Stock and was not obtained, then (A) in the case of Sections 8(d)(i) and 8(d)(ii), the Company shall pay such installment of the Pre-Milestone Base Management Fee and/or installment of Incentive Compensation by (1) issuing to the Manager the maximum number of shares of Common Stock that can be issued as partial payment of such installment of the Pre-Milestone Base Management Fee or installment of Incentive Compensation without violating the applicable restriction, prohibition or limit, as the case may be, and (2) paying the balance of such installment of the Pre-Milestone Base Management Fee or installment of Incentive Compensation to the Manager in cash, which may be all or a portion of such fees, and (B) in the case of Section 8(d)(iii), the Company shall pay the Pre-Milestone Base Management Fee and Incentive Compensation in full to the Manager in cash. For the avoidance of doubt, regardless of whether this Section 8(d) requires payment of a particular installment of the Pre-Milestone Base Management Fee or Incentive Compensation partially in cash and partially in stock, or entirely in cash, the Manager will, in all cases, be entitled to receive the full amount of the applicable installment, as calculated and determined pursuant to the terms of this Agreement, including Sections 8(b) and 8(c).

(e) The Base Management Fee and Incentive Compensation are subject to adjustment pursuant to and in accordance with the provisions of Section 13(a) of this Agreement.

Section 9. Expenses of the Company. The Company shall pay all of its expenses and shall reimburse the Manager for documented expenses of the Manager incurred on its behalf (collectively, the “Expenses”) excepting those expenses that are specifically the responsibility of the Manager as set forth herein. Expenses include all costs and expenses which are expressly designated elsewhere in this Agreement as the Company’s, together with the following:

(i)	expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of Assets;

(ii)

costs of legal, tax, accounting, third party administrators for the establishment and maintenance of the books and records, consulting, auditing, administrative and other similar services rendered for the Company and the Subsidiaries by providers retained by the Manager;

(iii)

the compensation and expenses of the Company’s directors and the allocable share of cost of liability insurance under a universal insurance policy covering the Manager, its Affiliates and/or the Company to indemnify the Company’s directors and officers and in connection with obtaining and maintaining the insurance coverage referred to in Section 7(c) of this Agreement;

(iv)

costs associated with the establishment and maintenance of any of the Company’s credit facilities, repurchase agreements, and securitization vehicles or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s or any Subsidiary’s securities offerings;

(v)	expenses in connection with the application for, and participation in, programs established by the U.S. government;

(v)

expenses connected with communications to holders of the Company’s or any Subsidiary’s securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, and the costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the Company’s stockholders;

(vii)	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for the Company and the Subsidiaries;

(viii)

expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an Asset or establishment and maintenance of any of the Company’s credit facilities, repurchase agreements, securitization vehicles and borrowings under programs established by the U.S. government or any of the Company’s or any of the Subsidiary’s securities offerings;

(ix)

costs and expenses incurred with respect to market information systems and publications, pricing and valuation services, research publications, and materials and settlement, clearing and custodial fees and expenses;

(x)	compensation and expenses of the Company’s custodian and transfer agent, if any;

(xi)	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xii)	all taxes and license fees;

(xiii)	all insurance costs incurred in connection with the operation of the Company’s business;

(xiv)	costs and expenses incurred in contracting with third parties, including Affiliates of the Manager, for the servicing and special servicing of the assets of the Company and the Subsidiaries;

(xv)

all other costs and expenses relating to the business operations of the Company and the Subsidiaries, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Assets, including appraisal, reporting, audit and legal fees;

(xvi)

expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Company and the Subsidiaries or Assets separate from the office or offices of the Manager;

(xvii)

expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of the Company’s or any Subsidiary’s securities, including, without limitation, in connection with any dividend reinvestment plan;

(xviii)

any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise), including any costs or expenses in connection therewith, against the Company or any Subsidiary, or against any trustee, director or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

(xix)	all costs and expenses relating to the development and management of the Company’s website; and

(xx)	all other expenses actually incurred by the Manager (except as described below) which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

The Company shall have no obligation to reimburse the Manager or its Affiliates for the salaries and other compensation of the Manager’s investment professionals who provide services to the Company under this Agreement except that, the Company shall reimburse the Manager or its Affiliates, as applicable, for the Company’s allocable share of the compensation, including without limitation, annual base salary, bonus, any related withholding taxes and employee benefits, paid to (1) the Manager’s personnel serving as the Company’s chief financial officer based on the percentage of his or her time spent managing the Company’s affairs and (2) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of the Manager and its Affiliates who spend all or a portion of their time managing the Company’s affairs. The Company’s share of such costs shall be based upon the percentage of time devoted by such personnel of the Manager or its Affiliates to the Company’s and its Subsidiaries’ affairs. The Manager shall provide the Company with such written detail as the Company may reasonably request to support the determination of the Company’s share of such costs.

In addition, the Company, at the option of the Manager, shall be required to pay the Company’s pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses attributable to the personnel of the Manager and its Affiliates required for the operations of the Company and the Subsidiaries. These expenses will be allocated to the Company based upon the percentage of time devoted by such personnel of the Manager or its Affiliates to the Company’s and its Subsidiaries’ affairs as calculated at each fiscal quarter end. The Manager and the Company may modify this allocation methodology, subject to the Independent Directors’ approval.

The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 10. Calculations of Expenses. The Manager shall prepare a statement documenting the Expenses of the Company and the Subsidiaries and the Expenses incurred by the Manager on behalf of the Company and the Subsidiaries during each fiscal quarter, and shall deliver such statement to the Company within 45 days after the end of each fiscal quarter. Expenses incurred by the Manager on behalf of the Company and the Subsidiaries, including expenses allocated to the Company pursuant to Section 9 above, shall be reimbursed by the Company to the Manager on the fifth business day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company and the Subsidiaries. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

Section 11. Limits of Manager Responsibility; Indemnification.

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager, its officers, stockholders, members, managers, directors, employees, consultants, personnel, any Person controlling or controlled by the Manager and any of such Person’s officers, stockholders, members, managers, directors, employees, consultants and personnel, and any Person providing sub-advisory services to the Manager (each a “Manager Indemnified Party”) will not be liable to the Company or any Subsidiary, to the Board of Directors, or the Company’s or any Subsidiary’s stockholders, members or partners for any acts or omissions by any such Person (including, without limitation, trade errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process), pursuant to or in accordance with this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. The Company shall, to the full extent lawful, reimburse, indemnify and hold each Manager Indemnified Party harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such Manager Indemnified Party made in good faith in the performance of the Manager’s duties under this Agreement and not constituting such Manager Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement.

(b) The Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company (or any Subsidiary), its stockholders, directors and officers and each other Person, if any, controlling the Company (each, a “Company Indemnified Party” and together with a Manager Indemnified Party, the “Indemnitee”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from the Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement or any claims by the Manager’s personnel relating to the terms and conditions of their employment by the Manager.

(c) The Indemnitee will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within 30 days after the Indemnitee gives the Indemnitor notice of the claim. In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor’s counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

Section 12. No Joint Venture. Nothing in this Agreement shall be construed to make the Company and the Manager partners or joint venturers or impose any liability as such on either of them.

Section 13. Term; Termination; Effectiveness.

(a) Effective as of the Effective Date, the Original Agreement is hereby amended and restated in its entirety and superseded and replaced by this Agreement in all respects. From and after the Effective Date and until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until [•]2 (the “Initial Term”) and shall be automatically renewed for a one-year term each anniversary date thereafter (a “Renewal Term”) unless at least two-thirds of the Independent Directors agree that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company and the Subsidiaries or (ii) the compensation payable to the Manager hereunder is unfair; provided that the Company shall not have the right to terminate this Agreement under clause (ii) above if the Manager agrees to continue to provide the services under this Agreement at a reduced fee that at least two-thirds of the Independent Directors determines to be fair pursuant to the procedure set forth below. If the Company elects not to renew this Agreement at the expiration of the Initial Term or any Renewal Term as set forth above, the Company shall deliver to the Manager prior written notice (the “Termination Notice”) of the Company’s intention not to renew this Agreement based upon the terms set forth in this Section 13(a) not less than 180 days prior to the expiration of the then existing term. If the Company so elects not to renew this Agreement, the Company shall designate the date (the “Effective Termination Date”), not less than 180 days from the date of the notice, on which the Manager shall cease to provide services under this Agreement, and this Agreement shall terminate on such date; provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate such compensation by delivering to the Company, no fewer than 45 days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, the Company (represented by the Independent Directors) and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement. Provided that the Manager and at least two-thirds of the Independent Directors agree to the terms of the revised compensation to be payable to the Manager within 45 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager hereunder shall be the revised compensation then agreed upon by the parties to this Agreement. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such 45-day period, this Agreement shall terminate, such termination to be effective on the date which is the later of (A) 10 days following the end of such 45-day period and (B) the Effective Termination Date originally set forth in the Termination Notice.

(b) In recognition of the level of the upfront effort required by the Manager to structure and acquire the assets of the Company and the Subsidiaries and the commitment of resources by the Manager, in the event that this Agreement is terminated in accordance with the provisions of Section 13(a) of this Agreement, the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to three times the sum of the average annual Base Management Fee and Incentive Compensation during the 24-month period immediately preceding the date of such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

[2]	Note: Initial Term to extend one (1) year from the Effective Date.

(c) No later than 180 days prior to the anniversary date of this Agreement of any year during the Initial Term or any Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company is not required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 13(c).

(d) If, following the Effective Date, this Agreement is terminated pursuant to this Section 13, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 6, 9, 10, 13(b), 15(b), and 16 of this Agreement. In addition, Sections 11 and 21 of this Agreement shall survive termination of this Agreement.

Section 14. Assignment.

(a) Except as set forth in Section 14(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the approval of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

(b) Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under Sections 2(c), 2(d) and 2(e) of this Agreement to any of its Affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Company hereby consents to any such assignment and subcontracting. In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement. In addition, the Manager may assign this Agreement to any of its Affiliates without the approval of the Independent Directors, provided that such assignment does not require the Company’s approval under the Advisers Act.

Section 15. Termination for Cause.

(a) The Company may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Board of Directors of the Company to the Manager, without payment of any Termination Fee, if (i) the Manager, its agents or its assignees materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice), (ii) the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against the Company or any Subsidiary, (iii) there is an event of any gross negligence on the part of the Manager in the performance of its duties under this Agreement, (iv) there is a commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition, (v) the Manager is convicted (including a plea of nolo contendere) of a felony, or (vi) there is a dissolution of the Manager.

(b) The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such

30-day period (or 60 days after written notice of such breach if the Company takes steps to cure such breach within 30 days of the written notice). The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 15(b).

(c) The Manager may terminate this Agreement, without payment of any Termination Fee, in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

Section 16. Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 13 or 15 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 13(a) or Section 15(b), the applicable Termination Fee. Upon such termination, the Manager shall forthwith:

(a) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

(c) deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager.

Section 17. Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than 30 days following such request. The Manager shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company’s or a Subsidiary’s stockholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 17. The Company and any Subsidiary shall indemnify the Manager and its officers, directors, personnel, managers, and officers and against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 17. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 11 of this Agreement.

Section 18. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by electronic mail, facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)	If to the Company:

Apollo Commercial Real Estate Finance, Inc.

c/o Apollo Global Management, Inc.

9 West 57th Street, 42nd Floor

New York, New York 10019

Attention: Stuart Rothstein, President, Chief Executive Officer and Director

Facsimile: (212) 515-3251

(b)	If to the Manager:

ACREFI Management, LLC

c/o Apollo Global Management, Inc.

9 West 57th Street, 42nd Floor

New York, New York 10019

Attention: Jessica Lomm

Facsimile: (212) 515-3251

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice.

Section 19. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

Section 20. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

Section 21. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY.

Section 22. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 23. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

Section 24. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 25. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 26. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:
Name:
Title:

ACREFI OPERATING, LLC

By:
Name:
Title:

ACREFI MANAGEMENT, LLC

By:
Name:
Title:

[Signature Page to A&R Management Agreement]

Annex C

January 27, 2026

Apollo Management Holdings, L.P.

3 Bryant Park

New York, NY 10036

Re:	Seller Transaction Expenses

Ladies and Gentlemen:

Reference is made to that certain Asset Purchase and Sale Agreement entered into as of the date hereof (as amended, restated, modified or supplemented from time to time, the “Purchase Agreement”), by and between Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (“Seller”), and Athene Holding Ltd., a Delaware corporation. Unless otherwise defined herein, capitalized terms used in this letter shall have the same meaning as set forth in the Purchase Agreement.

In connection with the entry by Seller into the Purchase Agreement, Seller has requested that Apollo Management Holdings, L.P. (“Apollo”) enter into this letter agreement to set forth certain agreements and understandings between Seller and Apollo. As inducement and in consideration for the Seller’s willingness to enter into the Purchase Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Seller Transaction Expenses. Notwithstanding anything contained in the Purchase Agreement to the contrary, Apollo hereby agrees to pay or reimburse or cause to be paid or reimbursed, up to $10,000,000.00 in the aggregate, of documented expenses incurred by Seller in connection with the Purchase Agreement and the transactions contemplated thereby, including but not limited to, fees and expenses of counsel, accountants, investment bankers, experts, consultants and other advisors, and any financing exit, repayment or breakage fees (“Transaction Expenses”), provided that the Purchase Agreement has not been terminated (1) by Seller pursuant to Section 11.3(a) thereof in connection with a Superior Proposal made by an Excluded Party or (2) by Buyer pursuant to Section 11.4(a) thereof in connection with a Change of Recommendation on account of a Superior Proposal made by an Excluded Party. Following the earlier of: (a) the consummation of the transactions contemplated by the Purchase Agreement and (b) the valid termination of the Purchase Agreement pursuant to the applicable provisions contained therein, Seller shall deliver written notice to Apollo of its request for reimbursement pursuant to this letter agreement, which notice shall include payment and wire instructions. As soon as reasonably practicable following receipt of such notice from Seller, and in no event later than ten (10) business days thereafter, Apollo shall deliver payment directly to Seller or, at Seller’s direction in the written notice, to applicable service providers or other Transaction Expense payees of Seller.

2. Tax Matters. The Transaction Expenses reimbursement payment (the “Payment”) shall be paid into escrow on the date such payment is required to be paid by Apollo pursuant to this letter agreement by wire transfer of immediately available funds to an escrow account established by Apollo. The amount payable out of such escrow account to Seller in any tax year of Seller shall not exceed the maximum amount that can be paid to Seller without causing Seller to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (such amount, the “Qualifying Income”), and assuming that Seller has income from unknown sources during such year in an amount equal to 1% of its gross income that is not Qualifying Income (in addition to any known or anticipated income that is not Qualifying Income), in each case as determined by Seller’s independent accountants, unless Seller receives a written opinion from qualified counsel satisfactory to the board of directors of the Seller to the effect that the payment (i) should constitute Qualifying Income or (ii) otherwise should not cause Seller to fail to qualify as a real estate investment trust for U.S. federal income tax purposes, in which case the full amount in escrow shall be payable to Seller.

3. Miscellaneous.

a. Section 12.4 (Governing Law) and Section 12.11 (Jurisdiction; Court Proceedings; Waiver of Jury Trial) of the Purchase Agreement are hereby incorporated by reference.

b. The terms of this letter agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

c. This letter agreement may not be amended, waived or modified except by an instrument in writing signed by each of the parties hereto.

d. This letter agreement constitutes the entire agreement among the parties with respect to the subject matter of this letter agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of this letter agreement.

e. This letter agreement may be executed by electronic signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Signatures to this letter agreement transmitted by electronic transmission, by DocuSign, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Remainder of page intentionally left blank]

This letter agreement is duly executed and delivered by each of the parties below as of the date set forth above.

Very truly yours,

Seller:

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Name: Stuart A. Rothstein
Title: Chief Executive Officer and President

[Signature Page to Letter Agreement]

ACKNOWLEDGED AND AGREED:

Apollo:

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

By:	/s/ Martin Kelly
Name: Martin Kelly
Title: Vice President

[Signature Page to Letter Agreement]

Annex D

Opinion of BofA Securities, Inc.

January 27, 2026

Special Committee of the Board of Directors of

Apollo Commercial Real Estate Finance, Inc.

9 West 57th Street, 42nd Floor

New York, NY 10019

Members of the Special Committee of the Board of Directors:

We understand that Apollo Commercial Real Estate Finance, Inc. (“ARI”) proposes to enter into an Asset Purchase and Sale Agreement (the “Agreement”) between ARI and Athene Holding Ltd. (“Buyer”), pursuant to which, among other things, ARI will sell to Buyer ARI’s portfolio of funded and committed commercial real estate loans (the “Business”), and Buyer will assume certain liabilities, related to the Business (such sale and assumption, the “Transaction”) for a consideration amount to be determined by ARI four business days prior to the closing of the Transaction (the “Determination Date”), determined by calculating the aggregate amount of the total outstanding funded principal amount of each commercial real estate loan less the amount of any specific CECL allowances and accumulated cost recovery proceeds, which amount shall be further reduced by an amount equal to the total commitment amount minus the product of (i) the total commitment amount of such loan less the amount of any specific CECL allowances and accumulated cost recovery proceeds, multiplied by (ii) 99.70% as of the Determination Date, subject to certain adjustments (as to which we express no opinion), as further set forth in the Agreement (the “Consideration”). At the direction of ARI, we have assumed, without independent verification, that as of the Determination Date, (x) the Consideration will be equal to approximately $9.20 billion and (y) the value of ARI’s real estate owned positions will be equal to approximately $904.9 million, which is the gross book value, net of accumulated depreciation and certain other liabilities, of such real estate owned positions as shown on ARI’s estimated balance sheet as of March 31, 2026. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to ARI of the Consideration to be received by ARI in the Transaction.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to ARI;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of ARI furnished to or discussed with us by the management of ARI, including certain financial forecasts relating to ARI prepared by ARI and approved by the Special Committee of the Board of Directors (the “Special Committee”) of ARI (such forecasts, “ARI Forecasts”);

(3)	discussed the past and current business, operations, financial condition and prospects of ARI with members of senior management of ARI;

(4)

reviewed the trading history for the shares of common stock, par value $0.01 per share, of ARI and a comparison of such trading history with the related histories of other companies we deemed relevant;

(5)	compared certain financial information of ARI with similar information of companies we deemed relevant;

(6)	reviewed a draft, dated January 25, 2026, of the Agreement (the “Draft Agreement”); and

The Special Committee of the Board of Directors

Apollo Commercial Real Estate Finance, Inc.

(7)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of ARI that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the ARI Forecasts, we have been advised by ARI, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ARI as to the future financial performance of ARI. We have relied, at the direction of ARI, upon the assessments of the management of ARI as to the potential impact of market, governmental and regulatory trends and developments relating to or affecting ARI and its business. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ARI, nor have we made any physical inspection of the properties or assets of ARI. We have not evaluated the solvency or fair value of ARI under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of ARI, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on ARI or the contemplated benefits of the Transaction. We also have assumed, at the direction of ARI, that that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Transaction (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction, any related transaction or any other agreement, arrangement or understanding entered into in connection with or related to the Transaction or otherwise. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of ARI or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, to ARI of the Consideration to be received by ARI and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to ARI or in which ARI might engage or as to the underlying business decision of ARI to proceed with or effect the Transaction. We are also not expressing any view or opinion with respect to, and we have relied, at the direction of ARI, upon the assessment of representatives of ARI regarding legal, regulatory, accounting, tax and similar matters relating to ARI or the Transaction, as to which matters we understand that ARI obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any other matter.

We have acted as financial advisor to the Special Committee of ARI in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, ARI has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

The Special Committee of the Board of Directors

Apollo Commercial Real Estate Finance, Inc.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of ARI, Buyer and certain of their respective affiliates and Apollo Global Management, Inc. (“Apollo”), an affiliate of Buyer, and certain affiliates and portfolio companies of Apollo.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to ARI and its affiliates and have received or in the future may receive compensation for the rendering of these services, including acting as lender with respect to commercial and real estate loans, providing short-term credit facilities and lines of credit and other commercial credit services, providing business checking and other liquidity and treasury products, and providing debt capital markets services.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Buyer, and certain of its affiliates and portfolio companies, and have received or in the future may receive compensation for the rendering of these services, including providing equity derivative, foreign exchange forward, interest rate swaps and other trading and markets products, deposit and other liquidity and treasury products, debt capital market underwriting, providing term loans, lines of credit and other commercial credit products.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Apollo, and certain of its affiliates and portfolio companies, and have received or in the future may receive compensation for the rendering of these services, including acting as lender and providing commercial lease financing, commercial and real estate lending, term loans, trade finance, commercial checking and other commercial credit services, providing mergers and acquisitions advisory, debt capital markets underwriting, equity capital markets underwriting, bridge financing, syndicated lending and other investment banking services, providing commodities exchange, foreign exchange, interest rate swaps, derivatives and other markets products, providing deposit, commercial credit card, payment products, receipt financing and other liquidity and treasury products, corporate investment management, workplace benefit and other wealth and consumer products.

It is understood that this letter is for the benefit and use of the Special Committee of ARI (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on ARI, Buyer or the Transaction. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

The Special Committee of the Board of Directors

Apollo Commercial Real Estate Finance, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Transaction by ARI is fair, from a financial point of view, to ARI.

Very truly yours,

BOFA SECURITIES, INC.

PRELIMINARY PROXY CARD. SUBJECT TO COMPLETION

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2026, AT [●]:00 A.M., EASTERN TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

The stockholder(s) hereby appoint(s) Stuart A. Rothstein and Anastasia Mironova, or either of them, as proxies, each with the full power to appoint his or her substitute, and hereby authorize(s) them to attend the Special Meeting of Stockholders of Apollo Commercial Real Estate Finance, Inc. (“ARI” or “our”) to be held at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, Midtown Conference Center, 535 Madison Avenue, 10th Floor, New York, New York 10022 on [●], 2026 at [●], Eastern Time (the “Special Meeting”) and at any adjournments or postponements thereof, to cast on behalf of the stockholder(s) all votes that the stockholder(s) is/are entitled to cast as designated on the reverse side of this proxy card at the Special Meeting and to otherwise represent the stockholder(s) at the Special Meeting with all powers possessed by the stockholder(s) if personally present at the Special Meeting. The stockholder(s) hereby acknowledge(s) receipt of the Notice of Special Meeting of Stockholders and of the Proxy Statement, the terms of each of which are incorporated by reference, and revoke(s) any proxy previously given with respect to the Special Meeting.

IF THIS PROXY IS SIGNED AND RETURNED, IT WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS SIGNED AND RETURNED BUT NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” EACH SUCH PROPOSAL.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

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PLEASE DETACH ALONG THE PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED

[X] PLEASE MARK VOTE AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF PROPOSALS NO. 1, 2, AND 3.

Dated:______________________________________________________

(Signature)

(Signature if held jointly)

(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH THEY ARE SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY. ALL HOLDERS MUST SIGN. IF A CORPORATION OR PARTNERSHIP, PLEASE SIGN IN FULL CORPORATE OR PARTNERSHIP NAME BY DULY AUTHORIZED OFFICER.

1. A proposal to approve the sale of our commercial real estate loan portfolio to Athene Holding Ltd. (“Athene”) pursuant to the terms and subject to the conditions set forth in an asset purchase and sale agreement (as amended, modified or supplemented from time to time, the “Purchase Agreement”), dated January 27, 2026, by and between ARI and Athene, and the other transactions contemplated by the Purchase Agreement (collectively, the “Asset Sale”), as more fully described in the accompanying proxy statement (the “Asset Sale Proposal”).

FOR	AGAINST	ABSTAIN
☐	☐	☐

2. A proposal to approve, subject to approval of the Asset Sale Proposal, the issuance of shares of our common stock, par value $0.01 per share, in lieu of cash, to ARI’s manager, ACREFI Management, LLC (our “Manager”), pursuant to the terms and subject to the conditions set forth in an amended and restated management agreement by and among ARI, ACREFI Operating, LLC, a subsidiary of ARI, and our Manager, to be entered into in connection with the closing of the Asset Sale.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. A proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, from time to time, to a later date or dates, even if a quorum is present, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Asset Sale Proposal.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Electronic Voting Instructions
You can vote by internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

Proxies submitted by Internet or telephone must be received by 11:59 p.m., Eastern Time the day before the Special Meeting date.

Vote by Internet
- Log on to the internet and go to www.okapivote.com/ARI2026
- Follow the steps outlined on the secured website.

Vote by Telephone - At no charge to you, call toll-free (866) 763-6519 within the USA, US territories & Canada any time on a touch tone telephone.